AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (VIA EDGAR) ON AUGUST 29,
                                      1994

                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                  VIACOM INC.
             (Exact name of registrant as specified in its charter)
                            ------------------------

                DELAWARE                                    4841                                   04-2949533
      (State or other jurisdiction              (Primary Standard Industrial                    (I.R.S. Employer
   of incorporation or organization)            Classification Code Number)                   Identification No.)

                                 200 ELM STREET
                          DEDHAM, MASSACHUSETTS 02026
                                 (617) 461-1600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            PHILIPPE P. DAUMAN, ESQ.
                   EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL,
                   CHIEF ADMINISTRATIVE OFFICER AND SECRETARY
                           VIACOM INTERNATIONAL INC.
                                 1515 BROADWAY
                            NEW YORK, NEW YORK 10036
                                 (212) 258-6000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

             CREIGHTON O'M. CONDON, ESQ.                                 ROGER S. AARON, ESQ.
               PHILLIP L. JACKSON, ESQ.                          SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                 SHEARMAN & STERLING                                       919 THIRD AVENUE
                 599 LEXINGTON AVENUE                                  NEW YORK, NEW YORK 10022
               NEW YORK, NEW YORK 10022                                     (212) 735-3000
                    (212) 848-4000

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As promptly as practicable after this Registration Statement becomes effective and all other conditions to the business combination transaction (the "Merger"), pursuant to which Blockbuster Entertainment Corporation, a Delaware corporation ("Blockbuster"), will merge with and into Viacom Inc., a Delaware corporation ("Viacom"), described in the enclosed Joint Proxy Statement/Prospectus have been satisfied or waived (but in no event earlier than the 20th business day following the date on which the enclosed Joint Proxy Statement/Prospectus has been given or sent to stockholders of Blockbuster).
                            ------------------------

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


                                                                         PROPOSED           PROPOSED
                                                                          MAXIMUM            MAXIMUM           AMOUNT OF
          TITLE OF EACH CLASS OF                   AMOUNT TO          OFFERING PRICE        AGGREGATE        REGISTRATION
      SECURITIES TO BE REGISTERED(1)             BE REGISTERED           PER UNIT        OFFERING PRICE         FEE(3)
Class A Common Stock......................        22,134,256
Class B Common Stock(4)...................        205,970,317               (2)                (2)            $2,486,526
Variable Common Rights....................        276,678,196

(1) This Registration Statement relates to securities of Viacom issuable to holders of Common Stock, par value $0.10 per share, of Blockbuster ("Blockbuster Common Stock") in the Merger.
(2) Not applicable.
(3) Pursuant to Rule 457(f) of the Securities Act of 1933, the registration fee for all the securities registered hereunder, $2,486,526, has been calculated as follows: one-twentyninth of one percent of (a) $26.0625, the average of the high and low prices of shares of Blockbuster Common Stock as reported on the New York Stock Exchange Composite Transaction Tape on August 26, 1994, multiplied by (b) 276,678,196, the maximum number of shares of Blockbuster Common Stock to be exchanged in the Merger. Pursuant to Rule 457(b) of the Securities Act of 1933, the amount of the registration fee has been reduced by $1,268,587, which was already paid with respect to this transaction pursuant to Section 14(g) of the Securities Exchange Act of 1934. On August 25, 1994, $1,217,939 was wired to the Securities and Exchange Commission's lockbox. Viacom's account number for fees is 0000813828.

(4) Of the 205,970,317 shares of Class B Common Stock, par value $.01 per share, of Viacom being registered hereunder, 38,261,828 are issuable, under certain circumstances, pursuant to the variable common rights of Viacom being registered hereunder. No separate consideration will be received for such shares of Class B Common Stock in the event any such issuance occurs.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  VIACOM INC.

     Cross Reference Sheet pursuant to Rule 404(a) of the Securities Act and
Item 501(b) of Regulation S-K, showing the location or heading in the Joint Proxy Statement/Prospectus of the information required by Part I of Form S-4.

                                                 LOCATION OR HEADING IN
       S-4 ITEM NUMBER AND CAPTION          JOINT PROXY STATEMENT/PROSPECTUS
- ------------------------------------------ -----------------------------------
A. Information About the Transaction
    1. Forepart of Registration Statement
         and Outside Front Cover Page of
       Prospectus......................... Outside Front Cover Page
    2. Inside Front and Outside Back Cover
         Pages of Prospectus.............. Available Information;
                                             Incorporation of Certain Documents
                                             by Reference; Table of Contents
    3. Risk Factors, Ratio of Earnings to
         Fixed Charges and Other
       Information........................ Summary
    4. Terms of the Transaction........... Summary; Introduction; The
                                             Meetings; The Merger; Certain
                                             Provisions of the Merger
                                             Agreement; Certain Transactions
                                             Between Viacom and Blockbuster
                                             and With Their Stockholders;
                                             Description of Viacom Capital
                                             Stock; Comparison of Stockholder
                                             Rights; Financial Matters after
                                             the Merger
    5. Pro Forma Financial Information.... Summary; Unaudited Pro Forma
                                             Combined Condensed Financial
                                             Statements Viacom/Combined
                                             Company; Blockbuster, Super Club
                                             and Spelling Entertainment
                                             Unaudited Pro Forma Condensed
                                             Consolidated Statements of
                                             Operations; Paramount, Macmillan
                                             and Other Businesses Acquired
                                             Unaudited Pro Forma Condensed
                                             Consolidated Financial Statements
    6. Material Contacts with the Company
         Being Acquired................... Summary; The Merger; Certain
                                             Provisions of the Merger Agreement;
                                             Certain Transactions Between
                                             Viacom and Blockbuster and With
                                             Their Stockholders
    7. Additional Information Required for
         Reoffering by Persons and Parties
       Deemed to be Underwriters.......... Not Applicable
    8. Interests of Named Experts and
       Counsel............................ Not Applicable
    9. Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities.................. Not Applicable
B. Information about the Registrant
   10. Information with Respect to S-3
       Registrants........................ Available Information;
                                             Incorporation of Certain Documents
                                             by Reference
   11. Incorporation of Certain
         Information by Reference......... Incorporation of Certain Documents
                                             by Reference
   12. Information with Respect to S-2 or
         S-3 Registrants.................. Not Applicable

   13. Incorporation of Certain
         Information by Reference......... Not Applicable
   14. Information with Respect to
         Registrants other than S-3 or S-2
       Registrants........................ Not Applicable
C. Information About the Company Being
   Acquired
   15. Information with Respect to S-3
       Companies.......................... Available Information;
                                             Incorporation of Certain Documents
                                             by Reference
   16. Information with Respect to S-2 or
         S-3 Companies.................... Not Applicable
   17. Information with Respect to
         Companies Other than S-3 or S-2
       Companies.......................... Not Applicable
D. Voting and Management Information
   18. Information if Proxies, Consents or
       Authorizations are to be
       Solicited.......................... Incorporation of Certain Documents
                                             by Reference; Summary; The
                                             Meetings; The Merger; Certain
                                             Provisions of the Merger
                                             Agreement; Management Before and
                                             After the Merger; Security
                                             Ownership of Certain Beneficial
                                             Owners and Management; Dissenting
                                             Stockholders' Rights of
                                             Appraisal; Proposal to Amend the
                                             Blockbuster 1991 Non-Employee
                                             Director Plan; Stockholder
                                             Proposals
   19. Information if Proxies, Consents or
         Authorizations are not to be
         Solicited or in an Exchange
       Offer.............................. Not Applicable

                                  VIACOM INC.
                                      AND
                     BLOCKBUSTER ENTERTAINMENT CORPORATION
                             JOINT PROXY STATEMENT
                            ------------------------

                                  VIACOM INC.
                                   PROSPECTUS

     This Joint Proxy Statement/Prospectus (this "Proxy Statement/Prospectus") is being furnished to stockholders of Viacom Inc. ("Viacom") and Blockbuster Entertainment Corporation ("Blockbuster") in connection with the solicitation of proxies by the respective Boards of Directors of such corporations for use at their respective Special Meetings of Stockholders (including any adjournments or postponements thereof) to be held on September 29, 1994. This Proxy Statement/Prospectus relates to the proposed merger of Blockbuster with and into Viacom (the "Merger") pursuant to the Agreement and Plan of Merger dated as of January 7, 1994, as amended as of June 15, 1994 (the "Merger Agreement"), between Viacom and Blockbuster, a copy of which is attached hereto as Annex I.

     This Proxy Statement/Prospectus also constitutes a prospectus of Viacom with respect to (i) 22,134,256 shares of the Class A Common Stock, par value $.01 per share, of Viacom ("Viacom Class A Common Stock"), (ii) 205,970,317 shares of the Class B Common Stock, par value $.01 per share, of Viacom ("Viacom Class B Common Stock" and, together with Viacom Class A Common Stock, "Viacom Common Stock") and (iii) 276,678,196 variable common rights of Viacom ("VCRs"), each representing the right to receive up to an additional 0.13829 of a share of Viacom Class B Common Stock, issuable to the holders of the Common Stock, par value $.10 per share, of Blockbuster ("Blockbuster Common Stock") in the Merger.

     This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Viacom and Blockbuster on or about August 31, 1994.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
           HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                    ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                        ANY REPRESENTATION TO THE CONTRARY
                           IS  A  CRIMINAL   OFFENSE.

                            ------------------------

        The date of this Proxy Statement/Prospectus is August 29, 1994.

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATIONS OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VIACOM OR BLOCKBUSTER. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF VIACOM OR BLOCKBUSTER SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

     Viacom, Blockbuster and Paramount Communications Inc., a wholly owned subsidiary of Viacom ("Paramount"), are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Viacom, Blockbuster and Paramount with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, material filed by Viacom can be inspected at the offices of the American Stock Exchange, Inc. (the "AMEX"), 86 Trinity Place, New York, New York 10006, material filed by Blockbuster may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, and the London Stock Exchange, Old Broad Street, London, England EC2N 1HP, and material filed by Paramount may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. As a result of Paramount becoming a wholly owned subsidiary of Viacom on July 7, 1994, Paramount may no longer be required to file reports, proxy statements and other information pursuant to the requirements of the Exchange Act.

     Viacom has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Viacom Common Stock and VCRs to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                                      (i)

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Viacom (File No. 1-9553), Blockbuster (File No. 1-12700) or Paramount (File No. 1-5404) pursuant to the Exchange Act are incorporated by reference in this Proxy
Statement/Prospectus:

          1. Viacom's Annual Report on Form 10-K for the year ended December 31, 1993, as amended by Form 10-K/A Amendment No. 1 dated May 2, 1994;

          2. Viacom's Current Reports on Form 8-K dated January 12, 1994, March 18, 1994, March 28, 1994, July 7, 1994 and July 22, 1994;

          3. Viacom's Quarterly Reports on Form 10-Q for the three months ended March 31, 1994 and the six months ended June 30, 1994;

          4. Blockbuster's Annual Report on Form 10-K for the year ended December 31, 1993;

          5. Blockbuster's Current Reports on Form 8-K dated November 5, 1993 (filed November 5, 1993), January 7, 1994 (filed January 12, 1994), February 15, 1994 (filed February 22, 1994), March 10, 1994 (filed March 11, 1994), May 5, 1994 (filed May 5, 1994), July 18, 1994 (filed July 19,
     1994), August 23, 1994 (filed August 25, 1994) and August 18, 1994
     (filed August 26, 1994);

          6. Blockbuster's Quarterly Reports on Form 10-Q for the three months ended March 31, 1994 and the six months ended June 30, 1994;

          7. Paramount's Transition Report on Form 10-K for the eleven-month period ended March 31, 1994, as amended by Form 10-K/A Amendment No. 1 dated July 29, 1994 and as further amended by Form 10-K/A Amendment No. 2 dated August 12, 1994;

          8. Paramount's Current Report on Form 8-K dated July 22, 1994; and

          9. Paramount's Quarterly Report on Form 10-Q for the three months ended June 30, 1994.

     All documents and reports filed by Viacom, Blockbuster and Paramount pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the special meetings of stockholders of Blockbuster and Viacom shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST, IN THE CASE OF DOCUMENTS RELATING TO VIACOM OR PARAMOUNT, TO VIACOM INTERNATIONAL INC., 1515 BROADWAY, NEW YORK, NEW YORK 10036 (TELEPHONE NUMBER (212) 258-6000), ATTENTION: JOHN H. BURKE OR, IN THE CASE OF DOCUMENTS RELATING TO BLOCKBUSTER, TO BLOCKBUSTER ENTERTAINMENT CORPORATION, ONE BLOCKBUSTER PLAZA, FORT LAUDERDALE, FLORIDA 33301-1860 (TELEPHONE NUMBER (305) 832-3000), ATTENTION: WALLACE M. KNIEF. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE APPLICABLE STOCKHOLDER MEETING, REQUESTS SHOULD BE RECEIVED BY SEPTEMBER 14, 1994.


                                      (ii)

                               TABLE OF CONTENTS


SECTION                                                                   PAGE
- ------------------------------------------------------------------------  ----
AVAILABLE INFORMATION...................................................    i
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................   ii
DEFINITION CROSS-REFERENCE SHEET........................................    v
SUMMARY.................................................................    1
  The Companies.........................................................    1
  The Meetings..........................................................    4
  The Merger............................................................    6
  Certain Transactions Between Viacom and Blockbuster and With Their
    Stockholders........................................................   11
  Certain Considerations................................................   12
  Executive Officers and Directors After the Merger.....................   13
  Financial Matters After the Merger....................................   13
  Trademarks and Trade Names............................................   13
  Selected Historical Consolidated Financial Data and Unaudited Pro Forma
    Financial Data, Unaudited Pro Forma Combined Financial Data and Other
    Data................................................................   14
INTRODUCTION............................................................   27
THE COMPANIES...........................................................   27
  Viacom................................................................   27
  Blockbuster...........................................................   36
THE MEETINGS............................................................   38
  Matters To Be Considered at the Meetings..............................   38
  Votes Required........................................................   38
  Voting of Proxies.....................................................   39
  Revocability of Proxies...............................................   39
  Record Date; Stock Entitled To Vote; Quorum...........................   39
  Appraisal Rights......................................................   40
  Solicitation of Proxies...............................................   40
THE MERGER..............................................................   41
  General...............................................................   41
  Background of the Merger..............................................   41
  Reasons for the Merger; Recommendation of the Boards of Directors.....   49
  Form of the Merger....................................................   53
  Merger Consideration..................................................   53
  Ownership of Viacom Common Stock Immediately After the Merger.........   55
  Opinions of Financial Advisors........................................   55
  Effective Time........................................................   73
  Stock Exchange Listing................................................   73
  Certain Federal Income Tax Consequences...............................   73
  Treatment of Blockbuster Warrants and Employee Stock Options..........   79
  Interests of Certain Persons in the Merger............................   80
CERTAIN PROVISIONS OF THE MERGER AGREEMENT..............................   81
  Procedure for Exchange of Blockbuster Certificates....................   81
  Certain Representations and Warranties................................   82
  Conduct of Businesses Pending the Merger..............................   82
  Conditions to Consummation of the Merger..............................   84
  Restrictions On Going Private Transactions............................   85
  Resales by Blockbuster Affiliates.....................................   85
  Indemnification; Insurance............................................   85
  Termination...........................................................   86
  Expenses..............................................................   87
  Amendment and Waiver..................................................   88
CERTAIN TRANSACTIONS BETWEEN VIACOM AND BLOCKBUSTER AND WITH THEIR
  STOCKHOLDERS..........................................................   89
  Blockbuster Purchase of Series A Preferred Stock......................   89
  Blockbuster Purchase of Viacom Class B Common Stock...................   89
  Voting Agreement......................................................   90
  Stockholders Stock Option Agreement...................................   91


                                     (iii)

SECTION                                                                   PAGE
- ------------------------------------------------------------------------  ----
  Proxy Agreement.......................................................   91
CERTAIN CONSIDERATIONS..................................................   93
MANAGEMENT BEFORE AND AFTER THE MERGER..................................   94
  Executive Officers and Directors of Viacom............................   94
  Executive Officers and Directors of Blockbuster.......................   97
  Executive Officers and Directors After the Merger.....................  100
  Blockbuster Employment Agreements.....................................  100
FINANCIAL MATTERS AFTER THE MERGER......................................  100
  Accounting Treatment..................................................  100
  Common Stock Dividend Policy After the Merger.........................  100
CAPITALIZATION..........................................................  101
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
  VIACOM/COMBINED COMPANY...............................................  102
PARAMOUNT, MACMILLAN AND OTHER BUSINESSES ACQUIRED UNAUDITED PRO FORMA
  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS...........................  111
BLOCKBUSTER, SUPER CLUB AND SPELLING ENTERTAINMENT
  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
  OF OPERATIONS.........................................................  115
DESCRIPTION OF VIACOM CAPITAL STOCK.....................................  118
  Viacom Class A Common Stock...........................................  118
  Viacom Class B Common Stock...........................................  118
  Viacom Three-Year Warrants............................................  119
  Viacom Five-Year Warrants.............................................  120
  Voting and Other Rights of the Viacom Common Stock....................  120
  Viacom Preferred Stock................................................  121
  Series C Preferred Stock..............................................  122
COMPARISON OF STOCKHOLDER RIGHTS........................................  125
  Stockholder Vote Required for Certain Transactions....................  125
  Special Meetings of Stockholders; Stockholder Action by Written
Consent.................................................................  126
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........  127
  Viacom Capital Stock..................................................  127
  Blockbuster Capital Stock.............................................  128
OTHER MATTERS...........................................................  130
  Antitrust Approvals...................................................  130
  Regulatory Matters....................................................  131
  Stockholder Litigation................................................  131
DISSENTING STOCKHOLDERS' RIGHTS OF APPRAISAL............................  133
PROPOSAL TO AMEND THE BLOCKBUSTER 1991 NON-EMPLOYEE DIRECTOR PLAN.......  136
EXPERTS.................................................................  137
  Financial Statements..................................................  137
  Legal Opinions........................................................  137
STOCKHOLDER PROPOSALS...................................................  138


                               LIST OF ANNEXES
Annex I     Merger Agreement
Annex II    Voting Agreement
Annex III   Stockholders Stock Option Agreement
Annex IV    Proxy Agreement
Annex V     Opinion of Smith Barney Shearson Inc.
Annex VI    Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
Annex VII   Excerpt from the Delaware General Corporation Law Relating to
              Dissenters' Rights
Annex VIII  Form of Certificate of Merger

                                      (iv)

                        DEFINITION CROSS-REFERENCE SHEET

     Set forth below is a list of certain defined terms used in this Proxy Statement/Prospectus and the page on which each such term is defined:

     TERM                              PAGE               TERM                              PAGE
     ----                              ----               ----                              ----
Agency                                   130         Merger Consideration                     6
AMEX                                      (i)        Merrill Lynch                            9
Antitrust Division                       130         Merrill Lynch Opinion                   66
ARC                                      130         Merrill Lynch Report                    68
August 10 Credit Facility                 37         MFJ                                     35
Average Price                             89         MGM                                     29
Blockbuster                            Cover         Miami Dolphins                          97
Blockbuster Certificates                  81         MSG Sale                                 2
Blockbuster Commitment Letter             37         MTVN                                    27
Blockbuster Common Stock               Cover         NAI                                      5
Blockbuster Comparable Group              68         New Blockbuster Facility                37
Blockbuster Credit Agreement              37         NewLeaf                                131
Blockbuster Management                    41         Nielsen Report                          27
Blockbuster Plan Proposal                  5         1991 Non-employee Director Plan        136
                                                     Non-employee Directors                  47
Blockbuster Pro Forma Events              22         NYNEX                                   33
Blockbuster Special Meeting                4         NYSE                                    (i)
BOCs                                      34         Offer                                   15
Business Combination Comparables          69         Option Stockholders                      6
Cable Systems Sale                         2         Owned Shares                            90
Cityvision                                21         Paramount                               (i)
Class B Value                              7         Paramount Common Stock                   2
Code                                      73         Paramount Merger                         2
combined company                           6         Paramount Merger Consideration           2
Commission                                (i)        Paramount Offer to Purchase             56
Communications Act                        34         Parity Stock                           123
Competing Transaction                     88         Parks Business                          90
Complaint                                131         PCW                                    111
Conversion Ratio                           9         Pessin Complaint                       132
CVRs                                       2         Philips                                 92
DBS                                       29         Preferred Stock Subscription
                                                       Agreement                             89
DCF                                       59         Pro Forma Events                        23
Delaware Court                           133         Proposed Regulations                    77
DGCL                                       6         Proxy Agreement                          6
Director                                 130         Proxy Statement/Prospectus           Cover
Discovery Zone                             4         Proxy Stockholders                       6
Discovery Zone FunCenters                  4         PSG                                     18
Divestitures                              70
Effective Time                             6         Psychemedics                            98
Erol's                                    21         qualifying property                     11
Exchange Act                              (i)        QVC                                     42
Exchange Agent                            81         Registration Statement                  (i)
Expenses                                  87         RHC                                     34
Extension Amendment                      136         Section 262                            133
FCC                                       30         Securities Act                          (i)
February 22nd Regulations                 34         Series A Preferred Stock                11
First Anniversary                         90         Series B Preferred Stock                33
first run                                 29         Series C Preferred Stock               120
Going Private Transaction                 85         SFAS                                    17
Holdings                                  97         Show Industries                         21
HSR Act                                   84         Showtime/Encore Joint Venture            3
ICA                                      130         Significant Stockholder                 85
Initial VCR Holder                        76         Smith Barney                             9
June 30 Credit Facility                   37         SNI                                      3
Kidder, Peabody                           47         Significant Stockholder                 85
LATAs                                     35         Sold Shares                             90
Macmillan                                 17         Sound Warehouse                         21
Macmillan Acquisition                     17
Major Video                               21
MCA                                       28
Merger                                 Cover
Merger Agreement                       Cover

                                          (v)

     TERM                              PAGE               TERM                              PAGE
     ----                              ----               ----                              ----
Special Meetings                           4         Viacom Credit Agreement                  2
                                                     Viacom 5% Debentures                   120
Spelling Entertainment                     4         Viacom 8% Debentures                     2
Stockholder Shares                        85         Viacom Five-Year Warrants                2
Stockholders Stock Option Agreement        6         Viacom International                     1
Subscription Agreement                    11         Viacom International Credit
                                                       Agreement                              2
Super Club                                21         Viacom Preferred Stock                  33
TCI                                        2         Viacom Pro Forma Events                 19
telco                                     34         Viacom Special Meeting                   4
Termination Date                          90         Viacom Three-Year Warrants               2
Time Warner                               31         Virgin                                   3
TIN                                       76         Voting Agreement                         5
VCR Class B Common Stock                  75         VSMLP                                   21
VCR Conversion Date                        7         WJB                                     21
VCR Valuation Period                       7         WKBD                                   111
VCRs                                   Cover         WMX                                     97
Viacom                                 Cover
Viacom-Blockbuster                        61
Viacom Class A Common Stock            Cover
Viacom Class B Common Stock            Cover
Viacom Common Stock                    Cover







                                      (vi)

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto. Stockholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto, and in particular the section herein entitled "Certain Considerations", in their entirety.



THE COMPANIES
  VIACOM INC.                       Viacom's principal assets are its 100%
  200 Elm Street                    ownership of Viacom International Inc.
  Dedham, Massachusetts 02026       ("Viacom International") and Paramount.
  (617) 461-1600
     Viacom International.........  Viacom International is a diversified entertainment and communications company with operations in four principal segments: Networks, Entertainment, Cable
                                    Television and Broadcasting.
                                    Networks. Viacom Networks operates three basic cable services in the U.S.: MTV:
                                    MUSIC TELEVISION, VH-1/VIDEO HITS ONE and
                                    NICKELODEON/NICK AT NITE. Viacom Networks also operates three premium services:
                                    SHOWTIME, THE MOVIE CHANNEL and FLIX.
                                    Viacom International also participates as a joint venturer in COMEDY CENTRALTM and ALL NEWS CHANNELTM. Internationally, MTV
                                    Networks operates MTV EUROPE and MTV
                                    LATINO and participates as a joint
                                    venturer in NICKELODEON UK.
                                    Entertainment. Viacom Entertainment is
                                    comprised principally of (i) Viacom
                                    Enterprises, which distributes off-network programming and feature films for television exhibition in various markets throughout the world and also distributes television programs for initial U.S.
                                    television exhibition on a non-network
                                    basis and for international television
                                    exhibition; (ii) Viacom Productions, which produces television series and other television properties independently and in association with others primarily for initial exhibition on U.S. prime time network television; and (iii) Viacom New
                                    Media, which develops, produces,
                                    distributes and markets interactive
                                    software for the stand-alone and other
                                    multimedia marketplaces.
                                    Cable Television. Viacom Cable owns and
                                    operates cable television systems
                                    servicing approximately 1,117,000
                                    customers as of June 30, 1994 in
                                    California, the Pacific Northwest and the Midwest. Among other projects, Viacom
                                    Cable has constructed a fiber optic cable system in Castro Valley, California to accommodate testing of new interactive services. In connection with this test, Viacom International has entered into an agreement with AT&T to test and further develop such services.
                                    Broadcasting. Viacom Broadcasting owns and operates five network-affiliated television stations and 14 radio stations
                                    (two of which are under contract to be
                                    sold) in six of the top eight radio
                                    markets, including duopolies (i.e.,
                                    ownership of two or more AM or two or more
                                    FM stations in the same market) in each of Los Angeles, Seattle and Washington, D.C.

     Paramount....................  The businesses of Paramount are entertainment and publishing.
                                    Entertainment. Entertainment includes the
                                    production, financing and distribution of
                                    motion pictures, television programming
                                    and prerecorded videocassettes and the
                                    operation of motion picture theaters,
                                    seven independent television stations (two
                                    of which are under contract to be sold),
                                    regional theme parks and Madison Square
                                    Garden.
                                    Publishing. Publishing includes the
                                    publication and distribution of hardcover
                                    and paperback books for the general
                                    public, textbooks for elementary schools,
                                    high schools and colleges, and the
                                    provision of information services for
                                    business and professions.
     Recent Developments..........  On August 27, 1994, Viacom entered into a definitive agreement pursuant to which
                                    Viacom agreed to sell the Madison Square
                                    Garden Corporation (which includes the
                                    Madison Square Garden Arena, The Paramount
                                    theater, the New York Knickerbockers, the
                                    New York Rangers and the Madison Square
                                    Garden Network) (the "MSG Sale") to a
                                    joint venture between ITT Corporation and
                                    Cablevision Systems Corporation for gross
                                    proceeds of approximately $1,075,000,000.
                                    The closing of the transaction is subject
                                    to customary closing conditions, including
                                    the expiration of the waiting period under
                                    the Hart-Scott-Rodino Antitrust
                                    Improvements Act of 1976, as amended, and
                                    the approval of each of the National
                                    Basketball Association and the National
                                    Hockey League.
                                    On July 7, 1994, Viacom Sub Inc., a wholly
                                    owned subsidiary of Viacom, was merged
                                    (the "Paramount Merger") with and into
                                    Paramount. As a result of the Paramount
                                    Merger, Paramount is now a wholly owned
                                    subsidiary of Viacom. In connection with
                                    the Paramount Merger, assuming that all
                                    outstanding shares of the Common Stock,
                                    par value $1.00 per share, of Paramount
                                    ("Paramount Common Stock") were exchanged,
                                    Viacom issued (i) 56,895,733 shares of
                                    Viacom Class B Common Stock, (ii)
                                    $1,069,870,000 principal amount of
                                    Viacom's 8% exchangeable subordinated
                                    debentures due 2006 ("Viacom 8%
                                    Debentures"), (iii) 56,895,733 contingent
                                    value rights ("CVRs") of Viacom, (iv)
                                    30,567,739 three-year warrants ("Viacom
                                    Three-Year Warrants") to purchase one
                                    share of Viacom Class B Common Stock at
                                    $60 per share and (v) 18,340,643 five-year
                                    warrants ("Viacom Five-Year Warrants") to
                                    purchase one share of Viacom Class B
                                    Common Stock at $70 per share
                                    (collectively, the "Paramount Merger
                                    Consideration").
                                    On July 1, 1994, Viacom entered into an
                                    aggregate $6.489 billion credit agreement
                                    (the "Viacom Credit Agreement") and Viacom
                                    International and certain of its
                                    subsidiaries entered into a $311 million
                                    credit agreement (the "Viacom
                                    International Credit Agreement").
                                    Viacom has recently had preliminary
                                    discussions regarding the sale of its
                                    cable television systems (the "Cable
                                    Systems Sale").
                                    Viacom and Tele-Communications, Inc.
                                    ("TCI") have recently held preliminary
                                    discussions regarding a settlement of
                                    Viacom's pending lawsuit against TCI which
                                    alleges
                                    certain violations of U.S. antitrust laws.
                                    Such discussions involved, together with
                                    other consideration, the establishment of
                                    a joint venture (the "Showtime/Encore
                                    Joint Venture") to which Viacom would
                                    contribute the assets of Showtime Networks
                                    Inc. ("SNI") and TCI would contribute the
                                    assets of its ENCORE premium subscription
                                    program service, including its STARZ!
                                    premium subscription program service and
                                    certain other related assets. The venture
                                    would be owned equally.
                                    The discussions concerning the Cable
                                    Systems Sale and the Showtime/Encore Joint
                                    Venture have not sufficiently advanced to
                                    indicate what the definitive terms of any
                                    agreement would ultimately be and
                                    significant differences in position remain
                                    between each of the parties. Accordingly,
                                    there can be no assurance that any such
                                    agreements will be entered into or that
                                    any of such transactions would ultimately
                                    be consummated. The Unaudited Pro Forma
                                    Combined Condensed Financial Statements
                                    Viacom/Combined Company included in this
                                    Proxy Statement/Prospectus do not make any
                                    assumptions concerning either the Cable
                                    Systems Sale or the Showtime/Encore Joint
                                    Venture as agreement on definitive terms
                                    has not sufficiently advanced for Viacom
                                    to consider either transaction probable
                                    for accounting purposes at this time.
 BLOCKBUSTER ENTERTAINMENT
     CORPORATION                    Blockbuster is an international
 One Blockbuster Plaza              entertainment company with businesses
 Fort Lauderdale, Florida 33301     operating in the home video, music
 (305) 832-3000                     retailing and filmed and interactive
                                    entertainment industries.
                                    Blockbuster also has investments in other entertainment related businesses.
                                    Home Video Retailing. Blockbuster owns,
                                    operates and franchises Blockbuster Video videocassette rental and sales stores.
                                    According to a survey published in the
                                    December 1993 issue of Video Store
                                    Magazine, Blockbuster's and its franchise owners' systemwide revenue from the rental and sale of prerecorded videocassettes is greater than that of any other video specialty chain in the United States. As of June 30, 1994, there were 3,755 video stores operating in Blockbuster's system, of which 2,829 were Blockbuster-owned and 926 were franchise-owned.
                                    Blockbuster-owned video stores at June 30, 1994 included 761 stores operating under the "Ritz" and "Blockbuster Video Express" trade names in the United Kingdom and 54 stores operating under the "Video Towne", "Alfalfa", "Movies at Home" and
                                    "Movieland" trade names in the United
                                    States. The Blockbuster Video system
                                    operates in 49 states and 10 foreign
                                    countries.
                                    Music Retailing. Through music stores
                                    operating under various trade names,
                                    including "Blockbuster Music", "Sound
                                    Warehouse", "Music Plus", "Record Bar",
                                    "Tracks", "Turtles" and "Rhythm and
                                    Views", Blockbuster is one of the largest specialty retailers of prerecorded music in the United States, with 521 stores operating throughout the United States as of June 30, 1994. Blockbuster is also a partner in an international joint venture with Virgin Retail Group Limited
                                    ("Virgin") to develop music "Megastores" in Continental Europe, Australia and the United States. The joint venture currently owns interests in and operates 20
                                    "Megastores."
                                    Filmed and Interactive Entertainment.
                                    Blockbuster has interests in the filmed
                                    and interactive entertainment industries through investments in Spelling
                                    Entertainment Group Inc. (together with
                                    its subsidiaries, "Spelling
                                    Entertainment"), which operates in a broad range of filmed entertainment businesses, supported by an extensive library of television series, feature films, television movies, mini-series and specials and is a leading developer, publisher and distributor of interactive entertainment software. Blockbuster currently owns approximately 78% of
                                    Spelling Entertainment's outstanding
                                    shares of common stock.
                                    Other Entertainment. As of June 30, 1994,
                                    Blockbuster owned approximately 19% of the outstanding shares of common stock of Discovery Zone, Inc. ("Discovery Zone").
                                    Discovery Zone owns, operates and
                                    franchises indoor recreational facilities for children ("Discovery Zone
                                    FunCenters"). Blockbuster currently
                                    operates 57 Discovery Zone facilities as a franchisee of Discovery Zone and has rights to develop additional Discovery
                                    Zone facilities, directly and in a joint venture with Discovery Zone.
                                    On July 18, 1994, Blockbuster reached an agreement in principle with Discovery Zone regarding a transaction in which Discovery
                                    Zone would acquire all of the franchised
                                    Discovery Zone facilities and territories currently owned by Blockbuster in exchange for 4,500,000 shares of Discovery Zone's common stock (subject to adjustment in certain circumstances). In addition,
                                    Blockbuster agreed in principle to
                                    exercise its option from DKB Investments, L.P., pursuant to which Blockbuster would increase its ownership of Discovery Zone's outstanding common stock to approximately
                                    51%. Consummation of the foregoing
                                    transactions is subject, among other
                                    things, to (i) such approvals by a special committee of the Blockbuster Board as such committee shall deem to be necessary; (ii) receipt by such committee of an opinion from its financial advisor that such transactions are fair to Blockbuster's stockholders from a financial point of view; (iii) negotiation and execution of definitive agreements; and (iv) other customary conditions.






THE MEETINGS
  Meetings of Stockholders........  Viacom. A Special Meeting of Stockholders
                                    of Viacom will be held at the Museum of
                                    Television & Radio, 25 West 52nd Street,
                                    New York, New York, on September 29, 1994,
                                    at 10:30 a.m., New York time (the "Viacom
                                    Special Meeting").
                                    Blockbuster. A Special Meeting of
                                    Stockholders of Blockbuster will be held
                                    at the Broward Center for the Performing
                                    Arts, Fort Lauderdale, Florida, on
                                    September 29, 1994, at 11:00 a.m., local
                                    time (the "Blockbuster Special Meeting"
                                    and, together with the Viacom Special
                                    Meeting, the "Special Meetings").
  Matters to Be Considered at the
    Meetings......................  Viacom. At the Viacom Special Meeting,
                                    holders of Viacom

                                    Class A Common Stock will consider and
                                    vote upon (i) a proposal to approve and
                                    adopt the Merger Agreement, including the
                                    issuance of the Merger Consideration (as
                                    defined below) and (ii) such other
                                    proposals as may be properly brought
                                    before the meeting.
                                    Blockbuster. At the Blockbuster Special
                                    Meeting, holders of Blockbuster Common
                                    Stock will (i) consider and vote upon a
                                    proposal to approve and adopt the Merger
                                    Agreement; (ii) consider and vote upon a
                                    proposal to amend Blockbuster's 1991
                                    Non-employee Director Stock Option Plan
                                    (the "Blockbuster Plan Proposal"); and
                                    (iii) transact such other business as may
                                    properly come before the meeting.
  Security Ownership of Management
    and Certain Affiliates........  Viacom. As of June 30, 1994, directors and executive officers of Viacom and their
                                    affiliates (other than Sumner M. Redstone,
                                    Chairman of the Board of Viacom) were
                                    beneficial owners of less than 1% of the
                                    outstanding shares of Viacom Class A
                                    Common Stock and less than 1% of the
                                    outstanding shares of Viacom Class B
                                    Common Stock. National Amusements, Inc.
                                    ("NAI"), which is controlled by Sumner M.
                                    Redstone, owned approximately 85% of the
                                    outstanding shares of Viacom Class A
                                    Common Stock and 32% of the outstanding
                                    shares of Viacom Class B Common Stock on
                                    June 30, 1994. All percentages of
                                    ownership of Viacom Common Stock shown
                                    above in this paragraph give effect to the
                                    closing of the Paramount Merger, assuming
                                    that all outstanding shares of Paramount
                                    Common Stock were exchanged in the
                                    Paramount Merger.
                                    Blockbuster. As of July 31, 1994,
                                    directors and executive officers of
                                    Blockbuster were beneficial owners of
                                    approximately 12.7% of the outstanding
                                    shares of Blockbuster Common Stock.
  Votes Required..................  Viacom. In order to effect the Merger, the
                                    Merger Agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Viacom Class A Common Stock. The failure to vote shares, either by abstention or non-vote, will have the same effect as a vote against the Merger Agreement. Pursuant to a Voting Agreement dated as of January 7, 1994 (the "Voting Agreement") between NAI and Blockbuster, a copy of which is attached as Annex II, NAI has agreed to vote all of its shares of Viacom Class A Common Stock in favor of approval of the Merger Agreement. The vote of NAI in accordance with the Voting Agreement would be sufficient to approve the Merger Agreement without any action on the part of any other holder of Viacom Class A Common Stock.
                                    Blockbuster. In order to effect the
                                    Merger, the Merger Agreement must be
                                    approved by the affirmative vote of the
                                    holders of a majority of the outstanding shares of Blockbuster Common Stock entitled to vote thereon. The failure to vote shares, either by abstention or non-vote, will have the same effect as a vote against the Merger Agreement.

                                    Pursuant to (i) an Amended and Restated
                                    Stockholders Stock Option Agreement dated
                                    as of January 7, 1994 (the "Stockholders
                                    Stock Option Agreement") among Viacom and
                                    certain stockholders of Blockbuster (the
                                    "Option Stockholders") and (ii) an Amended
                                    and Restated Proxy Agreement dated as of
                                    January 7, 1994 (the "Proxy Agreement")
                                    among Viacom and certain stockholders of
                                    Blockbuster (the "Proxy Stockholders"),
                                    the Option Stockholders and the Proxy
                                    Stockholders have granted to Viacom
                                    proxies to vote shares owned by such
                                    stockholders representing approximately
                                    22% of the outstanding shares of
                                    Blockbuster Common Stock as of August 26,
                                    1994 in favor of the Merger Agreement and
                                    against any competing business combination
                                    proposal.
                                    In order to adopt the Blockbuster Plan
                                    Proposal, the Blockbuster Plan Proposal
                                    must be approved by the affirmative vote
                                    of the holders of a majority of the shares
                                    of Blockbuster Common Stock present in
                                    person or represented by proxy and
                                    entitled to vote thereon. Abstentions will
                                    have the same effect as a vote against the
                                    Blockbuster Plan Proposal. Broker
                                    non-votes will have no such effect and
                                    will not be counted.
  Record Date.....................  Viacom. The record date for the Viacom
                                    Special Meeting is August 31, 1994.
                                    Accordingly, holders of record of Viacom
                                    Common Stock as of such date will be
                                    entitled to notice of, and holders of
                                    record of Viacom Class A Common Stock will
                                    be entitled to vote at, the Viacom Special
                                    Meeting.
                                    Blockbuster. The record date for the
                                    Blockbuster Special Meeting is August 31,
                                    1994. Accordingly, holders of record of
                                    Blockbuster Common Stock as of such date
                                    will be entitled to notice of, and to vote
                                    at, the Blockbuster Special Meeting.
THE MERGER
  Form of the Merger..............  At the effective time of the Merger (the
                                    "Effective Time"), Blockbuster will merge
                                    with and into Viacom, with Viacom being
                                    the surviving corporation, which is
                                    referred to in this Proxy
                                    Statement/Prospectus as the "combined
                                    company."
  Conversion of the Blockbuster
    Common Stock..................  Pursuant to the Merger Agreement, at the
                                    Effective Time, each outstanding share of Blockbuster Common Stock (other than shares of Blockbuster Common Stock owned by Viacom or any direct or indirect wholly owned subsidiary of Viacom or of Blockbuster and other than shares of Blockbuster Common Stock held by stockholders who have demanded and perfected appraisal rights, if available, under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive (i) 0.08 of a share of Viacom Class A Common Stock, (ii) 0.60615 of a share of Viacom Class B Common Stock and (iii) up to an additional 0.13829 of a share of Viacom Class B Common Stock, with such number of shares depending on market prices of Viacom Class B Common Stock during the year following the Effective Time, evidenced by one VCR (collectively, the "Merger Consideration"). No fractional securities will be issued in connection with the Merger.

                                    Based upon the closing market prices of
                                    Viacom Class A Common Stock and Viacom
                                    Class B Common Stock on the date of the
                                    Merger Agreement (January 7, 1994), the
                                    aggregate market value of the Merger
                                    Consideration to be received by
                                    Blockbuster stockholders ranged between
                                    $28.54 per share and $30.97 per share,
                                    depending upon the value attributed to the
                                    VCRs. Based upon the closing market prices
                                    of Viacom Class A Common Stock and Viacom
                                    Class B Common Stock on August 26, 1994,
                                    the aggregate value of the Merger
                                    Consideration to be received by
                                    Blockbuster stockholders ranged between
                                    $23.44 per share and $28.09 per share,
                                    depending upon the value attributed to the
                                    VCRs. See "The Merger--Merger
                                    Consideration."
     Viacom Common Stock..........  The rights and privileges of the holders of Viacom Class A Common Stock and Viacom
                                    Class B Common Stock are identical except
                                    that holders of Viacom Class A Common
                                    Stock are entitled to vote on all matters
                                    brought before stockholders of Viacom and,
                                    other than as required under Delaware law,
                                    holders of Viacom Class B Common Stock
                                    have no voting rights.
                                    The VCRs represent the right to receive
                                    shares of Viacom Class B Common Stock
                                    under certain circumstances on the first
                                    anniversary of the Effective Time (the
                                    "VCR Conversion Date"). The number of
                                    shares of Viacom Class B Common Stock into
                                    which the VCRs will convert will generally
                                    be based upon the value of Viacom Class B
                                    Common Stock (the "Class B Value")
                                    determined during the 90 trading day
                                    period (the "VCR Valuation Period")
                                    immediately preceding the VCR Conversion
                                    Date. The Class B Value will be equal to
                                    the average closing price of a share of
                                    Viacom Class B Common Stock during the 30
                                    consecutive trading days in the VCR
                                    Valuation Period which yields the highest
                                    average closing price of a share of Viacom
                                    Class B Common Stock. In the event that
                                    the Class B Value is more than $40 per
                                    share but less than $48 per share, each
                                    VCR will convert into 0.05929 of a share
                                    of Viacom Class B Common Stock on the VCR
                                    Conversion Date. If the Class B Value is
                                    $40 per share or below, the number of
                                    shares of Viacom Class B Common Stock into
                                    which each VCR will convert on the VCR
                                    Conversion Date will increase ratably from
                                    0.05929 of a share to the maximum of
                                    0.13829 of a share of Viacom Class B
                                    Common Stock, which will occur if the
                                    Class B Value is $36 per share or below.
                                    If the Class B Value is $48 per share or
                                    above, the number of shares of Viacom
                                    Class B Common Stock into which the VCR
                                    will convert on the VCR Conversion Date
                                    will decrease ratably from 0.05929 of a
                                    share to zero, which will occur if the
                                    Class B Value is $52 per share or above.
                                    The number of shares of Viacom Class B
                                    Common Stock into which each VCR will
                                    convert on the VCR Conversion Date will
                                    not exceed 0.05929 of a share of Viacom
                                    Class B Common Stock if the average of the
                                    closing prices for a share of Viacom Class
                                    B Common Stock exceeds $40 per share
                                    during any 30 consecutive trading day
                                    period
                                    following the Effective Time and prior to
                                    the VCR Conversion Date. In the event that
                                    during any such period such average price
                                    exceeds $52 per share, the VCRs will
                                    terminate and have no value and holders
                                    thereof will have no further rights with
                                    respect to the VCRs. The dollar amounts
                                    are subject to certain downward
                                    adjustments in connection with substantial
                                    declines in the Standard & Poor's 400
                                    Index. Certain days are not included as
                                    "trading days" if the number of shares of
                                    Viacom Class B Common Stock traded on such
                                    days is below specified levels.
  Ownership of Viacom Common Stock
    After the Merger..............  NAI will own approximately 60% of the voting Viacom Class A Common Stock and
                                    approximately 25% of the aggregate Viacom
                                    Common Stock immediately following
                                    consummation of the Merger. Former
                                    stockholders of Blockbuster will own
                                    approximately 30% of the voting Viacom
                                    Class A Common Stock and approximately 52%
                                    of the aggregate Viacom Common Stock
                                    immediately following consummation of the
                                    Merger. (All percentages of ownership of
                                    common stock shown above in this paragraph
                                    (i) are calculated based on the number of
                                    shares of the relevant class or classes of
                                    stock outstanding as of August 26, 1994,
                                    (ii) give effect to the closing of the
                                    Paramount Merger, assuming that all
                                    outstanding shares of Paramount Common
                                    Stock were exchanged in the Paramount
                                    Merger, (iii) give effect to the expected
                                    issuance of shares of Blockbuster Common
                                    Stock pursuant to the Discovery Zone
                                    transaction (see "The Companies--
                                    Blockbuster--Other Entertainment") and
                                    (iv) give effect to potential dilution
                                    related to outstanding Blockbuster options
                                    and warrants.
  Recommendations of the Boards of
    Directors......................  Viacom. The Board of Directors of Viacom,
                                    by unanimous vote (with H. Wayne Huizenga absent as he recused himself from the meeting), (i) determined that the Merger is consistent with, and in furtherance of, the long-term business strategy of Viacom and is fair to, and in the best interests of, Viacom and its stockholders, (ii) approved and adopted the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement and (iii) recommended approval and adoption of the Merger Agreement by the holders of Viacom Class A Common Stock.
                                    Blockbuster. On January 7, 1994, the Board of Directors of Blockbuster, by unanimous vote, (i) determined that the Merger is consistent with, and in furtherance of, the long-term business strategy of Blockbuster and is fair to, and in the best interests of, the holders of Blockbuster Common Stock, (ii) approved and adopted the Merger Agreement, (iii) approved the Merger and the other transactions contemplated by the Merger Agreement and (iv) recommended approval and adoption of the Merger Agreement by the holders of Blockbuster Common Stock. On August 23, 1994, the Blockbuster Board unanimously reaffirmed its approval of the Merger and its recommendation that Blockbuster stockholders vote to approve and adopt the Merger Agreement.

  Opinions of Financial
    Advisors......................  Viacom. Smith Barney Inc. (formerly Smith
                                    Barney Shearson Inc.) ("Smith Barney") has
                                    delivered its opinion to the Board of
                                    Directors of Viacom that, as of January 6,
                                    1994, the Merger Consideration is fair,
                                    from a financial point of view, to Viacom
                                    and its stockholders.
                                    Blockbuster. Merrill Lynch, Pierce, Fenner
                                    & Smith Incorporated ("Merrill Lynch") has
                                    delivered its oral opinions (which it
                                    subsequently confirmed in writing) to the
                                    Board of Directors of Blockbuster to the
                                    effect that, as of January 7, 1994, and
                                    as of August 23, 1994, the
                                    Conversion Ratio (as defined below) is
                                    fair to the holders of Blockbuster Common
                                    Stock (other than Viacom and its
                                    affiliates) from a financial point of
                                    view. For purposes of Merrill Lynch's
                                    opinions, the term "Conversion Ratio"
                                    collectively refers to the ratios at which
                                    Blockbuster Common Stock is converted into
                                    Viacom Class A Common Stock, Viacom Class
                                    B Common Stock and VCRs, in accordance
                                    with the Merger Agreement.
                                    For information on the assumptions made,
                                    matters considered and limits of the
                                    reviews by Smith Barney and Merrill Lynch,
                                    stockholders are urged to read in their
                                    entirety the opinions of Smith Barney and
                                    Merrill Lynch, copies of which are
                                    attached as Annexes V and VI,
                                    respectively, to this Proxy
                                    Statement/Prospectus.
  Conditions to the Merger and
    Termination...................  The obligations of Viacom and Blockbuster to consummate the Merger are subject to
                                    various conditions, including obtaining
                                    requisite stockholder approvals and
                                    receipt of opinions of counsel.
                                    The Merger Agreement may be terminated at
                                    any time prior to the Effective Time by
                                    mutual consent of Viacom and Blockbuster,
                                    or by either party if (i) any permanent
                                    injunction or action by any governmental
                                    entity preventing consummation of the
                                    Merger becomes final and nonappealable,
                                    (ii) the Merger has not been consummated
                                    before September 30, 1994; provided,
                                    however, that the Merger Agreement may be
                                    extended by written notice of either
                                    Blockbuster or Viacom to a date not later
                                    than November 30, 1994 if the Merger has
                                    not been consummated as a direct result of
                                    Viacom or Blockbuster having failed by
                                    September 30, 1994 to receive all required
                                    regulatory approvals or consents with
                                    respect to the Merger, (iii) any approval
                                    of stockholders of Viacom or Blockbuster
                                    required for consummation of the Merger
                                    has not been obtained at the applicable
                                    meeting or (iv) the other party has
                                    breached any representation, warranty,
                                    covenant or agreement in the Merger
                                    Agreement such that the closing conditions
                                    relating to its representations,
                                    warranties, covenants and agreements would
                                    be incapable of being satisfied by
                                    September 30, 1994, or as otherwise
                                    extended.
                                    In addition, the Merger Agreement may be
                                    terminated by Viacom under certain
                                    circumstances, including (i) a withdrawal
                                    by the Blockbuster Board of its
                                    recommendation to vote for the Merger
                                    Agreement or the Merger, (ii) a
                                    recommendation by the Blockbuster Board of
                                    a competing transaction or in favor of a
                                    tender offer for 25% or more of
                                    Blockbuster's capital stock or (iii) a
                                    third party obtaining beneficial ownership
                                    of 25% or more of Blockbuster's
                                    outstanding capital stock.
                                    Blockbuster may also terminate the Merger
                                    Agreement if the Blockbuster Board, in
                                    order to comply with its fiduciary
                                    responsibilities to stockholders, (i)
                                    fails to make or withdraws or modifies its
                                    recommendation of the Merger if there
                                    exists at such time a tender offer or
                                    exchange offer or a proposal by a third
                                    party to acquire Blockbuster or (ii)
                                    recommends to Blockbuster stockholders
                                    approval or acceptance of any of the
                                    foregoing.
                                    In the event the Merger Agreement is
                                    terminated under certain circumstances,
                                    Blockbuster will be obligated to pay to
                                    Viacom an amount equal to Viacom's
                                    out-of-pocket costs and expenses incurred
                                    in connection with the Merger, up to a
                                    maximum of $50 million. Pursuant to the
                                    Stockholders Stock Option Agreement, the
                                    Option Stockholders have granted to Viacom
                                    options to purchase approximately 15.6
                                    million shares of Blockbuster Common Stock
                                    owned by the Option Stockholders (plus
                                    shares subsequently acquired by the Option
                                    Stockholders) at a price of $30.125 per
                                    share in the event the Merger Agreement is
                                    terminated under certain circumstances.
  Stock Exchange Listing..........  Viacom has filed an application to list the shares of Viacom Common Stock and the
                                    VCRs to be issued in connection with the
                                    Merger on the AMEX, subject to stockholder
                                    approval of the Merger Agreement and
                                    official notice of issuance. The shares of
                                    Viacom Class A Common Stock and Viacom
                                    Class B Common Stock are traded on the
                                    AMEX under the symbols "VIA" and "VIAB",
                                    respectively, and the VCRs are expected to
                                    be traded under the symbol "VIAVR".
  Dividends.......................  The Merger Agreement prohibits Viacom and
                                    Blockbuster and their subsidiaries from
                                    declaring, setting aside, making or paying
                                    dividends until the Effective Time, except
                                    for (i) Blockbuster's regular quarterly
                                    dividends, not to exceed $.025 per share,
                                    (ii) Spelling Entertainment's regular
                                    quarterly dividends, not to exceed $.020
                                    per share and (iii) dividends paid and
                                    declared by other subsidiaries of Viacom
                                    and Blockbuster consistent with past
                                    practice.
  Regulatory Approvals Required...  Certain aspects of the Merger will require notifications to, and/or approvals from,
                                    certain Federal authorities as well as in
                                    certain of the foreign jurisdictions in
                                    which Viacom and/or Blockbuster currently
                                    operate.
  Appraisal Rights................  It is uncertain, and counsel to
                                    Blockbuster is unable to express a
                                    definite view, as to whether appraisal
                                    rights are available to holders of
                                    Blockbuster Common Stock in connection
                                    with the Merger. Although the VCRs
                                    evidence only the right to receive shares
                                    of Viacom Class B Common Stock under
                                    certain circumstances, the VCRs could be
                                    characterized as consideration other than
                                    shares of stock of Viacom. If the VCRs are
                                    considered to be "shares of stock" of
                                    Viacom under Section 262(b) of the DGCL,
                                    then the holders of Blockbuster Common
                                    Stock will not have
                                    appraisal rights. However, if the VCRs are
                                    not considered to be "shares of stock",
                                    then appraisal rights will be available to
                                    those stockholders of Blockbuster who
                                    demand and perfect appraisal rights in
                                    accordance with the requirements of
                                    Section 262 of the DGCL. Regardless of the
                                    ultimate availability of appraisal rights,
                                    Blockbuster stockholders who wish to seek
                                    appraisal must demand and perfect
                                    appraisal rights in accordance with the
                                    requirements of Section 262 of the DGCL, a
                                    copy of which is set forth in full in
                                    Annex VII hereto.
                                    Holders of Viacom Common Stock will not
                                    have appraisal rights in connection with
                                    the Merger.
  Certain Federal Income Tax
    Consequences..................  No ruling has been (or will be) sought from the Internal Revenue Service as to
                                    the anticipated Federal income tax
                                    consequences of the Merger. It is a
                                    condition to the consummation of the
                                    Merger that Viacom receive an opinion of
                                    its counsel, Shearman & Sterling, and
                                    Blockbuster receive an opinion of its
                                    counsel, Skadden, Arps, Slate, Meagher &
                                    Flom, that, based upon certain facts,
                                    assumptions, and representations, the
                                    Merger will constitute a reorganization
                                    for Federal income tax purposes. Neither
                                    Blockbuster nor Viacom will recognize any
                                    gain or loss as a result of the Merger. A
                                    holder of Blockbuster Common Stock will
                                    not recognize any gain or loss from the
                                    exchange of Blockbuster Common Stock for
                                    Viacom Common Stock and VCRs pursuant to
                                    the Merger if the VCRs are treated as
                                    qualifying contingent rights to additional
                                    shares of Viacom Class B Common Stock
                                    ("qualifying property"). However, if the
                                    VCRs are treated as "other property"
                                    (rather than "qualifying property") for
                                    Federal income tax purposes, a holder will
                                    recognize gain, if any, as taxable income,
                                    but only to the extent of the fair market
                                    value of the VCRs received by such holder.
CERTAIN TRANSACTIONS BETWEEN
  VIACOM AND BLOCKBUSTER AND WITH
  THEIR STOCKHOLDERS
  Blockbuster Purchase of Series A
    Preferred Stock...............  On October 22, 1993, Blockbuster purchased from Viacom 24 million shares of Series A
                                    Cumulative Convertible Preferred Stock,
                                    par value $.01 per share, of Viacom (the
                                    "Series A Preferred Stock") for an
                                    aggregate purchase price of $600 million.
                                    The Series A Preferred Stock pays a 5%
                                    annual cash dividend, is convertible into
                                    Viacom Class B Common Stock at a
                                    conversion price of $70 per share and will
                                    be redeemable by Viacom at declining
                                    redemption premiums after October 22,
                                    1998. Upon consummation of the Merger, the
                                    Series A Preferred Stock owned by
                                    Blockbuster will cease to be outstanding.
  Blockbuster Purchase of Viacom
    Class B Common Stock..........  Pursuant to the Subscription Agreement
                                    dated as of January 7, 1994 between
                                    Blockbuster and Viacom (the "Subscription
                                    Agreement"), Blockbuster purchased on
                                    March 10, 1994 approximately 22.7 million
                                    shares of Viacom Class B Common Stock for
                                    an aggregate purchase
                                    price of approximately $1.25 billion, or
                                    $55 per share. Upon consummation of the
                                    Merger, the shares of Viacom Class B
                                    Common Stock owned by Blockbuster will
                                    cease to be outstanding. If the Merger
                                    Agreement is terminated, Viacom may be
                                    obligated to make certain payments to
                                    Blockbuster or to sell certain assets to
                                    Blockbuster in the event that Viacom Class
                                    B Common Stock trades (for a specified
                                    period) at levels below $55 per share
                                    during the one year period after such
                                    termination.
  Voting Agreement................  Pursuant to the Voting Agreement, NAI has
                                    agreed to vote its shares of Viacom Class
                                    A Common Stock in favor of approval of the
                                    Merger Agreement and against any competing
                                    business combination proposal. Approval of
                                    the Merger Agreement by the stockholders
                                    of Viacom is therefore assured.
  Stockholders Stock Option
    Agreement.....................  Pursuant to the Stockholders Stock Option
                                    Agreement, the Option Stockholders have
                                    granted to Viacom (i) options to purchase
                                    an aggregate of approximately 15.6 million
                                    shares of Blockbuster Common Stock
                                    (representing approximately 6% of the
                                    outstanding Blockbuster Common Stock as of
                                    August 26, 1994), and shares subsequently
                                    acquired by the Option Stockholders, at a
                                    price of $30.125 per share under certain
                                    circumstances in the event the Merger
                                    Agreement is terminated and (ii) proxies
                                    to vote such shares in favor of the Merger
                                    and against any competing business
                                    combination proposal.
  Proxy Agreement.................  The Proxy Stockholders have granted to
                                    Viacom proxies to vote shares of
                                    Blockbuster Common Stock owned by such
                                    stockholders in favor of the Merger
                                    Agreement and against any competing
                                    business combination proposal, which
                                    shares, together with the shares subject to the Stockholders Stock Option Agreement, represent approximately 22% of the outstanding shares of Blockbuster Common Stock as of August 26, 1994.
CERTAIN CONSIDERATIONS
                                    STOCKHOLDERS OF VIACOM AND BLOCKBUSTER
                                    SHOULD CAREFULLY EVALUATE THE MATTERS SET
                                    FORTH UNDER "CERTAIN CONSIDERATIONS."
                                    FACTORS TO BE CONSIDERED, AMONG OTHER
                                    THINGS, INCLUDE THE POTENTIAL FOR
                                    FLUCTUATIONS IN THE VALUE OF THE MERGER
                                    CONSIDERATION AND BLOCKBUSTER COMMON STOCK
                                    AS WELL AS THE POTENTIAL FOR CHANGES IN
                                    THE BUSINESSES AND BUSINESS CONDITIONS OF
                                    VIACOM AND BLOCKBUSTER PRIOR TO THE
                                    EFFECTIVE TIME. STOCKHOLDERS SHOULD ALSO
                                    CONSIDER THE TOTAL INDEBTEDNESS OF THE
                                    COMBINED COMPANY, INCLUDING THE MATURITY
                                    OF SUCH DEBT, AS WELL AS THE CHANGING
                                    COMPETITIVE ENVIRONMENT OF THE
                                    ENTERTAINMENT AND TELECOMMUNICATIONS
                                    INDUSTRIES. IN ADDITION, BLOCKBUSTER
                                    STOCKHOLDERS SHOULD CONSIDER THAT,
                                    FOLLOWING CONSUMMATION OF THE MERGER,
                                    VOTING CONTROL OF THE COMBINED COMPANY
                                    WILL BE HELD BY A SINGLE STOCKHOLDER
                                    (ALTHOUGH CERTAIN PROVISIONS OF THE MERGER
                                    AGREEMENT RESTRICT THE ABILITY OF CERTAIN
                                    LARGE STOCKHOLDERS FROM ENGAGING IN GOING
                                    PRIVATE TRANSACTIONS).

EXECUTIVE OFFICERS AND DIRECTORS
  AFTER THE MERGER
  Executive Officers..............  Sumner M. Redstone, currently the Chairman of the Board of Viacom, will remain
                                    Chairman of the Board of the combined
                                    company. H. Wayne Huizenga, currently the
                                    Chairman of the Board and Chief Executive
                                    Officer of Blockbuster and a Director of
                                    Viacom, will become Vice Chairman of the
                                    combined company. Frank J. Biondi, Jr.,
                                    currently Chief Executive Officer and a
                                    Director of Viacom, will become Chief
                                    Executive Officer of the combined company.
  Directors.......................  The combined company will initially have a mutually agreed upon Board of Directors
                                    consisting of (i) six Directors designated
                                    by Viacom, (ii) three Directors designated
                                    by Blockbuster, who are to be Mr.
                                    Huizenga, Steven R. Berrard, currently
                                    Vice Chairman of the Board, President and
                                    Chief Operating Officer of Blockbuster, and
                                    George D. Johnson, Jr., currently
                                    President--Domestic Consumer Division of
                                    Blockbuster, (iii) two Directors designated
                                    by NYNEX, who are to be William C. Ferguson,
                                    Chairman of NYNEX, and Frederic V. Salerno,
                                    Vice Chairman--Finance and Business
                                    Development of NYNEX, and (iv) one
                                    unaffiliated Director mutually agreed to by
                                    Viacom and Blockbuster. Messrs. Huizenga,
                                    Ferguson and Salerno are current Directors
                                    of Viacom. Messrs. Huizenga, Berrard and
                                    Johnson are current Directors of
                                    Blockbuster.
FINANCIAL MATTERS AFTER THE MERGER
  Accounting Treatment............  The Merger will be accounted for by Viacom under the "purchase" method of accounting
                                    in accordance with generally accepted
                                    accounting principles. Therefore, the
                                    aggregate consideration paid by Viacom in
                                    connection with the Merger will be
                                    allocated to Blockbuster's assets and
                                    liabilities based on their fair values,
                                    with any excess being treated as goodwill.
                                    The assets and liabilities and results of
                                    operations of Blockbuster will be
                                    consolidated into the assets and
                                    liabilities and results of operations of
                                    Viacom subsequent to the Effective Time.
  Common Stock Dividend Policy
    After the Merger..............  It is the current intention of the Viacom
                                    Board not to pay cash dividends on the
                                    Viacom Class A Common Stock or Viacom
                                    Class B Common Stock following the Merger.
                                    Future dividends will be determined by the
                                    combined company's Board of Directors in
                                    light of the combined company's
                                    alternative opportunities for investment
                                    and the earnings and financial condition
                                    of the combined company and its
                                    subsidiaries, among other factors.
TRADEMARKS AND TRADE NAMES          The trademarks, trade names and service
                                    marks used in this Proxy
                                    Statement/Prospectus in connection with
                                    Viacom and Blockbuster and their
                                    respective subsidiaries and businesses are proprietary or licensed to Viacom or Blockbuster or their subsidiaries, as the case may be.

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
                                     VIACOM
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     The following table sets forth certain selected historical consolidated financial data of Viacom and has been derived from and should be read in conjunction with the audited consolidated financial statements of Viacom, including the notes thereto, and the unaudited interim consolidated financial statements of Viacom, including the notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference." The notes to the audited consolidated financial statements and unaudited interim consolidated financial statements disclose, among other matters, certain business acquisitions and dispositions, certain other transactions, and accounting changes. Unaudited interim data for the six month periods ended June 30, 1994 and 1993 reflect, in the opinion of management of Viacom, all adjustments (consisting only of normal recurring adjustments, except for the merger-related charges associated with the Paramount Merger) considered necessary for a fair presentation of such data. Results of operations for the six months ended June 30, 1994 are not necessarily indicative of results which may be expected for any other interim or annual period.

                                           SIX MONTHS ENDED
                                               JUNE 30,                       YEAR ENDED DECEMBER 31,
                                         --------------------  -----------------------------------------------------
                                          1994(A)     1993      1993(B)    1992(C)     1991       1990      1989(D)
                                         ---------  ---------  ---------  ---------  ---------  ---------  ---------
RESULTS OF OPERATIONS DATA:
Revenues...............................  $ 2,606.8  $   966.4  $ 2,004.9  $ 1,864.7  $ 1,711.6  $ 1,599.6  $ 1,436.2
Earnings (loss) from operations........     (116.2)     196.7      385.0      347.9      312.2      223.8      144.7
Earnings (loss) before income taxes....       (2.9)     183.0      301.8      155.6        8.3      (70.4)     144.9
Net earnings (loss) before
  extraordinary items and cumulative
  effect of change in accounting
  principle............................     (167.0)     112.2      169.5       66.1      (46.6)     (89.8)     131.1
Net earnings (loss)....................     (187.4)     122.6      171.0       49.0      (49.7)     (89.8)     131.1
Net earnings (loss) attributable to
  common stock.........................  $  (232.4) $   122.6  $   158.2  $    49.0  $   (49.7) $   (89.8) $   113.6
Net earnings (loss) per common share:
  Net earnings (loss) before
    extraordinary items and cumulative
    effect of change in accounting
    principle..........................  $   (1.57) $     .93  $    1.30  $     .55  $    (.41) $    (.84) $    1.06
  Extraordinary items..................       (.15)        --       (.07)      (.14)      (.03)        --         --
  Cumulative effect of change in
    accounting principle...............         --        .09        .08         --         --         --         --
  Net earnings (loss)..................  $   (1.72) $    1.02  $    1.31  $     .41  $    (.44) $    (.84) $    1.06

                                                AT JUNE 30,                     AT DECEMBER 31,
                                                -----------  -----------------------------------------------------
                                                   1994        1993       1992       1991       1990       1989
                                                -----------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Total assets..................................   $16,345.3   $ 6,416.9  $ 4,317.1  $ 4,188.4  $ 4,027.9  $ 3,753.0
Total debt, including current
  maturities..................................     7,245.7     2,433.3    2,397.0    2,321.0    2,537.3    2,283.2
Stockholders' equity..........................     3,730.8     2,718.1      756.5      699.5      366.2      455.9
Book value per common share...................   $   13.45   $    7.60  $    6.28  $    5.82  $    3.43  $    4.27

    SEE NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VIACOM.

       NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VIACOM

      (a)  Results of operations for the six months ended June 30, 1994 reflect the results of Paramount and merger-related charges of $332.1 million which principally relate to adjustments of programming assets based upon new management strategies and additional programming sources resulting from the merger with Paramount.
           Results of operations for the six months ended June 30, 1994 also include a pre-tax gain of $267.4 million on the sale of the Company's one-third partnership interest in Lifetime and an after-tax extraordinary loss of
           $20.4 million (net of a tax benefit of $11.9 million) from the extinguishment of debt.
      (b)  During the first quarter of 1993, Viacom adopted Statement of Financial Accounting Standards No. 109,
           "Accounting for Income Taxes," on a prospective basis and recognized a cumulative benefit from a change in accounting principle of $10.3 million.
           As part of the settlement of the Time Warner antitrust lawsuit, Viacom sold the stock of Viacom Cablevision of Wisconsin, Inc. to Warner Communications Inc., effective January 1, 1993, resulting in a pre-tax gain of approximately $55 million.
           During the third quarter of 1993, Viacom International recognized an after-tax extraordinary loss from the early extinguishment of debt of $8.9 million (net of a tax benefit of approximately $6.1 million) related to the redemption, on July 15, 1993, of the $298 million principal amount outstanding of the 11.8% Senior
           Subordinated Notes.
      (c)  Results of operations for the year ended December 31, 1992 reflect a reserve for litigation of approximately
           $33 million related to a summary judgment against Viacom in a dispute with CBS Inc. Additionally, a gain of approximately $35 million related to the Time Warner antitrust lawsuit was recognized in the third quarter of
           1992.
           Results of operations for the year ended December 31, 1992 also include an after-tax extraordinary loss of
           $17.1 million (net of a tax benefit of $11.3 million) from the early extinguishment of the 11.5% Senior
           Subordinated Reset Notes and 14.75% Senior Subordinated Discount Debentures.
      (d)  The results of operations for the year ended December 31, 1989 reflect a pre-tax gain of $313.1 million on the sale of the Long Island and Cleveland cable systems.

Certain Acquisitions and Dispositions
           On July 7, 1994, a wholly owned subsidiary of Viacom was merged with and into Paramount, with Paramount being the surviving corporation and becoming a wholly owned subsidiary of Viacom.
           Pursuant to the terms of its tender offer (the "Offer"), on March 11, 1994, Viacom completed its purchase of
           61,657,432 shares of Paramount Common Stock, constituting a majority of the shares outstanding, at a price of
           $107 per share in cash, or an aggregate cash consideration of approximately $6.6 billion.
           In April 1994, Viacom sold its one-third partnership interest in LIFETIME for approximately $317.6 million.
           On August 30, 1991, Viacom increased its interest in MTV Europe to 100% through the purchase of the 50.01%
           interest held by an affiliate of Mirror Group Newspapers. As consideration for the purchase, which was valued at approximately $65 million, Viacom issued 2,210,884 shares of Viacom Class B Common Stock.
           During 1990, Viacom purchased five radio stations for approximately $121.3 million in the aggregate. These stations included: KOFY-FM (now KSOL-FM), San Francisco, California; KLRS-FM (now KYLZ-FM), Santa Cruz/San
           Jose, California; KJOI-FM (now KYSR-FM), Los Angeles, California; and KHOW-AM and KSYY-FM (now KHOW-FM),
           Denver, Colorado (which were exchanged for KNDD-FM, Seattle, Washington during 1992).

Cash Dividends
           Viacom has not declared cash dividends with respect to the Viacom Common Stock for any of the periods presented.

Viacom Class B Common Stock
           Pursuant to the Subscription Agreement, on March 10, 1994, Viacom sold 22,727,273 shares of Viacom Class B
           Common Stock to Blockbuster at a price of $55.00 per share.

Cancellation of Series A Preferred Stock and Viacom Class B Common Stock Owned by Blockbuster
           If the Merger is consummated, the Series A Preferred Stock and Viacom Class B Common Stock then owned by
           Blockbuster will be cancelled and will no longer be outstanding.

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
                                   PARAMOUNT
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     The following table sets forth certain selected historical consolidated financial data of Paramount and has been derived from and should be read in conjunction with the audited consolidated financial statements of Paramount, including the notes thereto, and the unaudited interim consolidated financial statements of Paramount, including the notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference." The notes to the audited consolidated financial statements and unaudited interim consolidated financial statements disclose, among other matters, certain business acquisitions and dispositions, certain other transactions and accounting changes. Unaudited interim data for the three months ended June 30, 1994 and June 30, 1993, for the eleven months ended March 31, 1993 and for the six months ended April 30, 1992 reflect, in the opinion of management of Paramount, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of such data. Results of operations for the three months ended June 30, 1994, the eleven months ended March 31, 1994 and the six months ended April 30, 1993 are not necessarily indicative of results which may be expected for any other interim or annual period of comparable length. In 1993, Paramount changed its fiscal year end from October 31 to April 30. In 1994, Paramount changed its fiscal period to the eleven-month period ended March 31, 1994. Subsequently, Paramount's fiscal year end will be December 31 to conform with that of Viacom.

                                                              ELEVEN MONTHS ENDED
                                         THREE MONTHS ENDED                           SIX MONTHS ENDED     YEAR ENDED OCTOBER
                                              JUNE 30,             MARCH 31,             APRIL 30,                31,
                                        --------------------  --------------------  --------------------  --------------------
                                          1994*      1993*     1994(A)     1993*     1993(B)     1992*      1992      1991(C)
                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
RESULTS OF OPERATIONS DATA:
Revenues..............................  $ 1,198.6  $ 1,109.6  $ 4,433.5  $ 3,753.2  $ 1,898.1  $ 1,998.5  $ 4,264.9  $ 3,895.4
Earnings (loss) from operations.......       75.0       33.2      100.8      301.8      (10.1)      77.8      396.1      157.8
Earnings (loss) from continuing
  operations before income taxes......       52.1       26.1        8.8      308.1      (16.8)      68.7      397.3      179.7
Net earnings (loss) from continuing
  operations before extraordinary item
  and cumulative effect of changes in
  accounting principles...............       33.8       17.2        5.7      213.7       (9.1)      48.7      274.2      127.6
Net earnings (loss)...................  $    33.8  $    17.2  $     5.7  $   138.0  $   (76.0) $    48.7  $   265.4  $   127.6
Net earnings (loss) per share:
  Net earnings (loss) from continuing
    operations before extraordinary
    item and cumulative effect of
    changes in accounting
    principles........................  $    0.28  $    0.14  $     .05  $    1.80  $    (.08) $     .41  $    2.31  $    1.08
  Discontinued operations.............         --         --         --         --         --         --         --         --
  Extraordinary item..................         --         --                  (.07)        --                  (.08)        --
  Cumulative effect of changes in
    accounting principles.............         --         --         --       (.57)      (.57)        --         --         --
  Net earnings (loss).................  $    0.28  $    0.14  $     .05  $    1.16  $    (.65) $     .41  $    2.23  $    1.08
Cash dividends declared per common
  share...............................         --  $    0.20  $     .60  $     .80  $     .40  $    .375  $    .775  $     .70

                                          1990      1989(D)
                                        ---------  ---------
RESULTS OF OPERATIONS DATA:
Revenues..............................  $ 3,869.0  $ 3,391.6
Earnings (loss) from operations.......      304.2      192.9
Earnings (loss) from continuing
  operations before income taxes......      381.0       19.1
Net earnings (loss) from continuing
  operations before extraordinary item
  and cumulative effect of changes in
  accounting principles...............      264.4       17.3
Net earnings (loss)...................  $   264.4  $ 1,414.7
Net earnings (loss) per share:
  Net earnings (loss) from continuing
    operations before extraordinary
    item and cumulative effect of
    changes in accounting
    principles........................  $    2.20  $     .14
  Discontinued operations.............         --      12.12
  Extraordinary item..................         --
  Cumulative effect of changes in
    accounting principles.............         --       (.48)
  Net earnings (loss).................  $    2.20  $   11.78
Cash dividends declared per common
  share...............................  $     .70  $     .70

                                                          AT MARCH     AT APRIL
                                            AT JUNE 30,      31,          30,                    AT OCTOBER 31,
                                            -----------  -----------  -----------  ------------------------------------------
                                               1994         1994         1993        1992       1991       1990       1989
                                            -----------  -----------  -----------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Total assets..............................   $ 7,794.5    $ 7,608.8    $ 6,874.8   $ 7,057.0  $ 6,654.7  $ 6,541.0  $ 7,060.0
Long-term debt, including current
maturities................................     1,237.8      1,034.0        817.1       822.1      718.2      733.8      744.4
Stockholders' equity......................     4,108.3      4,073.1      3,902.1     4,015.5    3,854.8    3,783.8    3,666.8
Book value per common share...............   $   33.46    $   33.17    $   33.01   $   34.19  $   32.73  $   32.24  $   30.56

- ---------------
* Derived from unaudited interim data.
   SEE NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PARAMOUNT.

     NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PARAMOUNT

     Effective May 1, 1993, Paramount adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," by restating its prior period financial statements beginning November 1, 1988. The cumulative effect of this accounting change was a charge of $56.5 million, which is included in net earnings for the year ended October 31, 1989.

      (a)  Includes a pre-tax gain of $11.0 million, related to the sale of securities received as a non cash distribution from an unconsolidated affiliate.
           Includes pre-tax charges of $27.2 million for costs incurred in the Paramount Merger, consisting principally of finance, legal, consulting and other fees and an $18.8 million increase in reserves previously established for discontinued operations.
           Reflects operating losses at USA Networks, Paramount's 50%-owned cable networks, due largely to a $78 million pre-tax charge, the majority of which was recorded in December 1993, to adjust the carrying value of certain broadcast rights to net realizable value because of the under performance of certain series programming of which Paramount recorded its share.
      (b)  Includes an after-tax charge of $26.0 million, related to the write-down to net realizable value of certain
           Publishing operations real estate, expected to be sold, and a provision for relocation costs in connection with Paramount's planned move of its Publishing operations and Paramount's corporate headquarters.
           Effective November 1, 1992, Paramount adopted SFAS No. 106, "Employers' Accounting for Postretirement
           Benefits Other Than Pensions." Paramount has elected to record the cumulative effect of the accounting change as a charge against income as of November 1, 1992, resulting in a one-time charge of $66.9 million, net of income taxes of $34.5 million.
      (c)  Net earnings for the year ended October 31, 1991 includes a $35.4 million after-tax charge, the majority of which was related to a provision for write-downs of certain motion picture and television development commitments and entertainment reorganization costs.
      (d)  During the year ended October 31, 1989, Paramount completed a major reevaluation of its Publishing business and, as a result, recorded an $84.3 million after-tax charge, a portion of which was related to the write-down of obsolete inventory and the carrying value of pre-publication costs to reflect a more conservative estimate of the life cycle of various publishing products. Further, this charge included provisions related to certain royalty advances, book returns and capitalized database costs, as well as a charge related to a restructuring plan to modify certain publishing systems and other adjustments to the carrying value of certain assets and liabilities on Publishing's balance sheet.
           Includes an after-tax gain of approximately $1.2 billion on the sale of Associates First Capital Corporation,
           Paramount's former consumer/commercial finance business. In addition, Paramount recorded an after-tax charge of $30.8 million to provide for additional costs applicable to certain operations previously discontinued.
           Earnings for fiscal 1989 also include an after-tax charge of $48.3 million for costs incurred in Paramount's bid to acquire Time Incorporated. In addition, in fiscal 1989 Paramount sold Prentice Hall Information
           Services and Prentice Hall Information Network, two units of its Publishing operations, resulting in an after-tax gain of $7.4 million.
           In December 1988, Paramount completed the sale of a 50% interest in its domestic motion picture theater operations for approximately half of Paramount's purchase price. The results for fiscal 1989 reflect the gain on this sale of $5.6 million, net of income taxes of $3.3 million.

Certain Acquisitions and Dispositions

           In February 1994, Paramount acquired Macmillan Publishing Company and certain other publishing assets of
           Macmillan, Inc. (together, "Macmillan") for approximately $553 million (the "Macmillan Acquisition").

           In September 1993, Paramount purchased television station WKBD-TV in Detroit from Cox Enterprises Inc. for approximately $105 million.

           In May 1993, Paramount purchased the remaining 80% it did not own of Canada's Wonderland, Inc., later renamed
           Paramount Canada's Wonderland, Inc., a Canadian theme park, for approximately $52 million.

           In August and October 1992, Paramount acquired Kings Entertainment Company and Kings Island Company,
           respectively, later renamed Paramount Parks, which own and operate regional theme parks, for a total of approximately $400 million.

           In November 1991, Paramount acquired Macmillan Computer Publishing, later renamed Prentice Hall Computer
           Publishing, a leading publisher of personal computer and related technical books, for approximately $158 million.

           In March 1990, Paramount acquired Computer Curriculum Corporation, which develops and markets computer-based learning systems, for approximately $75 million.

           In December 1989, Paramount acquired a preferred and common stock equity interest in Paramount Stations Group
           ("PSG"), formerly TVX Broadcast Group Inc., which owns and operates independent television stations, for approximately $110 million. Paramount also acquired PSG debt obligations for approximately $34 million. In
           April 1990, Paramount was granted the right by the FCC to assume control of PSG. Paramount did so by converting preferred stock into common stock and, consequently, began reflecting its operations on a consolidated basis. In July and October 1990, Paramount purchased additional shares of PSG stock for $3.5 million and $4.3 million, respectively. In February 1991, Paramount, through a merger, acquired the remaining outstanding shares of PSG for approximately $62 million.

           In October 1989, Paramount sold Associates First Capital Corporation, its former consumer/commercial finance business, for $3.35 billion. Paramount realized net proceeds of approximately $2.6 billion and reported a gain of approximately $1.2 billion, net of income taxes of $763.4 million. In addition, in fiscal 1989
           Paramount sold Prentice Hall Information Services and Prentice Hall Information Network, two units of its
           Publishing operations, resulting in an after-tax gain of $7.4 million.

                 SELECTED UNAUDITED PRO FORMA FINANCIAL DATA OF
                                     VIACOM
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     The following selected unaudited pro forma financial data of Viacom for the six months ended or at June 30, 1994 and the twelve months ended December 31, 1993 gives effect to (i) the Paramount Merger, which is accounted for under the purchase method of accounting, (ii) the elimination of the outstanding Paramount Common Stock, (iii) the issuance of the Paramount Merger Consideration, (iv) the sale of Viacom's one-third partnership interest in LIFETIME and (v) certain acquisitions by Paramount, including the Macmillan Acquisition (collectively, the "Viacom Pro Forma Events") as if such events occurred at the beginning of the periods presented for results of operations data. The unaudited pro forma statement of operations data for the six months ended June 30, 1994 and the year ended December 31, 1993 was based upon the statements of operations of Viacom for the six months ended June 30, 1994 and year ended December 31, 1993, respectively, and of Paramount for the two months ended February 28, 1994 and the nine months ended January 31, 1994 combined with the three months ended April 30, 1993, respectively. Financial information for Paramount subsequent to the completion of the Offer is included in Viacom's historical information. Such unaudited pro forma balance sheet data gives effect to the Viacom Pro Forma Events as if they had occurred on June 30, 1994. The selected unaudited pro forma combined financial data was derived from, and should be read in conjunction with, the unaudited pro forma combined condensed financial statements and the notes thereto appearing elsewhere in the Proxy Statement/Prospectus. See "Unaudited Pro Forma Combined Condensed Financial Statements Viacom/Combined Company." The unaudited pro forma data are not necessarily indicative of the combined results of operations or financial position that would have occurred if the Viacom Pro Forma Events had been in effect at the beginning of the period nor are they necessarily indicative of future operating results.

                                                                                SIX MONTHS
                                                                                ENDED OR AT        YEAR ENDED
                                                                               JUNE 30, 1994   DECEMBER 31, 1993
                                                                              ---------------  ------------------
RESULTS OF OPERATIONS DATA:
Revenues....................................................................   $     3,324.0       $  7,028.9
Earnings from operations....................................................           137.1            547.3
Loss before extraordinary item, cumulative effect of change in accounting
principle and preferred stock dividend requirements.........................          (262.0)           (4.2)
Loss attributable to common stock before extraordinary item and cumulative
effect of change in accounting principle....................................          (307.0)          (94.2)
Loss per common share before extraordinary item and cumulative effect of
change in accounting principle..............................................   $       (1.47)      $   (0.47)
BALANCE SHEET DATA:
Total assets................................................................   $    17,618.6               NA
Long-term debt, including current maturities................................         7,934.4               NA
Stockholders' equity:
  Preferred.................................................................         1,800.0               NA
  Common....................................................................         3,241.8               NA
Book value per common share.................................................   $       16.17               NA

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
                                  BLOCKBUSTER
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     The following table sets forth certain selected historical consolidated financial data of Blockbuster and has been derived from and should be read in conjunction with the audited consolidated financial statements of Blockbuster, including the notes thereto, and the unaudited interim consolidated financial statements of Blockbuster, including the notes thereto, which are incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference." The notes to the audited consolidated financial statements and unaudited interim consolidated financial statements disclose, among other matters, certain business acquisitions and certain other transactions. Unaudited interim data for the six months ended June 30, 1994 and 1993 reflect, in the opinion of management of Blockbuster, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of such data. Results of operations for the six months ended June 30, 1994 are not necessarily indicative of results which may be expected for any other interim or annual period.

                                                   SIX MONTHS ENDED
                                                       JUNE 30,                       YEAR ENDED DECEMBER 31,
                                                 --------------------  ------------------------------------------------------
                                                  1994        1993      1993(A)     1992(B)    1991(C)     1990      1989(D)
                                                 ---------  ---------  ----------  ---------  ---------  ---------  ---------
RESULTS OF OPERATIONS DATA:
Revenue........................................  $ 1,372.8  $   925.9  $  2,227.0  $ 1,315.8  $   961.6  $   699.7  $   421.9
Earnings from operations.......................      238.5      158.7       423.0      242.9      161.1      122.1       76.9
Earnings before income taxes...................      215.2      145.9       389.8      231.2      141.0      103.7       67.5
Net earnings...................................  $   135.6  $    92.7  $    243.6  $   148.3  $    89.1  $    65.9  $    42.7
Net earnings per share--assuming full
dilution(e)....................................  $     .53  $     .44  $     1.10  $     .76  $     .51  $     .39  $     .26
Cash dividends declared per common share.......  $     .05  $    .045  $     .095  $     .06         --         --         --

                                                                                   AT DECEMBER 31,
                                                  AT JUNE 30,   ------------------------------------------------------
                                                      1994         1993       1992       1991       1990       1989
                                                  ------------  ----------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Total assets....................................   $  4,814.7   $  3,521.0  $ 1,540.7  $   893.3  $   702.1  $   468.9
Total debt, including current maturities........      2,152.0        612.6      373.5      214.2      253.9      178.0
Stockholders' equity............................      2,020.1      2,123.4      787.3      480.5      319.4      210.2
Book value per common share.....................   $     8.11   $     8.58  $    3.98  $    2.84  $    2.04  $    1.39

  SEE NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF BLOCKBUSTER.

          NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
                                  BLOCKBUSTER

     Financial data for all periods presented is restated to reflect Blockbuster's merger with WJB Video Limited Partnership and certain of its affiliates ("WJB") in August 1993, which was accounted for under the pooling of interests method of accounting.

      (a)  In April 1993, Blockbuster acquired a majority of Spelling Entertainment's outstanding common stock. In
           November 1993, Blockbuster acquired all of the outstanding capital stock of Super Club Retail Entertainment
           Corporation and subsidiaries ("Super Club"). These transactions were accounted for under the purchase method of accounting and, accordingly, the results of operations of Spelling Entertainment and Super Club subsequent to their acquisition are included in Blockbuster's consolidated financial statements. At December 31, 1993,
           Blockbuster owned 45,658,640 shares of common stock of Spelling Entertainment, representing approximately
           70.5% of its outstanding shares.
      (b)  In February 1992, Blockbuster acquired substantially all of the outstanding ordinary shares of Cityvision plc
           ("Cityvision"). The transaction was accounted for under the purchase method of accounting and, accordingly, the results of operations of Cityvision subsequent to that time are included in Blockbuster's consolidated financial statements. In November 1992, Blockbuster acquired all of the outstanding common stock of Sound
           Warehouse, Inc. (together with its subsidiary, "Sound Warehouse") and Show Industries, Inc. ("Show
           Industries"). These transactions were accounted for under the purchase method of accounting and, accordingly, the results of operations of Sound Warehouse and Show Industries subsequent to that time are included in
           Blockbuster's consolidated financial statements.
      (c)  Effective April 1991, Blockbuster acquired all of the outstanding shares of capital stock of Erol's Inc.
           ("Erol's"). The transaction was accounted for under the purchase method of accounting and, accordingly, the results of operations of Erol's subsequent to that time are included in Blockbuster's consolidated financial statements.
      (d)  In January 1989, a wholly owned subsidiary of Blockbuster was merged into Major Video Corp. ("Major Video").
           In August 1989, Blockbuster acquired Video Superstore Master Limited Partnership ("VSMLP"), then its largest franchise owner. These transactions were accounted for under the pooling of interests method of accounting.
           Accordingly, financial data has been restated as if Blockbuster, Major Video and VSMLP had operated as one entity since inception.
      (e)  Net earnings per share has been adjusted to reflect two-for-one splits of Blockbuster Common Stock in May
           1989 and March 1991.

                 SELECTED UNAUDITED PRO FORMA FINANCIAL DATA OF
                                  BLOCKBUSTER
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     The following selected unaudited pro forma financial data of Blockbuster for the year ended December 31, 1993, gives effect to (i) the acquisition of Super Club, (ii) the acquisition of a majority of the outstanding common stock of Spelling Entertainment, (iii) a $600 million and a $1.25 billion investment in Viacom and related borrowings to finance such investments and (iv) the sale of 14.65 million shares of Blockbuster Common Stock (collectively, the "Blockbuster Pro Forma Events"). The acquisitions referred to in (i) and (ii) above were accounted for under the purchase method of accounting. The unaudited pro forma statement of operations data for the year ended December 31, 1993, was prepared based upon the results of operations of Blockbuster for the year ended December 31, 1993, Super Club for the eleven months ended November 20, 1993, and Spelling Entertainment for the three months ended March 31, 1993. Financial information subsequent to the acquisition of Super Club and the acquisition of a majority of the outstanding common stock of Spelling Entertainment is included in the Blockbuster historical financial information. The unaudited pro forma statement of operations data presents the Blockbuster Pro Forma Events as if they had occurred at the beginning of the period presented. The Blockbuster historical balance sheet at June 30, 1994 and statement of operations for the six months ended June 30, 1994 reflect substantially all of the Blockbuster Pro Forma Events. The selected unaudited pro forma financial data was derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Consolidated Statement of Operations of Blockbuster and the notes thereto appearing elsewhere in this Proxy Statement/Prospectus. See "Blockbuster, Super Club and Spelling Entertainment Unaudited Pro Forma Condensed Consolidated Statement of Operations." The unaudited pro forma financial data is not necessarily indicative of the results of operations that would have occurred if the Blockbuster Pro Forma Events had been in effect at the beginning of the period indicated nor are they necessarily indicative of future operating results or financial position.

                                                                                YEAR ENDED
                                                                                DECEMBER 31,
                                                                                    1993
                                                                                -------------
RESULTS OF OPERATIONS DATA:
Revenue.......................................................................   $   2,595.2
Earnings from operations......................................................         434.9
Net earnings from continuing operations.......................................         224.8
Net earnings per share from continuing operations--assuming full dilution.....   $      0.92

            SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA OF
                              THE COMBINED COMPANY
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

     The following selected unaudited pro forma combined financial data gives effect to (i) the Viacom Pro Forma Events, (ii) the Merger, which will be accounted for under the purchase method of accounting, (iii) the elimination of all of the outstanding Blockbuster Common Stock, (iv) the elimination of all the Series A Preferred Stock and Viacom Class B Common Stock held by Blockbuster,
(v) the issuance of the Merger Consideration, (vi) the Blockbuster Pro Forma Events (collectively, the "Pro Forma Events") and (vii) the MSG Sale, as if such Pro Forma events and MSG Sale occurred at the beginning of the periods presented for results of operations data. The unaudited pro forma statement of operations data for the six months ended June 30, 1994 was prepared based upon the statements of operations of Viacom and Blockbuster for the six months ended June 30, 1994 and of Paramount for the two months ended February 28, 1994. The unaudited pro forma statements of operations data for the year ended December 31, 1993 was prepared based upon the statements of operations data of Viacom and Blockbuster for the year ended December 31, 1993 and of Paramount for the nine months ended January 31, 1994 combined with the three months ended April 30, 1993. The following selected unaudited pro forma combined balance sheet data was prepared based upon the balance sheet data of Viacom and Blockbuster at June 30, 1994. Financial information for Paramount subsequent to the completion of the Offer is included in Viacom's historical information. Such unaudited pro forma balance sheet data give effect to the Pro Forma Events as if they occurred on June 30, 1994. The selected unaudited pro forma combined financial data was derived from, and should be read in conjunction with, the unaudited pro forma combined condensed financial statements and the notes thereto appearing elsewhere in this Proxy Statement/Prospectus. See "Unaudited Pro Forma Combined Condensed Financial Statements Viacom/Combined Company." The unaudited pro forma data are not necessarily indicative of the combined results of operations or financial position that would have occurred if the Pro Forma Events had been in effect at the beginning of the period or on the date indicated nor are they necessarily indicative of future operating results or financial position of the combined company.

                                                                                                   COMBINED COMPANY AND
                                                                   COMBINED COMPANY                      MSG SALE
                                                           --------------------------------  --------------------------------
                                                            SIX MONTHS                        SIX MONTHS
                                                            ENDED OR AT   YEAR ENDED OR AT    ENDED OR AT   YEAR ENDED OR AT
                                                           JUNE 30, 1994  DECEMBER 31, 1993  JUNE 30, 1994  DECEMBER 31, 1993
                                                           -------------  -----------------  -------------  -----------------
RESULTS OF OPERATIONS DATA:
Revenues.................................................   $   4,696.8      $   9,624.1      $   4,457.6       $ 9,290.2
Earnings from operations.................................         303.4            837.9            293.4           845.0
Earnings (loss) before extraordinary item, cumulative
  effect of change in accounting principle and preferred
  stock dividend requirements............................        (215.0)            57.9           (207.8)           87.5
Earnings (loss) attributable to common stock before
  extraordinary item and cumulative effect of change in
  accounting principle...................................        (245.0)            (2.1)          (237.8)           27.5
Primary earnings (loss) per common share before
  extraordinary item and cumulative
  effect of change in accounting principle...............   $     (0.68)     $     (0.01)     $     (0.66)      $    0.07
BALANCE SHEET DATA:
Total assets.............................................   $  26,592.0               NA      $  25,514.6              NA
Long-term debt, including current maturities.............      10,086.4               NA          9,376.4              NA
Stockholders' equity:
  Preferred..............................................       1,200.0               NA          1,200.0              NA
  Common.................................................      10,020.6               NA          9,745.6              NA
Book value per common share..............................   $     26.98               NA      $     26.24              NA

                            COMPARATIVE STOCK PRICES

     Viacom Common Stock is listed on the AMEX. Blockbuster Common Stock is listed on the NYSE. The following table sets forth, for the periods indicated, the high and low sales prices per share of Viacom Common Stock and Blockbuster Common Stock as reported on the AMEX and NYSE Composite Transaction Tape, respectively.

                                                                             VIACOM                VIACOM         BLOCKBUSTER
                                                                            CLASS A               CLASS B          COMMON
                                                                        COMMON STOCK(A)       COMMON STOCK(A)       STOCK
                                                                      --------------------  --------------------  ---------
                                                                        HIGH        LOW       HIGH        LOW       HIGH
                                                                      ---------  ---------  ---------  ---------  ---------
1992
  First Quarter.....................................................  $  37 1/4  $  32 1/8  $  36 1/2  $  31 1/4  $  15
  Second Quarter....................................................     38 1/2     32 3/8     36 7/8     30 1/2     15 7/8
  Third Quarter.....................................................     34 7/8     30 7/8     32 7/8     29         13 3/4
  Fourth Quarter....................................................     44         28 1/8     41 7/8     27         19 1/2
1993
  First Quarter.....................................................  $  46 1/2  $  37 1/2  $  44 1/8  $  35 1/4  $  20 1/8
  Second Quarter....................................................     52 5/8     37 1/8     49 1/2     36         21 7/8
  Third Quarter.....................................................     67 1/2     50 1/2     61 1/4     45 3/4     30 1/8
  Fourth Quarter....................................................     66 1/2     47         60 1/2     40 3/8     34 1/4
1994
  First Quarter.....................................................  $  49 3/4  $  28 1/8  $  45      $  23 3/4  $  31 3/8
  Second Quarter....................................................     34 1/4     24 1/2     32 1/2     21 3/4     29
  Third Quarter through August 26...................................     41 1/4     33 7/8     36 5/8     30 1/4     28 1/2


                                                                         LOW
                                                                      ---------
1992
  First Quarter.....................................................  $  11 7/8
  Second Quarter....................................................     12 1/8
  Third Quarter.....................................................     11 1/8
  Fourth Quarter....................................................     12 3/8
1993
  First Quarter.....................................................  $  15 3/4
  Second Quarter....................................................     16 3/4
  Third Quarter.....................................................     21 3/8
  Fourth Quarter....................................................     24 1/2
1994
  First Quarter.....................................................  $  23 3/8
  Second Quarter....................................................     23 7/8
  Third Quarter through August 26...................................     25


- ---------------
(a) For the first through fourth quarters of 1992, NAI purchased 40,500, 19,000, 35,900 and 76,200 shares of Viacom Class A Common Stock, and 35,700, 32,100, 44,100 and 139,900 shares of Viacom Class B Common Stock, in each case respectively. For the first through third quarters of 1993, NAI purchased 55,300, 121,800 and 113,100 shares of Viacom Class A Common Stock, and 47,600, 135,100 and 413,600 shares of Viacom Class B Common Stock, in each case respectively. Since the end of the third quarter of 1993, NAI has not purchased any shares of Viacom Common Stock. All purchases were made pursuant to a publicly reported buying program initiated by NAI in August 1987 which has been designed to comply with applicable securities regulations.

     On January 6, 1994, the last trading day before the announcement of the Merger Agreement, the last sales prices of Viacom Class A Common Stock, Viacom Class B Common Stock and Blockbuster Common Stock, as reported on the AMEX and the NYSE Composite Transactions Tape, were $47 per share, $42 3/4 per share and $29 7/8 per share, respectively.

     On August 26, 1994, the last trading day before the printing of this Proxy Statement/Prospectus, the last sales prices of Viacom Class A Common Stock, Viacom Class B Common Stock and Blockbuster Common Stock, as reported on the AMEX and the NYSE Composite Transactions Tape, were $38 1/4 per share, $33 5/8 per share and $26 per share, respectively.

     The market prices of shares of Viacom Class A Common Stock, Viacom Class B Common Stock and Blockbuster Common Stock are subject to fluctuation. As a result, Viacom and Blockbuster stockholders are urged to obtain current market quotations.

     On August 18, 1994, there were approximately 6,998 holders of record of Viacom Class A Common Stock and approximately 14,957 holders of record of Viacom Class B Common Stock. On August 12, 1994, there were approximately 13,068 holders of record of Blockbuster Common Stock.

                           COMPARATIVE PER SHARE DATA

     Set forth below are historical earnings (loss) before extraordinary item and cumulative effect of change in accounting principle, cash dividends declared and book value per common share data of Viacom and Blockbuster and the respective unaudited pro forma per common share data for the combined company. Pro forma equivalent per share information of Blockbuster is also presented below. The combined company unaudited pro forma data gives effect to (i) the Pro Forma Events and (ii) the Pro Forma Events and the MSG Sale, as if such events occurred for balance sheet purposes at the balance sheet date and for statement of operations purposes at the beginning of the periods presented. Unaudited pro forma data for the combined company was prepared based upon (i) Viacom and Blockbuster statement of operations and balance sheet data for the six months ended or at June 30, 1994 and the respective statement of operations data for the twelve months ended December 31, 1993, and (ii) Paramount's statement of operations data for the two months ended February 28, 1994, and for the nine months ended or at January 31, 1994 and the three months ended April 30, 1993 combined. The information set forth below should be read in conjunction with the respective audited and unaudited consolidated financial statements of Viacom, Paramount and Blockbuster, including the notes thereto, and the Combined Company Unaudited Pro Forma Combined Condensed Financial Statements appearing elsewhere in this Proxy Statement/Prospectus.


                                                                                SIX MONTHS
                                                                                ENDED OR AT     YEAR ENDED OR AT
                                                                               JUNE 30, 1994    DECEMBER 31, 1993
                                                                              ---------------  -------------------
BLOCKBUSTER--HISTORICAL:
Earnings per share before extraordinary
  item and cumulative effect of change
  in accounting principle--assuming full dilution...........................     $    0.53          $    1.10
Cash dividends declared per common share....................................     $    0.05          $   0.095
Book value per common share.................................................     $    8.11          $    8.58
VIACOM--HISTORICAL:
Earnings (loss) per share before extraordinary item and cumulative effect of
change in accounting principle..............................................     $   (1.57)         $    1.30
Cash dividends declared per common share(a).................................        --                 --
Book value per common share.................................................     $   13.45          $    7.60

                                                                                           COMBINED COMPANY AND
                                                        COMBINED COMPANY                         MSG SALE
                                               ----------------------------------  ------------------------------------
                                                SIX MONTHS                           SIX MONTHS
                                                ENDED OR AT    YEAR ENDED OR AT      ENDED OR AT     YEAR ENDED OR AT
                                               JUNE 30, 1994   DECEMBER 31, 1993    JUNE 30, 1994    DECEMBER 31, 1993
                                               -------------  -------------------  ---------------  -------------------
PRO FORMA:
Earnings (loss) per share attributable to
  common stock before extraordinary item and
  cumulative effect of change in accounting
  principle..................................    $   (0.68)        $   (0.01)         $   (0.66)         $    0.07
Cash dividends declared per common
  share(a)...................................          --                --                 --                 --
Book value per common share..................    $   26.98                NA          $   26.24                NA
BLOCKBUSTER--PRO FORMA EQUIVALENT PER SHARE
  INFORMATION:
Earnings (loss) per share attributable to
  common stock before extraordinary item and
  cumulative effect of change in accounting
  principle(b)...............................    $   (0.46)              --           $   (0.45)         $    0.05
Cash dividends declared per common share.....          --                --                 --                 --
Book value per common share(b)...............    $   18.51               --           $   18.00                NA
Equivalent market value(c)...................    $   30.05         $   30.05          $   30.05          $   30.05

                                                  (Footnotes on following page)

(Footnotes for preceding page)

- ---------------

      (a)  Cash dividends declared per common share does not reflect dividends paid on the preferred stock of Viacom.
      (b)  Blockbuster pro forma per share amounts were calculated assuming the issuance of 0.08 of a share of Viacom
           Class A Common Stock and 0.60615 of a share of Viacom Class B Common Stock in exchange for each of the approximately 249.2 million shares of Blockbuster Common Stock outstanding as of June 30, 1994 (other than shares owned by Viacom or any direct or indirect wholly owned subsidiary of Blockbuster or Viacom) in accordance with the Merger Agreement. This exchange results in stockholders of Blockbuster receiving approximately 0.69 of a share of the combined company in exchange for each share of Blockbuster Common Stock.
           This factor of 0.69 is applied to the combined company pro forma earnings and book value per common share amounts.
      (c)  Blockbuster equivalent market value was calculated by (i) applying the 0.08 and 0.60615 share exchange ratios to the closing prices of the Viacom Class A Common Stock and Viacom Class B Common Stock, respectively and
           (ii) applying the assumed exchange ratio of 0.13544 of a share of Viacom Class B Common Stock per VCR to the closing price of Viacom Class B Common Stock. The VCR market value described in the foregoing clause (ii)
           represents $4.89 of the equivalent market value. Closing prices of Viacom Class A Common Stock and Viacom
           Class B Common Stock were based on closing sales prices on the AMEX Composite Transactions Tape on August 15,
           1994.

                                  INTRODUCTION


     This Proxy Statement/Prospectus is being furnished to stockholders of Viacom in connection with the solicitation of proxies by the Board of Directors of Viacom for use at the Viacom Special Meeting to be held at the Museum of Television & Radio, 25 West 52nd Street, New York, New York, on September 29, 1994, at 10:30 a.m., New York time, and at any adjournment or postponement thereof.



     This Proxy Statement/Prospectus is also being furnished to stockholders of Blockbuster in connection with the solicitation of proxies by the Board of Directors of Blockbuster for use at the Blockbuster Special Meeting to be held at the Broward Center for the Performing Arts, Fort Lauderdale, Florida, on September 29, 1994, at 11:00 a.m., local time, and at any adjournment or postponement thereof.



     This Proxy Statement/Prospectus also constitutes a prospectus of Viacom with respect to 22,134,256 shares of Viacom Class A Common Stock, 205,970,317 shares of Viacom Class B Common Stock and 276,678,196 VCRs, each representing the right to receive up to an additional 0.13829 of a share of Viacom Class B Common Stock, issuable to the holders of Blockbuster Common Stock in the Merger.


                                 THE COMPANIES

VIACOM

     Viacom's principal assets are its 100% ownership of Viacom International and Paramount.
See "--Recent Developments." The principal executive offices of Viacom are located at 200 Elm Street, Dedham, Massachusetts 02026.

  VIACOM INTERNATIONAL

     Viacom International is a diversified entertainment and communications company with operations in four principal segments: Networks, Entertainment, Cable Television and Broadcasting.


     VIACOM NETWORKS. Viacom Networks is comprised of MTV Networks ("MTVN") and SNI.


     MTV Networks. MTVN operates three 24 hours-a-day, advertiser-supported,
     ------------
basic cable services in the U.S.: MTV: MUSIC TELEVISION, VH-1/VIDEO HITS ONE, and NICKELODEON/NICK AT NITE. Internationally, MTVN operates MTV EUROPE and MTV LATINO. In September 1993, MTVN launched Nickelodeon UK, a joint venture with a subsidiary of British Sky Broadcasting Limited. MTVN has licensing arrangements covering the distribution of regionally specific program services called MTV:
MUSIC TELEVISION in Asia, Japan and Brazil.

     MTV. At June 30, 1994, MTV was licensed to approximately 52.4 million domestic cable subscribers (based on subscriber counts provided by each cable system). According to the June 1994 sample reports issued by the A.C. Nielsen Company (the "Nielsen Report"), MTV reached approximately 58.6 million subscriber households. In addition to music videos, MTV offers regularly scheduled youth-oriented programming such as the animated BEAVIS & BUTT-HEAD SHOW and specials such as the Annual MTV Video Music Awards and the MTV Movie Awards, public affairs campaigns and series such as UNPLUGGED. MTV successfully merchandised BEAVIS & BUTT-HEAD in 1993 featuring an album released by Geffen Records and a book published by a division of Simon & Schuster. MTV's CHOOSE OR LOSE political awareness campaign, which included studio interviews with candidates Bill Clinton and Al Gore, extensively promoted the registration of hundreds of thousands of new young voters. MTV's UNPLUGGED features live acoustical performances by artists such as Eric Clapton, Rod Stewart and 10,000 Maniacs. MTV licenses the distribution of UNPLUGGED home video versions of these performances. MTV Productions was formed in 1993 to develop and produce theatrical motion pictures and television programs, including the joint development of a theatrical motion picture based on JOE'S APARTMENT with Geffen Pictures for distribution by Warner Bros.

     Nickelodeon. At June 30, 1994, NICKELODEON was licensed to approximately
53.9 million cable subscribers and NICK AT NITE was licensed to approximately
53.6 million cable subscribers (based on subscriber counts provided by each cable system). According to the Nielsen Report, NICKELODEON and NICK AT NITE each reached approximately 60.6 million subscriber households. In 1993, NICKELODEON, the first network for kids, expanded its successful NICKTOONS, NICKELODEON's original animated programming, with the introduction of ROCKO'S MODERN LIFE in addition to THE REN & STIMPY SHOW, DOUG and RUGRATS. NICKELODEON also exhibits, on Saturday nights, SNICK, its first prime-time block of original NICKELODEON programming. MTVN, in cooperation with MCA Inc. ("MCA"), operates NICKELODEON STUDIOS FLORIDA at Universal Studios in Orlando, Florida, which combines state-of-the-art television production facilities with interactive features that demonstrate the operation of NICKELODEON's studios from a kid's perspective. In June 1993, NICKELODEON launched NICKELODEON MAGAZINE, a bi-monthly children's magazine. In April 1993, NICKELODEON and Sony Music entered into an agreement for Sony to manufacture and distribute NICKELODEON audio and video products in the U.S. and Canada through its Sony Wonder Children's label.

     VH-1. At June 30, 1994, VH-1 was licensed to approximately 45.4 million cable subscribers (based on subscriber counts provided by each cable system). According to the Nielsen Report, VH-1 reached approximately 49.1 million subscriber households. Created in 1985 to reach viewers aged 25 to 49, VH-1 provides music and lifestyle programming. VH-1 offers programs such as original and acquired comedy programming including STAND-UP SPOTLIGHT and Gallagher specials; FT: FASHION TELEVISION; and the ONE-TO-ONE series which profiles pop artists.

     MTVN has agreements with some U.S. record companies which, in exchange for cash and advertising time, license the availability of such companies' music videos for exhibition on MTV and on MTVN's other basic cable networks; a number of other record companies provide MTVN with music videos in exchange for promotional consideration only. The agreements generally provide that the videos are available for debut by MTVN and, in some cases, that videos are subject to exclusive periods on MTV. These record companies provide a substantial portion of the music videos exhibited on MTV and VH-1. MTVN is currently in negotiations for the renewal and extension of certain of its record company agreements. Although MTVN believes that these agreements will be renewed, there can be no assurance that the terms of such renewals will be as favorable as existing arrangements.

     A number of record companies have announced plans to launch music-based program services in the U.S. and internationally. For example, Sony Corp.'s Sony Music and Time Warner Inc.'s Time Warner Music Group are discussing the formation of a world wide music video program service with such other major record companies as EMI Music, a unit of Thorn EMI PLC, and Polygram.

     Comedy Central. Viacom International and HBO, through a 50-50 joint venture, operate COMEDY CENTRAL, a 24-hours-a-day, seven-days-a-week program service targeted to audiences ranging from the ages of 18 to 34. The format consists primarily of comedy programming, including movies, series, situation comedies, stand-up and sketch comedy, commentary, promotions, specials, game shows, talk shows and other original and acquired comedy programming. According to the Nielsen Report, COMEDY CENTRAL reached approximately 30.7 million subscriber households.


     Showtime Networks. SNI operates three 24-hours-a-day, commercial-free,
     -----------------
premium subscription services offered to cable television operators and other distributors: SHOWTIME, offering theatrically released feature films, comedy specials, dramatic series, boxing events, family programs and original movies; THE MOVIE CHANNEL, offering feature films and related programming including film festivals; and FLIX, an added-value premium subscription service featuring movies primarily from the 1960s, '70s and '80s which was launched on August 1, 1992. As of June 30, 1994, SHOWTIME, THE MOVIE CHANNEL and FLIX in the aggregate had approximately 12.4 million subscribers.


     SNI also provides special events, such as sports events, and feature films to licensees on a pay-per-view basis through its operation of SET Pay-Per-View, a division of Viacom International.

     Showtime Satellite Networks Inc., a subsidiary of SNI, packages for distribution to home satellite dish owners (on a direct retail basis) SHOWTIME, THE MOVIE CHANNEL, FLIX, Viacom Networks' basic cable program services, ALL NEWS CHANNEL, a 24-hour satellite-delivered news service which is a joint venture between Viacom Satellite News Inc., a subsidiary of Viacom International, and Conus Communications Company Limited Partnership, a limited partnership whose managing general partner is Hubbard Broadcasting, Inc., and certain third-party program services. Also, SNI offers SHOWTIME, THE MOVIE CHANNEL and FLIX to third-party licensees for subdistribution to home satellite dish owners.

     In addition to SNI's other motion picture licensing agreements, SNI and Sony Pictures Entertainment Inc. recently entered into a five-year agreement under which SNI has agreed to acquire the exclusive premium television rights to TriStar Pictures feature films. A continuation of SNI's previous three-year arrangement with TriStar, this new agreement includes all qualifying TriStar films theatrically released from 1994 through 1998, up to a maximum of 75 pictures.

     SNI has also recently entered into a seven-year agreement with Metro-Goldwyn-Mayer Inc. ("MGM") under which SNI has agreed to acquire the exclusive premium television rights to MGM and United Artists feature films. The agreement includes all qualifying pictures theatrically released from September 1, 1994 through August 31, 2001, up to a maximum of 150 pictures. The agreement also calls for SNI and MGM to co-finance the production of certain exclusive original movies to be produced for a U.S. premiere on SNI's program services.

     The cost of acquiring premium television rights to programming, including exclusive rights, is the principal expense of SNI. At December 31, 1993, in addition to such commitments reflected in Viacom's financial statements, SNI had commitments to acquire such rights at a cost of approximately $1.8 billion. Most of the $1.8 billion is payable within the next seven years as part of normal programming expenditures of SNI. These commitments are contingent upon delivery of motion pictures which are not yet available for premium television exhibition and, in many cases, have not yet been produced.

     SNI also arranges for the development and production of original programs and motion pictures that premiere on SHOWTIME through its operation of the Showtime Entertainment Group. The Showtime Entertainment Group's activities also now include operating Viacom Pictures, a division of Viacom International, which arranges for the development and production of motion pictures that are exhibited theatrically in foreign markets and premiere domestically on SHOWTIME.

     In addition to exhibiting the Showtime Entertainment Group's original programs and motion pictures on SNI's premium subscription services, SNI distributes certain Showtime Entertainment Group programming for foreign theatrical exhibition and exploitation in various other media worldwide.

     Viacom Networks has entered into an agreement as of August 27, 1992 with United States Satellite Broadcasting, Inc., a subsidiary of Hubbard Broadcasting, Inc., for the direct broadcast high-powered Ku-band satellite distribution ("DBS") of each of Viacom Networks' wholly owned basic cable and premium networks, expected to be offered beginning in 1994.


     See "--Recent Developments" below.



     ENTERTAINMENT. Viacom Entertainment is comprised of (i) Viacom Enterprises, which distributes television series such as ROSEANNE, THE COSBY SHOW, A DIFFERENT WORLD and various classic CBS network series such as I LOVE LUCY, feature films, made-for-television movies, mini-series and specials for television exhibition in various markets throughout the world, and also distributes television programs such as THE MONTEL WILLIAMS SHOW and NICK NEWS for initial United States television exhibition on a non-network ("first run") basis and for international television exhibition; (ii) Viacom Productions, which produces television series such as MATLOCK, starring Andy Griffith, and DIAGNOSIS MURDER, starring Dick Van Dyke, and other television properties both independently and in association with others primarily for initial exhibition on United States prime
                                       29
time network television; (iii) Viacom New Media, which develops, produces, distributes and markets interactive software for the stand-alone and other multimedia marketplaces, and includes ICOM Simulations, Inc. (predecessor to VNM, Inc.) an interactive software development company acquired by Viacom in May 1993. Viacom New Media released an interactive horror movie on CD-ROM entitled DRACULA UNLEASHED in the fourth quarter 1993 and is in the process of developing cartridge video games based on certain MTV Networks programs, such as BEAVIS & BUTT-HEAD and ROCKO'S MODERN LIFE, as well as original CD-ROM products and expects to participate in the development of interactive programming for the Viacom International/AT&T Castro Valley cable system project (described below); and (iv) Viacom World Wide, which explores and develops business opportunities in international markets primarily in cable and premium television. Viacom Enterprises and Viacom Productions have been consolidated with Paramount's television operations.


     CABLE TELEVISION. Viacom Cable owns and operates cable television systems serving approximately 1,117,000 customers as of June 30, 1994 in three regions of the United States: California, the Pacific Northwest and the Midwest. Viacom Cable has constructed a fiber optic cable system in Castro Valley, California to provide more channels with significantly better picture quality, and to accommodate testing of new services including an interactive on-screen programming guide known as StarSight (in which a consolidated affiliate of Viacom International currently has a 21.4% equity interest and has the right to increase its equity interest to 35% and in which Spelling Entertainment has a 5.8% equity interest), other interactive programs with Viacom New Media, video-on-demand premium services, multiplexed premium services, and advanced interactive video and data services. Viacom International has entered into an agreement with AT&T to test and further develop such services. As part of Viacom's strategic relationship with NYNEX, Viacom has granted NYNEX a right of first refusal with respect to providing telephony service upgrade expertise to Viacom Cable. See "--Recent Developments" below.



     BROADCASTING. Viacom Broadcasting owns and operates five network affiliated television stations. Viacom Broadcasting also operates 14 radio stations (two of which are under contract to be sold) in six of the top eight radio markets, with duopolies in Los Angeles, Seattle and Washington, D.C. Viacom Broadcasting owns and operates the following five television properties: KMOV-TV (CBS), St. Louis, MO; WVIT-TV (NBC), Hartford-New Haven, CT; WNYT-TV (NBC), Albany, NY; KSLA-TV
(CBS), Shreveport, LA; WHEC-TV (NBC), Rochester, NY and the following 14 radio stations: WLTW-FM, New York, NY; KXEZ-FM and KYSR-FM, Los Angeles, CA; WLIT-FM, Chicago, IL; WLTI-FM, Detroit, MI; WMZQ-AM/FM, WCXR-FM and WCPT-AM, Washington, D.C.; KBSG-AM/FM and KNDD-FM, Seattle, WA; KSOL-FM, San Francisco, CA; and KYLZ-FM, Santa Cruz/San Jose, CA. On November 1, 1993, Viacom Broadcasting exchanged KIKK-AM/FM, Houston, TX, for Westinghouse Broadcasting Company, Inc.'s WCXR-FM and WCPT-AM, Washington, D.C., and cash. Pursuant to the consent granted by the Federal Communications Commission ("FCC") to the transfer of control of the broadcast licenses of Paramount to Viacom, Viacom has undertaken to dispose of one of its two AM stations and one of its two FM stations serving Washington, D.C. See "--Recent Developments" below.


  PARAMOUNT

     The businesses of Paramount are entertainment and publishing. Entertainment includes the production, financing and distribution of motion pictures, television programming and prerecorded videocassettes and the operation of motion picture theaters, independent television stations, regional theme parks and Madison Square Garden. Publishing includes the publication and distribution of hardcover and paperback books for the general public, textbooks for elementary schools, high schools and colleges, and the provision of information services for business and professions.

     ENTERTAINMENT. Theatrical Motion Pictures. Paramount Pictures produces and/or finances feature motion pictures for exhibition in theaters and on television and for distribution by videocassettes and video discs. Motion pictures are produced by Paramount Pictures, produced by independent producers and financed in whole or in part by Paramount Pictures, or produced by others and acquired by Paramount Pictures. Each picture is, in effect, a separate and distinct product with its financial success dependent upon many factors, among which cost and public response are of fundamental importance. In the eleven-month period ended March 31, 1994, Paramount Pictures released 14 feature motion pictures. Paramount Pictures distributes its motion pictures for theatrical release outside the United States and Canada through United International Pictures, a company owned by Paramount Pictures, MCA and MGM.

     Most motion pictures are also licensed for exhibition on television, with fees generally collected in installments. License fees are recorded as revenue in the period that the films are available for telecast, which, among other reasons, may cause substantial fluctuation in Paramount Picture's operating results. At March 31, 1994, unrecognized revenues attributable to licensing of completed films from Paramount Pictures' license agreements were $579 million.

     Paramount Pictures has an exclusive pay television license agreement with HBO which includes new Paramount Pictures' motion pictures released theatrically through December 1997. Paramount Pictures also licenses its motion pictures to home and hotel/motel pay-per-view, airlines, schools and universities. Paramount Pictures also distributes its motion pictures for pay television release outside the United States and Canada through United International Pictures. In 1993, Paramount acquired a joint venture interest in HBO Pacific Partners, C.V. and granted to it a license to carry Paramount Pictures' motion pictures on pay television in Singapore, Thailand, the Philippines and other territories through 1999. Paramount Pictures has approximately 900 motion pictures in its library. United International Pictures and United Cinemas International (as described below) are the subject of various governmental inquiries by the Commission of the European Community and the Monopolies and Mergers Commission of the United Kingdom. Such inquiries are not expected to have a material effect on the business of Paramount.

     Television Programs. Paramount Pictures is engaged in the production and
     -------------------
istribution of series, mini-series, specials and made-for-television movies for network television, first-run syndication, pay and basic cable, videocassettes and video discs, and live television programming. The receipt and recognition of revenues for license fees for completed television programming in syndication is similar to that of feature films exhibited on television and, consequently, operating results are subject to substantial fluctuation. At March 31, 1994, the unrecognized revenues from such television license agreements were $188 million. Certain programs are licensed in exchange for cash and/or advertising time which Paramount Pictures retains and sells through its wholly owned affiliate, Premier Advertiser Sales. Premier Advertiser Sales also sells advertising time in programming distributed by third parties. Paramount Pictures' foreign television revenues include the licensing of series, mini-series and specials made for U.S. television and theatrical and made-for-television movies that are part of its television library. In addition, foreign television revenues also include revenues derived from distribution of television product acquired from independent producers.

     Home Video. Paramount Pictures sells videocassettes for the home video
     ----------
market, featuring its motion picture and television program library, acquisitions from third parties and programs made originally for the home video market. It also licenses this product for distribution on video disc. Paramount Pictures distributes its home video products outside the United States and Canada through Cinema International B.V., a joint venture with MCA.

     Theatrical Exhibition. Famous Players operates 461 screens in 113 theaters
     ---------------------
throughout Canada. Cinamerica, a joint venture with Time Warner Inc. ("Time Warner"), includes Mann and Festival Theaters and operates 341 screens in 66 theaters in California, Colorado, Arizona and Alaska. United Cinemas International, a joint venture with MCA, operates 247 screens in 26 theaters in the United Kingdom and Ireland, 42 screens in three theaters in Germany and 78 screens in 24 theaters in Spain. United Cinemas International plans to construct and operate additional theaters in the United Kingdom, Germany, Austria and Spain. It also manages, in six countries, 31 screens in 17 theaters which are owned by Cinema International Corporation, a joint venture with MCA.

     Television Broadcasting and Cable Television Networks. PSG owns and
     -----------------------------------------------------
operates seven television stations (two of which are under contract to be sold):
WTXF(TV), Philadelphia; KRRT(TV), San Antonio; WLFL(TV), Raleigh/Durham; WDCA-TV, Washington, D.C.; KTXA(TV), Dallas; KTXH(TV), Houston; and WKBD(TV), Detroit. Paramount and MCA jointly own USA Networks, which operates two national advertiser-supported basic cable television networks, USA Network and the Sci-Fi Channel. USA Network is one of the largest of its kind in the United States, reaching 62.2 million households. The Sci-Fi Channel reached 15.8 million households. Under the joint venture agreement for USA Networks between subsidiaries of Paramount and MCA, such subsidiaries and certain of their affiliates are restricted, subject to certain exceptions and unless the other party consents, from engaging outside of USA Networks in the business of providing to cable television systems national, video, advertiser-supported, basic cable entertainment networks or providing national video entertainment programming services to cable television systems and/or other entities on a pay-per-view basis. Although Paramount does not believe that these restrictions were violated by its business combination with Viacom, there can be no assurance that MCA might not seek damages or other relief in connection with the consummation of the Paramount Merger or the business activities that may be engaged in thereafter.

     Paramount and BHC Communications, Inc., which is majority-owned by Chris-Craft Industries, Inc., have formed the United Paramount Television Network which will provide prime-time television programming primarily to broadcast affiliates nationwide in competition with the three major networks and the Fox Broadcasting Network. The network is expected to begin operations in January 1995.

     Theme Parks. Paramount Parks owns and operates five regional theme parks:
     -----------
Paramount's Carowinds, in Charlotte, North Carolina; Paramount's Great America, in Santa Clara, California; Paramount's Kings Dominion, located near Richmond, Virginia; Paramount's Kings Island, located near Cincinnati, Ohio; and Paramount Canada's Wonderland, located near Toronto, Ontario. In May 1993, Paramount Parks acquired the 80% interest in Paramount Canada's Wonderland which it did not previously own. The majority of the theme parks' operating income is generated from May through September.


     Madison Square Garden. Madison Square Garden's activities include the
     ---------------------
operation of the Madison Square Garden Arena, which seats approximately 20,000 people, The Paramount, a theater which seats approximately 5,600 people, the New York Knickerbockers Basketball Club of the National Basketball Association and the New York Rangers Hockey Club of the National Hockey League. It also supplies and distributes television programming for cable systems principally in New York, New Jersey and Connecticut through the Madison Square Garden Network. Its programming includes its own sporting events and rights to the New York Yankees baseball games through the year 2000. In addition, Madison Square Garden produces, promotes and/or presents live entertainment, which includes television event production of the Miss Universe, Miss USA and Miss Teen USA pageants and auto thrill shows through SRO Motorsports. See "--Recent Developments" below.



     PUBLISHING. Paramount Publishing, which was renamed Simon & Schuster in May 1994, includes well-known imprints such as Simon & Schuster, Pocket Books, Prentice Hall, Silver Burdett Ginn and Computer Curriculum Corporation, among others. In February 1994, Paramount completed the acquisition of Macmillan for approximately $553 million. Macmillan Publishing, which includes such imprints as "Macmillan" and "Scribner's," published books and materials through five divisions-- College, Children's Books, Adult Trade, Reference and The Free Press, a publisher of scholarly social, political, behavioral and management science books--as well as Jossey-Bass, a publisher of books and periodicals for select professionals.


     Educational Publishing. The Elementary, Secondary, Higher Education and
     ----------------------
Educational Technology groups publish elementary, secondary and college textbooks and related materials, computer-based educational products, audiovisual products and vocational and technical materials under such imprints as "Prentice Hall," "Silver Burdett Ginn," "Silver Burdett Press," "Dillon Press," "New Discovery," "Crestwood House," "Julian Messner," "Allyn & Bacon," "Globe Fearon," "Modern Curriculum

Press," "Coronet/MTI Film & Video," "Computer Curriculum Corporation," "Simon & Schuster Workplace Resources," "Academic Reference," "Prentice Hall Regents," "Prentice Hall PTR," "American Teaching Aids," "Judy/Instructo," "Good Apple," "Ginn Press," "Alemany" and "Cambridge."

     Consumer Publishing. Simon & Schuster's Consumer group publishes and
     -------------------
distributes hardcover, trade paperback and mass market books and audio tapes and electronic products such as CD-ROMs. It publishes its hardcover trade books principally under the "Simon & Schuster," "Pocket Books," "Poseidon Press," "Little Simon," "Simon & Schuster Books for Young Readers," "Green Tiger", "Picture Book Studios" and "Rabbit Ears" imprints; its trade paperback books under the "Fireside" and "Touchstone" imprints; and its mass market paperbacks under the "Pocket Books," "Pocket Star," "Archway," "Washington Square Press" and "Minstrel" imprints. Audio cassettes are sold under the imprints "Audio Works" and "Sound Ideas." Books of other publishing companies, including "Harlequin" and "Silhouette" romance novels, books published under the imprints of "Baen," "Meadowbrook," "Picture Book Studios" and "Rabbit Ears," and audio cassettes under the "Nightingale Conant Audio" imprint are also distributed.

     The Consumer group also publishes or distributes consumer information and special-interest books, including "Prentice Hall" reference books; "Arco" college entrance and civil service test preparation material; "J.K. Lasser" tax guides; "Webster's New World," "Cassell's" and "Harrap's" bilingual dictionaries; travel books under the "Frommer's," "American Express," "Baedeker" and "Mobil" imprints; cookbooks under the "Betty Crocker" imprint; gardening books under the "Burpee" and "Horticulture" imprints; maps under the "Gousha" imprint; and "Monarch Notes" study guides.

     Business, Technical and Professional. The Business, Technical and
     ------------------------------------
Professional group publishes books, newsletters, looseleaf services and software for a variety of professional groups, including lawyers, accountants, tax professionals, business executives and the medical community. These materials are published under the "Prentice Hall," "Bureau of Business Practice," "Parker," "Prentice Hall Law and Business," "Appleton & Lange" and "New York Institute of Finance" imprints. It publishes Prentice Hall Computer Publishing computer reference books under the "Que," "Brady," "Sams," "New Riders," "Alpha Books" and "Hayden" imprints. In May 1994, Prentice Hall Computer Publishing was renamed Macmillan Computer Publishing. It also provides information and services to corporate attorneys and lending institutions, provides professional tax preparation and practice management software to accounting firms and law firms, licenses software designed to manage and maintain trademark and patent registrations for law firms and large corporations and provides business training programs to corporations. In May 1994, Simon & Schuster announced plans to divest certain units within this group.

     International. The international operations include publishing in Canada,
     -------------
the United Kingdom, Australia, Brazil, Mexico, Singapore, Japan and India primarily under the "Prentice Hall" and "Simon & Schuster" names as well as distribution of Simon & Schuster's products worldwide. Paramount also publishes German language computer books and software in Germany under the Markt & Technik name.

  STRATEGIC RELATIONSHIPS

     Viacom has entered into a strategic relationship with NYNEX Corporation ("NYNEX") pursuant to which NYNEX (i) invested $1.2 billion in the Series B Cumulative Convertible Preferred Stock, par value $.01 per share, of Viacom (the "Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Viacom Preferred Stock") and (ii) agreed to explore strategic partnership opportunities with Viacom. See "Description of Viacom Capital Stock--Viacom Preferred Stock." Viacom has also entered into a similar strategic relationship with Blockbuster. See "Certain Transactions Between Viacom and Blockbuster and With Their Stockholders."

  REGULATORY MATTERS

     The 1992 Cable Act amended the Communications Act of 1934. Rate regulations adopted in April 1993 by the FCC govern rates charged to subscribers for regulated tiers of cable service and became effective on September 1, 1993. On February 22, 1994, the FCC adopted additional rules (the "February 22nd Regulations") which were published by the FCC on March 30, 1994. The "benchmark" formula adopted as part of the regulations establishes an "initial permitted rate" which may be charged by cable operators for specified tiers of cable service. The regulations also establish the prices which may be charged for equipment used to receive these services. Based upon the February 22nd Regulations, the new formula may require up to approximately a 17% reduction of rates from those charged on September 30, 1992, rather than the 10% reduction required by the April 1993 regulations. The February 22nd Regulations also adopted interim standards governing "cost-of-service" proceedings pursuant to which a cable operator would be permitted to charge rates in excess of rates which it would otherwise be permitted to charge under such regulations, provided that the operator substantiates that its costs in providing services justify such rates.

     Based on its implementation of the April 1993 regulations and the February 22nd Regulations, including the use of cost-of-service proceedings in systems serving approximately 70,000 customers, Viacom estimates that it will recognize a reduction to revenue ranging from $42 million to $47 million on an annualized basis, substantially all of which will be reflected as a reduction in earnings from operations of its cable division. These estimates account for permitted rate increases scheduled to be implemented in September 1994. Viacom's ability to mitigate the effects of these new rate regulations by employing techniques such as the pricing and repricing of new or currently offered unregulated program services and ancillary services is uncertain. No such potential mitigating factors are reflected in the estimated reductions to revenues. The stated reduction to revenues has been mitigated to a small extent by higher customer growth due to lower primary service rates. Any required further reduction in rates could be similarly mitigated. Viacom also cannot predict the effect, if any, of cable system rate regulation on license fee rates payable by cable systems to program services such as those owned by Viacom.

     In a recent decision by the U.S. District Court for the Eastern District of Virginia, the Court declared the restrictions contained in the Communications Act of 1934, as amended (the "Communications Act"), on the provision of video programming by a telephone company in its local service area to be unconstitutional and has enjoined enforcement of these provisions. The Court has held that this decision is limited to the plaintiff in the case and does not apply to geographic areas outside of its jurisdiction. An appeal of the Court's holding of the unconstitutionality of such restrictions has been filed. The U.S. District Court for the Western District of the state of Washington has issued a similar decision, which is also limited in effect to the plaintiff in such case. Several similar suits have recently been filed in different jurisdictions by regional Bell Operating Companies (including NYNEX) ("BOCs") challenging the very same restrictions. In an interpretation of the current restrictions contained in the Communications Act, the FCC in 1992 established its "Video Dial Tone" policy. The Video Dial Tone policy is being challenged in court by cable interests as violating the Communications Act. It is also being challenged by telephone interests as not being liberal enough. The policy permits in-service-area delivery of video programming by a telephone company (a "telco", as further defined below) and exempts telcos from the Communications Act's franchising requirements so long as their facilities are capable of two-way video and are used for transmission of video programming on a common carrier basis, i.e., use of the facilities must be available to all programmers and program packagers on a non-discriminatory, first-come first-served basis. Telcos are also permitted to provide to facilities users additional "enhanced" services such as video gateways, video processing services, customer premises equipment and billing and collection. These can be provided on a non-common carrier basis. There are currently pending in Congress two principal bills (in the Senate,
S. 1822, the Communications Act of 1994 and in the House, H.R. 3626, the Antitrust and Communications Reform Act of 1994) which would, among other things, permit a BOC or a Regional Holding Company ("RHC"; a BOC or RHC, a "telco") to offer cable service under certain stated conditions including
                                       34
providing safeguards and transition rules designed to protect against anti-competitive activity by the telcos and cross-subsidization of a telco's cable business by the telco's charges to its telephone customers. These bills also generally eliminate state and local entry barriers which currently either prohibit or restrict an entity's (including a cable operator's) capacity to offer telecommunications services (including telephone exchange service) in competition with telcos and to interconnect on a non-discriminatory basis with telcos and utilize certain telco facilities in order to provide service in competition with a telco.

     The Modification of Final Judgment (the "MFJ") is the consent decree pursuant to which AT&T was reorganized and was required to divest its local telephone service monopolies. As a result, seven regional holding companies were formed (including NYNEX) comprised of operating companies within their regions. In addition, all territory in the continental United States served by the BOCs was divided into geographical areas termed Local Access and Transport Areas ("LATAs"). The MFJ restricts the RHCs, the BOCs and their affiliates from engaging in inter-LATA telecommunications services and from manufacturing telecommunications products. As a result of NYNEX's investment in Viacom, Viacom arguably could be considered an affiliate of an RHC for MFJ purposes. As a result, Viacom transferred certain of its operations and properties to an affiliated entity which will be consolidated into Viacom for financial reporting purposes. Neither the transfer nor the operations of the affiliate as an entity separate from Viacom will have a material effect on the financial condition or the results of operations of Viacom. S. 1822 and HR 3626 would, if enacted into law, eliminate the MFJ restrictions as they pertain to Viacom. Should the MFJ restrictions be eliminated or waived by the U.S. District Court for the District of Columbia, Viacom intends to retransfer the assets and operations, and any future appreciation in the value of such assets after such retransfer will be for the benefit of the holders of Viacom Common Stock.

  RECENT DEVELOPMENTS


     On August 27, 1994, Viacom entered into a definitive agreement pursuant to which Viacom agreed to sell the Madison Square Garden Corporation (which includes the Madison Square Garden Arena, The Paramount theater, the New York Knickerbockers, the New York Rangers and the Madison Square Garden Network) to a joint venture between ITT Corporation and Cablevision Systems
Corporation for gross proceeds of approximately $1,075,000,000. The closing of the transaction is subject to customary closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the approval of each of the National Basketball Association and the National Hockey League.



     On July 7, 1994, the Paramount Merger was completed. As a result of the Paramount Merger, Paramount has become a wholly owned subsidiary of Viacom. In connection with the Paramount Merger, assuming that all outstanding shares of Paramount Common Stock were exchanged, Viacom issued (i) 56,895,733 shares of Viacom Class B Common Stock, (ii) $1,069,870,000 principal amount of Viacom 8% Debentures, (iii) 56,895,733 CVRs, (iv) 30,567,739 Viacom Three-Year Warrants and (v) 18,340,643 Viacom Five-Year Warrants. See "Description of Viacom Capital Stock."



     On July 1, 1994, Viacom entered into the Viacom Credit Agreement, and Viacom International and certain of its subsidiaries entered into the Viacom International Credit Agreement.



     The Viacom Credit Agreement is comprised of (i) a $2.5 billion senior unsecured 2 1/2-year revolving short-term loan maturing December 31, 1996, (ii) a $1.8 billion senior unsecured 8-year reducing revolving loan maturing July 1, 2002 and (iii) a $2.189 billion 8-year term loan maturing July 1, 2002, and is guaranteed by Viacom International and Paramount. The Viacom International Credit Agreement is comprised of a $311 million 8-year term loan to Viacom International and certain of its subsidiaries maturing July 1, 2002, and is guaranteed by Viacom and Paramount.



     On April 4, 1994, Viacom sold its one-third partnership interest in LIFETIME to its partners The Hearst Corporation and Capital Cities/ABC Inc. for approximately $317.6 million.

     Viacom is currently considering the sale of the Famous Music publishing companies.


     Viacom has recently had preliminary discussions regarding the sale of its cable television systems.



     Viacom and TCI have recently held preliminary discussions regarding a settlement of Viacom's pending lawsuit against TCI which alleges certain violations of U.S. antitrust laws. Such discussions involved, together with other consideration, the establishment of the Showtime/Encore Joint Venture to which Viacom would contribute the assets of SNI and TCI would contribute the assets of its ENCORE premium subscription program service, including its STARZ! premium subscription program service, and certain other related assets. The joint venture would be owned equally.



     The discussions concerning the Cable Systems Sale and the Showtime/Encore Joint Venture have not sufficiently advanced to indicate what the definitive terms of any agreement would ultimately be and significant differences in position remain between each of the parties. Accordingly, there can be no assurance that any such agreements will be entered into or that any of such transactions would ultimately be consummated. The Unaudited Pro Forma Combined Condensed Financial Statements Viacom/Combined Company included in this Proxy Statement/Prospectus do not make any assumptions concerning either the Cable Systems Sale or the Showtime/Encore Joint Venture as agreement on definitive terms has not sufficiently advanced for Viacom to consider either transaction probable for accounting purposes at this time.


BLOCKBUSTER

     Blockbuster is an international entertainment company with businesses operating in the home video, music retailing and filmed and interactive entertainment industries. Blockbuster also has investments in other entertainment related businesses. The principal executive offices of Blockbuster are located at One Blockbuster Plaza, Fort Lauderdale, Florida 33301 (telephone:
(305) 832-3000).

     HOME VIDEO RETAILING. Blockbuster owns, operates and franchises Blockbuster Video videocassette rental and sales stores. Blockbuster believes that Blockbuster Video stores, which range in size from approximately 3,800 to 11,500 square feet, are generally larger than most videocassette rental and sales stores. Blockbuster Video stores generally carry a comprehensive selection of 7,000 to 13,000 prerecorded videocassettes, consisting of more than 5,000 titles. Blockbuster believes, based on industry trade publications and its informal inspection of competitors, that Blockbuster Video stores generally include a greater number of copies of the more popular titles, have greater selection, stay open for longer hours and have faster and more convenient computerized check-in/check-out procedures than most of Blockbuster's competitors. The proprietary computer software used in Blockbuster Video stores has been designed and developed by Blockbuster and is available only to Blockbuster-owned and franchise-owned Blockbuster Video stores and to other video stores which are to be converted to the Blockbuster Video format. Blockbuster's home video stores do not sell video hardware at retail, although video hardware is typically included in store equipment sold at wholesale to franchise owners. Blockbuster Video stores, however, offer customers a limited number of video hardware units for rental. According to a survey published in the December 1993 issue of Video Store Magazine, Blockbuster's and its franchise owners' systemwide revenue from the rental and sale of prerecorded videocassettes is greater than that of any other video specialty chain in the United States.

     Since February 1992, Blockbuster has operated video stores under the tradename "Ritz" in the United Kingdom and Austria through Cityvision. These stores average 1,100 square feet in size with, on average, approximately 3,000 prerecorded videocassettes available for rental and sale.

     As of June 30, 1994, there were 3,755 video stores operating in Blockbuster's system, of which 2,829 were Blockbuster-owned and 926 were franchise-owned. Blockbuster-owned video stores at June 30, 1994 included 761 stores operating under the "Ritz" and "Blockbuster Video Express" trade names in the United Kingdom and 54 stores operating under the "Video Towne", "Alfalfa", "Movies at Home" and "Movieland" trade names in the United States. The Blockbuster Video system operates in 49 states and 10 foreign countries.

     MUSIC RETAILING. Through music stores operating under various tradenames, including "Blockbuster Music", "Sound Warehouse", "Music Plus", "Record Bar", "Tracks", "Turtles" and "Rhythm and Views", Blockbuster is among the largest specialty retailers of prerecorded music in the United States, with 521 stores operating throughout the country as of June 30, 1994. Blockbuster is also a partner in an international joint venture with Virgin to develop music "Megastores" in continental Europe, Australia and the United States. The joint venture currently owns interests in and operates 20 "Megastores."

     FILMED AND INTERACTIVE ENTERTAINMENT. Blockbuster has interests in the filmed and interactive entertainment industries through investments in Spelling Entertainment, which operates in a broad range of filmed entertainment businesses, supported by an extensive library of television series, feature films, television movies, mini-series and specials and is a leading developer, publisher and distributor of interactive entertainment software. Blockbuster currently owns approximately 78% of Spelling Entertainment's outstanding shares of common stock.


     OTHER ENTERTAINMENT. As of June 30, 1994, Blockbuster owned approximately 19% of the outstanding common stock of Discovery Zone. Discovery Zone owns, operates and franchises Discovery Zone FunCenters. Blockbuster currently operates 57 Discovery Zone facilities as a franchisee of Discovery Zone and has rights to develop additional Discovery Zone facilities directly and in a joint venture with Discovery Zone.



     On July 18, 1994, Blockbuster reached an agreement in principle with Discovery Zone regarding a transaction in which Discovery Zone would acquire all of the franchised Discovery Zone facilities and territories currently owned by Blockbuster in exchange for 4,500,000 shares of Discovery Zone's common stock (subject to adjustment in certain circumstances). In addition, Blockbuster agreed in principle to exercise its option from DKB Investments, L.P., pursuant to which Blockbuster would increase its ownership of Discovery Zone's outstanding common stock to approximately 51%. Consummation of the foregoing transaction is subject, among other things, to (i) such approvals by a special committee of the Blockbuster Board as such committee shall deem to be necessary;
(ii) receipt by such committee of an opinion from its financial advisor that such transactions are fair to Blockbuster's stockholders from a financial point of view; (iii) negotiation and execution of definitive agreements; and (iv) other customary conditions.


     RECENT DEVELOPMENTS. On June 30, 1994, Blockbuster entered into a $25 million credit agreement (the "June 30 Credit Facility") and on August 10, 1994, Blockbuster entered into a $25 million credit agreement (the "August 10 Credit Facility"), each with NationsBank of Florida, N.A., under terms substantially the same as the Blockbuster Amended and Restated Credit Agreement dated as of December 22, 1993 (the "Blockbuster Credit Agreement") with certain banks named therein and Bank of America, for itself and as agent. Blockbuster, as of August 17, 1994, had $25 million outstanding under the June 30 Credit Facility and no amount outstanding under the August 10 Credit Facility. The June 30 Credit Facility and the August 10 Credit Facility each expires on the earlier of September 30, 1994 or the date on which a new credit facility is established pursuant to the Blockbuster Commitment Letter (as defined below).

     If the Merger is not consummated, Blockbuster currently intends to refinance all amounts outstanding under (i) the credit agreement dated as of February 15, 1994 (the "New Blockbuster Facility") between Blockbuster and certain banks named therein, Bank of America, as Agent and BA Securities Inc., as Arranger, (ii) the Blockbuster Credit Agreement, (iii) the June 30 Credit Facility and (iv) the August 10 Credit Facility pursuant to a new $2.5 billion credit facility to be established in accordance with the terms of a commitment letter dated June 30, 1994 ("Blockbuster Commitment Letter") with Bank of America National Trust and Savings Association, NationsBank of Florida, N.A., and a syndicate of other banks arranged by BA Securities, Inc. and NationsBank Capital Markets, Inc. The Blockbuster Commitment Letter provides that $1 billion of the revolving credit facility will expire 364 days after the closing date of the facility, with the option to convert any outstanding amount to a two-year term loan. The remaining $1.5 billion of the revolving credit facility will expire four years after the closing date of the facility. The rate of interest for amounts outstanding will vary at certain margins above the average London interbank offered rate for 1-, 2-, 3-, or if available, 6-month Eurodollar deposits. The establishment of the credit facility pursuant to the Blockbuster Commitment Letter is subject to customary conditions.

                                  THE MEETINGS

MATTERS TO BE CONSIDERED AT THE MEETINGS

     Viacom. At the Viacom Special Meeting, holders of Viacom Class A Common Stock will consider and vote upon approval and adoption of of the Merger Agreement (including the issuance of the Merger Consideration). Such stockholders will also consider and vote upon such other matters as may properly be brought before the meeting.

     THE BOARD OF DIRECTORS OF VIACOM (WITH H. WAYNE HUIZENGA ABSENT AS HE RECUSED HIMSELF FROM THE MEETING) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Blockbuster. At the Blockbuster Special Meeting, holders of Blockbuster Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement and approve the Blockbuster Plan Proposal and to transact such other business as may properly come before the meeting.

     THE BOARD OF DIRECTORS OF BLOCKBUSTER HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE BLOCKBUSTER PLAN PROPOSAL AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE BLOCKBUSTER PLAN PROPOSAL.

VOTES REQUIRED

     Viacom. Each share of Viacom Class A Common Stock is entitled to one vote. Except as required by Delaware law, holders of Viacom Class B Common Stock are not entitled to vote on any matter, including approval and adoption of the Merger Agreement.

     The affirmative vote of the holders of a majority of the outstanding shares of Viacom Class A Common Stock is required to approve and adopt the Merger Agreement. Because approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Viacom Class A Common Stock, abstentions, failures to vote and broker non-votes will have the same effect as votes against the Merger Agreement.

     NAI, which is controlled by Sumner M. Redstone, owned approximately 85% of the Viacom Class A Common Stock and 32% of the Viacom Class B Common Stock as of June 30, 1994 (after giving effect to the completion of the Paramount Merger). NAI has agreed to vote all of its shares of Viacom Class A Common Stock in favor of approval and adoption of the Merger Agreement pursuant to the terms of the Voting Agreement, a copy of which is attached as Annex II. See "Certain Transactions Between Viacom and Blockbuster and With Their Stockholders--Voting Agreement." Such action by NAI in accordance with the Voting Agreement would be sufficient to approve and adopt the Merger Agreement without any action on the part of any other holder of Viacom Class A Common Stock.

     Blockbuster. The affirmative vote of the holders of a majority of the outstanding shares of Blockbuster Common Stock is required to approve and adopt the Merger Agreement. Because approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares of Blockbuster Common Stock, abstentions and failures to vote (including broker non-votes) will have the same effect as votes against the Merger Agreement. The affirmative vote of the holders of a majority of the shares of Blockbuster Common Stock present in person or represented by proxy and entitled to vote thereon is required to adopt the Blockbuster Plan Proposal. Abstentions will have the same effect as a vote against the Blockbuster Plan Proposal and broker non-votes will not be counted. Each share of Blockbuster Common Stock is entitled to one vote.

     Pursuant to the Stockholders Stock Option Agreement and the Proxy Agreement, copies of which are attached as Annex III and Annex IV, respectively, the Option Stockholders and the Proxy Stockholders have granted to Viacom proxies to vote shares of Blockbuster Common Stock (representing approximately 22% of the outstanding shares of Blockbuster Common Stock as of August 26, 1994) owned by the Option Stockholders and Proxy Stockholders in favor of the Merger Agreement and against any competing business combination proposal. See "Certain Transactions Between Viacom and Blockbuster and With Their Stockholders--Proxy Agreement" and "--Stockholders Stock Option Agreement."

     At July 31, 1994, Blockbuster's directors and executive officers may be deemed to be beneficial owners of approximately 33,159,634 shares (including shares underlying certain options and warrants) of Blockbuster Common Stock, or approximately 12.7% of the then outstanding shares of Blockbuster Common Stock. See "Security Ownership of Certain Beneficial Owners and Management."

VOTING OF PROXIES

     Shares represented by properly executed proxies received in time for the Special Meetings will be voted at such meetings in the manner specified by the holders thereof. Proxies which are properly executed but which do not contain voting instructions will be voted in favor of approval and adoption of the Merger Agreement and, in the case of proxies for Blockbuster Common Stock, in favor of approval of the Blockbuster Plan Proposal.

     It is not expected that any matter other than those referred to herein will be brought before either of the Special Meetings. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed Viacom or Blockbuster form does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by submitting a new proxy at a later date, by filing with the Secretary of Viacom (in the case of a Viacom stockholder) or the Secretary of Blockbuster (in the case of a Blockbuster stockholder) a duly executed revocation of proxy bearing a later date or by voting in person at the meeting. Attendance at the relevant Special Meeting will not of itself constitute revocation of a proxy.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM


     Viacom. Only holders of record of Viacom Class A Common Stock and Viacom Class B Common Stock at the close of business on August 31, 1994 will be entitled to receive notice of the Viacom Special Meeting, and only holders of record of Viacom Class A Common Stock at the close of business on August 31, 1994 will be entitled to vote on approval and adoption of the Merger Agreement. As of August 26, 1994, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, Viacom had outstanding 53,451,525 shares of Viacom Class A Common Stock and 146,986,491 shares of Viacom Class B Common Stock.


     Shares representing a majority of the voting power of the outstanding shares of Viacom Class A Common Stock entitled to vote must be represented in person or by proxy at the Viacom Special Meeting in order for a quorum to be present with respect to the Viacom Class A Common Stock for purposes of approving and adopting the Merger Agreement. As NAI has agreed to vote its shares of Viacom Class A Common Stock in favor of the Merger pursuant to the Voting Agreement, the presence of the requisite quorum is assured. Holders of Viacom Class B Common Stock are not entitled to vote on approval of the Merger Agreement.


     Blockbuster. Only stockholders of record of Blockbuster at the close of business on August 31, 1994 will be entitled to receive notice of the Blockbuster Special Meeting, and only holders of record of Blockbuster Common Stock at that time will be entitled to vote at the Blockbuster Special Meeting. As of August 26, 1994, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, Blockbuster had outstanding 254,840,766 shares of Blockbuster Common Stock. A
                                       39
majority of the outstanding shares of Blockbuster Common Stock must be represented in person or by proxy at the Blockbuster Special Meeting in order for a quorum to be present.

APPRAISAL RIGHTS

     Blockbuster. It is uncertain, and counsel to Blockbuster is unable to express a definite view, as to whether appraisal rights are available to holders of Blockbuster Common Stock in connection with the Merger. Although the VCRs evidence only the right to receive shares of Viacom Class B Common Stock under certain circumstances, the VCRs could be characterized as consideration other than shares of stock of Viacom. If the VCRs are considered to be "shares of stock" of Viacom under Section 262(b) of the DGCL, then the holders of Blockbuster Common Stock will not have appraisal rights. However, if the VCRs are not considered to be "shares of stock," then appraisal rights will be available to those stockholders of Blockbuster who demand and perfect appraisal rights in accordance with the requirements of Section 262 of the DGCL. Stockholders who wish to seek appraisal are advised to consult with their legal counsel regarding whether appraisal rights would be available and how to demand and perfect such appraisal rights, if available. Regardless of the ultimate availability of appraisal rights, in order to exercise appraisal rights dissenting stockholders must demand and perfect appraisal rights in accordance with the requirements of Section 262 of the DGCL, a description of which is provided in "Dissenting Stockholders' Rights of Appraisal" and the full text of which is attached to this Proxy Statement/Prospectus as Annex VII. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in the loss of appraisal rights. Except as set forth above, stockholders of Blockbuster will have no appraisal rights in connection with the Merger.

     If it were determined that appraisal rights were available, dissenting stockholders would have the right to obtain a cash payment for the "fair value" of their shares (excluding any element of value arising from the accomplishment or expectation of the Merger). Such "fair value" would be determined in judicial proceedings, the result of which cannot be predicted.

     Viacom. Stockholders of Viacom will have no appraisal rights in connection with the Merger.

SOLICITATION OF PROXIES

     Each of Viacom and Blockbuster will bear the cost of the solicitation of proxies from its own stockholders, except that Viacom and Blockbuster will share equally the cost of printing this Proxy Statement/Prospectus. In addition to solicitation by mail, the directors, officers and employees of each company and its subsidiaries may solicit proxies from stockholders of such company by telephone or telegram or in person. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Viacom and Blockbuster will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.


     Corporate Investors Communications, Inc. will assist in the solicitation of proxies by Blockbuster for a fee of $12,500, plus reasonable out-of-pocket expenses. Blockbuster may engage a second firm to assist Blockbuster in the solicitation of proxies. Smith Barney has been engaged by Viacom as a financial advisor in connection with the Merger, and it may also assist Viacom in the solicitation of proxies.


     STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                   THE MERGER

GENERAL

     The discussion in this Proxy Statement/Prospectus of the Merger and the description of the Merger's principal terms are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex I and which is incorporated herein by reference.

BACKGROUND OF THE MERGER

     Blockbuster and Viacom have established premier franchises in different segments of the entertainment and communications industries and share a vision of building a company with the resources to operate across the spectrum of businesses in these industries on a worldwide basis. Both Blockbuster and Viacom have recognized the trend toward consolidation in such industries and the potential strengths and synergies of a fully integrated, global entertainment and communications company.

     Blockbuster's efforts toward developing such an enterprise grew out of several discussions during 1992 between the Blockbuster Board and members of Blockbuster's senior management ("Blockbuster Management") concerning the current and future state of the entertainment industry and Blockbuster's strategic position and prospects. As a result of such discussions, the Blockbuster Board determined that the strength of Blockbuster's home video retailing business would permit continued expansion of that business, development of complementary new businesses and strategic acquisitions to build a multifaceted, integrated entertainment and communications company. The Blockbuster Board believed such a course would enable Blockbuster to continue to compete effectively in its existing markets and participate in rapidly growing domestic and international entertainment markets. In furtherance of the goals of the Blockbuster Board, Blockbuster Management met on several occasions during 1992 to discuss specific acquisition and investment opportunities with Charles
A. Lewis and James K. Mason, each of whom is a Managing Director of Merrill Lynch. In August 1992, Blockbuster Management identified Republic Pictures, Spelling Entertainment and Viacom as three highly complementary potential partners. Shortly thereafter, Blockbuster Management embarked on a strategy of expansion into various segments of the entertainment industry, both in the United States and internationally, including music retailing, through the acquisitions of Sound Warehouse, Show Industries and Super Club as well as the Virgin joint venture, filmed and interactive entertainment, through substantial investments in Republic Pictures, Spelling Entertainment and Virgin Interactive Entertainment, plc, and out-of-home entertainment, through an investment in Discovery Zone and the development of Discovery Zone FunCenters and Blockbuster family entertainment centers.

     In the course of carrying out Blockbuster's expansion strategy, Blockbuster Management also considered the possibility of a combination of Blockbuster's businesses with one or more other diversified entertainment companies. In this regard, during the spring and summer of 1993, Merrill Lynch and Blockbuster Management discussed the strategic benefits to Blockbuster of a business combination with Viacom and other leading entertainment companies. At various meetings of the Blockbuster Board held throughout 1993, Blockbuster Management reported on their progress and discussed their views with respect to competitive trends and opportunities in the entertainment industry.

     In early June 1993, at the suggestion of a third party investment advisory firm, Frank J. Biondi, Jr., President and Chief Executive Officer of Viacom, Neil S. Braun, then Senior Vice President of Viacom and Viacom International and Chairman and Chief Executive Officer of Viacom Entertainment, and Thomas E. Dooley, then Senior Vice President, Corporate Development of Viacom, met with H. Wayne Huizenga, Chairman of the Board and Chief Executive Officer of Blockbuster, and Steven R. Berrard, Vice Chairman, President and Chief Operating Officer of Blockbuster, to discuss, on a preliminary basis, various possible joint business opportunities for Viacom International and Blockbuster, principally in television production and syndication. Such discussions continued sporadically through telephone calls between Messrs. Braun and Berrard throughout the summer.

     In connection with Blockbuster's prior discussions with Merrill Lynch and in light of Blockbuster's ongoing dialogue with Viacom, in late June 1993 Merrill Lynch provided Blockbuster Management with preliminary analyses of various potential strategic alliances with other entertainment companies, including Viacom and Paramount. Such preliminary analyses were not solicited by Blockbuster and were based solely upon selected publicly available historical and estimated future financial results for such entertainment companies' industry, and compared, among other things, these companies in terms of sales and growth, market multiples, profitability, and leverage and liquidity. Such analyses also presented summary pro forma combination results based upon revenue, operating income, market value and market capitalization, for business combinations between Blockbuster and one or more of these companies.

     On June 29, 1993, Mr. Biondi met with Mr. Huizenga to discuss various joint business opportunities including, on a very preliminary basis, the possibility of a business combination involving Viacom and Blockbuster. No specific terms for such a transaction were discussed at that time. Shortly thereafter, Blockbuster and Viacom entered into a confidentiality agreement. Following execution of such agreement, Viacom provided Blockbuster with certain non-public information concerning Viacom Enterprises, Viacom's television syndication division.

     On July 9, 1993, during an industry conference attended by, among others, Messrs. Redstone, Biondi, Huizenga and Berrard, additional conversations took place concerning various joint business opportunities, including the possibility of a business combination involving Viacom and Blockbuster. As with the meeting on June 29, no specific terms for such a transaction were discussed.

     On July 27, 1993, Messrs. Biondi, Braun and Dooley met with Messrs. Huizenga and Berrard to explore further the previously discussed joint business opportunities. The possibility of a business combination between Blockbuster and Viacom was not discussed at such meeting.

     On September 12, 1993, Viacom announced that it had entered into a merger agreement pursuant to which it would acquire Paramount. After the announcement, representatives of Viacom had several preliminary and confidential discussions with various parties, including Blockbuster, which Viacom believed might be interested in providing capital to Viacom to assist it in the Paramount acquisition.

     On September 20, 1993, QVC Network, Inc. ("QVC") announced its desire to enter into an alternative business combination involving Paramount. On the same day, Robert Greenhill, Chairman and Chief Executive Officer of Smith Barney, initiated a conversation with Mr. Huizenga, subsequently joined by Mr. Biondi, in which Messrs. Biondi and Greenhill raised with Mr. Huizenga the possibility of Blockbuster providing capital to Viacom in connection with the Paramount transaction. The following week each of Messrs. Huizenga, Berrard, Lewis, Mason and Redstone and Philippe P. Dauman, then Senior Vice President and General Counsel of Viacom, Mr. Greenhill and Michael Levitt, Managing Director of Smith Barney, and Thomas H. Patrick, Vice Chairman of Merrill Lynch, participated in one or more of a series of discussions concerning such an investment. The nature of the investment as a non-voting preferred stock, the size of the investment, a mechanism for reducing the size of the investment in the event that Viacom did not acquire Paramount and the technical terms of the preferred stock itself were negotiated in such discussions over the next week and resulted in the form and terms for such an investment proposed to the respective Boards of Directors of Viacom and Blockbuster. On September 29, 1993, the Blockbuster Board met and reviewed business and financial information related to the business of Viacom and heard a report from Blockbuster Management on the terms of the proposed investment in Viacom. The Blockbuster Board viewed the investment in the Series A Preferred Stock as a means to establish a strategic business relationship (other than a business combination) with Viacom, particularly in the areas of joint opportunities for television program production and of film and television distribution. The Board of Directors of Viacom also met that day to discuss the Blockbuster investment. The Viacom Board also viewed the investment by Blockbuster as a means to establish a strategic business relationship (other than a business combination) with Blockbuster. Later that day, Viacom and Blockbuster entered into a preferred stock purchase agreement pursuant to which, among other things, Blockbuster agreed to invest $600 million in Viacom by purchasing Series A Preferred Stock of Viacom. See "Description of Viacom Capital Stock--Viacom Preferred Stock."

     On October 4, 1993, Viacom announced that NYNEX had agreed to invest in Viacom by purchasing $1.2 billion in Series B Preferred Stock of Viacom.

     On October 21, 1993, QVC announced its intention to commence a tender offer for 51% of the outstanding shares of Paramount Common Stock, with shares of QVC common stock proposed to be paid in a second-step merger.

     On October 22, 1993, Blockbuster consummated its Series A Preferred Stock investment and Mr. Huizenga was elected to the Board of Directors of Viacom. From that date through December 9, 1993, representatives of Viacom met with representatives of Blockbuster on several occasions to consider in detail joint business opportunities in the entertainment industry. At the end of October 1993, representatives of Viacom made a presentation to Blockbuster Management regarding the business and operations of Viacom Enterprises.

     On October 24, 1993, Viacom and Paramount amended their merger agreement to provide for a first-step tender offer for 51% of the outstanding shares of Paramount Common Stock, with Viacom common stock and convertible preferred stock payable in a second-step merger. On October 25, 1993, Viacom commenced the tender offer.

     On October 27, 1993, QVC commenced its previously announced tender offer. On November 8, 1993, Viacom and Paramount amended the merger agreement to increase the consideration payable in the offer and the second-step merger.

     On November 19, 1993, NYNEX consummated its acquisition of Viacom Series B Preferred Stock, and William C. Ferguson, Chairman and Chief Executive Officer of NYNEX, was elected to the Board of Directors of Viacom.

     On December 9, 1993, the Delaware Supreme Court affirmed a November 24, 1993 preliminary injunction issued by the Delaware Chancery Court which, among other things, enjoined Paramount from amending its Rights Agreement to permit the consummation of the proposed Viacom/Paramount merger. Following the Delaware Supreme Court decision, members of Viacom management and Smith Barney met with representatives of Blockbuster and NYNEX to consider various alternatives with respect to Viacom's proposed acquisition of Paramount, including seeking an additional equity investment from Blockbuster or NYNEX.

     During the next several weeks, various structures for such an investment were discussed in general terms in a series of discussions, one or more of which included Messrs. Huizenga, Berrard, Redstone, Biondi, Dauman, Dooley, Greenhill, Levitt, George Smith, Chief Financial Officer of Viacom, and Conrad Bringsjord, Director of Smith Barney. From and after December 17, 1993, at Blockbuster's request Messrs. Lewis and Mason and Jack Levy, a Managing Director of Merrill Lynch, became involved in the discussions. The investment structures discussed as possibilities included (i) Blockbuster and Viacom pursuing a joint bid for Paramount, (ii) an additional equity investment by Blockbuster in exchange for certain assets of Viacom, and (iii) an equity investment by Blockbuster followed by a merger of Viacom and Blockbuster. In these discussions, each of these possibilities was discussed only in general terms to determine which warranted further discussion. The third alternative was considered superior because it avoided complex governance issues that arise in a joint bid context, provided a surviving entity with the greatest degree of financing flexibility and permitted the opportunity for realization of the synergies between the businesses and operations of Blockbuster, Viacom and, potentially, Paramount. Accordingly, on December 16, 1993, at the initial suggestion of Mr. Berrard, preliminary discussions commenced concerning a possible merger between Viacom and Blockbuster.

     During the period of December 16 through December 20, 1993, senior management of each of Blockbuster and Viacom conducted due diligence interviews with one another. The parties discussed certain non-public information concerning their respective businesses, prospects and strategic objectives as well as the implications of a business combination between the two companies, including new business opportunities, operating efficiencies and potential synergies. Blockbuster Management and senior management of Viacom then separately conducted internal analyses of the results of their due diligence reviews, and discussed, in a general manner, the strategic, financial and operational benefits of a possible combination and the associated risks, the relative contribution of each company based on various methods of analysis, and the possible structures and terms of a proposed business combination. At various times during this period, Blockbuster Management reported the status of such analyses and discussions with Viacom management to the Blockbuster Board as well as statements made by Viacom concerning its plans with respect to its offer for Paramount.

     On December 20, 1993, the Board of Directors of Viacom met and reviewed at length business and financial information related to the business of Blockbuster. On December 21, 1993, Blockbuster Management advised the Blockbuster Board that they had been unable to reach agreement with Viacom as to the terms of the proposed transaction, primarily because Blockbuster and Viacom were unable to agree on the price to be paid for shares of Blockbuster Common Stock, as well as on contractual protections for Blockbuster stockholders in the event that either (i) the share price of Viacom Common Stock declined in value or (ii) the proposed common stock equity investment by Blockbuster in Viacom was made but a subsequent business combination between Viacom and Blockbuster did not occur. Accordingly, Blockbuster Management terminated the negotiations at that time.

     On December 22, 1993, Paramount terminated its merger agreement with Viacom and entered into a merger agreement with QVC. On that date, Paramount also entered into a separate agreement with Viacom setting forth bidding procedures to govern any future proposals by Viacom to acquire Paramount. Similar bidding procedures were set forth in the Paramount/QVC merger agreement.

     During late December 1993, Viacom and Blockbuster renewed their discussions regarding a potential business combination. The renewed discussions were initially between Mr. Berrard and Mr. Levitt at the initiation of Mr. Levitt. Thereafter, Mr. Berrard and Mr. Levitt exchanged several telephone calls. Further discussions involved, at different times, Messrs. Biondi, Dauman, Greenhill, Levitt, Huizenga, Berrard, Lewis, Levy and Mason. The primary focus of these discussions was the price to be paid to Blockbuster stockholders, the possible inclusion of a mechanism to provide protection to Blockbuster's stockholders against decreases in the market price for shares of Viacom Common Stock after the date of the Merger Agreement and the inclusion of a provision to reduce Blockbuster's exposure with respect to its investment in Viacom Common Stock in the event the Merger were not consummated. Also, during this period, Blockbuster Management had numerous conversations with directors of Blockbuster concerning the status of such negotiations.

     Between January 4, 1994 and January 6, 1994, senior management of each of Viacom and Blockbuster and their respective financial and legal advisors continued their due diligence and negotiated the terms of the Subscription Agreement (including the exact Viacom securities to be purchased, the exact size of the investment and the details of the "make whole" provisions), the Merger Agreement and related agreements (including details of the price protection provisions). On January 6, all remaining issues in the Subscription Agreement, the Merger Agreement and the related agreements were resolved. In particular, all of the terms of the "make whole" provisions of the Subscription Agreement were finalized, including the means by which Viacom could satisfy any "make whole amount," as were the precise terms of the Merger Consideration and the financial and legal terms of the VCRs.

     On January 6, 1994, the Viacom Board met and received presentations from the management of Viacom, Smith Barney and Viacom's legal advisors and discussed the results of the negotiations with Blockbuster, the operations, condition, results and prospects of Blockbuster's business and considered at length the advantages and disadvantages of a business combination with Blockbuster. See "--Reasons for the Merger; Recommendation of the Boards of Directors--Viacom." During such discussion, the

Viacom Board considered such information under the following scenarios: (i) consummation of the Merger assuming Viacom did not acquire Paramount; (ii) consummation of the Merger assuming Viacom acquired Paramount; and (iii) consummation of the purchase of shares of Viacom Class B Common Stock contemplated by the Subscription Agreement assuming the Merger was not consummated. See "--Opinions of Financial Advisors."

     The Viacom Board reviewed in detail at such meeting with the management of Viacom, the Merger Agreement, the Subscription Agreement and other related agreements and matters. For a description of the Merger and the Subscription Agreement, see "Certain Provisions of the Merger Agreement" and "Certain Transactions Between Viacom and Blockbuster and With Their Stockholders--Blockbuster Purchase of Viacom Class B Common Stock," respectively. Also at such meeting, Smith Barney delivered its opinion to the effect that, as of January 6, 1994, whether or not the Paramount Merger is consummated, (i) the consideration to be paid by Viacom pursuant to the Merger Agreement for each outstanding share of Blockbuster Common Stock and (ii) the consideration to be received by Viacom for shares of Viacom Class B Common Stock pursuant to the Subscription Agreement are fair, from a financial point of view, to Viacom and its stockholders. The opinion of Smith Barney is set forth in full as Annex V of this Proxy Statement/Prospectus. See "--Opinions of Financial Advisors."

     After consideration of the presentations of the management of Viacom, Smith Barney and Viacom's legal advisors, the Viacom Board unanimously (with Mr. Huizenga absent as he recused himself from such meeting) approved the Merger, the Subscription Agreement, the Stockholders Stock Option Agreement and the Proxy Agreement and the transactions contemplated thereunder.

     At the same meeting of the Viacom Board, the management of Viacom and Smith Barney delivered presentations concerning the status of Viacom's tender offer for Paramount and a proposal to amend and supplement such tender offer. Following such presentations and discussion, the Viacom Board approved the proposed amendments to a tender offer and Viacom amended and supplemented its tender offer, providing for (i) an additional amount of cash to be paid for each share of Paramount Common Stock in the tender offer and (ii) a revised package of securities to be issued for each outstanding share of Paramount Common Stock in the proposed second-step merger.


     Mr. Huizenga negotiated only on behalf of Blockbuster and recused himself from those Viacom Board meetings or portions of meetings in which the Viacom Board discussed the Merger Agreement and Subscription Agreement. No discussions concerning Mr. Huizenga's employment arrangements with the combined company were held during the negotiations of the Merger Agreement.


     On January 6, 1994, and January 7, 1994, the Blockbuster Board met and received presentations from Blockbuster Management and Merrill Lynch and discussed at length the results of the negotiating process and the prospects for Blockbuster and its stockholders under four principal scenarios: (i) continuing to operate Blockbuster as an independent company pursuing Blockbuster's existing expansion strategy; (ii) consummation of the Merger assuming Viacom did not acquire Paramount; (iii) consummation of the Merger assuming Viacom acquired Paramount; and (iv) consummation of the investment in Viacom contemplated by the Subscription Agreement assuming the Paramount Merger was consummated but the Merger was not. Merrill Lynch also presented financial and operating information concerning Viacom and Paramount and information with respect to the valuation of Blockbuster, Viacom and Paramount shares calculated using various methodologies, as well as factors relating to the valuation of entertainment businesses in general. The analyses discussed with the Blockbuster Board with respect to scenarios (i), (ii) and (iii) are more fully discussed below under "--Opinions of Financial Advisors--Blockbuster." Reference is made to "Reasons for the Merger; Recommendation of the Boards of Directors--Blockbuster" for additional information regarding the Blockbuster Board's beliefs with respect to scenarios
(i), (ii) and (iii). With respect to scenario (iv), the Blockbuster Board, based on discussions with Blockbuster Management, believed that Blockbuster could continue to expand and operate its business even if the investment pursuant to the Subscription

Agreement were consummated and the Merger were not consummated. In this regard, the Blockbuster Board considered the "make whole" protections afforded by the Subscription Agreement and believed that Blockbuster possesses sufficient resources to refinance the indebtedness incurred in consummating the Subscription Agreement through bank financing and access to public and private debt and equity markets. Merrill Lynch was not requested to address, nor does the opinion of Merrill Lynch so address, the fairness of the terms of the Subscription Agreement.

     The Blockbuster Board reviewed in detail with Blockbuster Management, Merrill Lynch and its legal advisors the provisions of the proposed Merger Agreement, the Subscription Agreement (the terms of each of which are described more fully elsewhere in this Proxy Statement/Prospectus) and certain related matters with respect to the proposed transaction. Merrill Lynch delivered its oral opinion (which it subsequently confirmed in writing) to the Blockbuster Board to the effect that, on and as of January 7, 1994, the Conversion Ratio is fair to the holders of Blockbuster Common Stock (other than Viacom and its affiliates) from a financial point of view. Representatives of Merrill Lynch answered questions raised by members of the Blockbuster Board on numerous topics, including: the composition of the Merger Consideration; the operation of the VCRs; theoretical projected blended stock prices of Viacom Common Stock with respect to scenarios (ii) and (iii) in the immediately preceding paragraph assuming that current EBITDA multiples of the Viacom Common Stock applied to estimates of the combined company's future operating results prepared by Viacom and its financial advisor; theoretical projected stock prices of Blockbuster Common Stock if neither the Merger nor the transactions contemplated by the Subscription Agreement were consummated assuming that current price-to-earnings multiples of the Blockbuster Common Stock applied to estimates of future operating results prepared by the Blockbuster Management; and the operation of the "make whole" provisions under the Subscription Agreement. Representatives of Merrill Lynch responded to such questions regarding such projected stock prices in a manner consistent with its presentation to the Blockbuster Board of Directors described below under "--Opinions of Financial Advisors--Blockbuster." The opinion of Merrill Lynch is set forth as Annex VI of this Proxy Statement/Prospectus. Certain of the matters considered by the Blockbuster Board are more fully discussed below under "--Reasons for the Merger; Recommendation of the Boards of Directors--Blockbuster." Following these reports and discussions, the Blockbuster Board unanimously approved the Merger and the Subscription Agreement and the matters contemplated thereby. During the course of its negotiations with Viacom, neither Blockbuster nor its representatives solicited indications of interest from third parties for the acquisition of Blockbuster.

     Upon such approvals by the Viacom Board and the Blockbuster Board, (i) Viacom and Blockbuster entered into the Subscription Agreement and the Merger Agreement, (ii) Viacom and the Option Stockholders and the Proxy Stockholders entered into the Stockholders Stock Option Agreement and the Proxy Agreement and
(iii) Blockbuster and NAI entered into the Voting Agreement. Later that day, Blockbuster and Viacom publicly announced the proposed merger of Blockbuster with and into Viacom pursuant to the Merger Agreement and the proposed investment by Blockbuster in shares of Viacom Class B Common Stock pursuant to the Subscription Agreement. In the same public announcement, Viacom announced an amendment and supplement to its offer for Paramount, providing for an additional amount of cash to be paid for each share of Paramount Common Stock in Viacom's offer and a revised package of securities to be paid in the second-step merger.

     On January 12, 1994, the Paramount Board of Directors reaffirmed its recommendation of the then existing offer and merger proposal by QVC. On January 18, 1994, Viacom amended its offer to purchase shares of Paramount Common Stock to increase the cash consideration offered and to make certain changes to the consideration payable in the second-step merger. On January 21, 1994, the Paramount Board of Directors terminated its merger agreement with QVC and entered into a merger agreement with Viacom.

     On February 1, 1994, Viacom revised its offer for Paramount by changing the securities to be offered in the second-step merger, and QVC also revised its offer for Paramount. On February 4, 1994,
                                       46
the Paramount Board recommended that Paramount's stockholders accept the Offer, and Viacom and Paramount entered into a merger agreement.

     On February 15, 1994, Viacom announced that a majority of the shares of Paramount Common Stock had been tendered into the Offer as of the February 14 expiration date of the Offer. In accordance with bidding procedures established by the Paramount Board, Viacom extended the Offer until March 1, 1994, and QVC terminated its offer.

     On March 2, 1994, Viacom announced that it accepted for payment 61,657,432 shares of Paramount Common Stock, representing a majority of the shares of Paramount Common Stock outstanding as of the expiration of the Offer.

     On March 10, Blockbuster consummated its investment in Viacom Class B Common Stock pursuant to the Subscription Agreement.

     On March 11, 1994, Viacom purchased 61,657,432 shares of Paramount Common Stock pursuant to the Offer.

     In March 1994, three major diversified communications and entertainment companies contacted Blockbuster to express a preliminary interest in a possible business combination, strategic joint venture or alliance, or some combination thereof. In these discussions, Blockbuster's management indicated its desire to engage in a transaction involving the transfer of the entire equity of Blockbuster. These preliminary discussions did not result in any proposals. Since March 1994, there have been no proposals regarding a possible business combination involving Blockbuster.


     In March 1994, at a time when the market price for shares of Viacom Class A Common Stock and Viacom Class B Common Stock had declined to levels which gave rise to concerns about the viability of the Merger, the Blockbuster Board authorized its non-employee directors, Messrs. Allen, Croghan, Flynn and Melk (the "Non-employee Directors"), to make a recommendation to the full Blockbuster Board with respect to the Merger. The Non-employee Directors engaged independent counsel and their own financial advisor, Kidder, Peabody & Co. Incorporated ("Kidder, Peabody").


     In a series of informal discussions in early April 1994, representatives of Viacom and Blockbuster explored various opportunities for joint ventures, asset sales and other transactions between the companies. In this context, such representatives also discussed the possibility of terminating the Merger Agreement. No formal negotiations concerning such matters took place and these general discussions were of a preliminary nature and were suspended in mid-April 1994.


     In April 1994, Viacom commenced exploration of a sale of the assets of Madison Square Garden Corporation, and issued a press release to that effect on May 3, 1994.



     In response to inquiries by Blockbuster stockholders concerning the status of the Merger, Mr. Huizenga, in a letter to stockholders dated May 4, 1994, stated that Blockbuster was unable to say whether or not the Merger would go forward or whether or not any special meeting of Blockbuster stockholders would be called to vote on the Merger. Mr. Huizenga also stated, among other things, that although Blockbuster continues to believe that the combination of Blockbuster with Viacom and Paramount represents an excellent strategic opportunity, given the prices of shares of Viacom Common Stock as of the date of his letter, there could be no assurance that the Blockbuster Board would be able to recommend the Merger Agreement to the Blockbuster stockholders at the time of any stockholder meeting called to vote on the Merger.


     On June 15, 1994, Viacom and Blockbuster executed an amendment to the Merger Agreement in order to allow for (i) an increase in the amount of permitted asset dispositions and (ii) an increase in the amount of permitted asset acquisitions by Viacom and Blockbuster pending the Merger.

     On July 7, 1994, the Paramount Merger was completed.


     In early August 1994, Viacom informed Blockbuster of the possibility of the Cable Systems Sale and the Showtime/Encore Joint Venture.

     On August 23, 1994, the Blockbuster Board met to reconsider its approval and recommendation of the Merger in light of the fluctuations in Viacom's stock prices since the Merger was first announced on January 7, 1994. Blockbuster's legal advisors were present at the meeting as were representatives of Merrill Lynch, legal counsel for the Non-employee Directors and Kidder, Peabody for portions of the meeting. At the meeting, the Blockbuster Board received presentations from Blockbuster Management, Merrill Lynch and Blockbuster's legal advisors and discussed at length various developments since the Blockbuster Board had approved the Merger in January, including Viacom's completion of its acquisition of Paramount, the progress Viacom was making in consolidating the operations of the two companies, its strong second quarter results and the status of its proposed divestitures of certain assets (see "The Companies--Viacom--Recent Developments"), the decline in Viacom's stock prices from January to April 1994 and their subsequent improvement, as well as various developments affecting the telecommunications and media industries generally, including the effects of cable re-regulation pursuant to the February 22nd Regulations and the increased merger and joint venture activity within the industries. Merrill Lynch also presented updated information with respect to the valuation of Blockbuster and Viacom shares calculated using various methodologies. The presentation made by Merrill Lynch is more fully discussed below under "--Opinions of Financial Advisors--Blockbuster."



     The Blockbuster Board also reexamined the strategic benefits of the proposed combination with Viacom and Paramount and the long-term prospects of the combined company and concluded that the combination continues to represent an excellent strategic opportunity that will create a fully integrated, global entertainment and communications company with extraordinary resources and opportunities for future growth.



     At the meeting, Merrill Lynch delivered its oral opinion (which it subsequently confirmed in writing) to the Blockbuster Board to the effect that, as of August 23, 1994, the Conversion Ratio is fair to the holders of Blockbuster Common Stock (other than Viacom and its affiliates) from a financial point of view. Representatives of Merrill Lynch answered questions raised by members of the Blockbuster Board on numerous topics, including: the manner in which Paramount was being integrated into Viacom; the status of the negotiations concerning potential divestitures by Viacom; fluctuations in trading prices of shares of Viacom Common Stock since the signing of the Merger Agreement; theoretical, projected stock prices of Viacom Common Stock and Blockbuster Common Stock; and the operation of the VCRs. Representatives of Merrill Lynch responded to such questions in a manner consistent with its presentations to the Blockbuster Board described below under "--Opinions of Financial Advisors--Blockbuster." The updated opinion of Merrill Lynch is set forth as Annex VI of this Proxy Statement/Prospectus.



     Following these reports and discussions, the Non-employee Directors met separately with their legal advisors and Kidder, Peabody to consider their position with respect to the Merger and to make a recommendation to the full Blockbuster Board. Kidder, Peabody was not engaged to render, was not requested by the Non-employee Directors to render and, accordingly, did not render, an opinion with respect to any aspect of the Merger. While Kidder, Peabody did not make a presentation to the Non-employee Directors at the meeting, Kidder, Peabody participated in a discussion regarding the Merrill Lynch opinion with the Non-employee Directors. After discussing the matter with their legal advisors and Kidder, Peabody, the Non-employee Directors unanimously determined to recommend that the full Blockbuster Board reaffirm its approval of the Merger. In arriving at their recommendation, the Non-employee Directors considered the presentations made to the full Blockbuster Board, including Merrill Lynch's presentation, Merrill Lynch's updated opinion as described under "Opinions of Financial Advisors--Blockbuster", the discussion with Kidder, Peabody with respect to the Merrill Lynch presentation, the factors considered by the full Blockbuster Board described under "Reasons for the Merger--Blockbuster," and the views of the Non-employee Directors' legal advisors as to the fiduciary duties of the Non-employee Directors under the circumstances. The full Blockbuster Board then reconvened and, based on the recommendation of the Non-employee Directors, unanimously reaffirmed its approval of the Merger and its recommendation that Blockbuster stockholders vote to approve and adopt the Merger Agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARDS OF DIRECTORS

     Viacom. At the meeting of the Board of Directors of Viacom held on December 20, 1993, the Viacom Board received a presentation from Viacom management regarding the business and prospects of Blockbuster. On January 6, 1994, the Viacom Board, at a special meeting, received further presentations regarding the business and prospects of Blockbuster, and received presentations regarding, and reviewed the terms of, the Merger Agreement, the Stockholders Stock Option Agreement, the Proxy Agreement and the Voting Agreement with members of Viacom management and its financial and legal advisors. In making its determination set forth below at such special meeting, the Viacom Board reviewed and discussed with Smith Barney its financial analyses, with a view to understanding the bases of its analyses and opinion, and reviewed and discussed with management the results of management's due diligence investigations, the business opportunities discussed above and risks associated with the transaction (including risks arising from the changing competitive environment facing the entertainment and telecommunications industries, in particular those related to evolving distribution technologies, and in combining the operations of Viacom, Blockbuster and Paramount). See "Certain Considerations." By the unanimous vote of directors (with Mr. Huizenga absent as he recused himself from the meeting) at a special meeting of the Board of Directors of Viacom held on January 6, 1994, the Viacom Board determined that the Merger is fair to, and in the best interests of, Viacom and its stockholders, approved the Merger, the Merger Agreement, the Stockholders Stock Option Agreement and the Proxy Agreement, and resolved to recommend that the stockholders of Viacom vote FOR approval and adoption of the Merger Agreement.

     In reaching its conclusion on January 6, 1994 to enter into the Merger Agreement, the Stockholders Stock Option Agreement and the Proxy Agreement, the Viacom Board considered the following material factors:

          1. The history of rapid growth of revenues and profits of Blockbuster, its strong presence in retail videocassette rentals and music retailing, the strength of its management and trademarks, the value of its consumer databases, and the anticipated ability of Blockbuster to utilize its strengths to adapt to changing entertainment delivery technologies and other competitive challenges;

          2. The fact that Blockbuster and Viacom have businesses that are highly complementary to each other and those of Paramount and the fact that such businesses consist of many well-known entertainment and media franchises; in particular, that:

             . the combined company will have the ability to bring together the managerial resources, trademarks, retail presence and expertise of Blockbuster and Viacom and to bring these together with the creative talent and intellectual property of Paramount and Viacom;

             . each company would add enhanced and complementary distribution capabilities;

             . combining Blockbuster and Viacom would create a company that would have varied relationships with vendors of rights to theatrical motion pictures and recorded music, thereby providing greater flexibility in the negotiation of transactions with such vendors; and

             . as a result of all of the foregoing, combining Blockbuster with Viacom and Paramount would create a company better positioned than each of the companies would be separately to adapt to and benefit from technological and other developments in the distribution and form of entertainment programming and to successfully meet competitive challenges;

          3. The terms of the proposed transaction, including the terms of the VCRs to be issued in such transaction; the fact that at market prices on January 6, 1994 the transaction would result in Blockbuster stockholders receiving a 10% premium to the price of Blockbuster shares on such date; and the fact that the Viacom Board believes for the reasons discussed in paragraphs 1, 2, 5 and 6, that the prospects for earnings before interest, taxes, depreciation and amortization and earnings per share will be enhanced by the Merger;

          4. The fact that the combined company is expected to have a financial condition superior to that of Viacom or Viacom and Paramount on a stand-alone basis and, accordingly, will have an enhanced ability to meet its financial obligations and to secure financing on favorable terms to pursue future growth through acquisition or the development of existing or new or complementary businesses;

          5. The fact that the combination of Blockbuster with Viacom and Paramount is expected to result in significant opportunities for increased revenues from (i) cross-promotion and utilization of Viacom's and Blockbuster's well-known brand names, such as the Showtime and Blockbuster names in connection with the distribution of filmed entertainment, and such as the MTV and Nickelodeon brands, which could be used to enhance Blockbuster's music retailing business and Blockbuster's and Paramount's live entertainment businesses, and (ii) the cross-promotion of existing businesses of Viacom and Paramount (for example, the possible use of Viacom's MTV and Nickelodeon brands and characters in certain motion picture products at Paramount's studios and theme parks), the utilization of distribution capabilities of each company to distribute products of the other (for example, the distribution of Paramount's theatrical motion picture library on an existing or new cable network of Viacom or the development of a broadcast network), and the development of new businesses based upon the management and creative skills of the combined company (for example, the development of retail stores based on the combined characters and trademarks of Viacom and Paramount); and the fact that Blockbuster, Viacom and Paramount could achieve cost reductions through the combination of similar businesses and economies of scale;

          6. The fact that Blockbuster, Viacom and Paramount are each pursuing international business strategies and that the combination is expected to result in a strongly enhanced international presence and to enable the sharing of knowledge of international markets;

          7. Smith Barney's opinion to the effect that, as of January 6, 1994, the proposed Merger Consideration was fair, from a financial point of view, to Viacom and its stockholders (in this respect, while the Viacom Board did not explicitly adopt Smith Barney's financial analyses, the Viacom Board took such analyses into account in its overall evaluation of the Merger);

          8. The fact that NAI is the owner of approximately 85% of the outstanding voting stock of Viacom, the fact that, as a result of the proposed Merger, NAI would continue to hold approximately 62% of the outstanding voting stock of the combined company, and the fact that the Merger Consideration consists of fewer shares of Viacom Class A Common Stock than Viacom Class B Common Stock and rights to receive Viacom Class B Common Stock; in this regard, the Viacom Board noted, among other things, that the rights and privileges of the holders of Viacom Class A Common Stock and Viacom Class B Common Stock are the same in all material respects except that, except as otherwise required by the DGCL, the holders of outstanding shares of Viacom Class B Common Stock are not entitled to vote upon any questions presented to stockholders of Viacom. The Viacom Board also noted that the economic interests of NAI and Viacom's public stockholders are aligned in connection with the Merger, which is a transaction negotiated at arm's length with an unaffiliated third party; and

          9. Certain risks associated with the proposed transaction, as set forth under "Certain Considerations."

     In view of the wide variety of factors considered by the Viacom Board of Directors, the Viacom Board did not find it practicable to quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. Consequently, the Viacom Board did not quantify the assumptions and results of its analysis in reaching its determination that the Merger is fair to, and in the best interests of, Viacom and its stockholders. However, as a general matter, the Viacom Board believed that the factors discussed in paragraphs 1 through 7 supported its decision to approve the Merger and outweighed the risks associated therewith referred to in paragraph 9.

     THE BOARD OF DIRECTORS OF VIACOM (WITH MR. HUIZENGA ABSENT AS HE RECUSED HIMSELF FROM THE MEETING) UNANIMOUSLY RECOMMENDS THAT HOLDERS OF VIACOM CLASS A COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Blockbuster. At a special meeting of the Blockbuster Board of Directors held on January 6, 1994 and January 7, 1994, Blockbuster management and representatives of Merrill Lynch made presentations concerning the business and prospects of Blockbuster, Viacom and Paramount, and the potential combination of Blockbuster and Viacom and of Blockbuster, Viacom and Paramount. The Blockbuster Board also received presentations concerning, and reviewed the terms of, the Merger Agreement, the Subscription Agreement and the Voting Agreement, as well as the Stockholders Stock Option Agreement and the Proxy Agreement with members of Blockbuster management and its financial and legal advisors. By unanimous vote, the Blockbuster Board determined that the Merger is consistent with and in furtherance of the long-term business strategy of Blockbuster and is fair to, and in the best interests of, the stockholders of Blockbuster, approved and adopted the Merger Agreement and the transactions contemplated thereby, approved and adopted the Subscription Agreement and the Voting Agreement, and recommended that the stockholders of Blockbuster vote for approval and adoption of the Merger Agreement and approval of the Merger.


     The Blockbuster Board believed that the Merger provides an opportunity for Blockbuster stockholders to be equity holders in a fully integrated entertainment and communications company with substantial potential for long-term appreciation. Blockbuster, Viacom and Paramount combined will be competitive globally and better positioned for strategic growth in many significant fields of the entertainment and communications industries. The combined company will have the resources to take advantage of new opportunities and meet competitive challenges as these industries continue to consolidate in the future. The Merger is an effective means to accomplish the integration of Blockbuster into these industries on an accelerated basis.



     The Blockbuster Board also believed that the Merger offers significant opportunities for new revenues, efficiencies and economies of scale as the operations of Blockbuster and Viacom are integrated. The synergies anticipated from the Merger include the following: the ability of the combined company to produce and distribute a broader range of entertainment programming; efficiencies in acquiring rights and programming; added financial strength and creative talent to expand existing businesses, develop new businesses and coordinate future acquisitions; a strongly enhanced international presence with greater opportunities for expansion; the ability of the combined company to consolidate the retail presence, managerial resources, creative talent, trademarks and expertise of Blockbuster, Viacom and Paramount; the ability of the combined company to benefit from the sharing of technological expertise of each of Blockbuster, Viacom and Paramount; the ability to launch new entertainment networks and create new entertainment retail experiences using the intellectual property of Blockbuster, Viacom and Paramount; the potential to exploit Blockbuster's database in the development of programming and offering new entertainment products and services to consumers; and cost savings through consolidation of administration and operations, as well as through certain combinations of complementary operations. The Blockbuster Board also believed that the combination of Blockbuster and Viacom (including Paramount) will also result in significant opportunities for cross-promotion and utilization of each company's well-known brand names, including the Showtime and Blockbuster names in connection with the distribution of filmed entertainment, the Discovery Zone and Nickelodeon brands in connection with providing products and entertainment to children, and the MTV and VH-1 brands in connection with Blockbuster's music retailing business as well as the live entertainment businesses of Blockbuster and Paramount.


     In addition to the foregoing, in making its determination with respect to the Merger, the Blockbuster Board considered the following material factors: (i) the terms of the proposed transaction, including the Conversion Ratio and the terms of the VCRs to be issued in such transaction, (ii) information relating to the business, assets, management, competitive position and prospects of Blockbuster, Viacom and Paramount on a combined basis, as well as the prospects of Blockbuster if it were to continue as an independent company, (iii) the financial condition, cash flows and results of operations of Blockbuster, Viacom and Paramount, both on an historical and on a prospective basis, as well as revenues and EBITDA of each company, individually and on a combined basis, (iv) historical market prices and trading information with respect to Blockbuster Common Stock and Viacom Common Stock, (v) the percentage of equity in the combined company that would be received by Blockbuster stockholders in relation to the contribution to revenue, EBITDA and capitalization of the combined company by Paramount, Viacom and Blockbuster, (vi) the opinion, analyses and presentations of Merrill Lynch described under "--Opinions of Financial Advisors--Blockbuster" (in this respect, while the Blockbuster Board did not explicitly adopt Merrill Lynch's financial analyses, the Blockbuster Board took such analyses into account in its overall evaluation of the Merger) including the opinion of Merrill Lynch that the Conversion Ratio is fair to holders of Blockbuster Common Stock (other than Viacom and its affiliates) from a financial point of view,
(vii) the increased need for capital resources to remain competitive in the consolidating global entertainment industry, and anticipated improved access to capital markets for the combined company, (viii) the expected enhancement of the strategic and market positions of the combined company, and the new business opportunities, potential efficiencies, economies of scale and other synergies that may be realized as a result of the combination of Blockbuster, Viacom and Paramount operations, (ix) the absence of substantial "lockup" provisions which would impede a competing bid or restrict the Blockbuster Board's ability to consider a competing bid, if one were to emerge, and the Blockbuster Board's right to terminate the Merger Agreement in order to accept a higher bid required by their fiduciary duties, (x) the protections afforded by the Merger Agreement with respect to any future "going private transaction" with a substantial stockholder of Viacom, (xi) the protection offered by the VCRs against the possibility that the Viacom Class B Common Stock may trade below anticipated levels following the Merger, (xii) the structure of the Merger which will enable Blockbuster stockholders to have all of their shares of Blockbuster Common Stock converted into shares of Viacom Common Stock and VCRs on a tax-free or substantially tax-free basis, and (xiii) representation on the combined company's Board and management team by Blockbuster directors and officers which is expected to help ensure realization of the benefits of the Merger (see "Management Before and After the Merger--Executive Officers and Directors After the Merger" and "--Blockbuster Employment Agreements").


     The Blockbuster Board also considered a number of potentially negative factors in its deliberations concerning the Merger, including: (i) the risk that the VCRs would not fully protect Blockbuster stockholders against a possible decline in the value of the Viacom Class B Common Stock; (ii) the risk that the anticipated benefits of the Merger might not be fully realized, including potentially as a result of difficulties in integrating Blockbuster with Viacom and Paramount and the possible additional debt burden incurred in connection with consummation of the Offer; (iii) the absence of voting rights with respect to the Viacom Class B Common Stock to be issued in the Merger and the voting control of the combined company by Mr. Redstone after the Merger, which will enable him to control the election of the Board of Directors and the direction of the business affairs of the combined company; (iv) the possibility that Blockbuster may be required, under certain circumstances, to pay up to $50 million of Viacom's out-of-pocket expenses; and (v) the risk that if the purchase of shares of Viacom Class B Common Stock pursuant to the Subscription Agreement were consummated and the Merger were not consummated, Blockbuster would hold a $1.25 billion investment in shares of Viacom Class B Common Stock which might not be readily marketable (although this risk would be mitigated in part by the "make-whole" provisions of the Subscription Agreement) in addition to a $600 million investment in Series A Preferred Stock. In the Blockbuster Board's view, these considerations were not sufficient, either individually or collectively, to outweigh the advantages of the proposed combination of the businesses of Viacom and Blockbuster and, potentially, Paramount on the terms proposed by Viacom.

     In view of the wide variety of factors, both positive and negative, considered by the Blockbuster Board, the Blockbuster Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. Consequently, the Blockbuster Board did not quantify the assumptions and results of its analysis in reaching its determination that the Merger Consideration was fair to, and in the best interest of, the stockholders of Blockbuster. However, as a general matter, the Blockbuster Board believed that the positive factors heretofore described supported
                                       52
its decision to approve the Merger and outweighed the potentially negative factors described in the immediately preceding paragraph.


     After the signing of the Merger Agreement, the market prices of Viacom Common Stock declined to levels that caused the Blockbuster Board to become concerned about the viability of the Merger. These concerns gave rise to Mr. Huizenga's letter to Blockbuster stockholders on May 4, 1994. By August 1994, however, the market prices of Viacom Common Stock had improved significantly (although they remained below the levels at which the shares had traded prior to the time the Merger Agreement was approved in January). Given the fluctuations in the market prices of Viacom Common Stock, the Blockbuster Board met again on August 23, 1994, to reconsider its recommendation with respect to the Merger. At this meeting, the Blockbuster Board considered a number of factors in reaching its decision to reaffirm its approval of the Merger, including: Viacom's completion of its acquisition of Paramount; the progress Viacom was making in consolidating the operations of the two companies; its strong second quarter results and the status of the negotiations relating to its proposed divestitures of certain assets (see "The Companies--Viacom--Recent Developments"); the presentation of Blockbuster's legal advisors as to the fiduciary duties of the Blockbuster Board under the circumstances; the updated opinion of Merrill Lynch that, as of August 23, 1994, the Conversion Ratio is fair to the holders of Blockbuster Common Stock (other than Viacom and its affiliates) from a financial point of view; the continuing belief of Blockbuster Management that the strategic benefits of the proposed combination with Viacom and Paramount were consistent with and in furtherance of Blockbuster's long-term business strategy of diversifying into the entertainment industry; that the combined company's mix of assets was unique and could not be easily replicated and that the combined company would have extraordinary resources and opportunities for future growth; and the recommendation of the Non-Employee Directors. The Blockbuster Board also acknowledged that, although the market prices of the Viacom Common Stock had improved significantly from the levels at which the shares had traded in April 1994, they remained below the prices at which the shares had traded prior to the time the Merger Agreement was first approved in January 1994 and below the level at which the VCRs offered downside protection to Blockbuster stockholders. In this respect, however, the Blockbuster Board considered the fact that the VCR Conversion Date would not occur until the first anniversary of the Merger; the fact that the Merger Consideration consisted of a combination of securities, the market value of which would inevitably fluctuate from day-to-day; the views of Merrill Lynch as to the theoretical projected blended stock prices of the Viacom Common Stock assuming the Merger was consummated as described under "Opinions of Financial Advisors--Blockbuster"; and the updated opinion of Merrill Lynch. In view of the number of factors, both positive and negative, considered by the Blockbuster Board, the Blockbuster Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its decision to reaffirm its approval of the Merger.



     IN LIGHT OF THE FOREGOING, THE BOARD OF DIRECTORS OF BLOCKBUSTER UNANIMOUSLY RECOMMENDS THAT HOLDERS OF BLOCKBUSTER COMMON STOCK VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.


FORM OF THE MERGER

     If all required stockholder approvals are obtained and all other conditions to the Merger are satisfied or waived, then Blockbuster will be merged with and into Viacom, with Viacom being the surviving corporation.

MERGER CONSIDERATION

     At the Effective Time, each share of Blockbuster Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Blockbuster Common Stock owned by Viacom or any direct or indirect wholly owned subsidiary of Viacom or of Blockbuster and other than shares of Blockbuster Common Stock held by stockholders who shall have demanded and perfected appraisal rights, if available, under the DGCL) will be automatically converted into the right to receive (i) 0.08 of a share of Viacom Class A Common Stock, (ii) 0.60615 of a share of Viacom Class B

Common Stock and (iii) up to an additional 0.13829 of a share of Viacom Class B Common Stock, with such number of shares depending on market prices of Viacom Class B Common Stock during the one-year period following the Effective Time, and with such right evidenced by one VCR. No fractional securities will be issued in the Merger.


     Based upon the closing market prices of Viacom Class A Common Stock and Viacom Class B Common Stock on the date of the Merger Agreement (January 7,
1994), the aggregate market value of the Merger Consideration to be received by Blockbuster stockholders ranged between $28.54 per share and $30.97 per share, depending upon the value attributed to the VCRs. Based upon the closing market prices of Viacom Class A Common Stock and Viacom Class B Common Stock on August 26, 1994, the aggregate value of the Merger Consideration to be received by Blockbuster stockholders ranged between $23.44 per share and $28.09 per share, depending upon the value attributed to the VCRs. However, no assurances can be given with respect to the prices at which the Viacom Class A Common Stock and Viacom Class B Common Stock will trade after the date hereof or after the Effective Time or the prices at which the VCRs will trade after the Effective Time. There has been no public trading market for the VCRs and there can be no assurances that an active market for such securities will develop or continue after the Merger.


     The VCRs represent the right to receive shares of Viacom Class B Common Stock under certain circumstances on the first anniversary of the Effective Time (the "VCR Conversion Date"). The number of shares of Viacom Class B Common Stock into which the VCRs will convert will generally be based upon the value of Viacom Class B Common Stock (the "Class B Value") determined during the 90 trading day period (the "VCR Valuation Period") immediately preceding the VCR Conversion Date. The Class B Value will be equal to the average closing price of a share of Viacom Class B Common Stock during the 30 consecutive trading days in the VCR Valuation Period which yields the highest average closing price of a share of Viacom Class B Common Stock. In the event that the Class B Value is more than $40 per share but less than $48 per share, each VCR will convert into
0.05929 of a share of Viacom Class B Common Stock on the VCR Conversion Date. If the Class B Value is $40 per share or below, the number of shares of Viacom Class B Common Stock into which each VCR will convert on the VCR Conversion Date will increase ratably from 0.05929 of a share to the maximum of 0.13829 of a share of Viacom Class B Common Stock, which will occur if the Class B Value is $36 per share or below. If the Class B Value is $48 per share or above, the number of shares of Viacom Class B Common Stock into which the VCR will convert on the VCR Conversion Date will decrease ratably from 0.05929 of a share to zero, which will occur if the Class B Value is $52 per share or above.

     The number of shares of Viacom Class B Common Stock into which each VCR will convert on the VCR Conversion Date will not exceed 0.05929 of a share of Viacom Class B Common Stock if the average of the closing prices for a share of Viacom Class B Common Stock exceeds $40 per share during any 30 consecutive trading day period following the Effective Time and prior to the VCR Conversion Date. In the event that during any such period such average price exceeds $52 per share, the VCRs will terminate and have no value and the holders thereof will have no further rights with respect to the VCRs. The dollar amounts will be reduced by a percentage equal to any percentage decline in excess of 25% in the Standard & Poor's 400 Index from the Effective Time until the VCR Conversion Date. Certain days are not included as "trading days" if the number of shares of Viacom Class B Common Stock traded on such days is below specified levels. See "Description of Viacom Capital Stock-- Viacom Common Stock."

     Due to lack of an existing market for the VCRs, it is impracticable to determine an actual value for the VCRs at this time. The market value of the VCRs after the Effective Time may be discounted for the time value inherent in the future delivery of the shares of Viacom Class B Common Stock underlying the VCRs at any particular time as well as the uncertainty as to whether such shares will ultimately be issued to the holders of VCRs on the VCR Conversion Date pursuant to the terms of the VCRs. While the VCRs will be listed for trading on the AMEX, there are no assurances that a liquid public market reflecting the fundamental value of the VCRs will develop. Accordingly, for purposes of this Proxy Statement/Prospectus, on any particular date, the VCRs are treated as having a value within a range from 0% to 100% of the market value of the shares of Viacom Class B Common Stock into which each VCR would be converted if the VCRs were so converted on such date, rather than on the VCR Conversion Date.

     For a description of the provisions with respect to fractional shares, see "Certain Provisions of the Merger Agreement--Procedure for Exchange of Blockbuster Certificates." Any shares of Blockbuster Common Stock owned by Viacom or any direct or indirect wholly owned subsidiary of Blockbuster or Viacom will be cancelled.

     The Merger Consideration was determined through negotiations between Viacom and Blockbuster, each of which was advised with respect to such negotiations by its respective financial advisor.

     Any shares of Viacom Class A Common Stock, shares of Viacom Class B Common Stock or VCRs issued as part of the Merger Consideration, or shares of Viacom Class B Common Stock issued upon the maturity of the VCRs, to residents of Canada may be subject to certain resale restrictions, including that they may be required to be resold outside of Canada or pursuant to an available exemption under applicable Canadian securities laws.

OWNERSHIP OF VIACOM COMMON STOCK IMMEDIATELY AFTER THE MERGER

                  PERCENTAGE OWNERSHIP OF VIACOM COMMON STOCK*


                                                                                     FOLLOWING CONSUMMATION OF
                                                                                             THE MERGER
                                                                                  --------------------------------
                                                                                  VIACOM CLASS A       VIACOM
                                                                                   COMMON STOCK     COMMON STOCK
                                                                                  ---------------  ---------------
NAI.............................................................................         59.9%            24.8%
Pre-Merger stockholders of Viacom (other than NAI)..............................         10.4%            23.0%
Former stockholders of Blockbuster..............................................         29.7%            52.2%


- ---------------


* All percentages of ownership of common stock shown above in this section are calculated based on the number of shares of the relevant class or classes of stock outstanding as of August 26, 1994. Percentages of ownership (i) give effect to the closing of the Paramount Merger, assuming that all outstanding shares of Paramount Common Stock were exchanged in the Paramount Merger, (ii) do not give effect to potential dilution related to the Series B Preferred Stock, Series C Preferred Stock, VCRs, CVRs, Viacom Three-Year Warrants and Viacom Five-Year Warrants, (iii) give effect to the expected issuance of shares of Blockbuster Common Stock pursuant to the Discovery Zone transaction (see "The Companies--Blockbuster--Other Entertainment") and (iv) give effect to potential dilution related to outstanding Blockbuster options and warrants.


OPINIONS OF FINANCIAL ADVISORS

     Viacom. Smith Barney delivered its written opinion to the Viacom Board that, as of January 6, 1994, (i) the Merger Consideration was fair, from a financial point of view, to Viacom and its stockholders and (ii) the consideration to be received by Viacom pursuant to the Subscription Agreement was fair, from a financial point of view, to Viacom and its stockholders. VIACOM STOCKHOLDERS ARE URGED TO READ THE SMITH BARNEY OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF REVIEW BY SMITH BARNEY. Smith Barney did not make or seek to obtain an appraisal of Viacom's, Blockbuster's or Paramount's assets in rendering its opinion. No limitations were imposed by the Viacom Board upon Smith Barney with respect to the investigations made or procedures followed by it in rendering its opinion.

     THE FULL TEXT OF THE OPINION OF SMITH BARNEY, DATED AS OF JANUARY 6, 1994, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY SMITH BARNEY, IS ATTACHED

HERETO AS ANNEX V TO THIS PROXY STATEMENT/PROSPECTUS. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FINANCIAL TERMS OF THE MERGER AND THE SUBSCRIPTION AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY VIACOM STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE VIACOM SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, Smith Barney (i) reviewed the Merger Agreement, as well as the Subscription Agreement, in each case in the form presented to the Viacom Board; (ii) reviewed the revised Offer to Purchase of Viacom used in connection with the Offer (the "Paramount Offer to Purchase"); (iii) met with certain senior officers of Viacom, Blockbuster and Paramount to discuss the business, operations, assets, financial condition and prospects of their respective companies; (iv) examined certain publicly available business and financial information relating to Viacom, Blockbuster and Paramount, and certain financial forecasts and other data for Viacom, Blockbuster and Paramount which were provided to Smith Barney by the senior management of Viacom, Blockbuster and Paramount, respectively, which were not then publicly available and which financial information included EBIT for Viacom for the years 1992 through 2000, EBITDA for Blockbuster for the years 1993 through 1997 and EBITDA for Paramount for the years 1991 through 2000, income statements, cash flow statements, and balance sheets for Viacom (for the years 1992 through 2000), Blockbuster (for the years 1993 through 1997) and Paramount (for the years 1991 through 2000);
(v) took into account certain long-term strategic benefits of the Merger and the Paramount Merger, both operational and financial, that were described to Smith Barney by Viacom, Blockbuster and Paramount senior management; and (vi) reviewed the financial terms of the Merger as set forth in the Merger Agreement and the Paramount Merger as set forth in the Paramount Offer to Purchase in relation to, among other things, current and historical market prices and trading volumes of Viacom Common Stock, Blockbuster Common Stock and Paramount Common Stock; the earnings and book value per share of each of Viacom, Blockbuster and Paramount; and the capitalization and financial condition of each of Viacom, Blockbuster and Paramount. Smith Barney also considered, to the extent publicly available, the financial terms of certain other business combination transactions which Smith Barney considered relevant in evaluating the Merger and the Paramount Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies that they considered relevant in evaluating Viacom, Blockbuster and Paramount. Smith Barney also evaluated the pro forma financial impact of the Merger and the Paramount Merger on Viacom. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed necessary in arriving at its opinion. The financial information referred to in clause (iv) furnished to Smith Barney (a) by Viacom relating to Viacom, included historical or projected EBIT (in millions of dollars) of $346.2 in fiscal year 1992, $388.4 in fiscal year 1993, $418.6 in fiscal year 1994, $489.7 in fiscal year 1995, $584.8 in fiscal year 1996, $675.0 in fiscal year 1997, $764.0 in fiscal year 1998, $868.0 in fiscal year 1999 and $987.0 in fiscal year 2000, (b) by Blockbuster included projected EBITDA (in millions of dollars) of $456.0 in fiscal year 1993, $653.0 in fiscal year 1994, $836.0 in fiscal year 1995, $1,021.0 in fiscal year 1996 and $1,175.0 in fiscal year 1997 and (c) by Viacom relating to Paramount included historical or projected EBITDA (in millions of dollars) of $256.1 in fiscal year 1991, $512.2 in fiscal year 1992, $599.1 in fiscal year 1993, $686.7 in fiscal year 1994, $737.0 in fiscal year 1995, $790.8 in fiscal year 1996, $848.4 in fiscal year 1997, $910.1 in fiscal year 1998, $976.1 in fiscal year 1999 and $1,046.8 in fiscal year 2000. Such projections were made with respect to the anticipated future performance of Viacom, Blockbuster and Paramount. No representations are made as to the accuracy of the projections based thereon.

     PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF VIACOM AND BLOCKBUSTER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES

ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO SMITH BARNEY BY VIACOM AND BLOCKBUSTER. NONE OF SMITH BARNEY, VIACOM, BLOCKBUSTER OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS.

     In arriving at its opinion, Smith Barney relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with it. With respect to financial forecasts and other information provided to or otherwise discussed with it, Smith Barney assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective senior managements of Viacom, Blockbuster and Paramount as to the expected future financial performance of Viacom, Blockbuster and Paramount. Smith Barney expressed no opinion as to what the value of the Viacom Common Stock or VCRs will be when issued to Blockbuster stockholders pursuant to the Merger or the price at which the Viacom Common Stock or VCRs will trade subsequent to the Merger. Smith Barney has not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Viacom, Blockbuster or Paramount nor have they made any physical inspection of the properties or assets of Viacom, Blockbuster or Paramount. Its opinion was based upon financial, stock market and other conditions and circumstances existing and disclosed to it as of the date of its opinion.

January 6, 1994 Viacom Board Presentation

     At the January 6, 1994 meeting of the Viacom Board of Directors, Smith Barney presented information and materials relating to the following matters:
(i) the proposed Merger, (ii) the proposed Offer and Paramount Merger, (iii) the pro forma impact to Viacom of three different business combination scenarios (a combined Viacom and Blockbuster, a combined Viacom and Paramount and a combined Viacom, Paramount and Blockbuster), and (iv) quantitative analyses relating to the foregoing matters.

                                   THE MERGER

  Transaction Overview

     Smith Barney reviewed the following information regarding the proposed Merger with the Viacom Board:

          . An overview of the key elements of the transaction, including the terms of the Merger and the consideration to be issued in connection therewith.

          . A breakdown of the aggregate (approximately $8.43 billion) and per share consideration ($32.78) to be offered to Blockbuster stockholders in the Merger.

          . An overview of the terms of Blockbuster's purchase of the Viacom Class B Common Stock pursuant to the Subscription Agreement.

  Business Overview of Blockbuster

     Smith Barney reviewed with the Viacom Board certain information concerning
Blockbuster:

          . An analysis of the current businesses of Blockbuster and the composition of its current senior corporate management and operating management.

          . An analysis of relative estimated 1994 EBIT and actual revenue and EBITDA for 1991 and 1992 and estimated revenue and EBITDA for the years 1993 through 1996.

          . An analysis of the historical price and volume performance of Blockbuster Common Stock for the period January 5, 1993 through January 4, 1994, for a one year (short term) comparison.

          . A comparison of Blockbuster Common Stock to the Dow Jones Media Index and to the S&P 400 Index for the period October 20, 1987 through January 4, 1994, for an analysis of how Blockbuster Common Stock performed versus these indices since the October 1987 stock market crash.

          . A comparison of Blockbuster Common Stock to the Dow Jones Media Index and to the S&P 400 Index for the period January 4, 1991 through January 4, 1994, for a three year (longer term) comparison.

          . An analysis of selected analysts' research reports on Blockbuster.

  Valuation Analyses

     Smith Barney also reviewed with the Viacom Board various analyses relating to the valuation of Blockbuster.

     Public Market Valuation

          . Smith Barney reviewed with the Viacom Board public market trading statistics for selected companies that Smith Barney deemed comparable in material respects to Blockbuster. Specifically, Smith Barney examined and compared the financial performance and trading levels of music retailing, which included Musicland Stores Corp. and "category killer" retailers including Autozone, Inc., Circuit City Stores, Inc., The Home Depot Inc., Office Depot, Inc., Price/Costco, Inc., Staples, Inc., Toys "R" Us Inc., and Wal Mart Stores, Inc. Musicland Stores Corp. is a music retailer whose operations are directly comparable to Blockbuster's music retailing operations. The "category killer" companies examined are large retailers which are highly competitive in the segments in which they operate, proving similar to Blockbuster, which is highly competitive in the video retailing segment and has no direct comparable company within that segment. This analysis generated a value range of approximately $30.96 to $37.64. Smith Barney also discussed hypothetical implied per share values of Blockbuster at various premiums, which analysis was provided for illustrative purposes only.

          . Smith Barney compared market values as multiples to, among other things, latest 12 months after-tax cash flow, book value, and estimated calendar 1993 and 1994 net income for both the music retailing industry segment and the "category killer" industry segment. The respective multiples of the music retailing comparable company Musicland Stores Corp. were (i) latest 12 months after-tax cash flow: 13.0x; (ii) book value:
     3.2x; and (iii) estimated calendar 1993 and 1994 net income: 21.7x and 18.2x, respectively. The respective multiples for the "category killers" comparable companies were between the following ranges: (i) latest 12 months after-tax cash flow: 12.1x to 23.0x (with a mean of 17.4x and a median of 19.3x); (ii) book value: 2.3x to 10.2x (with a mean of 5.3x and a median of 4.9x); (iii) estimated calendar 1993 net income: 13.4x to 54.6x (with a mean of 29.9x and a median of 28.8x); and (iv) estimated calendar 1994 net income: 13.4x to 40.4x (with a mean of 25.0x and a median of 23.8x).


          . Smith Barney compared adjusted market capitalization to, among other things, historical revenues, EBITDA and EBIT of the comparable companies. The respective multiples for the music retailing comparable company were
     (i) revenue: 0.9x; (ii) EBITDA: 10.0x; and (iii) EBIT: 13.9x. The respective multiples for the "category killers" comparable companies were between the following ranges: (i) revenues: 0.3x to 3.3x (with a mean of 1.4x and a median of 1.3x); (ii) EBITDA: 8.9x to 29.3x (with a mean of 17.4x and a median of 14.3x); and (iii) EBIT: 10.7x to 37.5x (with a mean of 21.3x and a median of 19.1x).


          . Smith Barney also presented an analysis of operating statistics of the comparable companies including, among other things, operating margins (in relation to EBITDA, EBIT and after-tax cash flow), three-year historical revenue growth, three-year average EBITDA and EBIT margins, and debt to capitalization ratios, in each case as compared to Blockbuster.

          . No company, transaction or business used in the comparable company analysis is identical to Viacom or Blockbuster. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that can affect the public trading value of the comparable companies or the business segment to which they are being compared.

     Analysis of Selected Transactions

          . Smith Barney presented to the Viacom Board an analysis of selected acquisitions involving Blockbuster as well as certain other acquisitions. Smith Barney discussed with the Viacom Board that these transactions, taken as a whole, were not comparable to the proposed Merger; accordingly, Smith Barney did not present a numerical valuation analysis based on these transactions. Such transactions, taken as a whole, were not comparable to the proposed Merger because such transactions were smaller than the contemplated Merger in size and the target companies in such transactions were not highly competitive in their respective business segments.

          . The transactions that Smith Barney reviewed included the acquisition of WJB Video LP by Blockbuster, the acquisitions of Spelling Entertainment by Blockbuster, the acquisition of UI Video Holdings by Blockbuster, the acquisition of Republic Pictures by Blockbuster, the acquisition of Sound Warehouse by Blockbuster, the acquisition of Wherehouse Entertainment, Inc. by Grammy Corp., the acquisition of Cityvision by Blockbuster, the acquisition of Rio Grande Inc. by Blockbuster, the acquisition of Erol's by Blockbuster, the acquisition of Video Superstores of America, Inc. by Blockbuster, the acquisition of Major Video by Blockbuster, and the acquisition of Sound Warehouse by Shamrock Holdings Inc.

     Discounted Cash Flow Analysis

          . Smith Barney discussed with the Viacom Board its discounted cash flow ("DCF") analysis of Blockbuster. Smith Barney reviewed with the Viacom Board certain projections contained in the DCF analysis and the assumptions underlying such projections. It noted that such projections were based upon internal Blockbuster 1993 estimates as well as 1994-1998 estimates contained in the research reports described above. In its DCF analysis, Smith Barney applied discount rates ranging between 10% and 14%, and applied terminal value multiples ranging between 8.0x and 12.0x EBITDA. This analysis generated a value range of approximately $30.57 to $48.13 per share.

     It was noted that each of the foregoing analyses may be subject to change depending on the availability of any new information which may have the effect of changing the ascribed valuation per share.

     Multiple Analysis, Proposed Transaction Value

          . Smith Barney presented a comparison of relative ratios of adjusted market capitalization and market capitalization for Viacom, Blockbuster and Paramount to their respective estimated 1993 and 1994 EBITDA and after tax cash flow, respectively, and five year projected EBITDA compounded annual growth for the years 1993 through 1998.

     Strategic Benefits

          . Smith Barney discussed with the Viacom Board the strategic benefits identified to it by senior management of Viacom and Blockbuster, including the factors discussed under "--Reasons for the Merger; Recommendation of the Boards of Directors--Viacom."

     VCR Exchange Ratio Analysis

          . Smith Barney presented to the Viacom Board an exchange ratio analysis of the VCRs contemplated to be issued in the Merger at a range of Viacom Class B Common Stock prices between $35 and $55 in increments of $0.50.

                       THE OFFER AND THE PARAMOUNT MERGER

  Transaction Overview

     Smith Barney presented to the Viacom Board a summary of the Offer and the Paramount Merger, including the following:

          . An overview of the key elements of the Offer and the Paramount Merger, including the tender offer and back-end merger.

          . A comparison of the per share consideration at face value of the November 8, 1993 offer and the proposed January 7, 1994 offer ($78.68 compared to $79.87).

          . An overview of the aggregate consideration at face value (approximately $9.74 billion) of the proposed January 7, 1994 offer.

          . A summary of the sources of financing for the Offer.

  Valuation Analyses

     Smith Barney also reviewed with the Viacom Board the analyses discussed below relating to the valuation of Paramount which reflected the significant changes that occurred in the valuation being placed on the entertainment companies since Viacom and Paramount announced the proposed original merger in September 1993.

     Public and Precedent Private Market Breakdown

     Smith Barney reviewed with the Viacom Board its updated public and private market breakdown analysis of Paramount. Smith Barney explained to the Viacom Board that this analysis consisted of the valuation of each of Paramount's significant component business segments, which valuation consists of an analysis of the multiples at which companies in lines of businesses comparable to such Paramount business segments trade in the public market (including appropriate acquisition premiums) as well as the multiples at which such businesses have been acquired in private market transactions. Smith Barney reviewed with the Viacom Board public market trading statistics for selected companies that Smith Barney deemed comparable in material respects to Paramount. This analysis generated a value range of approximately $53.13 to $90.95 per share.

  Discounted Cash Flow Analysis.

     Smith Barney discussed with the Viacom Board its updated DCF analysis of Paramount, identifying the difficulty of preparing long term forecasts with respect to Paramount's business due to the "hit driven" nature of the business. Smith Barney also reviewed with the Viacom Board certain projections contained in the DCF analysis and the assumptions underlying such projections. In its DCF analysis, Smith Barney applied discount rates ranging between 10% and 12%, and applied terminal value multiples ranging between 14.0x and 16.0x EBITDA. This analysis generated a value range of approximately $9.0 billion to $11.0 billion in the aggregate, or approximately $73.22 to $89.53 per share.

     Smith Barney noted that each of the foregoing analyses may be subject to change depending upon the availability of new information which may have the effect of changing the ascribed valuation per share.

                                PRO FORMA IMPACT

  Pro forma Impact of the Merger and the Paramount Merger.

     Smith Barney reviewed with the Viacom Board certain pro forma impacts of a combined Viacom, Blockbuster and Paramount, including:

          . A comparison of the 1994 estimated cash flow and EBITDA for Viacom, Paramount, Blockbuster and the combined company.

          . A comparison of the relative market capitalization and adjusted market capitalization of Viacom, Paramount, Blockbuster and the combined company.

          . A comparison of estimated earnings per share, cash flow per share, and pro forma EBITDA, both on a stand-alone basis and a pro forma basis for 1993, 1994 and 1995.

          . An analysis of relative estimated ratios of total debt to EBITDA, EBITDA to net interest and total debt to capitalization of Viacom, Paramount and Blockbuster and the combined company, on a stand-alone basis with and without giving effect to the conversion of the Viacom Preferred Stock for 1993, and on a pro forma basis for 1993, 1994 and 1995.

          . An analysis of the relative economic and voting ownership of Viacom by Viacom's management, other current Viacom stockholders, Paramount stockholders, Blockbuster stockholders and NYNEX, both on a Viacom stand-alone basis and on a combined company pro forma basis.

  Pro forma Impact of the Merger.

     Smith Barney reviewed with the Viacom Board certain pro forma impacts of a combined Viacom and Blockbuster (excluding Paramount) ("Viacom-Blockbuster"), including:

          . A comparison of the relative market capitalization and adjusted market capitalization of Viacom, Blockbuster and Viacom-Blockbuster.

          . A comparison of adjusted market capitalization to EBITDA and market capitalization to cash flow for both Viacom and Blockbuster, estimated for 1993 and 1994.

          . A comparison of the 1994 estimated EBITDA and cash flow for Viacom, Blockbuster and Viacom-Blockbuster.

          . A comparison of the estimated earnings per share, cash flow per share and pro forma EBITDA for Viacom and Viacom-Blockbuster for 1993, 1994 and 1995.

          . An analysis of relative estimated ratios of pro forma total debt to EBITDA, EBITDA to net interest and total debt to capitalization of Viacom and Viacom-Blockbuster, on a Viacom stand-alone basis with and without giving effect to the conversion of the Viacom Preferred Stock for 1993 and on a pro forma basis for Viacom-Blockbuster for 1993, 1994 and 1995.

          . An analysis of the relative economic and voting ownership of Viacom by Viacom's management, other current Viacom stockholders, Paramount stockholders, Blockbuster stockholders and NYNEX, both on a Viacom stand-alone basis and on a pro forma basis for Viacom-Blockbuster.

  Pro forma Impact of the Paramount Merger.

     Smith Barney reviewed with the Viacom Board certain pro forma impacts of a combined Viacom and Paramount (excluding Blockbuster), including:

          . A comparison of the 1994 estimated EBITDA and cash flow for Viacom, Paramount and the Viacom/Paramount combination.

          . A comparison of the relative market capitalization and adjusted market capitalization of Viacom, Paramount and the Viacom/Paramount combination.

          . A comparison of the estimated earnings per share, cash flow per share and pro forma EBITDA for Viacom and the Viacom/Paramount combination for 1993, 1994 and 1995.

          . An analysis of relative estimated ratios of pro forma total debt to EBITDA, EBITDA to net interest and total debt to capitalization of Viacom and the Viacom/Paramount combination, on a Viacom stand-alone basis with and without giving effect to the conversion of the Viacom Preferred Stock for 1993 and on a pro forma basis for the Viacom/Paramount combination for 1993, 1994 and 1995.

          . An analysis of the relative economic and voting ownership of Viacom by Viacom's management, other current Viacom stockholders, Paramount stockholders, Blockbuster stockholders and NYNEX, both on a Viacom stand-alone basis and on a pro forma basis for the Viacom/Paramount combination.

The pro forma impact summaries were based upon the detailed quantitative analysis discussed below.

Quantitative Analysis

     Combined Company.

     Smith Barney presented to the Viacom Board an analysis of the Merger (assuming consummation of the Paramount Merger (assuming exercise of VCRs resulting in a weighted Class B exchange ratio of 0.66544), the expiration of the CVRs without liability and the exercise of the Viacom Three-Year Warrants) that included:

          . A transaction structure and an analysis of the Merger and Paramount Merger setting forth the kind and amount of securities to be issued in the Merger and Paramount Merger, the source and use of funds and the per share consideration to be paid to Blockbuster and Paramount stockholders in the Merger and Paramount Merger. Smith Barney also discussed the impact of the use of convertible preferred stock as part of the consideration in the Paramount Merger.

          . An analysis of the pro forma impact of the Merger and Paramount Merger to Viacom (with and without giving effect to the impact on Viacom of the sale of Series B Preferred Stock to NYNEX if the Offer and Paramount Merger were not consummated), Blockbuster and Paramount on stand-alone bases, including with respect to estimated 1994 revenue, cash flow and net income, estimated 1993 and 1994 leverage and estimated earnings per share, cash flow per share and EBITDA for 1993, 1994 and 1995. Smith Barney noted that the 1993 pro forma EBITDA for the combined company was $1,471 million (assuming no impact of potential synergies), the 1993 pro forma combined total debt was $8,058 million (does not include Viacom Preferred Stock issued to NYNEX) and 1993 pro forma combined total cash was $584 million (includes estimated deductions for merger transaction fees). The accretive impact of the Merger and Paramount Merger for 1994 and 1995 when compared against Viacom on a stand-alone basis (assuming sale of Viacom Preferred Stock to NYNEX) was as follows: (i) estimated earnings per share: 0.1% and 16.3%, respectively; (ii) cash flow per share: 19.5% and 22.8%, respectively; and (iii) EBITDA (calculated by applying Viacom's percent (on a stand-alone basis) of the pro forma adjusted market valuation to the total pro forma EBITDA of the combined company): 11.9% and 16.3%, respectively. The pro forma analysis assumed a certain level of long-term strategic benefits which was based upon the views of management of Viacom, Blockbuster and Paramount.

          . An analysis of the combined company's compliance with certain bank covenants and an analysis of relative ratios of debt to EBITDA, debt and preferred stock to EBITDA, EBITDA to net interest and EBITDA to net interest and preferred dividends.

          . An analysis of the share ownership of Viacom by Viacom's management, Paramount stockholders, and Blockbuster stockholders and NYNEX, both on stand-alone bases and pro forma giving effect to the Merger and the Paramount Merger with and without giving effect to the conversion of the Series B Preferred Stock.

          . An analysis of the estimated 1993 through 1998 Viacom implied pro forma stock prices, assuming consummation of the Merger and the Paramount Merger.

          . A summary of refinancings of existing debt and new borrowings by Viacom, Paramount and Blockbuster, on stand-alone bases and pro forma giving effect to the Merger and the Paramount Merger, both actual and estimated through December 31, 1993.

          . An estimated 1993 and 1994 pro forma combined income statement comparison of Viacom both on stand-alone bases with and without giving effect to the conversion of Viacom Preferred Stock, and pro forma giving effect to the Merger and the Paramount Merger, as well as a pro forma combined income statement of the combined company for the years 1994 to 2003.

          . A comparison of estimated 1993 and 1994 earnings per share of Viacom both on stand-alone bases with and without giving effect to the conversion of Viacom Preferred Stock, and with pro forma earnings per share giving effect to the Merger and the Paramount Merger, as well as an earnings per share dilution analysis for the combined company for the years 1994 to 2003.

          . A comparison of estimated 1993 and 1994 cash flow of Viacom both on stand-alone bases with and without giving effect to the conversion of Viacom Preferred Stock, and with pro forma cash flow giving effect to the Merger and the Paramount Merger, as well as a cash flow dilution/accretion analysis for the combined company for the years 1994 to 2003.

          . A pro forma EBITDA analysis (including projected synergies), income tax calculation and pro forma combined cash flow statement and a debt amortization schedule, all estimated for the years 1993 to 2003.

          . A pro forma interest expense table of the estimated combined company, estimated for the years 1994 to 2003, and a pro forma balance sheet for the combined company.

Viacom-Blockbuster.

     Smith Barney presented to the Viacom Board an analysis of the Merger (assuming the Class B Value is $40-48 and that the addition of the VCRs therefore results in an overall exchange ratio of Viacom Class B Common Stock of 0.66544) that included:

          . A transaction structure and an analysis of the Merger setting forth the kind and amount of securities to be issued in the Merger, the source and use of funds and the per share consideration to be paid to Blockbuster stockholders in the Merger.

          . An analysis of the pro forma impact of the Merger to Viacom (with and without giving effect to the impact on Viacom of the sale of Viacom Preferred Stock to NYNEX and Blockbuster if the Offer and Paramount Merger were not consummated), and Blockbuster on stand-alone bases, including with respect to estimated 1994 revenue, estimated 1993 and 1994 leverage and estimated earnings per share, cash flow per share and EBITDA for 1993, 1994 and 1995. Smith Barney noted that the 1993 pro forma EBITDA for Viacom-Blockbuster was $1,016 million (assuming no impact of potential synergies), the 1993 pro forma combined total debt was $1,663 million (does not include Viacom Preferred Stock issued to NYNEX) and 1993 pro forma combined total cash was $338 million (includes estimated deductions for merger transaction fees). The accretive impact of the Merger for 1994 and 1995 when compared against Viacom on a stand-alone basis (assuming sale of Viacom Preferred Stock to NYNEX) was as follows: (i) estimated earnings per share: 17.2% and 25.2%, respectively; (ii) cash flow per share: 3.4% and 9.5%, respectively; and (iii) EBITDA (calculated by applying Viacom's percent (on a stand-alone basis) of the pro forma adjusted market valuation to the total pro forma EBITDA of the combined company): 19.5% and 32.0%, respectively. The pro forma analysis assumed a certain level of long-
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     term strategic benefits which was based upon the views of management of
     Viacom and Blockbuster.

          . An analysis of the share ownership of Viacom by Viacom's management, NYNEX and Blockbuster, both on stand-alone bases and pro forma giving effect to the Merger and also both with and without giving effect to the conversion of the Viacom Preferred Stock.

          . An analysis of the estimated 1993 through 1998 Viacom implied pro forma stock prices.

          . A summary of refinancings of existing debt and new borrowings by both Viacom and Blockbuster, on stand-alone bases and pro forma giving effect to the Merger, both actual and estimated through December 31, 1993.

          . An estimated 1993 and 1994 pro forma combined income statement comparison of Viacom both on stand-alone bases with and without giving effect to the conversion of Viacom Preferred Stock, and pro forma giving effect to the Merger, as well as a pro forma combined income statement of Viacom-Blockbuster for the years 1994 to 2003.

          . A comparison of estimated 1993 and 1994 earnings per share of Viacom both on stand-alone bases with and without giving effect to the conversion of Viacom Preferred Stock, and with pro forma earnings per share giving effect to the Merger, as well as an earnings per share dilution analysis for Viacom-Blockbuster for the years 1994 to 2003.

          . A comparison of estimated 1993 and 1994 cash flow of Viacom both on stand-alone bases with and without giving effect to the conversion of Viacom Preferred Stock, and with pro forma cash flow giving effect to the Merger, as well as a cash flow dilution/accretion analysis for Viacom-Blockbuster for the years 1994 to 2003.

          . A pro forma EBITDA analysis (including projected synergies), income tax calculation and pro forma combined cash flow statement and a debt amortization schedule, all estimated for the years 1993 to 2003.

          . A pro forma interest expense table of Viacom-Blockbuster, estimated for the years 1994 to 2003, and a pro forma balance sheet for Viacom-Blockbuster.

  Viacom/Paramount.

     Smith Barney presented to the Viacom Board an analysis of the Paramount Merger (assuming the expiration of the CVRs without liability and the exercise of the Viacom Three-Year Warrants) that included:

          . A transaction structure and an analysis of the Paramount Merger setting forth the kind and amount of securities to be issued in the Paramount Merger, the source and use of funds and the per share consideration to be paid to Paramount stockholders in the Paramount Merger. Smith Barney also discussed the impact of the use of convertible preferred stock as part of the consideration in the Paramount Merger.

          . An analysis of the pro forma impact of the Paramount Merger to Viacom (with and without giving effect to the impact on Viacom of the sale of Viacom Preferred Stock to NYNEX and Blockbuster if the Offer and Paramount Merger were not consummated), Paramount and Blockbuster on stand-alone bases, including with respect to estimated 1994 revenue, cash flow and net income, estimated 1993 and 1994 leverage and estimated earnings per share, cash flow per share and EBITDA for 1993, 1994 and 1995. Smith Barney noted that the 1993 pro forma EBITDA for the Viacom/Paramount entity was $1,015 million (assuming no impact of potential synergies), the 1993 pro forma combined total debt was $6,318 million (does not include Viacom Preferred Stock issued to NYNEX and Blockbuster) and 1993 pro forma combined total cash was $294 million (includes estimated deductions for merger transaction fees). The accretive/(dilutive) impact of the Paramount Merger for 1994 and 1995 when compared against Viacom on a stand-alone basis (assuming sale of Viacom Preferred Stock to NYNEX and Blockbuster) was as follows:
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     (i) estimated earnings per share: (25.6)% and (16.7)%, respectively; (ii)
     cash flow per share: 22.3% and 16.4%, respectively; and (iii) EBITDA (calculated by applying Viacom's percent (on a stand-alone basis) of the pro forma adjusted market valuation to the total pro forma EBITDA of the Viacom/Paramount entity): 4.3% and 0.4%, respectively. The pro forma analysis assumed a certain level of long-term strategic benefits which was based upon the views of management of Viacom and Paramount.

          . An analysis of the Viacom/Paramount entity's compliance with certain bank covenants and an analysis of relative ratios of debt to EBITDA, debt and preferred stock to EBITDA, EBITDA to net interest and EBITDA to net interest and preferred dividends.

          . An analysis of the share ownership of Viacom by Viacom's management, Paramount stockholders, and Blockbuster and NYNEX, both on stand-alone bases and pro forma giving effect to the Paramount Merger and also both with and without giving effect to the conversion of the Viacom Preferred Stock.

          . An analysis of the estimated 1993 through 1998 Viacom implied pro forma stock prices, assuming the use of warrants in the Paramount Merger.

          . A summary of refinancings of existing debt and new borrowings by Viacom, Paramount and Blockbuster, on stand-alone bases and pro forma giving effect to the Paramount Merger both actual and estimated through December 31, 1993.

          . An estimated 1993 and 1994 pro forma combined income statement comparison of Viacom both on stand-alone bases with and without giving effect to the conversion of Viacom Preferred Stock, and pro forma giving effect to the Paramount Merger, as well as a pro forma combined income statement of the Viacom/Paramount entity for the years 1994 to 2003.

          . A comparison of estimated 1993 and 1994 earnings per share of Viacom both on stand-alone bases with and without giving effect to the conversion of Viacom Preferred Stock, and with pro forma earnings per share giving effect to the Paramount Merger, as well as an earnings per share dilution analysis for the Viacom/Paramount entity for the years 1994 to 2003.

          . A comparison of estimated 1993 and 1994 cash flow of Viacom both on stand-alone bases with and without giving effect to the conversion of Viacom Preferred Stock, and with pro forma cash flow giving effect to the Paramount Merger, as well as a cash flow dilution/accretion analysis for the Viacom/Paramount entity for the years 1994 to 2003.

          . A pro forma EBITDA analysis (including projected synergies), income tax calculation and pro forma combined cash flow statement and a debt amortization schedule, all estimated for the years 1993 to 2003.

          . A pro forma interest expense table of the Viacom/Paramount entity, estimated for the years 1994 to 2003, and a pro forma balance sheet for the Viacom/Paramount entity.

     In arriving at its opinion, Smith Barney performed a variety of financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by Smith Barney. In addition, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in its opinion. The matters considered by Smith Barney in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Viacom's or Blockbuster's control. Any estimates incorporated in the analyses performed by Smith Barney are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. Arriving at a fairness opinion is a complex process, not necessarily susceptible to partial or summary description. No company utilized as a comparison is identical to Viacom, Blockbuster, Paramount or the business segment for which a comparison is being made. Accordingly, an analysis of comparable companies and comparable business combinations resulting from the transactions is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the value of the comparable companies or company to which they are being compared.

     The Viacom Board selected Smith Barney as its financial advisor because it is a nationally recognized investment banking firm and the members of senior management of Smith Barney have substantial experience in transactions similar to the Merger and are familiar with Viacom and its business. Smith Barney is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions. Smith Barney has rendered from time to time various investment banking services to Viacom, including acting as a financial advisor in the Paramount Merger, and to StarSight Telecast, Inc., a company in which Viacom holds a significant interest, for which it received customary compensation.

     Pursuant to the terms of an engagement letter dated January 6, 1994, Viacom has agreed to pay Smith Barney a fee of $12.5 million upon consummation of the Merger. Whether or not the Merger is consummated, Viacom has also agreed to reimburse Smith Barney for its reasonable out-of-pocket expenses, including all reasonable fees and disbursements of counsel, and to indemnify Smith Barney and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the Federal securities laws.


     Blockbuster. On January 7, 1994, Merrill Lynch delivered its oral opinion (which it subsequently confirmed in writing) to the Board of Directors of Blockbuster to the effect that, as of January 7, 1994, and based upon the assumptions made, matters considered and limits of the review, as set forth in such opinion, the Conversion Ratio (as defined below) is fair to the holders of Blockbuster Common Stock (other than Viacom and its affiliates) from a financial point of view. On August 23, 1994, Merrill Lynch delivered its oral opinion (which it subsequently confirmed in writing) (the "Merrill Lynch Opinion") to the Board of Directors of Blockbuster to the effect that, as of August
23, 1994, and based upon the assumptions made, matters considered and limits of the review, as set forth in the Merrill Lynch Opinion, the Conversion Ratio is fair to the holders of Blockbuster Common Stock (other than Viacom and its affiliates) from a financial point of view.For purposes of the Merrill Lynch opinions, the term "Conversion Ratio" refers collectively to the ratios at which Blockbuster Common Stock is converted into Viacom Class A Common Stock, Viacom Class B Common Stock and VCRs, in accordance with the Merger Agreement.



     A COPY OF THE MERRILL LYNCH OPINION IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX VI. BLOCKBUSTER STOCKHOLDERS ARE URGED TO READ THE MERRILL LYNCH OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW BY MERRILL LYNCH. THE MERRILL LYNCH OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONVERSION RATIO FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY BLOCKBUSTER STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.



     In arriving at the Merrill Lynch Opinion, Merrill Lynch, among other things, (i) reviewed the Merger Agreement, the Stockholders Stock Option Agreement, the Proxy Agreement, the Blockbuster Voting Agreement and the Subscription Agreement; (ii) reviewed (a) Blockbuster's Annual Reports, Forms 10-K and related financial information for the three years ended December 31, 1993 and Blockbuster's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1994 and June 30, 1994;
(b) Viacom's Annual Reports, Forms 10-K and related financial information for the three years ended December 31, 1993 and Viacom's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1994 and June 30, 1994; (c) Paramount's Annual Reports, Forms 10-K and related financial information for the two years
                                       66
ended October 31, 1992, the Transition Reports on Form 10-K for the six-month period ended April 30, 1993, as amended by Form 10-K/A Amendment No. 1 dated September 28, 1993, as further amended by Form 10-K/A Amendment No. 2 dated September 30, 1993, and as further amended by Form 10-K/A Amendment No. 3 dated March 21, 1994 and for the eleven-month period ended March 31, 1994, as amended by Form 10-K/A Amendment No. 1 dated July 29, 1994 and as further amended by Form 10-K/A Amendment No. 2 dated August 12, 1994, and the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994; (d) the preliminary Joint Proxy Statement/Prospectus of Viacom and Blockbuster as filed with the Commission on August 19, 1994 and the Joint Proxy Statement/Prospectus of Viacom and Paramount dated May 25, 1994; and (e) certain other filings with the Commission made by Blockbuster, Viacom and Paramount, including proxy statements, Forms 8-K and registration statements, during the last three years;
(iii) reviewed certain information, including financial forecasts relating to the business, earnings, cash flows, assets and prospects of Blockbuster furnished to Merrill Lynch by Blockbuster and adjusted by Merrill Lynch based on information provided by Blockbuster, for transactions that occurred subsequent to the date of such information and of Viacom furnished to Merrill Lynch by Viacom and adjusted by Merrill Lynch based on information provided by Viacom, which financial information included EBITDA for Blockbuster for the years 1994 through 1998 and EBITDA for Viacom for the years 1994 through 1996 (which, for 1994, gave pro forma effect to the Paramount Merger), and a detailed breakdown of the major business segments for the income statements for Blockbuster for the years 1994 through 1998 and segment revenues and EBITDA for Viacom for the years 1994 through 1996 (which, for 1994, gave pro forma effect to the Paramount Merger); (iv) conducted discussions with members of senior management of Blockbuster and Viacom concerning their respective businesses, prospects and strategic objectives as well as the strategic implications and operating efficiencies and possible synergies that might be realized following consummation of the Merger; (v) reviewed the historical market prices and trading activity for Blockbuster Common Stock and Viacom Class B Common Stock and compared them with the Standard & Poor's 500 Index and selected other indices; (vi) compared the results of operations of Blockbuster and Viacom with those of certain companies which Merrill Lynch deemed to be similar in certain respects to Blockbuster and Viacom, respectively; (vii) reviewed the financial terms of certain business combinations involving companies in lines of business which Merrill Lynch deemed to be similar in certain respects to Blockbuster and in other industries generally; (viii) analyzed the relative valuation of Blockbuster Common Stock, Viacom Common Stock and the blended value of the Viacom Common Stock and VCRs (including the theoretical trading value of the VCRs) to be received by the holders of Blockbuster Common Stock in the Merger using various valuation methodologies which Merrill Lynch deemed appropriate;
(ix) analyzed the pro forma effect of the Merger on the combined company's coverage and leverage ratios following consummation of the Merger; (x) analyzed the economic interests of the Company's stockholders in the combined company and the relative contributions of the respective parties' financial performance, including the contribution of revenues and EBITDA as well as the relative contribution of implied market capitalization, of Blockbuster and Viacom to the combined company following consummation of the Merger; and (xi) reviewed such other financial studies and performed such other investigations and analyses and took into account such other matters as Merrill Lynch deemed necessary or appropriate. The financial information referred to in clause (iii) above furnished to Merrill Lynch (A) by Blockbuster, as adjusted based on information provided by Blockbuster, included projected EBITDA (which does not include certain investments that will be consolidated with Blockbuster's financial results but which were treated by Merrill Lynch for purposes of such projections under the equity accounting method) (in millions of dollars) of $699.0 in fiscal 1994, $930.0 in fiscal 1995, $1,122.0 in fiscal 1996, $1,345.0 in fiscal 1997 and $1,543.0 in fiscal 1998 and (B) by Viacom, as adjusted based on information provided by Viacom, included, on a pro forma basis after giving effect to the Paramount Merger, projected EBITDA (in millions of dollars) of $1,128.5 in fiscal 1994, $1,403.7 in fiscal 1995 and $1,660.7 in fiscal 1996. The EBITDA information provided to Merrill Lynch by Blockbuster includes adjustments for ongoing tape purchase expense. Such projections were made with respect to the anticipated future performance of Blockbuster and Viacom. No representations are made as to the accuracy of the projections based thereon.

     PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF BLOCKBUSTER AND VIACOM. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO MERRILL LYNCH BY BLOCKBUSTER AND VIACOM. NONE OF MERRILL LYNCH, BLOCKBUSTER, VIACOM OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS.



     Merrill Lynch relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Blockbuster and Viacom and assumed that financial forecasts and estimates of operating efficiencies and potential synergies reflected the best currently available estimates and judgments of the managements of Blockbuster and Viacom as to the expected future financial performance of their respective companies. Merrill Lynch did not independently verify such information or assumptions, conduct a physical inspection of the properties or facilities of Blockbuster or Viacom, or undertake any independent appraisal or evaluation of the assets or liabilities of Blockbuster or Viacom. The Merrill Lynch Opinion is based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the Merrill Lynch Opinion. In that regard, it should be noted that the summary set forth below of the Merrill Lynch Report (as defined below) reflects Merrill Lynch's analysis of Viacom after giving effect to the Paramount Merger. Merrill Lynch expressed no opinion as to what the value of Viacom Common Stock or VCRs actually will be when issued to the holders of Blockbuster Common Stock upon consummation of the Merger. Merrill Lynch was not authorized by Blockbuster or the Board of Directors of Blockbuster to solicit third-party indications of interest for the acquisition of all or any part of Blockbuster, nor did Merrill Lynch solicit any such offers. In addition, Merrill Lynch has not been contacted since the announcement of the execution of the Merger Agreement by any entity indicating an interest in acquiring or merging with Blockbuster.


     In arriving at the Merrill Lynch Opinion and making its presentation to the Board of Directors of Blockbuster at the meeting held on August 23, 1994, Merrill Lynch considered and discussed certain financial analyses and other factors. In connection with its presentation, Merrill Lynch provided the Board of Directors of Blockbuster with a summary of valuation results obtained by using several different valuation methods as well as other materials concerning Blockbuster Common Stock and Viacom Common Stock (the "Merrill Lynch Report"), the material portions of which are summarized below.

     The following paragraphs describe Merrill Lynch's analysis of Blockbuster.


     Stock Trading History. Merrill Lynch reviewed the performance of the per share market price and trading volume of Blockbuster Common Stock for certain periods, and compared such per share market price movements to the Standard & Poor's 500 Index and selected other indices.



     Comparable Public Company Analysis. Merrill Lynch compared certain publicly available financial and operating data and projected financial performance (reflecting a composite of research analysts' estimates) of selected publicly traded specialty retail companies with similar financial and operating data and projected financial performance of Blockbuster (as estimated by the management of Blockbuster). The selected specialty retail companies reviewed in this analysis (collectively, the "Blockbuster Comparable Group") were: Circuit City Stores, Inc., The Home Depot, Inc., Musicland Stores Corp., Office Depot, Inc. and Toys "R" Us, Inc. Merrill Lynch analyzed, among other things, the market values and capitalizations (defined to be the market value of the common stock plus the liquidation value of the preferred stock (in the case of Blockbuster, the market value of the preferred stock) plus total debt and minority interests less cash, cash equivalents and other investments) and historical and projected EBITDA, sales and growth rates and earnings per share of Blockbuster and the
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Blockbuster Comparable Group. Merrill Lynch then compared the results of such analyses for the Blockbuster Comparable Group to the corresponding results for Blockbuster. Applying a range of multiples for earnings per share of 20x to 26x, which multiples were derived from the historical and projected earnings per share multiples and growth rates of Blockbuster and the Blockbuster Comparable Group analyzed by Merrill Lynch, to Blockbuster's 1994 expected earnings per share, Merrill Lynch calculated the implied value of Blockbuster Common Stock. Utilizing this methodology, the implied value of Blockbuster Common Stock was calculated by Merrill Lynch at between approximately $25.00 and $33.00 per share.



     Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of Blockbuster based upon estimates of projected financial performance prepared by Blockbuster for the years 1995-1998 and estimated by Merrill Lynch on the basis of its review of Blockbuster's historical performance, discussions with management and analysts' estimates for the years 1999-2001 and applied two methodologies to compute terminal values. In the first case, utilizing these projections, Merrill Lynch calculated a range of values based upon the discounted net present value of the sum of (i) the projected stream of unlevered free cash flows of Blockbuster to the year 1999, (ii) the projected terminal value of Blockbuster at such year based upon a range of multiples of projected EBITDA and (iii) an assumed cash balance (including other investments) net of debt (based upon full conversion and/or exercise of all derivative securities). Merrill Lynch applied several discount rates (ranging from 14% to 16%) and multiples of EBITDA (ranging from 8.5x to 9.5x). Utilizing this methodology, the equity value of Blockbuster Common Stock was calculated by Merrill Lynch at between approximately $35.00 and $41.00 per share on a fully diluted basis. In the second case, utilizing the same assumptions and calculations as used in the method described above except that Merrill Lynch calculated the projected terminal value of Blockbuster based on a free cash flow growth rate from 2001 to perpetuity of 4% to 6%, Merrill Lynch calculated the equity value of Blockbuster Common Stock at between approximately $26.50 and $36.50 per share on a fully diluted basis.



     Comparable Acquisition Transaction Analysis. Merrill Lynch reviewed certain publicly available information regarding ten selected business combinations of retail companies announced since March 1991. For each such transaction, Merrill Lynch reviewed the offer value (defined to be the consideration per share multiplied by the fully diluted number of shares) of each such transaction as a multiple of net income and the transaction value (defined to be the offer value plus liquidation value of preferred stock plus total debt and minority interests less cash, cash equivalents and other investments) of each such transaction as a multiple of earnings before interest and taxes, EBITDA and sales for certain periods prior to the announcements thereof, and compared such multiples to the multiples of such financial results for Blockbuster implied by the Conversion Ratio. The ten business combinations reviewed in this analysis (collectively, the "Business Combination Comparables") and the dates such acquisitions were announced were: the acquisition of PACE Membership Warehouses, Inc. by Sam's Wholesale Club Division of Wal-Mart Stores, Inc. (announced November 8, 1993); Blockbuster's acquisition of Super Club Retail Entertainment Corporation (announced October 6, 1993); Investcorp International's acquisition of Camelot Music, Inc. (announced October 4, 1993); Blockbuster's acquisition of WJB Video Limited Partnership (announced July 16, 1993); Costco Wholesale Corporation's merger with The Price Company (announced June 16, 1993); Blockbuster's acquisition of Sound Warehouse (announced October 19, 1992); Merrill Lynch Capital Partners, Inc.'s acquisition of Wherehouse Entertainment Inc. (announced May 6, 1992); OfficeMax's (Kmart Corp.) acquisition of OW Office Warehouse Inc. (announced March 25, 1992); Blockbuster's acquisition of Cityvision (announced January 22, 1992); and Office Depot Inc.'s acquisition of Office Club, Inc. (announced March 15, 1991). Applying a range of multiples for EBITDA of 8x to 11x, which multiples were derived from the Business Combination Comparables information analyzed by Merrill Lynch, to Blockbuster's 1994 expected EBITDA, Merrill Lynch calculated the implied value of Blockbuster's Common Stock. Utilizing this methodology, the implied value of Blockbuster Common Stock was calculated by Merrill Lynch at between approximately $23.00 and $30.00 per share.


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

     Merrill Lynch then compared the results of each of the foregoing analyses to the consideration to be received by the holders of Blockbuster Common Stock in the Merger assuming that the per share price of the Viacom Class B Common Stock equals $35.50, the closing price on the date prior to the delivery of the Merrill Lynch Opinion, and VCR values of zero (the "Minimum VCR") and full nominal value (the "Maximum VCR"). Merrill Lynch calculated the implied value of the consideration to be received by the Blockbuster stockholders at between $24.78 per share assuming the Minimum VCR and $29.69 per share assuming the Maximum VCR.



     The following paragraphs describe Merrill Lynch's analysis of Viacom, after giving effect to the Paramount Merger. For purposes of this section, all references to Viacom relating to a circumstance or event existing or occurring after the consummation of the Paramount Merger include references to Paramount.



     Stock Trading History. Merrill Lynch reviewed the performance of the per share market price and trading volume of Viacom Class B Common Stock for certain periods, and compared such per share market price movements to the Standard & Poor's 500 Index and selected other indices.



     Comparable Public Company Analysis. Merrill Lynch compared certain publicly available financial and operating data and projected financial performance (reflecting a composite of research analysts' estimates) of selected diversified entertainment companies with similar financial and operating data and projected financial performance of Viacom (as estimated by the management of Viacom). The selected diversified entertainment companies (collectively, the "Viacom Comparable Group") were: The News Corporation, Time Warner Inc., Turner Broadcasting System, Inc. and The Walt Disney Company. Merrill Lynch analyzed, among other things, the market values and capitalizations (defined to be the market value of the common stock plus the liquidation value of the preferred stock plus total debt and minority interests less cash, cash equivalents and other investments) and historical and projected EBITDA and sales of Viacom and the Viacom Comparable Group. Merrill Lynch then compared the results of such analyses for the Viacom Comparable Group to the corresponding results for Viacom. Applying a range of multiples of 11x to 13x for EBITDA, which were derived from the Viacom Comparable Group information analyzed by Merrill Lynch, to Viacom's 1995 expected EBITDA, Merrill Lynch calculated the equity value of Viacom Common Stock at January 1, 1995. Utilizing this methodology, the equity value of Viacom Common Stock was calculated by Merrill Lynch at between approximately $27.00 and $41.00 per share assuming no divestitures of any Viacom assets and between approximately $30.50 and $42.00 per share assuming certain Viacom divestitures, including the Cable Systems Sale, the MSG Sale, the sale of the Famous Music publishing companies and the sale of certain other smaller assets (the "Divestitures"). Viacom provided Merrill Lynch with estimated sale prices for the Divestitures, certain tax assumptions related thereto including the acquisition of certain assets by a purchaser which could provide Viacom with tax deferral of the recognition of any gain, and estimates of loss of associated EBITDA, as well as the proposed timing of the Divestitures (from which Merrill Lynch derived a range of values of $2.755 billion to $3.695 billion in the aggregate on an after-tax basis). Merrill Lynch has relied on Viacom for information relating to the Divestitures and the resulting effect on Viacom and has not independently verified any such information.



     Weighted Average by Segment Public Comparables Analysis. Merrill Lynch analyzed the equity value of Viacom based upon estimates of Viacom's projected 1995 financial performance prepared by Viacom and certain publicly available market information for publicly traded companies comparable in certain respects to Viacom. Utilizing these projections, Merrill Lynch estimated a range of values for each of Viacom's business segments (including segments acquired in the Paramount Merger) and its proportionate interests in certain cable television programming businesses. An implied range of values for Viacom was calculated by subtracting from the values of such business segments debt and preferred stock (net of cash, cash equivalents and other investments). Utilizing this methodology, the equity value of Viacom Common Stock was calculated by Merrill Lynch at between approximately $25.00 and $44.00 per share assuming the Divestitures do not occur and approximately $26.00 and $48.00 per share assuming the Divestitures do occur.


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     Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis of Viacom based upon estimates of projected financial performance prepared by Viacom for the years 1995 and 1996 and estimated by Merrill Lynch for the years 1997-2000 on the basis of its review of Viacom's historical performance, analysts' estimates and industry forecasts. Utilizing these projections, Merrill Lynch calculated a range of values based upon the discounted net present value of the sum of (i) the projected stream of unlevered free cash flows of Viacom to the year 1999, (ii) the projected terminal value of Viacom at the year 2000 based upon a range of multiples of projected EBITDA and
(iii) an assumed cash balance (including other investments) net of debt (based upon full conversion and/or exercise of all derivative securities). Merrill Lynch applied several discount rates (ranging from 12.5% to 14.5%) and multiples of EBITDA (ranging from 11.5x to 12.5x). Utilizing this methodology, the equity value of Viacom Common Stock was calculated by Merrill Lynch at between approximately $40.00 and $53.00 per share on a fully diluted basis assuming the Divestitures do not occur and approximately $44.50 and $55.50 per share assuming the Divestitures do occur.



     Implied Exchange Ratios. Merrill Lynch compared the equity values for Blockbuster Common Stock (based on a terminal multiple of EBITDA) and Viacom Common Stock based on the foregoing discounted cash flow analyses and calculated an implied exchange ratio for Blockbuster Common Stock ranging from approximately 0.66 to 1.01 assuming the Divestitures do not occur and approximately 0.63 to 0.92 assuming the Divestitures do occur. In addition, utilizing the same assumptions except that Merrill Lynch used the equity values for Blockbuster Common Stock determined on a perpetuity basis, Merrill Lynch calculated an implied exchange ratio for Blockbuster Common Stock ranging from approximately 0.50 to 0.90 assuming the Divestitures do not occur and approximately 0.48 to 0.82 assuming the Divestitures do occur. Such ranges of exchange ratios compared to a blended exchange ratio contemplated by the Merger Agreement ranging from approximately 0.69 to 0.82, depending on the number of shares of Viacom Class B Common Stock issued in exchange for the VCRs.



     In addition to the foregoing analyses with respect to Blockbuster and Viacom, Merrill Lynch performed the following analyses with respect to the impact of the Merger.



     Implied Blockbuster Value. Merrill Lynch calculated the implied Viacom Class B Common Stock price at January 1, 1995 by applying a range of multiples for EBITDA of 11x to 13x, to the combined company's 1995 estimated EBITDA assuming four scenarios: the Divestitures do not occur and the Maximum VCR, the Divestitures do occur and the Maximum VCR, the Divestitures do not occur and the Minimum VCR and the Divestitures do occur and the Minimum VCR. Merrill Lynch then calculated the value of the consideration to be received in the Merger for each share of Blockbuster Common Stock implied by the blended exchange ratio contemplated in the Merger under the four scenarios described above using the implied Viacom Class B Common Stock price calculated as described above assuming a $4.00 per share premium for the Viacom Class A Common Stock over the Viacom Class B Common Stock. Utilizing such methodology, Merrill Lynch calculated a range of values of the consideration to be received in the Merger for each share of Blockbuster Common Stock implied by the blended exchange ratio at January 1, 1995 of (i) $34.78 to $44.75 assuming the Divestitures do not occur and the Maximum VCR, (ii) $36.22 to $45.28 assuming the Divestitures do occur and the Maximum VCR, (iii) $32.01 to $41.19 assuming the Divestitures do not occur and the Minimum VCR and (iv) $33.34 to $41.67 assuming the Divestitures do not occur and the Minimum VCR. Merrill Lynch compared such results to the implied range of values per share of Blockbuster Common Stock at January 1, 1995, without giving effect to the Merger (by applying a range of multiples of 18x to 22x to Blockbuster's 1995 earnings per share) of $31.04 to $37.94.


     Merrill Lynch then compared (i) the implied range of values per share of Blockbuster Common Stock, without giving effect to the Merger, utilizing the assumptions described above and applying multiple ranges over time of 18x to 22x in 1995 to 14x to 18x in 1999, for the years 1995 through 1999 to (ii) the range of values of the consideration to be received in the Merger for each share of Blockbuster Common Stock implied by the blended exchange ratio for the years
1995 through 1999 utilizing the methodology described above assuming the Divestitures do not occur and assuming the Minimum VCR
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and the Maximum VCR. The implied range of values per share of Blockbuster Common
Stock ranged from $31.04 to $37.94 in 1995 to $50.77 to $65.28 in 1999 compared to the range of values of the consideration to be received in the Merger for each share of Blockbuster Common Stock implied by the blended exchange ratio assuming the Minimum VCR of $32.01 to $41.19 in 1995 to $80.07 to $95.19 in 1999 and assuming the Maximum VCR of $34.78 to $44.75 in 1995 to $87.88 to $104.51 in 1999.



     Contribution Analysis. Merrill Lynch analyzed and compared the respective contribution of revenues and EBITDA as well as the relative contribution of implied market capitalization of Blockbuster and Viacom to the combined company following consummation of the proposed Merger on an historical basis and on a projected basis based upon forecasts provided by Viacom, in the case of the combined company and, in the case of each of Blockbuster and Viacom alone, forecasts provided by the respective companies and estimates developed by Merrill Lynch for each company as described in the discounted cash flow analysis description for each company summarized above, and without taking into account any potential synergies resulting from the Merger and assuming the Divestitures occur. This analysis showed that Blockbuster stockholders would own, excluding the effects of the CVRs, the Viacom Three-Year Warrants and the Viacom Five-Year Warrants, approximately 52% and 57% assuming the Minimum VCR and the Maximum VCR, respectively, of the economic interests of the combined company, and Blockbuster would contribute an estimated 26% and 31% assuting the exercise of the Minimum VCR and the Maximum VCR, respectively, of the implied market capitalization of the combined company. In addition, Blockbuster would contribute to the combined company an estimated 25%, 32%, 34%, 35%, 37%, 38% and 39% of revenues for the years 1993-1999, respectively, and an estimated 29%, 38%, 40%, 40%, 40%, 41% and 41% of EBITDA for the years 1993-1999.



     In arriving at the Merrill Lynch Opinion and in presenting the Merrill Lynch Report, Merrill Lynch performed a variety of financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch. In addition, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the process underlying its analyses set forth in the Merrill Lynch Opinion and the Merrill Lynch Report. The matters considered by Merrill Lynch in arriving at the Merrill Lynch Opinion that, as of the date of such opinion, the Conversion Ratio is fair to the holders of Blockbuster Common Stock (other than Viacom and its affiliates), from a financial point of view, are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Blockbuster's or Viacom's control. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description. No public company utilized as a comparison is identical to Blockbuster, Viacom or the business segment for which a comparison is being made, and none of the Business Combination Comparables or other business combinations utilized as a comparison is identical to the proposed Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations resulting from the transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.


     The Board of Directors of Blockbuster selected Merrill Lynch to render fairness opinions because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the Merger and because it is familiar with Blockbuster and its business. Merrill Lynch acted as underwriter to Blockbuster in connection with a public offering of common stock by
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Blockbuster in November 1993, advised Blockbuster in connection with its investments in Spelling Entertainment and Republic Pictures, and has from time to time rendered other investment banking, financial advisory and other services to Blockbuster, for which it has received customary compensation. Mr. Charles A. Lewis, Managing Director of Merrill Lynch, his wife, Penny A. Sebring, and their family beneficially own 1,001,788 shares of Blockbuster Common Stock. As part of its investment banking business, Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Merrill Lynch has rendered from time to time various investment banking and financial advisory services to Viacom and Paramount for which it has received customary compensation.



     Fees Payable to Merrill Lynch. Blockbuster has agreed to pay Merrill Lynch $3 million and will become obligated to pay Merrill Lynch a fee of $10 million upon the consummation of the Merger; provided that the initial $3 million fee shall be credited against the $10 million fee payable to Merrill Lynch upon consummation of the Merger. Blockbuster has also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including fees and expenses of its legal counsel, and to indemnify Merrill Lynch and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.


EFFECTIVE TIME

     The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware or such later time as is specified in such certificate, a form of which is attached as Annex VIII. Such filing will be made as promptly as practicable after satisfaction or waiver of the conditions to the Merger unless another date is agreed to by the parties. The Merger Agreement may be terminated by either party if, among other reasons, the Merger is not consummated on or before September 30, 1994; provided, however, that the Merger Agreement may be extended by written notice of either Viacom or Blockbuster to a date not later than November 30, 1994, if the Merger is not consummated as a direct result of Viacom or Blockbuster having failed by September 30, 1994 to receive all required regulatory approvals or consents with respect to the Merger. See "Certain Provisions of the Merger Agreement--Termination" and "--Conditions to Consummation of the Merger."

STOCK EXCHANGE LISTING

     Viacom has filed an application to list the shares of Viacom Common Stock and the VCRs to be issued in connection with the Merger on the AMEX, subject to stockholder approval of the Merger Agreement and official notice of issuance. The shares of Viacom Class A Common Stock and Viacom Class B Common Stock are traded on the AMEX under the symbols "VIA" and "VIAB," respectively, and the VCRs are expected to be traded under the symbol "VIAVR".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary, based upon current law, is a general discussion of certain Federal income tax consequences of the Merger to Viacom, Blockbuster and holders of Blockbuster Common Stock assuming the Merger is consummated as contemplated herein. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder and administrative rulings and judicial authority as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this summary. This summary applies to holders of Blockbuster Common Stock who hold their shares of Blockbuster Common Stock as capital assets. This summary does not discuss all aspects of income taxation that may be relevant to a particular holder of Blockbuster Common Stock in light of such holder's specific circumstances or to certain types of holders subject to special treatment under the Federal income tax laws (for example, foreign persons, dealers in securities, banks and other financial institutions, insurance companies, tax-exempt organizations and holders who acquired shares of Blockbuster Common Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan), and it does not discuss any aspect of state, local, foreign or other tax laws. No ruling has been (or will be) sought from the Internal Revenue Service as to the anticipated tax consequences of the Merger. Skadden, Arps, Slate, Meagher & Flom, counsel to Blockbuster, has advised Blockbuster and Shearman & Sterling, counsel to Viacom, has advised Viacom that, in their opinions, the following discussion, insofar as it relates to matters of Federal income tax law, is a fair and accurate summary of such matters. HOLDERS OF BLOCKBUSTER COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     The Merger. It is a condition to the consummation of the Merger that Viacom receive an opinion of its counsel, Shearman & Sterling, and Blockbuster receive an opinion of its counsel, Skadden, Arps, Slate, Meagher & Flom, that the merger of Blockbuster with and into Viacom in accordance with the terms of the Merger Agreement will constitute a reorganization qualifying under the provisions of
Section 368(a) of the Code. The opinions of Shearman & Sterling and Skadden, Arps, Slate, Meagher & Flom will be expressly based upon the accuracy of certain assumptions and the representations made to such counsel by Viacom, Blockbuster and certain holders of Blockbuster Common Stock.

     Neither Blockbuster nor Viacom will recognize any gain or loss as a result of the Merger.

     A holder of Blockbuster Common Stock will not recognize any gain or loss from the exchange of Blockbuster Common Stock for Viacom Common Stock and the VCRs pursuant to the Merger if the VCRs are treated as qualifying contingent rights to additional shares of Viacom Class B Common Stock ("qualifying property"). However, since the VCRs will be transferable and listed on the AMEX, the law is unclear as to whether gain of a holder of Blockbuster Common Stock from such exchange should be recognized to the extent of the fair market value of the VCRs received by such holder. Based on its prior rulings regarding transferable contingent rights to receive additional stock, the Internal Revenue Service is likely to view the VCRs as "other property" (i.e., property other than Viacom stock or "qualifying property"). However, the decision of the U.S. Court of Appeals for the Eighth Circuit in Carlberg v. United States, 281 F.2d 507 (8th Cir. 1960), is contrary to the Internal Revenue Service's treatment of transferable contingent rights to receive additional stock as "other property." If the VCRs are treated as "other property" for Federal income tax purposes, a holder of Blockbuster Common Stock will recognize gain (the amount equal to the excess, if any, of (i) the sum of the fair market value of the Viacom Common Stock received (including a fractional share treated as received) and the fair market value of the VCRs received by such holder over (ii) such holder's tax basis in the Blockbuster Common Stock converted in the Merger) as taxable income, but only to the extent of the fair market value of the VCRs received by such holder.

     Character of Gain. If the VCRs are treated as "other property," in general, any gain recognized by a holder of Blockbuster Common Stock whose relative stock interest in Viacom after the Merger is minimal and who exercises no control over the affairs of Viacom should be treated as a capital gain. However, depending on the particular circumstances of a holder of Blockbuster Common Stock, any gain recognized by such holder could be treated as ordinary dividend income. Constructive ownership rules under the Code will apply to determine the stock ownership of a holder of Blockbuster Common Stock for these purposes.

     Tax Basis and Holding Period if VCRs Treated as "Qualifying Property." If the VCRs are treated as "qualifying property," a holder of Blockbuster Common Stock will have an aggregate tax basis in the shares of Viacom Common Stock received (including a fractional share treated as received) and the VCRs received in the Merger equal to the tax basis of such holder in the Blockbuster Common Stock exchanged therefor. Based upon the approach taken by the Internal Revenue Service in situations
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
involving contingent and escrowed stock arrangements, such aggregate tax basis should be allocated among the holder's Viacom Class A Common Stock, Viacom Class B Common Stock and the VCRs received based on their relative fair market values, but valuing the VCRs for this purpose at an amount equal to the maximum number of shares of Viacom Class B Common Stock that may be issued upon maturity of the VCRs ("VCR Class B Common Stock") times the fair market value per share of such stock on the date of the Merger.

     Upon maturity of the VCRs, the tax basis of the holder in the VCRs should be allocated to the shares of VCR Class B Common Stock actually issued in proportion to the number of such shares actually issued over the maximum number of shares of VCR Class B Common Stock that might have been issued. Any remaining tax basis of the holder in the VCRs should increase the holder's tax basis in the remaining shares of Viacom Class A Common Stock and Viacom Class B Common Stock actually received (either in the Merger or as VCR Class B Common Stock). This readjustment of tax basis should occur no later than the time at which the number of shares of VCR Class B Common Stock to be issued becomes fixed. In addition, if the maximum number of shares of VCR Class B Common Stock that might be issued is adjusted downward after the Effective Time but before the maturity or termination of the VCRs, the holder's tentative tax basis in the remaining shares of Viacom Class A Common Stock and Viacom Class B Common Stock actually received in the Merger and in the adjusted maximum number of shares of VCR Class B Common Stock should be recalculated at such time.

     If the holder does not receive any VCR Class B Common Stock upon the maturity of the VCRs or if the VCRs terminate prior to maturity, and if the holder owns no remaining shares of Viacom Class A Common Stock or Viacom Class B Common Stock at such time, the holder should recognize a capital loss in an amount equal to the tax basis that had been allocated to the VCRs. If a holder of Blockbuster Common Stock disposes of any shares of Viacom Class A Common Stock or Viacom Class B Common Stock received in the Merger prior to the maturity or termination of the VCRs, such holder should compute gain or loss upon such disposition using the tentative tax basis determined in accordance with the rules described above.

     The holding period of any Viacom Common Stock received in the Merger or as VCR Class B Common Stock and of any VCRs received in the Merger will include the holding period of the holder's Blockbuster Common Stock surrendered in exchange therefor.

     Tax Basis and Holding Period if VCRs Treated as "Other Property." If the VCRs are treated as "other property," a holder of Blockbuster Common Stock will have an aggregate tax basis in the shares of Viacom Common Stock received (including a fractional share treated as received) in the Merger equal to the tax basis of such holder in the Blockbuster Common Stock exchanged therefor, increased by the amount of any gain recognized (including any gain treated as ordinary dividend income but excluding any gain with respect to a fractional share), and decreased by the fair market value of the VCRs received. Such tax basis will be allocated among the holder's Viacom Class A Common Stock and Viacom Class B Common Stock received in accordance with their relative fair market values on the date of the Blockbuster Merger. A holder of Blockbuster Common Stock will have a tax basis in the VCRs received equal to their fair market value on the date of the Merger.

     The holding period of any Viacom Common Stock received in the Merger by a holder of Blockbuster Common Stock will include the holding period of such holder's Blockbuster Common Stock exchanged therefor, except possibly in certain circumstances if the straddle rules discussed below under "Ownership of VCRs--Straddle Rules" apply. The holding period of the VCRs received by such holder will begin on the day following the Merger, unless the straddle rules discussed below under "Ownership of VCRs--Straddle Rules" apply.

     Fractional Shares. A holder of Blockbuster Common Stock who receives cash in lieu of a fractional share of Viacom Common Stock in the Merger generally will be treated as if the fractional share had been distributed to such holder as part of the Merger and then redeemed by Viacom in exchange for the cash distributed in lieu of the fractional share in a transaction qualifying as an
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
exchange under Section 302 of the Code. As a result, a holder of Blockbuster Common Stock generally will recognize capital gain or loss with respect to the cash payment received in lieu of a fractional share.

     Backup Withholding. To prevent "backup withholding" of Federal income tax on payments of cash in lieu of a fractional share of Viacom Common Stock to a holder of Blockbuster Common Stock in the Merger, a holder of Blockbuster Common Stock must, unless an exception applies under the applicable law and regulations, provide the payor of such cash with such holder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such number is correct and that such holder is not subject to backup withholding. A Substitute Form W-9 will be provided to each holder of Blockbuster Common Stock in the letter of transmittal to be mailed to each holder after the Effective Time. If the correct TIN and certifications are not provided, a $50 penalty may be imposed on a holder of Blockbuster Common Stock by the Internal Revenue Service, and cash in lieu of a fractional share of Viacom Common Stock received by such holder may be subject to backup withholding at a rate of 31%.

     Tax Considerations Regarding the Ownership of the VCRs if Treated as "Other Property". If the VCRs are treated as "other property," the Federal income tax consequences resulting from the maturity, lapse, or disposition of the VCRs received by a holder of Blockbuster Common Stock in the Merger (an "Initial VCR Holder") will depend upon how the VCRs are characterized for Federal income tax purposes. Neither the Internal Revenue Service nor any court has addressed the proper characterization of instruments which are identical to the VCRs for Federal income tax purposes. Based on prior Internal Revenue Service rulings, the Internal Revenue Service could take the position that the VCRs are sufficiently similar economically to cash settlement put options to be treated as such for Federal income tax purposes. It also is possible that the VCRs might be treated as debt instruments for Federal income tax purposes. The following discussion examines the Federal income tax consequences if the VCRs were to be treated as cash settlement put options or as debt instruments. It should be noted, however, that the VCRs might be treated in some other manner, and that subsequent legislation, regulations, court decisions and revenue rulings could affect the Federal income tax treatment of the VCRs.

     Treatment of the VCRs as Cash Settlement Put Options. If the VCRs were treated as cash settlement put options, an Initial VCR Holder would realize capital gain or loss upon the lapse, payment at maturity or sale or exchange of such holder's VCRs in an amount equal to the difference between the amount realized, if any, and such holder's tax basis for such VCRs. Upon payment at maturity, the amount realized would be the fair market value of the VCR Class B Common Stock received in satisfaction of the VCRs. However, some or all of any loss so realized might be deferred, or an Initial VCR Holder's holding period might be adjusted, under the straddle rules described below.

     Straddle Rules. Section 1092 of the Code provides special rules concerning the recognition of losses and the determination of holding periods with respect to positions that are part of a "straddle." The term "straddle" means offsetting positions with respect to personal property. The term "position" means an interest (including an option) in personal property. For this purpose, "personal property" includes stock only if such stock is part of a straddle where one of the offsetting positions is either an option with respect to such stock or substantially identical stock or securities or, under regulations which have been proposed but have not yet been finalized, a position with respect to substantially similar or related property (other than stock) (for example, a debt instrument). Positions are treated as "offsetting" where the risk of loss from holding one position is substantially diminished by reason of holding another position.

     It is possible that the holding of VCRs and the Viacom Class A Common Stock, the Viacom Class B Common Stock, the Viacom Three-Year Warrants, the Viacom Five-Year Warrants or another class of Viacom security by an Initial VCR Holder (regardless of whether the holder acquired any such shares of Viacom Common Stock or any other security of Viacom in the Merger or otherwise) would be a straddle if the VCRs were treated as cash settlement put options. It should be noted that the Code
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
directs the Secretary of the Treasury to issue regulations prescribing the method for determining the portion of a position that is subject to the straddle rules when the size of the position exceeds the size of the offsetting position. No such regulations have been issued to date.

     If holding the VCRs and Viacom Common Stock or another security of Viacom were treated as a straddle, then any loss realized in a taxable year by an Initial VCR Holder upon a sale or other disposition (including retirement) of either the VCRs or Viacom Common Stock or another security of Viacom would be recognized only to the extent it exceeds the unrecognized gain (as of the end of such year) with respect to the retained position. The unrecognized portion of such loss would be deferred and would be treated as a loss incurred in a later taxable year, the recognition of which would continue to be subject to the straddle rules.

     In addition, if the VCRs and Viacom Common Stock or another security of Viacom were treated as a straddle, special rules would apply to determine whether capital gain or loss upon the disposition of such stock or security and the VCRs would be treated as long term or short term. If an Initial VCR Holder would not have a long-term holding period (i.e., a holding period of more than one year) for Viacom Common Stock or another security of Viacom when such holder receives a VCR that is part of a straddle including such stock or security (for example, because such holder had held Blockbuster Common Stock for one year or less at the time of the Merger), then such holder's holding period for any such stock or security before the acquisition of the VCR would be disregarded, and instead his holding period for any such stock or security and the VCR would begin only upon the disposition, if any, of the other. As a result of this rule, any capital gain or loss recognized upon the disposition of any such share or the disposition of the VCR, whichever occurred first, would be short term, and any capital gain or loss recognized upon the disposition of the second position would be long term or short term, depending on whether a long-term holding period would have been acquired commencing with the disposition of the first position. However, because the VCRs will mature on the first anniversary of the Merger, any gain or loss upon the maturity, or upon the earlier termination or disposition of the VCR, would be short term.

     If an Initial VCR Holder were treated as having held Viacom Common Stock or another security of Viacom for more than one year when such holder receives a VCR that is part of a straddle including such stock or security (for example, because such holder had held Blockbuster Common Stock for more than one year at the time of the Merger), then such holder would retain the long-term holding period for such stock or security. Thus, any capital gain or loss recognized by the Initial VCR Holder on the disposition of such stock or security would be long term. Because the VCRs will mature on the first anniversary of the Merger, any gain upon the maturity, or upon the earlier termination or disposition of the VCR, would be short term. However, any capital loss recognized by the Initial VCR Holder upon maturity, or upon an earlier termination or disposition of the VCR, would be treated as long term, regardless of the holder's holding period for the VCR.

     Section 263(g) of the Code disallows a deduction for interest and carrying charges allocable to a position that is a part of a straddle and requires such amounts to be added to the tax basis of such position.

     Treatment of the VCRs as Debt Instruments. The following discussion of the treatment of the VCRs as debt instruments for Federal income tax purposes is based principally on Sections 1271 and 1281 through 1283 of the Code and, by analogy, certain proposed Treasury regulations regarding contingent-payment obligations (the "Proposed Regulations") under the original issue discount provisions of the Code. The application of these Code provisions and, by analogy, the Proposed Regulations to the VCRs cannot be predicted with certainty without further guidance from the Internal Revenue Service, because they do not specifically contemplate a debt instrument as to which all of the payments are contingent, such as the VCRs would be if they were treated as debt. Further, there can be no assurance that the ultimate Federal income tax treatment under final Treasury regulations would not differ materially from the discussion below. For example, the Internal Revenue Service issued revised
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proposed Treasury regulations in January 1993, which were withdrawn shortly thereafter, that would have provided, by analogy, for different Federal income tax treatment of the VCRs as debt instruments from that discussed below.

     If the VCRs are treated as debt obligations, no interest income (including in the form of original issue discount or acquisition discount) should accrue to an Initial VCR Holder prior to maturity. At maturity, the portion of the fair market value of the VCR Class B Common Stock, if any, issued to an Initial VCR Holder pursuant to a VCR equal to the "issue price" of the VCR (i.e., the holder's tax basis in the VCR) should be treated as a payment of principal, and any excess amount of fair market value should be treated as ordinary interest income. If the fair market value of the VCR Class B Common Stock issued pursuant to a VCR was less than the issue price, or if no VCR Class B Common Stock was issued at maturity, the Initial VCR Holder should recognize a short-term capital loss equal to the amount by which the holder's tax basis in the VCR would exceed the fair market value of the VCR Class B Common Stock issued, if any.

     If an Initial VCR Holder sold or otherwise disposed of a VCR prior to maturity, the holder should recognize ordinary income to the extent that the amount realized on such sale or disposition exceeded the holder's tax basis in the VCR. If the amount realized was less than the tax basis, the holder should recognize a short-term capital loss equal to the difference.

     Corporate Dividends-Received Deduction. If the VCRs were treated as cash settlement put options, it appears that a corporate Initial VCR Holder's holding period for Viacom Class B Common Stock for purposes of the dividends-received deduction under Sections 243 to 246 of the Code would not include any days on which it holds a VCR. This treatment might render such Initial VCR Holder ineligible for the dividends-received deduction in respect of dividend income on Viacom Class B Common Stock. If the VCRs were treated as debt instruments, proposed Treasury regulations also would treat the VCRs as having the same effect on the dividends-received deduction with respect to Viacom Class B Common Stock. In addition, the VCRs also might have the same effect on the dividends-received deduction with respect to Viacom Class A Common Stock or another class of Viacom stock held by an Initial VCR Holder if any such stock and Viacom Class B Common Stock are "substantially identical stock" for this purpose or, if they are not, if the holding of VCRs and Viacom Class A Common Stock or another class of Viacom stock would be treated as diminishing such holder's risk of loss under proposed Treasury regulations.

     Treatment of Capital Losses. For Federal income tax purposes, capital losses of individuals may be offset against capital gains and, to the extent such losses exceed capital gains, against up to $3,000 of ordinary income ($1,500 for a married individual filing a separate return). Capital losses of corporations may only be offset against capital gains. Capital losses not used in the year recognized may, within certain limitations, be carried over to other taxable years.

     An Initial VCR Holder should note that, if the VCRs were treated as cash settlement put options, any gain on the VCRs would be treated as capital gain which could be offset by any corresponding capital loss on the Initial VCR Holder's Viacom Class A Common Stock, Viacom Class B Common Stock or another Viacom security (if such stock or security was sold and such loss was realized). However, the ordinary income that the VCRs may generate if they were treated as debt instruments could not be offset for Federal income tax purposes by any such capital loss. An Initial VCR Holder should be aware that, if the VCRs fall in value, this issue will not arise since any loss on the VCRs will be treated as capital loss regardless of whether the VCRs are treated as cash settlement put options or debt obligations.

     As the use of capital losses by an Initial VCR Holder will depend upon multiple factors, including such holder's particular circumstances, and upon the issue of whether the VCRs are treated as cash settlement put options or debt instruments for Federal income tax purposes, Initial VCR Holders should consult their tax advisors regarding the use of capital losses.

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     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE BASED UPON PRESENT
LAW, ARE FOR GENERAL INFORMATION ONLY AND DO NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS WHICH MAY APPLY TO A HOLDER OF BLOCKBUSTER COMMON STOCK. THE TAX EFFECTS AS APPLICABLE TO A PARTICULAR HOLDER OF BLOCKBUSTER COMMON STOCK MAY BE DIFFERENT FROM THE TAX EFFECTS AS APPLICABLE TO OTHER HOLDERS OF BLOCKBUSTER COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS, AND THUS, HOLDERS OF BLOCKBUSTER COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

TREATMENT OF BLOCKBUSTER WARRANTS AND EMPLOYEE STOCK OPTIONS

     The Merger Agreement provides that, at the Effective Time, Viacom will assume Blockbuster's obligations with respect to each outstanding stock option to purchase shares of Blockbuster Common Stock, subject to the following modification. The Blockbuster stock options assumed by Viacom will have the same terms and conditions as those of the applicable stock option plans and agreements pursuant to which the Blockbuster stock options were issued except that each Blockbuster stock option will be exercisable for (A) that number of whole shares of (i) Viacom Class A Common Stock equal to the product of the number of shares of Blockbuster Common Stock covered by such Blockbuster stock option multiplied by 0.08 and (ii) Viacom Class B Common Stock equal to the product of the number of shares of Blockbuster Common Stock covered by such Blockbuster stock option multiplied by 0.60615 and (B) that number of VCRs equal to the number of shares of Blockbuster Common Stock covered by such Blockbuster stock option (or, on or after the VCR Conversion Date, the number of shares of Viacom Class B Common Stock (if any) into which the VCRs were converted).

     At June 30, 1994, an aggregate of approximately 15,753,450 shares of Blockbuster Common Stock were subject to options granted to employees and directors of Blockbuster under various stock option plans. Such plans generally provide that the options granted thereunder become immediately exercisable in the event Blockbuster participates in a Business Combination with a Substantial Stockholder (each as defined under the Blockbuster Certificate of Incorporation). The Merger would constitute a Business Combination of Blockbuster with a Substantial Stockholder and, accordingly, options granted under those stock plans will become immediately exercisable upon consummation of the Merger.

     At June 30, 1994, 3,488,859 shares of Blockbuster Common Stock were subject to warrants held beneficially by employees or directors of Blockbuster. Warrants held by employees or directors of Blockbuster will be converted into Viacom warrants on the same terms and conditions except that each such warrant will be exercisable for (A) that number of whole shares of (i) Viacom Class A Common Stock equal to the product of the number of shares of Blockbuster Common Stock covered by such Blockbuster warrant multiplied by 0.08 and (ii) Viacom Class B Common Stock equal to the product of the number of shares of Blockbuster Common Stock covered by such Blockbuster warrant multiplied by 0.60615 and (B) that number of VCRs equal to the number of shares of Blockbuster Common Stock covered by such Blockbuster warrant (or, on or after the VCR Conversion Date, the number of shares of Viacom Class B Common Stock (if any) into which the VCRs were converted). Warrants of Blockbuster which are not held by employees or directors of Blockbuster will be treated in accordance with their terms.

     Viacom has reserved for issuance the number of shares of Viacom Common Stock that will become issuable upon the exercise of the Blockbuster stock options and warrants. Viacom has also agreed to deliver instruments of assumption to the holders of any warrants of Blockbuster which expressly require such assumption in order for the Merger to comply with the terms of such warrants.

     Under certain of Blockbuster's stock option plans, for a period of 30 days after the consummation of the Merger, any officer who is an option holder has the right to require Blockbuster to purchase from him or her any option or options at a purchase price equal to (i) the excess of the "Per Share Value" over
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the exercise price (ii) multiplied by the number of shares for purchase in a written notice to Blockbuster. "Per Share Value" is defined as the average of the highest sales price per share of Blockbuster Common Stock on each of the five trading days immediately preceding the date on which the optionee so notifies Blockbuster.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Boards of Directors of Viacom and Blockbuster with respect to the Merger, stockholders should be aware that certain members of Viacom's and Blockbuster's management and Boards of Directors have certain interests in the Merger that are in addition to the interests of stockholders of Viacom and Blockbuster generally. The Board of Directors of each of Viacom and Blockbuster was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Board of Directors. The combined company will initially have a mutually agreed upon Board of Directors consisting of (i) six Directors designated by Viacom, (ii) three Directors designated by Blockbuster, including Messrs. Huizenga and Berrard, (iii) two Directors designated by NYNEX, who shall be Messrs. Ferguson and Salerno and (iv) one unaffiliated Director mutually agreed to by Viacom and Blockbuster. Messrs. Huizenga, Ferguson and Salerno are current Directors of Viacom. Messrs. Huizenga and Berrard are current Directors of Blockbuster.

     Certain Blockbuster Warrants and Stock Option Plans. For a discussion of the effect of the Merger upon certain warrants and stock options granted pursuant to employee benefit stock option plans of Blockbuster, see "--Treatment of Blockbuster Warrants and Employee Stock Options."

     Indemnification. The Merger Agreement provides that from and after the Effective Time, the combined company will indemnify the present and former officers and directors of Blockbuster against all losses, expenses, claims, damages, liabilities or amounts paid in settlement or otherwise in connection with any claim, action, suit, proceeding or investigation based in whole or in part on the fact that such person is or was an officer or director of Blockbuster and arising out of actions or omissions occurring at or prior to the Effective Time, including, without limitation, the transactions contemplated by the Merger Agreement, to the full extent permitted by the DGCL. The Merger Agreement also contains provisions relating to the maintenance by the combined company of Viacom's existing charter and by-law provisions with respect to indemnification of officers and directors and Blockbuster's existing policies of directors' and officers' liability insurance. See "Certain Provisions of the Merger Agreement--Indemnification; Insurance."

     Resales by Blockbuster Affiliates. For a discussion of Viacom's obligation under the Merger Agreement to register pursuant to the Securities Act certain shares of Viacom Common Stock to be held by certain affiliates of Blockbuster upon consummation of the Merger, see "Certain Provisions of the Merger Agreement--Resales by Blockbuster Affiliates."

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                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     The following is a summary of the material provisions of the Merger Agreement not summarized elsewhere in this Proxy Statement/Prospectus. The Merger Agreement is attached as Annex I to this Proxy Statement/Prospectus and is incorporated herein by reference. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.

PROCEDURE FOR EXCHANGE OF BLOCKBUSTER CERTIFICATES

     As soon as reasonably practicable after the Effective Time, Viacom will instruct First Union National Bank of North Carolina, N.A. in its capacity as Exchange Agent (the "Exchange Agent") to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Blockbuster Common Stock (other than Dissenting Shares, if applicable) (the "Blockbuster Certificates") (i) a letter of transmittal and (ii) instructions to effect the surrender of the Blockbuster Certificates in exchange for the certificates evidencing shares of Viacom Common Stock and the VCRs and cash in lieu of fractional shares, if any. Upon surrender of a Blockbuster Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Blockbuster Certificate shall be entitled to receive in exchange therefor (i) certificates evidencing that number of whole shares of Viacom Common Stock and VCRs that such holder has the right to receive in respect of the shares of Blockbuster Common Stock formerly evidenced by such Blockbuster Certificate,
(ii) any dividends or other distributions to which such holder is entitled as described below and (iii) cash in lieu of fractional shares of Viacom Common Stock, and the Blockbuster Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Blockbuster Common Stock that is not registered in the transfer records of Blockbuster, shares of Viacom Common Stock and VCRs may be issued and paid to a transferee if the Blockbuster Certificate evidencing such shares of Blockbuster Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each Blockbuster Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the certificates evidencing Viacom Common Stock, VCRs, cash in lieu of fractional shares and any dividends and other distributions to which such holder is entitled.

     No fraction of a share of Viacom Common Stock shall be issued in the Merger. In lieu of any such fractional shares, each holder of Blockbuster Common Stock upon surrender of a Blockbuster Certificate for exchange shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price on the AMEX of Viacom Class A Common Stock or Viacom Class B Common Stock, as the case may be, on the date of the Effective Time by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Blockbuster Common Stock then held of record by such holder).

     No dividends or other distributions declared or made after the Effective Time with respect to Viacom Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Blockbuster Certificate with respect to the shares of Viacom Common Stock they are entitled to receive until the holder of such Blockbuster Certificate has surrendered such Blockbuster Certificate.

     Neither Viacom nor Blockbuster shall be liable to any holder of shares of Blockbuster Common Stock for any such shares of Viacom Common Stock (or dividends or distributions with respect thereto) or VCRs delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     After the Effective Time, there will be no transfers on the stock transfer books of Blockbuster of shares of Blockbuster Common Stock.

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     BLOCKBUSTER STOCKHOLDERS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE
EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Viacom and Blockbuster relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (i) the due organization, existence and good standing of, and similar corporate matters with respect to, each of Viacom, Blockbuster, the Material Viacom Subsidiaries, and the Material Blockbuster Subsidiaries (as such terms are defined in the Merger Agreement); (ii) each of Viacom's and Blockbuster's organizational documents; (iii) each of Viacom's and Blockbuster's capital structure; (iv) the authorization, execution, delivery, performance by and enforceability of the Merger Agreement and the transactions contemplated thereby; (v) the absence of any governmental or regulatory authorization, consent or approval required to consummate the Merger, other than as disclosed;
(vi) the absence of any conflict with such party's Certificate of Incorporation or By-laws, or with applicable law, or with certain contracts, other than as disclosed; (vii) required filings, permits and consents to effectuate the Merger; (viii) compliance with applicable laws; (ix) reports and other documents filed with the Commission and other regulatory authorities and the accuracy of the information contained therein; (x) the absence of certain changes or events having a material adverse effect on the financial condition of Viacom or Blockbuster, as the case may be, but excluding changes caused by changes in general economic conditions or generally affecting such company's industry; (xi) the absence of material pending or threatened litigation; (xii) the qualification, operation and liability under certain employee benefit plans of Viacom and its subsidiaries and Blockbuster and its subsidiaries, as the case may be; (xiii) the right to use all material patents, trademarks or copyrights for use in connection with the business of Viacom and its subsidiaries or Blockbuster and its subsidiaries, as the case may be; (xiv) certain tax matters and the payment of taxes; (xv) the opinion of the respective financial advisors of Viacom and Blockbuster as to the fairness of the financial terms of the Merger to their respective stockholders; (xvi) the absence of any brokerage, finder's or other fee due in connection with the Merger (except, in the case of Viacom, to Smith Barney and, in the case of Blockbuster, to Merrill Lynch); and
(xvii) the votes required by the stockholders of Viacom and Blockbuster to approve the Merger.

CONDUCT OF BUSINESSES PENDING THE MERGER

     Each of Viacom and Blockbuster has agreed that prior to the Effective Time, unless otherwise consented to by the other party, the businesses of each of Blockbuster and Viacom and their respective subsidiaries shall in all material respects be conducted in, and each of Blockbuster and Viacom and their respective subsidiaries shall not take any material action except in, the ordinary course of business, consistent with past practice, subject to certain exceptions. In addition, each of Blockbuster and Viacom will use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its and its subsidiaries' current officers, employees and consultants and to preserve its and its subsidiaries' relationships with customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations. By way of amplification and not limitation, Viacom and Blockbuster have agreed that, except (i) as contemplated by the Merger Agreement, (ii) for any actions taken by Viacom relating to the Paramount Merger, (iii) for any actions taken by Blockbuster in its capacity as the controlling stockholder of Spelling Entertainment that are necessary due to applicable fiduciary duties or (iv) as disclosed in the Merger Agreement, neither Viacom nor Blockbuster nor any of their respective subsidiaries will, prior to the Effective Time, directly or indirectly do, or propose or agree to do, any of the following without the prior written consent of the other (provided that the following restrictions do not apply to any subsidiaries which Blockbuster or Viacom, as the case may be, does not control): (i) amend the Certificate of Incorporation or By-laws of Viacom or Blockbuster (except, with respect to Viacom, the amendments to its Restated Certificate of Incorporation contemplated by the Merger Agreement); (ii) issue, sell, pledge, dispose of, grant,
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encumber or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (a) any shares of capital stock of any class of it or any of its subsidiaries, or any options (other than the grant of options in the ordinary course of business consistent with past practice to employees who are not executive officers of Blockbuster or Viacom or the grant of options previously disclosed by Blockbuster to Viacom prior to the date of the Merger Agreement), warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of it or any of its subsidiaries (other than the issuance of shares of capital stock in connection with (x) any dividend reinvestment plan or by any Blockbuster benefit plan with an employee stock fund or employee stock ownership plan feature, consistent with applicable securities laws, (y) the exercise of options, warrants or other similar rights outstanding as of the date of the Merger Agreement and in accordance with the terms of such options, warrants or rights in effect on the date of the Merger Agreement or otherwise permitted to be granted pursuant to the Merger Agreement or (z) any acquisition by Blockbuster permitted as described below) or (b) any assets of it or any of its subsidiaries, except for sales in the ordinary course of business or which, individually or in the aggregate, do not exceed $50 million; (iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except (a) in the case of Blockbuster, the regular quarterly dividends in amounts not in excess of $.025 per share of Blockbuster Common Stock per quarter and payable consistent with past practice, (b) in the case of Spelling Entertainment, regular quarterly dividends of $.020 per share per quarter and payable consistent with past practice and (c) dividends declared and paid by a subsidiary of either Blockbuster (other than Spelling Entertainment) or Viacom, each such dividend to be declared and paid in the ordinary course of business consistent with past practice; (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock other than acquisitions by a dividend reinvestment plan or by any Blockbuster benefit plan with an employee stock fund or employee stock ownership plan feature, consistent with applicable securities laws; (v) (a) acquire for cash or shares of stock (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any assets, except for such acquisitions which, individually or in the aggregate, do not exceed $50 million; (b) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except (1) indebtedness incurred by Viacom in connection with the Offer and Paramount Merger and in connection with the Merger Agreement and the transactions contemplated thereby, (2) indebtedness incurred by Blockbuster in connection with the performance of its obligations under the Subscription Agreement, (3) the refinancing of existing indebtedness, (4) in connection with the Merger Agreement and the transactions contemplated thereby, borrowings under commercial paper programs in the ordinary course of business,
(5) borrowings under existing bank lines of credit in the ordinary course of business, (6) in the case of Blockbuster, indebtedness resulting from the issuance of debt securities registered pursuant to the Registration Statement on Form S-3, registration number 33-56154 or (7) indebtedness which, in the aggregate, does not exceed $25 million; or (c) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter described in this clause (v); (vi) increase the compensation payable or to become payable to its executive officers or employees, except for increases in the ordinary course of business in accordance with past practice, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or executive officer of it or any of its subsidiaries, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, executive officer or employee; or (vii) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures. In the period following the execution of the Merger Agreement, each of Viacom and Blockbuster has consented in writing to the other taking certain actions that, in the absence of such consent, might not be permitted by the foregoing restrictions on the conduct of their respective businesses.

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CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of Viacom and Blockbuster to consummate the Merger are subject to the satisfaction or, where legally permissible, waiver of various conditions, including (i) the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness thereof and any proceedings for that purpose initiated or, to the knowledge of Viacom or Blockbuster, threatened by the Commission; (ii) the approval and adoption of the Merger Agreement and the Merger by the requisite holders of Blockbuster Common Stock and the approval of the Merger Agreement by the requisite holders of Viacom Class A Common Stock; (iii) no governmental entity having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by the Merger Agreement; provided, however, that the parties have agreed to use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; (iv) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") having expired or been terminated; and (v) the receipt of all authorizations, consents, waivers, orders or approvals required to be obtained from, and all filings (other than the filing of merger documents in accordance with the DGCL) notices or declarations required to be made with, all required governmental entities, by Viacom and Blockbuster prior to the consummation of the Merger and the transactions contemplated by the Merger Agreement, except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not have a material adverse effect, at or after the Effective Time, on the financial condition (as existing immediately prior to the consummation of the Merger) of (a) Blockbuster and its subsidiaries, taken as a whole, or (b) Viacom and its subsidiaries, taken as a whole.

     The obligations of Viacom to effect the Merger and the transactions contemplated by the Merger Agreement are also subject to the following conditions: (i) each of the representations and warranties of Blockbuster contained in the Merger Agreement being true and correct as of the Effective Time as though made on and as of the Effective Time, except (a) for changes specifically permitted by the Merger Agreement and (b) that those representations and warranties which address matters only as of a particular date are required to remain true and correct as of such date, except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a material adverse effect on the financial condition of Blockbuster and its subsidiaries, taken as a whole, but excluding changes caused by changes in general economic conditions or generally affecting Blockbuster's industry; (ii) Blockbuster having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; and (iii) Viacom having received the opinion of Shearman & Sterling, dated on or about the date that is two business days prior to the date this Proxy Statement/Prospectus is first mailed to stockholders of Viacom and Blockbuster, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect, the issuance of such opinion being conditioned on the receipt of certain representation letters in form and substance satisfactory to each of Shearman & Sterling and Skadden, Arps, Slate, Meagher & Flom from each of Viacom, Blockbuster and certain stockholders of Blockbuster.

     The obligations of Blockbuster to effect the Merger and the other transactions contemplated by the Merger Agreement are also subject to the following conditions: (i) each of the representations and warranties of Viacom contained in the Merger Agreement being true and correct as of the Effective Time, as though made on and as of the Effective Time, except (a) for changes specifically permitted by the Merger Agreement and (b) that those representations and warranties which address matters only as of a particular date are required to remain true and correct as of such date, except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a material adverse effect on the financial condition of Viacom and its subsidiaries, taken as a whole, but excluding changes
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caused by changes in general economic conditions or generally affecting Viacom's industry; (ii) Viacom having performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time; and (iii) Blockbuster having received the opinion of Skadden, Arps, Slate, Meagher & Flom, dated on or about the date that is two business days prior to the date this Proxy Statement/Prospectus is first mailed to stockholders of Viacom and Blockbuster, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect, and the issuance of such opinion is conditioned on the receipt of certain representation letters in form and substance satisfactory to each of Shearman & Sterling and Skadden, Arps, Slate, Meagher & Flom from each of Viacom, Blockbuster and certain stockholders of Blockbuster.

RESTRICTIONS ON GOING PRIVATE TRANSACTIONS

     From and after the Effective Time and until the tenth anniversary of the Effective Time, the combined company shall not enter into any agreement with any stockholder (a "Significant Stockholder") who beneficially owns more than 35% of the then outstanding securities entitled to vote at a meeting of the stockholders of Viacom that would constitute a Rule 13e-3 transaction under the Exchange Act (a "Going Private Transaction"), unless Viacom provides in any agreement pursuant to which such Going Private Transaction shall be effected that, as a condition to the consummation of such Going Private Transaction, (a) the holders of a majority of the shares not beneficially owned by the Significant Stockholder that are voted and present at the meeting of stockholders called to vote on such Going Private Transaction shall have voted in favor thereof and (b) a special committee of independent directors shall have
(i) approved the terms and conditions of the Going Private Transaction and shall have recommended that the stockholders vote in favor thereof and (ii) received from its financial advisor a written fairness opinion for inclusion in the proxy statement to be delivered to the stockholders. Such restrictions shall not apply to any Significant Stockholder if there exists another stockholder who beneficially owns a greater percentage of outstanding securities entitled to vote at the meeting than such Significant Stockholder.

RESALES BY BLOCKBUSTER AFFILIATES

     If any affiliate of Blockbuster reasonably determines that such stockholder will not be eligible to sell all of the shares (the "Stockholder Shares") of Viacom Common Stock received by such stockholder in the Merger pursuant to Rule 145(d)(1) promulgated under the Securities Act in the three month period immediately following the Effective Time, Viacom has agreed, if requested by such stockholder, to either, at Viacom's option, (i) take such actions reasonably necessary to register the Stockholder Shares for resale pursuant to the Registration Statement or (ii) promptly after the Effective Time, register the Stockholder Shares pursuant to a registration statement on Form S-3. Viacom's obligations to take such action shall terminate on the second anniversary of the Effective Time. Viacom will file a registration statement on Form S-3 to register such resales.

INDEMNIFICATION; INSURANCE

     Viacom and Blockbuster have agreed in the Merger Agreement that the Certificate of Incorporation and By-laws of the combined company will contain the provisions with respect to indemnification set forth in the Restated Certificate of Incorporation and By-laws of Viacom on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Blockbuster in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law. The parties have also agreed in the Merger Agreement that after the Effective Time, Viacom-Blockbuster will indemnify, defend and hold harmless the present and former officers and directors of
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Blockbuster against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the combined company (which approval shall not unreasonably be withheld), or otherwise in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on the fact that such person is or was a director or officer of Blockbuster and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), in each case to the full extent permitted under the DGCL. Viacom and Blockbuster have agreed in the Merger Agreement that the combined company will advance expenses as incurred to the fullest extent permitted by the DGCL, provided that the recipient thereof provides the undertaking to repay such advances contemplated by the DGCL if it is ultimately determined that such recipient was not entitled to the advances. Viacom and Blockbuster have also agreed in the Merger Agreement that if any such claim, action or proceeding is brought against any indemnified party (whether arising prior to or after the Effective Time) after the Effective Time, the combined company will pay all reasonable fees and expenses of counsel selected by such indemnified party and will use its reasonable best efforts to assist in the vigorous defense of such matter.

     The Merger Agreement further provides that, with respect to matters occurring prior to the Effective Time, the combined company will cause to be maintained for three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by Blockbuster, or may substitute therefor policies of at least the same coverage, containing terms and conditions which are no less advantageous to former officers and directors of Blockbuster. The combined company will not be required to pay premiums for such insurance in excess of an amount equal to 200% of current annual premiums paid by Blockbuster for such insurance.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement and the Merger by the stockholders of Blockbuster or the approval of the issuance of the shares of Viacom Common Stock in accordance with the Merger Agreement by the stockholders of Viacom, (a) by mutual consent of Blockbuster and Viacom; (b) by Viacom or Blockbuster, upon a breach by the other party of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions relating to such other party's representations, warranties, agreements or covenants would be incapable of being satisfied by September 30, 1994 (or as otherwise extended); provided that, in any case, a wilful breach will be deemed to cause such conditions to be incapable of being satisfied; (c) by either Viacom or Blockbuster, if any permanent injunction or action by any governmental entity preventing the consummation of the Merger shall have become final and nonappealable; (d) by either Viacom or Blockbuster, if the Merger shall not have been consummated before September 30, 1994; provided, however, that the Merger Agreement may be extended by written notice of either Viacom or Blockbuster to a date not later than November 30, 1994, if the Merger shall not have been consummated as a direct result of Viacom or Blockbuster having failed by September 30, 1994 to receive all required regulatory approvals or consents with respect to the Merger; and (e) by either Viacom or Blockbuster, if the Merger Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Blockbuster or, with respect to Blockbuster only, Viacom at the Special Meetings.

     Viacom may also terminate the Merger Agreement if (i) the Blockbuster Board withdraws, modifies or changes its recommendation of the Merger Agreement or the Merger in a manner adverse to Viacom or resolves to do so; (ii) the Blockbuster Board recommends to the stockholders of Blockbuster a Competing Transaction (as defined below under "--Expenses"); (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Blockbuster is commenced, and the Blockbuster Board recommends that the stockholders of Blockbuster tender their shares in such tender or exchange offer; or (iv) any person acquires beneficial ownership or the right to acquire beneficial ownership of or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) is formed which beneficially owns, or has the right to
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acquire beneficial ownership of, more than 25% of the then outstanding shares of capital stock of Blockbuster.

     Blockbuster may also terminate the Merger Agreement if the Blockbuster Board (i) fails to make or withdraws or modifies its recommendation of the Merger if there exists at such time a tender offer or exchange offer or a proposal by a third party to acquire Blockbuster pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction or (ii) recommends to Blockbuster's stockholders approval or acceptance of any of the foregoing, in each case only if the Blockbuster Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Blockbuster Board to comply with its fiduciary duties to stockholders under applicable law.

     In the event of termination of the Merger Agreement by either Viacom or Blockbuster, the Merger Agreement will become void and there will be no liability or obligation on the part of Viacom or Blockbuster other than under certain provisions of the Merger Agreement relating to any breach of the Merger Agreement or confidential treatment of non-public information and the payment of fees and expenses, as described under "--Expenses."

EXPENSES

     Under the Merger Agreement, except as described below, all out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by Viacom and Blockbuster will be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses"); provided, however, that all costs and expenses related to printing, filing and mailing the Registration Statement and this Proxy Statement/Prospectus and all Commission and other regulatory filing fees incurred in connection with the Registration Statement and this Proxy Statement/Prospectus will be borne equally by Blockbuster and Viacom.

     Blockbuster has agreed in the Merger Agreement that if (A) the Merger Agreement is terminated (i) by Viacom if there has occurred a breach of any representation, warranty, covenant or agreement of Blockbuster set forth in the Merger Agreement or any representation or warranty shall have become untrue, in either case such that the closing conditions relating to its representations, warranties, covenants and agreements would be incapable of being satisfied by September 30, 1994; (ii) by either Viacom or Blockbuster if the Merger Agreement and the Merger failed to receive the requisite vote for approval and adoption by the stockholders of Blockbuster at the Blockbuster Special Meeting and at the time of the Blockbuster Special Meeting there exists a Competing Transaction; or
(iii) (a) by Viacom if the Blockbuster Board has withdrawn, modified or changed its recommendation of the Merger Agreement or the Merger in a manner adverse to Viacom or has resolved to do so; (b) by Viacom if the Blockbuster Board recommended to the stockholders of Blockbuster a Competing Transaction; (c) by Viacom if a tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Blockbuster is commenced, and the Blockbuster Board recommends that the stockholders of Blockbuster tender their shares in such tender or exchange offer; or (d) by Blockbuster if the Blockbuster Board, after consulting with and based upon the advice of independent legal counsel, and upon determining in good faith that such action is necessary for the Blockbuster Board to comply with its fiduciary duties to stockholders under applicable law,
(x) fails to make or withdraws or modifies its recommendation of the Merger, and if there exists at such time a tender offer or exchange offer or a proposal by a third party to acquire Blockbuster pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction or (y) recommends to Blockbuster's stockholders approval or acceptance of any of the foregoing and at the time of such termination there exists a Competing Transaction and the terms of such Competing Transaction provide that Blockbuster's stockholders shall receive consideration having a higher blended weighted average price per share value than the blended weighted average price per share value of the consideration payable to Blockbuster's stockholders under the Merger Agreement; then (B) Blockbuster shall pay to Viacom an amount equal to Viacom's
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Expenses; provided, however, that in no such event shall Blockbuster be obligated to pay any of Viacom's Expenses exceeding $50 million.

     "Competing Transaction" means any of the following (other than the transactions contemplated under the Merger Agreement) involving a party to the Merger Agreement or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of such party and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of such party or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of capital stock of such party; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

AMENDMENT AND WAIVER

     Subject to applicable law, the Merger Agreement may be amended by action taken by or on behalf of the respective Boards of Directors of Viacom or Blockbuster at any time prior to the Effective Time. After approval of the Merger by the stockholders of Blockbuster or Viacom, no amendment which under applicable law may not be made without the approval of the stockholders of Blockbuster or Viacom may be made without such approval.

     At any time prior to the Effective Time, either Blockbuster or Viacom may
(i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) waive compliance by the other party with any of the agreements or conditions contained therein.

                                       88

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          CERTAIN TRANSACTIONS BETWEEN VIACOM AND BLOCKBUSTER AND WITH
                               THEIR STOCKHOLDERS

BLOCKBUSTER PURCHASE OF SERIES A PREFERRED STOCK

     On October 22, 1993, pursuant to an amended and restated subscription agreement dated October 21, 1993 between Viacom and Blockbuster (the "Preferred Stock Subscription Agreement"), Blockbuster purchased the Series A Preferred Stock from Viacom for an aggregate purchase price of $600 million, representing a purchase price equal to the per share liquidation preference of $25 per share. Upon consummation of the Merger, all of the Series A Preferred Stock held by Blockbuster will be cancelled. The terms of the Series A Preferred Stock are described under "Description of Viacom Capital Stock--Viacom Preferred Stock." The following description and that set forth under "Description of Viacom Capital Stock--Viacom Preferred Stock" are qualified in their entirety by reference to the Certificate of Designation of the Series A Preferred Stock and the Preferred Stock Subscription Agreement.

     The Preferred Stock Subscription Agreement provides that for so long as Blockbuster and its affiliates beneficially own at least $300 million, based on liquidation preference, of the Series A Preferred Stock initially purchased or the equivalent in number of shares of Series A Preferred Stock and shares of Viacom Class B Common Stock issued on conversion of Series A Preferred Stock, Blockbuster will be entitled to designate one representative to the Board of Directors of Viacom. The Director currently designated by Blockbuster is H. Wayne Huizenga, Chairman of the Board and Chief Executive Officer of Blockbuster.

     The Preferred Stock Subscription Agreement provides Blockbuster with registration rights with respect to the Series A Preferred Stock and the Viacom Class B Common Stock issued upon conversion thereof and, for so long as Blockbuster beneficially owns all of the Series A Preferred Stock initially purchased by it, the right to participate in certain extraordinary dividends or distributions by Viacom on the same basis as if Blockbuster had converted the Series A Preferred Stock into Viacom Class B Common Stock, subject to certain adjustments being made to the terms of the Series A Preferred Stock.

     In the Preferred Stock Subscription Agreement, Blockbuster and Viacom agreed to discuss and explore in good faith forming a joint venture to exploit potential opportunities and synergies among their existing businesses and to pursue additional entertainment and technology opportunities employing the assets of each.

BLOCKBUSTER PURCHASE OF VIACOM CLASS B COMMON STOCK

     Pursuant to the Subscription Agreement, Blockbuster purchased on March 10, 1994 from Viacom 22,727,273 shares of Viacom Class B Common Stock for an aggregate purchase price of approximately $1.25 billion, or $55 per share. The Subscription Agreement has been filed with the Commission and is incorporated herein by reference. The following summary of the principal terms of the Subscription Agreement does not purport to be complete and such summary is subject to and qualified in its entirety by reference to the Subscription Agreement.

     In the event the Merger Agreement is terminated (other than by Viacom as a result of a breach of a representation, warranty, covenant or agreement of Blockbuster contained therein), the Subscription Agreement grants to Blockbuster certain rights in the event that Viacom Class B Common Stock trades at levels below $55 per share during the one year period after such termination. In the event that the highest average trading price of the Viacom Class B Common Stock during any consecutive 30 trading day period prior to the first anniversary of such termination of the Blockbuster Merger Agreement (the "Average Price") is below $55 per share, Blockbuster shall be entitled to satisfaction by Viacom of a make-whole amount.

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     Such make-whole amount shall be equal to the sum of:

          (a) 50% of the product of (x) $55 less the Average Price, up to a maximum of $4.40, multiplied by (y) the sum of (I) the number of shares of Viacom Class B Common Stock beneficially owned by Blockbuster and not subject to contracts of sale (the "Owned Shares") on the first anniversary (the "First Anniversary") of the date of termination of the Merger Agreement (the "Termination Date"), plus (II) the number of shares of Viacom Class B Common Stock (up to a maximum of 4,547,454) sold by Blockbuster after the Termination Date and prior to the First Anniversary at a price per share less than $55.00 (the "Sold Shares") plus

          (b) 50% of the product of (x) $55 less the Average Price, up to a maximum of $19.80, multiplied by (y) the sum of (I) the number of Owned Shares, plus (II) the number of Sold Shares;

provided that such make-whole amount shall in no event exceed $275 million.

     Under the Subscription Agreement, Viacom is entitled to satisfy its obligation with respect to any such make-whole amount, at Viacom's option, either through the payment to Blockbuster of cash or marketable equity or debt securities of Viacom, or a combination thereof, with an aggregate value equal to the make-whole amount or through the sale to Blockbuster of the theme parks currently owned and operated by Paramount (the "Parks Business").

     In the event that Viacom were to elect to fulfill its obligation to satisfy the make-whole amount through the sale of the Parks Business to Blockbuster, the purchase price would be $750 million, subject to adjustment for certain capital expenditures, payable through delivery to Viacom of shares of Viacom Class B Common Stock valued at $55 per share. If the Parks Business were so purchased by Blockbuster, the Subscription Agreement provides that Blockbuster would grant an option to Viacom, exercisable for a period of two years after the date of grant, to purchase a 50% equity interest in the Parks Business at a purchase price of $375 million, subject to adjustment for certain capital expenditures, payable in cash.

     Pursuant to the Subscription Agreement, Viacom has granted Blockbuster customary registration rights under the Securities Act with respect to the shares of Viacom Class B Common Stock purchased thereunder. Until the earlier of the termination of the Merger Agreement, if any, and September 30, 1994, the Subscription Agreement prohibits the offer, sale, transfer, pledge or hypothecation of the shares of Viacom Class B Common Stock purchased thereunder by Blockbuster, other than a pledge in connection with the financing of the purchase price for such shares.

     The Subscription Agreement requires each party to indemnify the other and its affiliates, officers, directors, employees, agents, successors and assigns for liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties arising out of or resulting from a breach of any of such party's representations, warranties or covenants contained therein.

VOTING AGREEMENT

     The following is a summary of the material provisions of the Voting Agreement, which is attached as Annex II to this Proxy Statement/Prospectus and is incorporated herein by reference. The following summary does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement.

     Pursuant to the Voting Agreement, NAI agreed to vote the shares of Viacom Class A Common Stock held by it (a) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement and (b) against any proposal for any recapitalization, merger, sale of assets or other business combination involving Viacom (other than the Merger and the Paramount Merger) or
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
any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Viacom under the Merger Agreement or which could result in any of the conditions to Viacom's obligations under the Merger Agreement not being fulfilled.

     As of the date of this Proxy Statement/Prospectus, NAI owns 45,547,214 shares of Viacom Class A Common Stock, representing approximately 85% of the outstanding voting shares of capital stock of Viacom. The vote of NAI in accordance with the Voting Agreement will be sufficient to approve the Merger Agreement without any action on the part of any other stockholder of Viacom.

STOCKHOLDERS STOCK OPTION AGREEMENT

     The following is a summary of the material provisions of the Stockholders Stock Option Agreement, which is attached as Annex III to this Proxy Statement/Prospectus and is incorporated herein by reference. The following summary does not purport to be complete and is qualified in its entirety by reference to the Stockholders Stock Option Agreement.


     Pursuant to the Stockholders Stock Option Agreement, the Option Stockholders have granted to Viacom options to purchase approximately 15.6 million shares of Blockbuster Common Stock (representing an aggregate of approximately 6% of Blockbuster Common Stock outstanding as of August 26, 1994) owned by such holders and any shares thereafter acquired by the Option Stockholders at the purchase price of $30.125 per share under certain circumstances in the event that the Merger Agreement is terminated (other than by Blockbuster as a result of a breach of a representation, warranty, covenant or agreement of Viacom contained therein). The options are only exercisable if
(i) the waiting period under the HSR Act has expired or is terminated, (ii) no governmental entity has enacted any order which prohibits the exercise of the options and (iii) at the time of exercise there exists a Competing Transaction (as defined in the Merger Agreement) with respect to Blockbuster. The options expire on the 120th day following termination of the Merger Agreement.


     In addition, pursuant to the Stockholders Stock Option Agreement, the Option Stockholders have granted to Viacom proxies to vote their shares. See "--Proxy Agreement."

     The Option Stockholders consist of: H. Wayne Huizenga; Steven R. Berrard; John J. Melk; Donald F. Flynn; and G. Harry Huizenga and Jean Huizenga. Mr. H. Wayne Huizenga, Mr. Berrard, Mr. Melk and Mr. Flynn are directors and/or officers of Blockbuster. See "Management Before and After the Merger--Executive Officers and Directors of Blockbuster." G. Harry Huizenga and Jean Huizenga are the parents of H. Wayne Huizenga.

PROXY AGREEMENT

     The following is a summary of the material provisions of the Proxy Agreement, which is attached as Annex IV to this Proxy Statement/Prospectus and is incorporated herein by reference. The following summary does not purport to be complete and is qualified in its entirety by reference to the Proxy Agreement.


     Pursuant to the Stockholders Stock Option Agreement and the Proxy Agreement, the Option Stockholders (including H. Wayne Huizenga and Steven Berrard) and the Proxy Stockholders have granted to Viacom proxies to vote shares of Blockbuster Common Stock (representing an aggregate of approximately 22% of the shares of Blockbuster Common Stock outstanding as of August 26, 1994) owned by such Option Stockholders and Proxy Stockholders and shares thereafter acquired by the Option Stockholders and Proxy Stockholders in favor of the Merger and against any competing business combination proposal. The term of such proxies shall run from the date of the Merger Agreement until the termination of the Merger Agreement, and following termination of the Merger Agreement (other
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
than by Blockbuster as a result of a breach of a representation, warranty, covenant or agreement of Viacom contained therein), during such time as a Competing Transaction (as defined in the Merger Agreement) exists with respect to Blockbuster, provided that the term shall not extend beyond the 120th day following termination of the Merger Agreement.

     The Proxy Stockholders consist of: Philips Electronics N.V. ("Philips"); Westbury (Bermuda) Ltd.; John J. Melk; Donald F. Flynn; George D. Johnson, Jr.; Scott A. Beck; Harris W. Hudson; Bonnie J. Hudson; Peter Huizenga, as Trustee of the Peter H. Huizenga Sr. Testamentary Trust; Peter Huizenga; Peter Huizenga, as Trustee of the Elizabeth I. Huizenga Trust; Peter Huizenga, as Trustee of the Betsy Huizenga Trust; Peter Huizenga, as Trustee of the Greta Huizenga Trust; Heidi Huizenga, as Trustee of the Peter Huizenga Jr. Trust; Heidi Huizenga, as Trustee of the Timothy Huizenga Trust; Dean L. Buntrock; Rosemarie Buntrock; and Rosemarie Buntrock, as Trustee of the Buntrock Family Video Trust. Mr. Melk, Mr. Johnson and Mr. Flynn are directors and/or officers of Blockbuster. See "Management Before and After the Merger--Executive Officers and Directors of Blockbuster." The remaining Proxy Stockholders (other than Philips) are relatives or business associates of H. Wayne Huizenga.

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                             CERTAIN CONSIDERATIONS

     Stockholders of Viacom and Blockbuster should consider carefully all of the information contained in this Proxy Statement/Prospectus and, in particular, the following:


          Financial Terms of the Merger. Smith Barney has delivered its opinion to the Board of Directors of Viacom that, as of January 6, 1994, the Merger Consideration was fair, from a financial point of view, to Viacom and its stockholders. Merrill Lynch has delivered its oral opinions (which it subsequently confirmed in writing) to the Board of Directors of Blockbuster to the effect that, as of January 7, 1994, and as of August 23, 1994, the Conversion Ratio is fair to the holders of Blockbuster Common Stock (other than Viacom and its affiliates) from a financial point of view. However, no assurances can be given with respect to the prices at which the Viacom Class A Common Stock and Viacom Class B Common Stock will trade after the date hereof or after the Effective Time or the price at which the VCRs will trade after the Effective Time. There can be no assurances that the Viacom Common Stock and the Blockbuster Common Stock will not trade at values which are lower than those at which they traded on January 6, 1994. Prior to the Merger, there will not have been any public trading market for the VCRs and there can be no assurances that an active market for the VCRs will develop or continue after the Merger. The VCRs may have no value, in certain circumstances, at the VCR Conversion Date.



          Controlling Stockholder. Immediately after completion of the Merger, NAI (which is controlled by Sumner M. Redstone) will own approximately 62% of the voting stock and approximately 25% of the total (voting and non-voting) common stock of the combined company. As such, Mr. Redstone will be in a position to control the election of the Board of Directors as well as the direction and future operations of the combined company (although certain provisions of the Merger Agreement restrict the ability of certain large stockholders from engaging in going private transactions). See "The Merger--Ownership of Viacom Common Stock Immediately After the Merger" and "Certain Provisions of the Merger Agreement--Restrictions On Going Private Transactions."


          Total Indebtedness and Certain Refinancing. After completion of the Merger, the combined company will have outstanding total indebtedness of approximately $10.0 billion and 5% Series A Preferred Stock with a liquidation preference of $1.2 billion. The Viacom Credit Agreement includes a $2.5 billion senior unsecured revolving term loan which matures December 31, 1996. In addition, the $1.0 billion borrowed by Blockbuster pursuant to the New Blockbuster Facility must be repaid by February 14, 1995. The Blockbuster Credit Agreement, the New Blockbuster Facility, the June 30 Credit Facility and the August 10 Credit Facility, under which agreements an aggregate of approximately $2.025 billion was outstanding as of August 17, 1994, contain certain covenants and events of default, including a change of control default, which will require either a waiver in connection with the Merger or the refinancing of the indebtedness incurred under such facilities prior to the Merger. After consummation of the Merger, a refinancing of the credit agreements of Blockbuster (or a waiver granted by the banks party to such agreements) may require an amendment to the Viacom Credit Agreement.

          Changing Competitive Environment. The entertainment and telecommunications industries of which the combined company will be a part are rapidly changing as a result of evolving distribution technologies, particularly the advent of digital compression, and related ongoing and anticipated changes to regulation of the communications industry. The future success of the combined company will be affected by such changes, the nature of which cannot be forecast with certainty. Although management believes that such technological developments are likely to enhance the value of the combined company's entertainment properties and trademarks, there can be no assurance that such developments will not limit the combined company's access to certain
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     distribution channels or create additional competitive pressures on some or all of the combined company's businesses.


          Combining the Companies. Viacom and Blockbuster are large, diversified enterprises, with operations and sales worldwide. Although management of the companies believe that their respective operations are complementary and that integration of the companies will be accomplished promptly and without substantial difficulty, there can be no assurance that future results will improve as a result of the Merger. If the Merger is consummated, the combined company, on a pro forma basis, will be substantially more leveraged than Blockbuster immediately prior to the Merger. See "Unaudited Pro Forma Combined Condensed Financial Statements Viacom/Combined Company."


                     MANAGEMENT BEFORE AND AFTER THE MERGER

EXECUTIVE OFFICERS AND DIRECTORS OF VIACOM

     GEORGE S. ABRAMS, Director of Viacom, Viacom International and Paramount,
62. Mr. Abrams was elected a Director of Viacom and Viacom International in 1987 and is Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Abrams became a Director of Paramount in 1994. Mr. Abrams has been associated with Winer & Abrams, a law firm located in Boston, Massachusetts, for more than five years. Mr. Abrams is the former General Counsel and Staff Director of the United States Senate Judiciary Committee on Refugees. He became a Director of NAI in 1992. Mr. Abrams is also a member of the Boards of Trustees and Visiting Committees of a number of art museums, art-related organizations and educational institutions.

     FRANK J. BIONDI, JR., Director and President, Chief Executive Officer of Viacom, Viacom International and Paramount, 49. Mr. Biondi was elected a Director of Viacom and Viacom International in 1987 and of Paramount in 1994. He assumed his present position in March 1994. From July 1987 to March 1994, Mr. Biondi was Director and President, Chief Executive Officer of Viacom and Viacom International. From November 1986 to July 1987, Mr. Biondi was Chairman, Chief Executive Officer of Coca-Cola Television and, from 1985, Executive Vice President of the Entertainment Business Sector of The Coca-Cola Company. Mr. Biondi joined Home Box Office in 1978 and held various positions there until his appointment as President, Chief Executive Officer in 1983. In 1984, he was elected to the additional position of Chairman and continued to serve in such capacities until October 1984. Mr. Biondi is a director of Maybelline Inc.

     RAYMOND A. BOYCE, Senior Vice President, Corporate Relations of Viacom, Viacom International and Paramount, 58. Mr. Boyce assumed his present position with Viacom and Viacom International in 1988 and with Paramount in 1994. Prior to that, he served as Vice President, Public Relations of the Entertainment Business Sector of The Coca-Cola Company from 1982 to 1987. In 1979, Mr. Boyce joined Columbia Pictures Industries, Inc. and served first as Director, Corporate Communications and later as Vice President, Corporate Communications until The Coca-Cola Company's acquisition of Columbia Pictures Industries, Inc. in 1982.

     VAUGHN A. CLARKE, Senior Vice President, Treasurer of Viacom, Viacom International and Paramount, 41. Mr. Clarke assumed his present position in July 1994. From April 1993 to July 1994, he served as Vice President, Treasurer of Viacom and Viacom International. Prior to that, he spent 12 years at Gannett Co., Inc., where he held various management positions, most recently as Assistant Treasurer.

     PHILIPPE P. DAUMAN, Director and Executive Vice President, General Counsel, Chief Administrative Officer and Secretary of Viacom, Viacom International and Paramount, 40. Mr. Dauman was elected a Director of Viacom and Viacom International in 1987 and of Paramount in 1994. He assumed his present position in March 1994. From February 1993 to March 1994, Mr. Dauman served as Senior Vice President, General Counsel and Secretary of Viacom and Viacom International. Prior to that,

Mr. Dauman was a partner in the law firm of Shearman & Sterling in New York, which he joined in 1978. Mr. Dauman became a Director of NAI in 1992.

     THOMAS E. DOOLEY, Executive Vice President, Finance, Corporate Development and Communications of Viacom, Viacom International and Paramount, 37. Mr. Dooley was elected to his present position in March 1994. From July 1992 to March 1994, he served as Senior Vice President, Corporate Development of Viacom and Viacom International. From August 1993 to March 1994, he also served as President, Interactive Television of Viacom International. Prior to that, he served as Vice President, Treasurer of Viacom and Viacom International since 1987. In December 1990, he was named Vice President, Finance of Viacom and Viacom International. Mr. Dooley joined Viacom International in 1980 in the corporate finance area and held various positions in the corporate and divisional finance areas, including Director of Business Analysis from 1985 to 1986.

     WILLIAM C. FERGUSON, Director of Viacom, Viacom International and Paramount, 63. Mr. Ferguson was elected a Director of Viacom and Viacom International in 1993 and is a member of the Audit and Compensation Committees. Mr. Ferguson became a Director of Paramount in 1994. Mr. Ferguson assumed his present position as Chairman of the Board and Chief Executive Officer of NYNEX in October 1989. Prior to that, he served as Vice Chairman of the Board of NYNEX from 1987 to 1989 and as President and Chief Executive Officer from June to September 1989. He has served as a Director of NYNEX since 1987. Mr. Ferguson is a Director of General Re Corporation and CPC International, Inc.

     MICHAEL D. FRICKLAS, Senior Vice President, Deputy General Counsel of Viacom, Viacom International and Paramount, 34. Mr. Fricklas was elected to his present position with Viacom and Viacom International in March 1994 and with Paramount in April 1994. From July 1993 to March 1994, he served as Vice President, Deputy General Counsel of Viacom and Viacom International. He served as Vice President, General Counsel and Secretary of Minorco (U.S.A.) Inc. from 1990 to 1993. Prior to that, Mr. Fricklas was an attorney in private practice at the law firm of Shearman & Sterling.

     RUDOLPH L. HERTLEIN, Senior Vice President of Viacom, Viacom International and Paramount, 54. Mr. Hertlein assumed his present position in July 1994. Prior to that, he served as Senior Vice President and Controller of Paramount from September 1993 to July 1994 and as Senior Vice President, Internal Audit and Special Projects of Paramount from September 1992 to September 1993 and, before that, as Vice President, Internal Audit and Special Projects of Paramount.

     EDWARD D. HOROWITZ, Senior Vice President, Technology of Viacom, Viacom International and Paramount and Chairman, Chief Executive Officer of New Media and Interactive Television, 46. Mr. Horowitz became Senior Vice President of Viacom and Viacom International in April 1989 and served as Chairman, Chief Executive Officer of Viacom Broadcasting from July 1992 to March 1994. He was elected to his present position with Viacom and Viacom International in March 1994 and with Paramount in July 1994. From 1974 to April 1989, Mr. Horowitz held various positions with Home Box Office, most recently as Senior Vice President, Technology and Operations. Prior to that, he held several other management positions with Home Box Office, including Senior Vice President, Network Operations and New Business Development and Vice President, Affiliate Sales.

     H. WAYNE HUIZENGA, see "--Executive Officers and Directors of Blockbuster."

     KEVIN C. LAVAN, Senior Vice President, Controller and Chief Accounting Officer of Viacom, Viacom International and Paramount, 42. Mr. Lavan was elected to his present position in July 1994. Mr. Lavan was elected Vice President of Viacom and Viacom International in May 1989. He was elected Controller, Chief Accounting Officer of Viacom and Viacom International in December 1987. In December 1990, he assumed the added responsibilities of oversight of tax matters. From 1991 to 1992, he also served as Senior Vice President, Chief Financial Officer of Viacom Pictures. Mr. Lavan joined Viacom International in 1984 as Assistant Controller.

     HENRY J. LEINGANG, Senior Vice President, Chief Information Officer of Viacom, Viacom International and Paramount, 45. He was elected to his present position with Viacom and Viacom International in May 1993 and with Paramount in July 1994. Prior to that, he served as Vice President, Chief Information Officer when he joined Viacom in 1990. Mr. Leingang was Vice President, Information Services of the Trian Group (formerly Triangle Industries) from 1984 to 1990. From 1982 to 1984, he served as Corporate Director, MIS, and Manager, MIS Planning and Control for Interpace Corporation. Prior to that, he held positions with Touche Ross & Company, McGraw-Hill Book Company and General Electric Credit Corp.

     KEN MILLER, Director of Viacom, Viacom International and Paramount, 51. Mr. Miller was elected a Director of Viacom and Viacom International in 1987 and is a member of the Audit and Compensation Committees. Mr. Miller became a Director of Paramount in 1994. He became Vice Chairman of C.S. First Boston in July 1994. From 1988 to July 1994, he was President and Chief Executive Officer of The Lodestar Group, an investment firm. He was Vice Chairman of Merrill Lynch Capital Markets during 1987 and a Managing Director of Merrill Lynch Capital Markets for more than the preceding five years. Mr. Miller is Chairman of the Board of Directors of Kinder-Care Learning Centers, Inc.

     BRENT D. REDSTONE, Director of Viacom, Viacom International and Paramount,
44. Mr. Redstone was elected a Director of Viacom and Viacom International in 1991 and is a member of the Compensation Committee. Mr. Redstone became a Director of Paramount in 1994. Mr. Redstone was Assistant District Attorney for Suffolk County, Massachusetts from 1976 to October 1991, serving from 1988 through 1991 on the Homicide Unit responsible for the investigation and trial of homicide cases. Mr. Redstone became a Director of NAI in 1992. Mr. Redstone is the son of Sumner Redstone.

     SUMNER M. REDSTONE, Chairman of the Board of Viacom, Viacom International and Paramount, 71. Mr. Redstone was elected a Director of Viacom in 1986 and assumed his present position with Viacom and Viacom International in June 1987 and with Paramount in April 1994. Mr. Redstone is Chairman of the Compensation Committee. Mr. Redstone served as President of Viacom from its formation until June 1987. He has served as Chairman of the Board of NAI since 1986 and President, Chief Executive Officer of NAI since 1967. Mr. Redstone is the former Chairman of the Board of the National Association of Theater Owners and is currently a member of its Executive Committee. During the Carter Administration, Mr. Redstone was appointed a member of the Presidential Advisory Committee on the Arts for the John F. Kennedy Center for the Performing Arts and, in 1984, he was appointed a Director of the Kennedy Presidential Library Foundation. Since 1982, Mr. Redstone has been a member of the faculty of Boston University Law School, where he has lectured in entertainment law. Mr. Redstone graduated from Harvard University in 1944 and received an LL.B from Harvard University School of Law in 1947. Upon graduation, Mr. Redstone served as Law Secretary with the United States Court of Appeals, and then as a Special Assistant to the United States Attorney General.

     WILLIAM A. ROSKIN, Senior Vice President, Human Resources and Administration of Viacom, Viacom International and Paramount, 52. Mr. Roskin was elected to his present position with Viacom and Viacom International in July 1992 and with Paramount in July 1994. Prior to that, he served as Vice President, Human Resources and Administration of Viacom and Viacom International from April 1988. From May 1986 to April 1988, he was Senior Vice President, Human Resources at Coleco Industries, Inc. From 1976 to 1986, he held various executive positions at Warner Communications, serving most recently as Vice President, Industrial and Labor Relations.

     FREDERIC V. SALERNO, Director of Viacom, Viacom International and Paramount, 51. Mr. Salerno was elected a Director of Viacom, Viacom International and Paramount in 1994 and is a member of the Audit and Compensation Committees. Mr. Salerno was appointed Vice Chairman--Finance and Business Development of NYNEX in March 1994. Mr. Salerno was Vice Chairman of the Board of NYNEX and President of the Worldwide Services Group from 1991 to 1994 and President and Chief Executive Officer of New York Telephone Company from 1987 to 1991. He also serves as a Director of NYNEX, The Bear Stearns Companies Inc. and Avnet, Inc.

     WILLIAM SCHWARTZ, Director of Viacom, Viacom International and Paramount,
61. Mr. Schwartz was elected a Director of Viacom and Viacom International in 1987 and is a member of the Audit and Compensation Committees. Mr. Schwartz became a director of Paramount in 1994. Mr. Schwartz was appointed Vice President for Academic Affairs (the chief academic officer) of Yeshiva University in 1992 and has served as University Professor of Law at Yeshiva University and the Benjamin N. Cardozo School of Law since 1991. He has been Of Counsel to Cadwalader, Wickersham & Taft since 1988. Mr. Schwartz was Dean of the Boston University School of Law from 1980 to 1988, a professor of law at Boston University from 1955 to 1991 and Director of the Feder Center for Estate Planning at Boston University School of Law from 1988 to 1991. He has served as Vice Chairman of the Board of Directors of UST Corporation since 1985 and as a Director of UST Corporation for more than five years. Mr. Schwartz is a trustee of several educational and charitable organizations and an honorary member of the National College of Probate Judges. He served as Chairman of the Boston Mayor's Special Commission on Police Procedures and was formerly a member of the Legal Advisory Board of the NYSE.

     GEORGE S. SMITH, JR., Senior Vice President, Chief Financial Officer of Viacom, Viacom International and Paramount, 45. Mr. Smith was elected to his present position with Viacom and Viacom International in November 1987 and with Paramount in 1994. In May 1985, Mr. Smith was elected Vice President, Controller of Viacom International. From 1983 until May 1985, he served as Vice President, Finance and Administration of Viacom Broadcasting and from 1981 until 1983, he served as Controller of Viacom Radio. Mr. Smith joined Viacom International in 1977 in the Corporate Treasurer's office and until 1981 served in various financial planning capacities.

     MARK M. WEINSTEIN, Senior Vice President, Government Affairs of Viacom, Viacom International and Paramount, 52. He was elected to his present position with Viacom and Viacom International in February 1993 and with Paramount in July 1994. Mr. Weinstein served as Senior Vice President, General Counsel and Secretary of Viacom and Viacom International from 1987 to February 1993. In January 1986, Mr. Weinstein was appointed Vice President, General Counsel of Viacom International. From 1976 through 1985, he was Deputy General Counsel of Warner Communications and in 1980 became Vice President. Previously, Mr. Weinstein was an attorney in private practice at the law firm of Paul, Weiss, Rifkind, Wharton & Garrison.

EXECUTIVE OFFICERS AND DIRECTORS OF BLOCKBUSTER

     H. WAYNE HUIZENGA, age 56, became a director of Blockbuster in February 1987, was elected as Chairman of the Board and Chief Executive Officer of Blockbuster in April 1987 and is Chairman of the Executive Committee. Mr. Huizenga served as President of Blockbuster from April 1987 to June 1988. He is a cofounder of Waste Management, Inc. (now WMX Technologies, Inc. ("WMX")), a waste disposal and collection company, where he served in various capacities, including President, Chief Operating Officer and a director, until May 1984. From May 1984 to present, Mr. Huizenga has been an investor in other businesses and is the sole stockholder and Chairman of the Board of Huizenga Holdings, Inc. ("Holdings"), a holding and management company with various business interests. In connection with these business interests, Mr. Huizenga has been actively involved in strategic planning for, and executive management of, these businesses. He also has a majority ownership interest in Florida Marlins Baseball, Ltd., a Major League Baseball sports franchise, owns the Florida Panthers Hockey Club, Ltd., a National Hockey League sports franchise, owns the Miami Dolphins, Ltd. (the "Miami Dolphins"), a National Football League sports franchise, and owns Joe Robbie Stadium in South Florida. Mr. Huizenga became a Director of Viacom and Viacom International in 1993 and Paramount in 1994 and is a member of the Audit and Compensation Committees. Mr. Huizenga is Chairman of the Board of Directors of Spelling Entertainment. He is also a member of the Board of Directors of Discovery Zone.

     STEVEN R. BERRARD, age 40, joined Blockbuster in June 1987 as Senior Vice President, Treasurer and Chief Financial Officer and became a director of Blockbuster in May 1989. Mr. Berrard became

Vice Chairman of the Board in November 1989 and President and Chief Operating Officer in January 1993. He served as Treasurer of Blockbuster from June 1987 until February 1989, as Senior Vice President of Blockbuster from June 1987 until November 1989 and as Chief Financial Officer of Blockbuster from June 1987 to June 1992. Mr. Berrard is President, Chief Executive Officer and a director of Spelling Entertainment. He is also a limited partner of Florida Marlins Baseball, Ltd. Prior to his tenure with Blockbuster, Mr. Berrard served as President of Holdings, which was known prior to June 1988 as Waco Services, Inc. From January 1983 to April 1985, Mr. Berrard served in various positions with Waco Leasing Company and Port-O-Let International, Inc., including President, Chief Financial Officer, Treasurer and Secretary. Prior to January 1983, Mr. Berrard was employed by Coopers & Lybrand, an international public accounting firm, for over five years.

     GEORGE D. JOHNSON, JR., age 52, became a director and President--Domestic Consumer Division of Blockbuster in August 1993. From 1987 until August 1993, Mr. Johnson was managing general partner of WJB, which prior to its consolidation with Blockbuster in August 1993 was Blockbuster's largest franchise owner. From 1967 through 1987, Mr. Johnson served as counsel to the law firm of Johnson, Smith, Hibbard & Wildman in Spartanburg, South Carolina. Mr. Johnson is a member of the Board of Directors of Duke Power Company.

     A. CLINTON ALLEN, III, age 50, became a director of Blockbuster in July 1986 and is Chairman of the Compensation Committee. Since October 1988, Mr. Allen has served as Chairman and Chief Executive Officer of A.C. Allen & Company, a financial services consulting firm. He also is a director and Vice Chairman of both Psychemedics Corporation ("Psychemedics") and the DeWolfe Companies, Inc. He is also a director of the Forschner Group. Prior to October 1988, Mr. Allen was Executive Vice President of Advest Group, Inc., an investment banking firm. Mr. Allen was Chairman and Chief Executive Officer of Burgess and Leith, an NYSE member firm from 1984 through 1986.

     JOHN W. CROGHAN, age 64, became a director of Blockbuster in July 1987 and is Chairman of the Audit and Finance Committee. He is also a director of Lindsay Manufacturing Company and the Morgan Stanley Emerging Markets Fund. Mr. Croghan is and has been for more than the past five years the Chairman of Lincoln Capital Management Company, an investment advisory firm.

     DONALD F. FLYNN, age 54, became a director of Blockbuster in February 1987 and is Chairman of the Nominating Committee. He is Chairman and Chief Executive Officer of Flynn Enterprises, Inc., a business consulting and venture capital company, and since July 1992 has been Chairman and Chief Executive Officer of Discovery Zone, a franchisor and operator of fun and fitness centers for children. Mr. Flynn also currently serves as a director of WMX, Chemical Waste Management, Inc., Waste Management International, plc., Wheelabrator Technologies, Inc., Psychemedics and H2O Plus Inc. From 1972 to 1990, Mr. Flynn served in various positions with WMX, including Senior Vice President and Chief Financial Officer.

     JOHN J. MELK, age 57, was re-elected a director of Blockbuster in May 1993. Since 1988, Mr. Melk has been Chairman and Chief Executive Officer of H2O Plus, Inc., which develops and manufactures health and beauty aid products. Mr. Melk has been a private investor in various businesses since March 1984 and prior to March 1984, he held various positions with WMX and its subsidiaries, including President of Waste Management International, plc. Mr. Melk also currently serves as a director of Psychemedics and Discovery Zone. From February 1987 until March 1989, Mr. Melk served as a director and Vice Chairman of Blockbuster.

     H. SCOTT BARRETT, age 33, became Senior Vice President of Information Services of Blockbuster in February 1994. He joined Blockbuster in July 1989 as Vice President, Information Services. From January 1983 until July 1989, he was a management consultant with Andersen Consulting in Dallas, Texas.

     JAMES J. BLOSSER, age 56, joined Blockbuster in January 1991 as Assistant to the Chairman and became President--Blockbuster Park Division in June 1994. Since 1990, Mr. Blosser has also served as

General Counsel to Holdings. From 1989 to 1990, Mr. Blosser was Of Counsel to the law firm of Ruden, Barnett, McClosky, Smith, Schuster & Rusell, P.A. in Fort Lauderdale, Florida.

     J. RONALD CASTELL, age 56, joined Blockbuster in February 1989 as Senior Vice President of Programming and Merchandising and became Senior Vice President of Programming and Communications in August 1991. From October 1985 to February 1989, he was Vice President of Marketing and Merchandising at Erol's, then a chain of two hundred video stores headquartered in the Washington, D.C. area. From October 1984 to October 1985, Mr. Castell was the President and sole stockholder of Big Think, Inc., a marketing consulting company. Mr. Castell is also Vice President of Spelling Entertainment.

     ALBERT J. DETZ, age 46, joined Blockbuster in January 1991 as Assistant Corporate Controller and became Vice President and Corporate Controller in February 1992. From 1980 until he joined Blockbuster, Mr. Detz served in various finance related positions with Encore Computer Corporation, including Vice President and Corporate Controller. Prior to 1980, Mr. Detz was employed by Coopers & Lybrand, an international public accounting firm, for four years.

     GREGORY K. FAIRBANKS, age 40, joined Blockbuster in June 1992 as Senior Vice President and Chief Financial Officer and became Treasurer of Blockbuster in March 1993. From October 1980 until the time he joined Blockbuster, Mr. Fairbanks served in a number of finance related capacities, including Executive Vice President and Chief Financial Officer of Waste Management International, plc. Prior to October 1980, Mr. Fairbanks was employed by Arthur Andersen & Co., an international public accounting firm, for approximately four years. Mr. Fairbanks is also Senior Vice President of Spelling Entertainment.

     GERALD R. GEDDIS, age 44, joined Blockbuster in August 1988 as Regional Manager, became Zone Vice President in January 1990, was promoted to Vice President--International Operations in April 1992 and became Senior Vice President--Domestic Video Division in 1994.

     ROBERT A. GUERIN, age 51, became Senior Vice President of Domestic Franchising of Blockbuster in January 1992. From October 1989 until December 1991, Mr. Guerin was Senior Vice President of Administration and Development for Blockbuster. He joined Blockbuster as a Vice President in March 1988. From March 1986 to March 1988, he served as Vice President and Region Manager of Waste Management of North America, Inc., a subsidiary of Waste Management, where he was responsible for operations with over 6,000 employees. From June 1982 to March 1986, he served as President of Wells Fargo Armored Service Corp., a transporter of currency and valuables with over 7,000 employees.

     THOMAS W. HAWKINS, age 33, became Senior Vice President, General Counsel and Secretary of Blockbuster in February 1994. He joined Blockbuster as Senior Corporate Counsel in November 1989, became Associate General Counsel and Secretary in August 1991 and Vice President, General Counsel and Secretary in February 1993. From May 1986 until October 1989, he was associated with the law firm of Bell, Boyd & Lloyd in Chicago, Illinois.

     ROBERT J. HENNINGER, age 45, joined Blockbuster in July 1994 as Senior Vice President and Chief Administrative Officer. Prior to July 1994, Mr. Henninger was employed by Arthur Andersen & Co., an international public accounting firm, for 23 years, and had been Managing Partner of the firm's Fort Lauderdale, Florida office since 1984.

     RAMON MARTIN-BUSUTIL, age 60, joined Blockbuster in July 1992 as President--International Division. From 1981 to 1992, Mr. Martin-Busutil held various positions with Cadbury-Schweppes, including President of Cadbury Beverages in Europe. From 1961 to 1981, Mr. Martin-Busutil served in a number of international management and marketing-related capacities with General Foods.

     GERALD W.B. WEBER, age 43, joined Blockbuster in January 1988 as Regional Manager, became Zone Vice President in May 1989, was promoted to Vice President of Operations in June 1990, became Senior Vice President of Operations in February 1991 and became President--Domestic Music in 1994.

From January 1986 to December 1987, he was President and Chief Operating Officer of Spirits, Inc., a Ft. Lauderdale, Florida company. From 1982 to January 1986, he held the position of Vice President of the Gray/Drug Fair Division of Sherwin-Williams Co. Prior to that, Mr. Weber held various management positions with the Shoppers Drug Mart division of the Imasco Corporation.

EXECUTIVE OFFICERS AND DIRECTORS AFTER THE MERGER


     Upon the completion of the Merger, Sumner M. Redstone, currently the Chairman of the Board of Viacom, will continue as Chairman of the Board of the combined company. H. Wayne Huizenga, currently the Chairman of the Board and Chief Executive Officer of Blockbuster, will become Vice Chairman of the combined company. Frank J. Biondi, Jr., currently Chief Executive Officer and a Director of Viacom, will become Chief Executive Officer of the combined company. It is anticipated that Mr. Huizenga will continue as a member of the combined company's senior management for an appropriate transition period following the completion of the Merger.



     The combined company will initially have a mutually agreed upon Board of Directors consisting of (i) six Directors designated by Viacom, (ii) three Directors designated by Blockbuster, who are to be Mr. Huizenga, Steven R. Berrard, currently Vice Chairman of the Board, President and Chief Operating Officer of Blockbuster, and George D. Johnson, Jr., currently President--Domestic Consumer Division of Blockbuster, (iii) two Directors designated by NYNEX, who are to be William C. Ferguson, Chairman of NYNEX, and Frederic V. Salerno, Vice Chairman--Finance and Business Development of NYNEX, and (iv) one unaffiliated Director mutually agreed to by Viacom and Blockbuster. Messrs. Huizenga, Ferguson and Salerno are current Directors of Viacom. Messrs. Huizenga, Berrard and Johnson are current Directors of Blockbuster.


BLOCKBUSTER EMPLOYMENT AGREEMENTS


     In connection with the Merger, Viacom intends to offer three-year employment agreements to all of Blockbuster's officers and certain other members of its current management.



                       FINANCIAL MATTERS AFTER THE MERGER


ACCOUNTING TREATMENT

     The Merger will be accounted for by Viacom under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by Viacom in connection with the Merger will be allocated to Blockbuster's assets and liabilities based on their fair values with any excess being treated as goodwill. The assets and liabilities and results of operations of Blockbuster will be consolidated into the assets and liabilities and results of operations of Viacom subsequent to the Effective Time.

COMMON STOCK DIVIDEND POLICY AFTER THE MERGER

     It is the current intention of the Viacom Board not to pay cash dividends on the Viacom Class A Common Stock or Viacom Class B Common Stock following the Merger. Future dividends will be determined by the combined company's Board of Directors in light of the combined company's alternative opportunities for investment and the earnings and financial condition of the combined company and its subsidiaries, among other factors.

                                 CAPITALIZATION
                             (DOLLARS IN MILLIONS)


    The following table sets forth: (i) the historical capitalization of Viacom and Blockbuster, (ii) the pro forma capitalization of Viacom after giving effect to the Viacom Pro Forma Event, (iii) the combined company after giving effect to the Pro Forma Events and (iv) the combined company after giving effect to the Pro Forma Events and the MSG Sale.



                                                                                            PRO FORMA
                                                                                            COMBINED
                                          HISTORICAL                                         COMPANY
                                 ----------------------------    PRO FORMA     PRO FORMA       AND
                                    VIACOM       BLOCKBUSTER      VIACOM       COMBINED        MSG
                                 JUNE 30, 1994  JUNE 30, 1994  JUNE 30, 1994    COMPANY       SALE
                                 -------------  -------------  -------------  -----------  -----------
Total debt:
  Current maturities...........   $      17.5     $ 1,000.0     $      17.5    $    17.5    $    17.5
                                 -------------  -------------  -------------  -----------  -----------
  Due after one year:
    Senior.....................       6,596.8       1,152.0         6,596.8      8,748.8(d)   8,038.8(e)
    Senior subordinated........         450.0        --               450.0        450.0        450.0
    Subordinated...............         181.4        --               870.1(b)     870.1        870.1
                                 -------------  -------------  -------------  -----------  -----------
       Due after one year......       7,228.2       1,152.0         7,916.9     10,068.9      9,358.9
                                 -------------  -------------  -------------  -----------  -----------
         Total debt, including
           current
           maturities..........       7,245.7       2,152.0         7,934.4     10,086.4      9,376.4
                                 -------------  -------------  -------------  -----------  -----------
Stockholders' equity:
  Preferred....................       1,800.0        --             1,800.0      1,200.0(f)   1,200.0(f)
  Common.......................       1,930.8(a)     2,020.1        3,241.8(c)  10,020.6(g)   9,745.6(g)
                                 -------------  -------------  -------------  -----------  -----------
         Total stockholders'
           equity..............       3,730.8       2,020.1         5,041.8     11,220.6     10,945.6
                                 -------------  -------------  -------------  -----------  -----------
         Total capitalization..   $  10,976.5     $ 4,172.1     $  12,976.2    $21,307.0    $20,322.0
                                 -------------  -------------  -------------  -----------  -----------
                                 -------------  -------------  -------------  -----------  -----------


- ---------------


      (a)  On June 30, 1994, there were 53,450,625 outstanding shares of Viacom Class A Common Stock (100,000,000 shares authorized) and 90,088,042 outstanding shares of Viacom Class B Common Stock (150,000,000 shares authorized);
           there were approximately 221,735 unissued shares of Viacom Class A Common Stock and 29,396,844 unissued shares of Viacom Class B Common Stock reserved principally for exercise of stock options granted under the
           Viacom Long-Term Incentive Plan and conversion of Viacom Preferred Stock.
      (b)  The Pro Forma Viacom debt capitalization reflects the issuance of approximately $688.7 million, net of unamortized discount of $381.1 million, of Viacom 8% Debentures in connection with the Paramount Merger.
      (c)  The pro forma common equity capitalization reflects the assumed conversion of the Paramount Common Stock not then owned by Viacom into the Paramount Merger Consideration.
      (d)  The pro forma debt capitalization reflects the reclassification of the Blockbuster current maturities to long-term debt based upon the assumed refinancing by the combined company.
      (e)  The Pro Forma Combined Company debt capitalization reflects the assumed repayment of approximately $.7 billion of Senior debt with after-tax proceeds from the MSG Sale.
      (f)  The pro forma preferred equity capitalization reflects the assumed cancellation of $600 million of Series A
           Preferred Stock upon consummation of the Merger. The proceeds from the sale of Viacom Preferred Stock have been used to finance a portion of the cash paid in the Offer.
      (g)  The pro forma common equity capitalization reflects (i) the assumed conversion of Blockbuster Common Stock into the Merger Consideration and (ii) the assumed cancellation of $1.25 billion of Viacom Class B Common
           Stock held by Blockbuster in consolidation as a result of the assumed Merger.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                            VIACOM/COMBINED COMPANY


     The following unaudited pro forma combined condensed balance sheet at June 30, 1994 gives effect to the completion of the Paramount Merger, the Merger and the MSG Sale as if these events had occurred on such date, and was prepared based upon the balance sheet of Viacom and Blockbuster at June 30, 1994. Balance sheet information for Paramount at June 30, 1994 is consolidated in Viacom's historical balance sheet. Viacom's balance sheet also contains pro forma adjustments for the sale of Viacom's one-third partnership interest in LIFETIME. (See Note 1 herein.)


     The following unaudited pro forma combined condensed statements of operations for the six months ended June 30, 1994 and for the year ended December 31, 1993 give effect to the completion of the Offer, the Paramount Merger, the Merger, the issuance of Viacom Preferred Stock, the sale of Viacom's one-third partnership interest in LIFETIME, certain acquisitions by Paramount and Blockbuster and the MSG Sale as if they had occurred simultaneously at the beginning of each period presented. The unaudited pro forma combined condensed statement of operations for the six months ended June 30, 1994 was prepared based upon the statements of operations of Viacom and Blockbuster for the six months ended June 30, 1994 and of Paramount for the two months ended February 28, 1994. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 1993 was prepared based upon the statements of operations of Viacom and Blockbuster for the year ended December 31, 1993 and of Paramount for the nine months ended January 31, 1994 and three months ended April 30, 1993 combined. Financial information for Paramount subsequent to the Offer is included in the Viacom historical information. Paramount's historical results of operations for the month of January 1994 are included in the unaudited pro forma statements of operations for the six months ended June 30, 1994 and year ended December 31, 1993. Revenues and earnings from operations for the month of January 1994 were $394 million and $38.7 million, respectively. These unaudited pro forma combined condensed financial statements should be read in conjunction with the audited financial statements and the unaudited interim financial statements, including the notes thereto, of Viacom, Paramount and Blockbuster, which are incorporated by reference in this Proxy Statement/Prospectus. See "Incorporation of Certain Documents by Reference."


     The unaudited pro forma data are not necessarily indicative of the results of operations or financial position of Viacom or the combined company that would have occurred if the completion of the Offer, the Paramount Merger, the Merger and the MSG Sale had occurred at the beginning of the period or the date indicated, nor are they necessarily indicative of future operating results or financial position.



     The pro forma adjustments are based upon available information and certain assumptions set forth herein, including the notes to the unaudited pro forma combined condensed financial statements, which each of the companies believe are reasonable under the circumstances. The pro forma adjustments reflect issuance of the Paramount Merger Consideration, the Merger Consideration and the MSG Sale. The Unaudited Combined Financial Data of the combined company included in this Proxy Statement/Prospectus do not make any assumptions concerning either the Cable Systems Sale or the Showtime/Encore Joint Venture as agreement on definitive terms has not sufficiently advanced for Viacom to consider either transaction probable for accounting purposes at this time. The Paramount and Blockbuster historical information have been adjusted for certain acquisitions, and certain significant transactions which have occurred (see Paramount and Blockbuster Unaudited Pro Forma Condensed Consolidated Financial Information).


     The Paramount Merger has been, and the Merger will be, accounted for by the purchase method of accounting. Accordingly, Viacom's cost to acquire Paramount as of July 6, 1994 and Blockbuster as of August 15, 1994, calculated to be approximately $9.6 billion and $7.8 billion, respectively, will be allocated to the assets and liabilities acquired according to their respective fair values with the excess to goodwill. Viacom's cost to acquire Blockbuster pursuant to the Merger Agreement is subject to change based primarily upon the market value of Viacom Common Stock at the time of the Merger. A change
                                      102
based primarily upon the market value of Viacom Common Stock at the time of the Merger. A change in the fair market value of Viacom Common Stock will result in a corresponding change in the excess of unallocated acquisition cost over the net assets acquired and the related amortization thereof. The valuations and other studies, which will provide the basis for the allocation of the excess purchase price over net assets acquired of Paramount and Blockbuster, have not yet progressed to a stage where there is sufficient information to make an allocation in the accompanying unaudited pro forma combined condensed financial statements. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined condensed financial information are preliminary and have been made solely for the purposes of developing such unaudited pro forma combined condensed financial information. For the Paramount Merger, the approximate $5.5 billion pro forma excess of unallocated acquisition costs as of June 30, 1994 is being amortized over 40 years at a rate of $137.2 million per year. For the Merger, the approximate $5.8 billion pro forma excess of unallocated acquisition costs as of June 30, 1994 is also being amortized over 40 years at a rate of $144.3 million per year. Such amortization period is based on Viacom's belief that the combined company has substantial potential for achieving long-term appreciation as a fully integrated, global entertainment and communications company. The Merger will permit the continued expansion of current lines of business, as well as the development of new businesses, via the cross-promotion of the well known franchises, trademarks and products of Viacom, Blockbuster and Paramount. Additionally, the combined company will have enhanced and complementary product distribution capabilities which can be used to strategically exploit its franchise trademarks and products on an accelerated basis. Viacom believes that the combined company will benefit from the Merger for an indeterminable period of time of at least 40 years, and, therefore, a 40-year amortization period is appropriate.

     Viacom will evaluate the amortization period of goodwill arising from the Merger on an ongoing basis in light of any business conditions, events or circumstances subsequent to the Merger that may indicate potential impairment of this goodwill. Such evaluation will consider, among other things, the fair value of the Company as a going concern as compared to the fair value of identifiable net assets.

     After the consummation of the Merger, Viacom will arrange for independent appraisal of the significant assets, liabilities and business operations of Blockbuster. Using this information, Viacom will make a final allocation of the excess purchase price, including allocation to intangibles other than goodwill. Viacom believes that any significant allocation of excess purchase price to intangibles will be amortized over 40 years, and so any such allocation would not cause a material difference in pro forma results.


     The future results of operations of the combined company will reflect increased amortization of goodwill (see Notes 5b and 6b), increased interest expense (see Notes 5c and 6c), and preferred stock dividend requirements (see Notes 4e and 6d). The following unaudited pro forma combined condensed statement of operations does not reflect potential cost savings attributable to consolidation of certain operating and administrative functions including the elimination of duplicate facilities and personnel. The future financial position of the combined company will reflect increased goodwill as described above, increased long-term debt as described in Notes 1b and 2c, and increased common stockholders' equity resulting from the issuance of Viacom Common Stock to stockholders of Paramount and Blockbuster.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 JUNE 30, 1994
             VIACOM/COMBINED COMPANY/COMBINED COMPANY AND MSG SALE
                                 (IN MILLIONS)


                                                                               PARAMOUNT                           BLOCKBUSTER
                                                                   HISTORICAL   MERGER     PRO FORMA  HISTORICAL     MERGER
                                                                    VIACOM    ADJUSTMENTS   VIACOM    BLOCKBUSTER  ADJUSTMENTS
                                                                   ---------  -----------  ---------  -----------  -----------
   ASSETS
Cash & short term investments....................................  $   413.9               $   413.9   $    62.5    $   (30.0)(2a)
Other current assets.............................................    3,734.9                 3,734.9       734.2
                                                                   ---------  -----------  ---------  -----------  -----------
    Total current assets.........................................    4,148.8                 4,148.8       796.7        (30.0)
                                                                   ---------  -----------  ---------  -----------  -----------
Property and equipment, net......................................    2,072.2                 2,072.2       633.2
Intangible assets, at amortized cost.............................    7,832.3   $   903.1(1c) 8,735.4       903.9      5,770.4 (2a)
Investments in Viacom, Inc.......................................                                        1,581.7     (1,581.7)(2b)
Other assets.....................................................    2,292.0       370.2(1d) 2,662.2       899.2
                                                                   ---------  -----------  ---------  -----------  -----------
                                                                   $16,345.3   $ 1,273.3   $17,618.6   $ 4,814.7    $ 4,158.7
                                                                   ---------  -----------  ---------  -----------  -----------
                                                                   ---------  -----------  ---------  -----------  -----------
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities..............................................  $ 3,524.7               $ 3,524.7   $ 1,470.2    $(1,000.0)(2c)
Long-term debt...................................................    7,228.2   $   688.7(1b) 7,916.9     1,152.0      1,000.0 (2c)
Other liabilities................................................      836.3       298.9(1d) 1,135.2       172.4
Minority interest in Paramount...................................    1,025.3    (1,025.3)(5e)
Stockholders' equity:
  Preferred......................................................    1,800.0                 1,800.0                   (600.0)(2b)
  Common.........................................................    1,930.8     1,311.0(1)  3,241.8     2,020.1      4,758.7(2a,b)
                                                                   ---------  -----------  ---------  -----------  -----------
    Total stockholders' equity...................................    3,730.8     1,311.0     5,041.8     2,020.1      4,158.7
                                                                   ---------  -----------  ---------  -----------  -----------
                                                                   $16,345.3   $ 1,273.3   $17,618.6   $ 4,814.7    $ 4,158.7
                                                                   ---------  -----------  ---------  -----------  -----------
                                                                   ---------  -----------  ---------  -----------  -----------

                                                                                           PRO FORMA
                                                                                           COMBINED
                                                                   PRO FORMA      MSG       COMPANY
                                                                   COMBINED      SALE       AND MSG
                                                                    COMPANY       (3)        SALE
                                                                   ---------   ---------   ---------
   ASSETS
Cash & short term investments....................................  $   446.4               $   446.4
Other current assets.............................................    4,469.1   $   (88.8)    4,380.3
                                                                   ---------   ---------   ---------
    Total current assets.........................................    4,915.5       (88.8)    4,826.7
                                                                   ---------   ---------   ---------
Property and equipment, net......................................    2,705.4      (316.9)    2,388.5
Intangible assets, at amortized cost.............................   15,409.7      (593.0)   14,816.7
Investments in Viacom, Inc.......................................
Other assets.....................................................    3,561.4       (78.7)    3,482.7
                                                                   ---------   ---------   ---------
                                                                   $26,592.0   $(1,077.4)  $25,514.6
                                                                   ---------   ---------   ---------
                                                                   ---------   ---------   ---------
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities..............................................  $ 3,994.9   $   (71.6)  $ 3,923.3
Long-term debt...................................................   10,068.9      (710.0)    9,358.9
Other liabilities................................................    1,307.6       (20.8)    1,286.8
Minority interest in Paramount...................................
Stockholders' equity:
  Preferred......................................................    1,200.0                 1,200.0
  Common.........................................................   10,020.6      (275.0)    9,745.6
                                                                   ---------   ---------   ---------
    Total stockholders' equity...................................   11,220.6      (275.0)   10,945.6
                                                                   ---------   ---------   ---------
                                                                   $26,592.0   $(1,077.4)  $25,514.6
                                                                   ---------   ---------   ---------
                                                                   ---------   ---------   ---------

   See notes to unaudited pro forma combined condensed financial statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1994
             VIACOM/COMBINED COMPANY/COMBINED COMPANY AND MSG SALE
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                         OTHER                   PARAMOUNT
                                                         HISTORICAL    PRO FORMA    PRO FORMA     MERGER      PRO FORMA
                                                           VIACOM     ADJUSTMENTS  PARAMOUNT*   ADJUSTMENTS    VIACOM
                                                         -----------  -----------  -----------  -----------  -----------
Revenues...............................................   $ 2,606.8                 $   717.2                 $ 3,324.0
Expenses
 Operating.............................................     1,778.9                     562.2    $  (297.9)(5a) 2,043.2
 Selling, general and administrative...................       777.0                     192.6        (34.2)(5a)   935.4
 Depreciation and amortization.........................       167.1                      16.7         24.5(5b)    208.3
                                                         -----------  -----------  -----------  -----------  -----------
   Total expenses......................................     2,723.0                     771.5       (307.6)     3,186.9
                                                         -----------  -----------  -----------  -----------  -----------
Earnings (loss) from operations........................      (116.2)                    (54.3)       307.6        137.1
 Interest expense......................................      (150.0)   $     2.7(4a)    (17.1)       (98.7)(5c)  (263.1)
 Interest and other investment income..................                                   8.2                       8.2
 Other items, net......................................       263.3       (267.4)(4b)   (21.3)       27.2(5a)       1.8
                                                         -----------  -----------  -----------  -----------  -----------
   Total other income (expense)........................       113.3       (264.7)       (30.2)       (71.5)      (253.1)
                                                         -----------  -----------  -----------  -----------  -----------
Earnings (loss) before income taxes....................        (2.9)      (264.7)       (84.5)       236.1       (116.0)
Provision for income taxes.............................       186.1       (102.0)(4c)   (28.8)        90.8(5d)    146.1
Equity in earnings (loss) of affiliated companies, net
of tax.................................................         3.7         (3.6)(4d)                               0.1
Minority interest......................................        18.3                                  (18.3)(5e)
                                                         -----------  -----------  -----------  -----------  -----------
Earnings (loss) before extraordinary item, cumulative
 effect of change in accounting principle and preferred
 stock dividend requirements...........................      (167.0)      (166.3)       (55.7)       127.0       (262.0)
Preferred stock dividend requirements..................        45.0                                                45.0
                                                         -----------  -----------  -----------  -----------  -----------
Earnings (loss) attributable to common stock before
 extraordinary item and cumulative effect of change in
accounting principle...................................   $  (212.0)   $  (166.3)   $   (55.7)   $   127.0    $  (307.0)
                                                         -----------  -----------  -----------  -----------  -----------
                                                         -----------  -----------  -----------  -----------  -----------
Weighted average number of common shares or common
 shares and common share equivalents...................       135.0         17.4                      56.9        209.3
Earnings (loss) per common share before extraordinary
 item and cumulative effect of change in accounting
principle(10)..........................................   $    (1.57 )                                            $(1.47)

                                                                                                             PRO FORMA
                                                                                                              COMBINED
                                                                      BLOCKBUSTER   PRO FORMA                  COMPANY
                                                         HISTORICAL     MERGER      COMBINED        MSG        AND MSG
                                                         BLOCKBUSTER  ADJUSTMENTS    COMPANY      SALE(7)       SALE
                                                         -----------  -----------  -----------   ---------   -----------
Revenues...............................................   $ 1,372.8                 $ 4,696.8    $  (239.2)   $ 4,457.6
Expenses
 Operating.............................................      1018.9    $  (235.0)(6a) 2,827.1       (207.3)     2,619.8
 Selling, general and administrative...................       115.4                   1,050.8         (7.1)     1,043.7
 Depreciation and amortization.........................                     72.2(6b)    515.5        (14.8)       500.7
                                                                           235.0(6a)
                                                         -----------  -----------  -----------   ---------   -----------
   Total expenses......................................     1,134.3         72.2      4,393.4       (229.2)     4,164.2
                                                         -----------  -----------  -----------   ---------   -----------
Earnings (loss) from operations........................       238.5        (72.2)       303.4        (10.0)       293.4
 Interest expense......................................       (39.9)       (10.4)(6c)  (313.4)        18.2       (295.2)
 Interest and other investment income..................         2.5                      10.7                      10.7
 Other items, net......................................        14.1        (15.0)(6d)     0.9                       0.9
                                                         -----------  -----------  -----------   ---------   -----------
   Total other income (expense)........................       (23.3)       (25.4)      (301.8)        18.2       (283.6)
                                                         -----------  -----------  -----------   ---------   -----------
Earnings (loss) before income taxes....................       215.2        (97.6)         1.6          8.2          9.8
Provision for income taxes.............................        79.6         (9.0)(6e)   216.7          1.0        217.7
Equity in earnings (loss) of affiliated companies, net
of tax.................................................                                   0.1                       0.1
Minority interest......................................
                                                         -----------  -----------  -----------   ---------   -----------
Earnings (loss) before extraordinary item, cumulative
 effect of change in accounting principle and preferred
 stock dividend requirements...........................       135.6        (88.6)      (215.0)         7.2       (207.8)
Preferred stock dividend requirements..................                    (15.0)(6d)    30.0                      30.0
                                                         -----------  -----------  -----------   ---------   -----------
Earnings (loss) attributable to common stock before
 extraordinary item and cumulative effect of change in
 accounting principle..................................   $   135.6    $   (73.6)   $  (245.0)   $     7.2    $  (237.8)
                                                         -----------  -----------  -----------   ---------   -----------
                                                         -----------  -----------  -----------   ---------   -----------
Weighted average number of common shares or common
 shares and common share equivalents...................                    153.6        362.9                     362.9
Earnings (loss) per common share before extraordinary
 item and cumulative effect of change in accounting
 principle(10).........................................                                  (0.68)                   $(0.66)



   See notes to unaudited pro forma combined condensed financial statements.

- ---------------

* See Unaudited Pro Forma Condensed Consolidated Statements of Operations of Paramount.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
             VIACOM/COMBINED COMPANY/COMBINED COMPANY AND MSG SALE
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                              OFFER
                                                                                               AND
                                                                  OTHER                     PARAMOUNT
                                                    HISTORICAL  PRO FORMA     PRO FORMA      MERGER      PRO FORMA    PRO FORMA
                                                     VIACOM    ADJUSTMENTS  PARAMOUNT(9)*  ADJUSTMENTS    VIACOM     BLOCKBUSTER**
                                                    ---------  -----------  -------------  -----------  -----------  -----------
Revenues..........................................  $ 2,004.9
                                                                              $ 5,024.0                  $ 7,028.9    $ 2,595.2
Expenses
 Operating........................................      877.6
                                                                                3,315.7                    4,193.3      1,948.3
 Selling, general and administrative..............      589.2
                                                                                1,243.7                    1,832.9        212.0
 Depreciation and amortization....................      153.1
                                                                                  165.1     $   137.2(5b)    455.4
                                                    ---------  -----------  -------------  -----------  -----------  -----------
   Total expenses.................................    1,619.9
                                                                                4,724.5         137.2      6,481.6      2,160.3
                                                    ---------  -----------  -------------  -----------  -----------  -----------
Earnings from operations..........................      385.0
                                                                                  299.5        (137.2)       547.3        434.9
 Interest expense.................................    (145.0)   $     9.2(4a)     (94.3)       (282.3)(5c)  (512.4)       (98.7)
 Interest and other investment income.............
                                                                                   43.9                       43.9          7.2
 Other items, net(8)..............................       61.8
                                                                                   (7.4)                      54.4         16.3
                                                    ---------  -----------  -------------  -----------  -----------  -----------
   Total other income (expense)...................     (83.2)         9.2         (57.8)       (282.3)      (414.1)       (75.2)
                                                    ---------  -----------  -------------  -----------  -----------  -----------
Earnings before income taxes......................      301.8         9.2          241.7       (419.5)       133.2        359.7
Provision for income taxes........................      129.8         3.2(4c)        88.6       (99.6)(5d)   122.0        134.9
Equity in loss of affiliated companies, net of
tax...............................................      (2.5)       (12.9)(4d)
                                                                                                             (15.4)
                                                    ---------  -----------  -------------  -----------  -----------  -----------
Earnings before extraordinary item, cumulative
 effect of change in accounting principle and
 preferred stock dividend requirements............      169.5        (6.9)        153.1        (319.9)        (4.2)       224.8
Preferred stock dividend requirements.............       12.8        77.2(4e)
                                                                                                              90.0
                                                    ---------  -----------  -------------  -----------  -----------  -----------
Earnings (loss) attributable to common stock
 before extraordinary item and cumulative effect
 of change in accounting principle................  $   156.7   $   (84.1)    $   153.1     $  (319.9)   $   (94.2)   $   224.8
                                                    ---------  -----------  -------------  -----------  -----------  -----------
                                                    ---------  -----------  -------------  -----------  -----------  -----------
Weighted average number of common shares or common
shares and common share equivalents...............      120.6        22.7
                                                                                                 56.9        200.2
Primary earnings (loss) per common share before
 extraordinary item and cumulative effect of
 change in accounting principle(10)...............  $    1.30
                                                                                                         $   (0.47)

                                                                                         PRO FORMA
                                                                                          COMBINED
                                                    BLOCKBUSTER   PRO FORMA                COMPANY
                                                      MERGER      COMBINED       MSG       AND MSG
                                                    ADJUSTMENTS    COMPANY     SALE(7)      SALE
                                                    -----------  -----------  ---------  -----------
Revenues..........................................
                                                                  $ 9,624.1   $  (333.9)  $ 9,290.2
Expenses
 Operating........................................
                                                     $  (411.5)(6a) 5,730.1      (297.5)    5,432.6
 Selling, general and administrative..............
                                                                    2,044.9       (13.0)    2,031.9
 Depreciation and amortization....................
                                                         144.3(6b)  1,011.2       (30.5)      980.7
                                                         411.5(6a)
                                                    -----------  -----------  ---------  -----------
   Total expenses.................................
                                                         144.3      8,786.2      (341.0)    8,445.2
                                                    -----------  -----------  ---------  -----------
Earnings from operations..........................
                                                        (144.3)       837.9         7.1       845.0
 Interest expense.................................
                                                                     (611.1)       30.7      (580.4)
 Interest and other investment income.............
                                                                       51.1                    51.1
 Other items, net(8)..............................
                                                         (30.0)(6d)    40.7                    40.7
                                                    -----------  -----------  ---------  -----------
   Total other income (expense)...................       (30.0)      (519.3)       30.7      (488.6)
                                                    -----------  -----------  ---------  -----------
Earnings before income taxes......................      (174.3)       318.6        37.8       356.4
Provision for income taxes........................       (11.6)(6e)   245.3         8.2       253.5
Equity in loss of affiliated companies, net of
tax...............................................
                                                                      (15.4)                  (15.4)
                                                    -----------  -----------  ---------  -----------
Earnings before extraordinary item, cumulative
 effect of change in accounting principle and
 preferred stock dividend requirements............      (162.7)        57.9        29.6        87.5
Preferred stock dividend requirements.............
                                                         (30.0)(6d)    60.0                    60.0
                                                    -----------  -----------  ---------  -----------
Earnings (loss) attributable to common stock
 before extraordinary item and cumulative effect
 of change in accounting principle................   $  (132.7)   $    (2.1)  $    29.6   $    27.5
                                                    -----------  -----------  ---------  -----------
                                                    -----------  -----------  ---------  -----------
Weighted average number of common shares or common
shares and common share equivalents...............
                                                         148.3        348.5        58.7       407.2
Primary earnings (loss) per common share before
 extraordinary item and cumulative effect of
 change in accounting principle(10)...............
                                                                   $   (0.01)             $     0.07



   See notes to unaudited pro forma combined condensed financial statements.
- ---------------
 * See Unaudited Pro Forma Condensed Consolidated Statements of Operations of Paramount.

 ** See Unaudited Pro Forma Condensed Consolidated Statement of Operations of
    Blockbuster.

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS
                            VIACOM/COMBINED COMPANY
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


     (1) The cost to acquire Paramount pursuant to the Offer and the Paramount Merger, the financing of such cost and the determination of the unallocated excess of acquisition cost over the net assets acquired are as set forth below. In furtherance of the Paramount Merger, on March 11, 1994, Viacom, pursuant to the terms of the Offer, completed its purchase of 61,657,432 shares of Paramount Common Stock, representing a majority of the shares of Paramount Common Stock outstanding as of the expiration of the Offer. In the Paramount Merger, each remaining outstanding share of Paramount Common Stock has been converted into the right to receive the Paramount Merger Consideration. As of July 6, 1994, the last trading day before the completion of the Paramount Merger the closing price of shares of Viacom Class B Common Stock on the AMEX was $31 1/2. As of July 6, 1994 there were 122.8 million shares of Paramount Common Stock outstanding.


     (a) Total acquisition costs:

Cash..................................................................  $  6,597.3
Viacom 8% Debentures, net of unamortized discount of $381.1...........       688.7
Viacom Class B Common Stock...........................................     1,792.2
CVRs..................................................................       291.7
Viacom Three-Year Warrants............................................        40.1
Viacom Five-Year Warrants.............................................        67.6
Paramount Merger costs................................................        90.0
                                                                        ----------
Acquisition costs financed............................................  $  9,567.6
Excess value of exchange ratio over exercise price of Paramount
employee stock options................................................        50.0
                                                                        ----------
Total acquisition costs...............................................  $  9,617.6
                                                                        ----------
                                                                        ----------

     (b) Financing of the Offer and the Paramount Merger:

Cash..................................................................  $  2,987.3
Credit Agreement......................................................     3,700.0
Viacom 8% Debentures, net of unamortized discount of $381.1...........       688.7
Viacom Class B Common Stock...........................................     1,792.2
CVRs..................................................................       291.7
Viacom Three-Year Warrants............................................        40.1
Viacom Five-Year Warrants.............................................        67.6
                                                                        ----------
Total financing of the Offer and the Paramount Merger.................  $  9,567.6
                                                                        ----------
                                                                        ----------

     (c) The unallocated excess of acquisition costs over the net assets acquired pursuant to the Paramount Merger.

     (d) Establishes deferred taxes related to temporary differences created by purchase price adjustments.


     (2) The cost to acquire Blockbuster pursuant to the Merger, the financing of such cost and the determination of the unallocated excess of acquisition cost over the net assets acquired are set forth below. Pursuant to the Merger, holders of shares of Blockbuster Common Stock will be entitled to
                                      107
receive the Merger Consideration for each of such holder's shares. As of August 15, 1994, the closing price of shares of Viacom Class A Common Stock and Viacom Class B Common Stock on the AMEX was $40.75 and $36.125, respectively. As of June 30, 1994, there were 249.2 million shares of Blockbuster Common Stock outstanding.

     (a) Total acquisition costs and financing:

Viacom Class A Common Stock........................................  $    812.5
Viacom Class B Common Stock........................................     5,457.5
VCRs...............................................................     1,219.5
                                                                     ----------
Acquisition costs financed.........................................  $  7,489.5
Excess value of exchange ratio over exercise price of
  Blockbuster stock options and warrants...........................       271.0
Merger costs.......................................................        30.0
                                                                     ----------
Total acquisition costs............................................  $  7,790.5
Blockbuster pro forma net assets as of June 30, 1994...............     2,020.1
                                                                     ----------
Excess of acquisition costs over net assets acquired...............  $  5,770.4
                                                                     ----------
                                                                     ----------

     (b) Eliminates Blockbuster's $600 million investment in Series A Preferred Stock and $1.25 billion investment in Viacom Class B Common Stock, net of an unrealized holding loss.

     (c) Assumes additional borrowings incurred by Blockbuster, which were used to finance the purchase of Viacom Class B Common Stock, will be refinanced on a long-term basis as part of an overall refinancing of indebtedness of the combined company. Viacom believes based on discussions with a number of bank lenders and investment banking institutions and the pro forma financial position and results of operations of the combined company, that it will have the ability to refinance Blockbuster's indebtedness on a long-term basis.


     (3) Represents deconsolidation of the historical balance sheet of Madison Square Garden adjusted for the following:



     . Repayment of debt from the after tax proceeds of $710 million from the sale of Madison Square Garden, net of costs associated with the transaction.



     . A non-recurring tax charge of approximately $275 million. (See Note 7)



     (4) Pro forma adjustments made to Viacom's historical results reflect the following:


     (a) A decrease in interest expense of $2.7 million for the six months ended June 30, 1994 and $9.2 million for the year ended December 31, 1993 resulting from the repayment of bank debt of approximately $215 million.

     (b) Eliminates the gain on the sale of the one third partnership interest in Lifetime.

     (c) Pro forma income tax adjustments reflect the income tax effects calculated at the statutory tax rate in effect during the period presented.

     (d) Eliminates Viacom's equity in earnings, net of tax, of LIFETIME.

     (e) The additional 5% cumulative dividend requirement of the $1.8 billion of Viacom Preferred Stock sold to NYNEX and Blockbuster in the amount of $77.2 million for the year ended December 31, 1993 as if the transactions had occurred at the beginning of the year.


     (5) Other pro forma adjustments related to the Offer and the Paramount Merger reflect the following:

     (a) A reversal of merger-related charges principally related to adjustments of programming assets based upon new management strategies and additional programming sources and other costs incurred related to the merger with Paramount.

     (b) An increase in amortization expense resulting from the increase in intangibles.

     (c) An increase in interest expense resulting from additional debt financing of approximately $3.7 billion under the Credit Agreement, the issuance of Viacom 8% Debentures and a decrease of interest income resulting from the use of cash to finance the Offer. The assumed interest rate on the debt financing under the Credit Agreement of 5.1% for the six months ended June 30, 1994 and 4.3% for the year ended December 31, 1993 was calculated based on average historical London Interbank Offered Rates. A change in the assumed interest rate of 1/8% will result in a change in interest expense of $4.5 million on an annual basis.

     (d) Pro forma income tax adjustments reflect the income tax effects calculated at the statutory tax rate in effect during the period presented. The effective income tax rate on a pro forma basis is adversely affected by amortization of excess acquisition costs, which are assumed to be not deductible for tax purposes.

     (e) Eliminates minority interest in Paramount.

     (f) Intercompany transactions were immaterial in each of the statements presented.


     (6) Other pro forma adjustments related to the Merger reflect the following:


     (a) Reclassification of the historical presentation of depreciation and amortization to conform the presentations of Viacom and Blockbuster financial statements.

     (b) An increase in amortization expense resulting from the increase in intangibles.

     (c) Reflects additional interest expense resulting from Blockbuster's additional borrowings used to fund its investment in Viacom.

     (d) Eliminates the 5% cumulative annual dividend on the $600 million intercompany Series A Preferred Stock investment by Blockbuster.

     (e) Reflects the income tax effects of certain pro forma adjustments calculated at the statutory tax rate in effect during the periods presented. The effective income tax rate on a pro forma basis is adversely affected by amortization of excess acquisition costs, which are assumed to be not deductible for tax purposes.

     (f) Intercompany transactions were immaterial in each of the statements presented.


     (7) Represents the deconsolidation of the statement of operations of Madison Square Garden adjusted for the following:


     . A decrease in goodwill amortization expense resulting from the sale of Madison Square Garden.


     . A decrease in interest expense resulting from the repayment of debt (see
       Note 3 above). The assumed interest rates on the debt under the Credit Agreement are as stated in Note 5 above.

     . Reflects the income tax effect on the interest adjustment calculated at the statutory tax rate in effect during the periods presented.


     Note: This transaction will not result in a pretax book gain but, due to a difference in the book basis versus tax basis of Madison Square Garden net assets, will result in a taxable gain. The related non-recurring tax charge is approximately $275 million, which has not been reflected in the pro forma statement of operations.

     (8) Other items, net, of Viacom for the year ended December 31, 1993 reflects a net gain of $61.8 million due to the sale of the Viacom Cablevision of Wisconsin, Inc. system and other non-recurring transactions.



     (9) Reflects operating losses at USA Networks, Paramount's 50%-owned cable networks, due largely to a $78 million pre-tax charge, the majority of which was recorded in December 1993, to adjust the carrying value of certain broadcast rights to net realizable value because of the under performance of certain series programming of which Paramount recorded its share.



     (10) Pro forma primary earnings per common share is calculated based on the weighted average number of shares of Viacom Common Stock outstanding, the number of shares of Viacom Common Stock to be issued in connection with the Paramount Merger and Merger and respective common share equivalents as if these transactions occurred at the beginning of the period presented. Common share equivalents would have an antidilutive effect on losses per common share and therefore are not included in such calculation. Conversion of the Series B Preferred Stock would have an antidilutive effect on earnings per common share and therefore fully diluted earnings per common share is not presented.

               PARAMOUNT, MACMILLAN AND OTHER BUSINESSES ACQUIRED
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma Paramount condensed consolidated statements of operations for the two months ended February 28, 1994 and twelve months ended January 31, 1994 give effect, on a purchase accounting basis, to the acquisition of Macmillan. The unaudited pro forma condensed consolidated statement of operations for the twelve months ended January 31, 1994 also includes the acquisitions of television station WKBD-TV in Detroit ("WKBD") in September 1993 and the remaining 80% interest in Paramount Canada's Wonderland ("PCW") theme park in May 1993. The acquisitions of WKBD and PCW are included in the applicable unaudited pro forma condensed consolidated statement of operations in "Other Businesses Acquired and Pro Forma Adjustments."

The unaudited pro forma Paramount condensed consolidated statement of operations for the two months ended February 28, 1994 and the twelve months ended January 31, 1994 include the unaudited historical consolidated statement of operations of Paramount for the two months ended February 28, 1994 and the twelve months ended January 31, 1994 and of Macmillan for the two months ended February 28, 1994 and the twelve months ended December 31, 1993. The unaudited pro forma condensed consolidated statement of operations for the twelve months ended January 31, 1994 also includes the historical statement of operations of WKBD for the seven months ended August 31, 1993; and of PCW for the three months ended April 30, 1993. Financial information of WKBD and PCW subsequent to their acquisitions are included in Paramount's historical financial statements. Macmillan's fiscal year-end was March 31, PCW's fiscal year-end was February 28, and WKBD's fiscal year-end was December 31; their pro forma periods described above have been derived by accumulating monthly and quarterly financial information for the respective entities.

The unaudited pro forma Paramount condensed consolidated statements of operations are not necessarily indicative of the results which actually would have occurred if the acquisitions had been in effect since the beginning of each period presented, nor are they necessarily indicative of future results.

Adjustments have been made to reflect the acquisitions, on a purchase accounting basis, as if such transactions had taken place at the beginning of each period presented, for the purpose of presenting the unaudited pro forma Paramount condensed consolidated statement of operations.

                            PARAMOUNT AND MACMILLAN
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE TWO MONTHS ENDED FEBRUARY 28, 1994
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                         HISTORICAL
                                                                      -----------------     MACMILLAN
                                                                             TWO         ACQUISITION AND
                                                                        MONTHS ENDED        PRO FORMA
                                                                      FEBRUARY 28, 1994  ADJUSTMENTS(1)   PRO FORMA
                                                                      -----------------  ---------------  ---------
Revenues............................................................      $   680.6         $    36.6     $   717.2
Expenses:
  Operating.........................................................          530.8              31.4         562.2
  Selling, general and
     administrative.................................................          176.6              16.0         192.6
  Depreciation and amortization.....................................           14.1               2.6          16.7
                                                                           --------      ---------------  ---------
       Total expenses...............................................          721.5              50.0         771.5
                                                                           --------      ---------------  ---------
Earnings (loss) from operations.....................................          (40.9)            (13.4)        (54.3)
                                                                           --------      ---------------  ---------
Other income (expense):
  Interest expense..................................................          (17.1)                          (17.1)
  Interest and other investment
     income.........................................................           11.1              (2.9)          8.2
  Other items, net..................................................          (19.0)             (2.3)        (21.3)
                                                                           --------      ---------------  ---------
       Total other expense..........................................          (25.0)             (5.2)        (30.2)
                                                                           --------      ---------------  ---------
Earnings (loss) before income taxes.................................          (65.9)            (18.6)        (84.5)
Provision (benefit) for income taxes................................          (23.0)             (5.8)        (28.8)
                                                                           --------      ---------------  ---------
Net earnings (loss).................................................      $   (42.9)        $   (12.8)    $   (55.7)
                                                                           --------      ---------------  ---------
                                                                           --------      ---------------  ---------
Weighted average number of
  common shares.....................................................          122.1                           122.1
Net earnings (loss) per common
  share.............................................................      $    (.35)                      $    (.46)

 See notes to unaudited pro forma condensed consolidated financial statements.

               PARAMOUNT, MACMILLAN AND OTHER BUSINESSES ACQUIRED
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE TWELVE MONTHS ENDED JANUARY 31, 1994
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                           HISTORICAL                                  OTHER
                                                --------------------------------    MACMILLAN       BUSINESSES
                                                      NINE            THREE        ACQUISITION     ACQUIRED AND
                                                  MONTHS ENDED     MONTHS ENDED   AND PRO FORMA      PRO FORMA
                                                JANUARY 31, 1994  APRIL 30, 1993  ADJUSTMENTS(1)  ADJUSTMENTS(2)   PRO FORMA
                                                ----------------  --------------  --------------  ---------------  ----------
Revenues......................................     $  3,757.0       $    954.4      $    287.7       $    24.9     $  5,024.0
Expenses:
  Operating...................................        2,499.1            628.3           167.0            21.3        3,315.7
  Selling, general and
     administrative...........................          835.4            315.8            92.5                        1,243.7
  Depreciation and amortization...............          124.5             22.2            16.3             2.1          165.1
                                                ----------------  --------------  --------------       -------     ----------
       Total expenses.........................        3,459.0            966.3           275.8            23.4        4,724.5
                                                ----------------  --------------  --------------       -------     ----------
Earnings (loss) from operations...............          298.0            (11.9)           11.9             1.5          299.5
                                                ----------------  --------------  --------------       -------     ----------
Other income (expense):
  Interest expense............................          (70.6)           (23.7)                                         (94.3)
  Interest and other investment
     income...................................           53.1             22.2           (26.4)           (5.0)          43.9
  Other items, net............................           (2.7)            (2.2)           (2.6)            0.1           (7.4)
                                                ----------------  --------------  --------------       -------     ----------
       Total other expense....................          (20.2)            (3.7)          (29.0)           (4.9)         (57.8)
                                                ----------------  --------------  --------------       -------     ----------
Earnings (loss) before income taxes...........          277.8            (15.6)          (17.1)           (3.4)         241.7
Provision (benefit) for income taxes..........           97.2             (6.4)           (1.5)           (0.7)          88.6
                                                ----------------  --------------  --------------       -------     ----------
Net earnings (loss)...........................     $    180.6       $     (9.2)     $    (15.6)      $    (2.7)    $    153.1
                                                ----------------  --------------  --------------       -------     ----------
                                                ----------------  --------------  --------------       -------     ----------
Weighted average number of
  common shares...............................          120.3            118.8                                          119.9
Net earnings (loss) per common
  share.......................................     $     1.50       $    (0.08)                                    $     1.28

 See notes to unaudited pro forma condensed consolidated financial statements.

               PARAMOUNT, MACMILLAN AND OTHER BUSINESSES ACQUIRED
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

(1) The Macmillan Acquisition includes the following pro forma adjustments:

Estimated amortization of intangible assets of $2.1 million for the two months ended February 28, 1994 and $12.8 million for the twelve months ended January 31, 1994 over a 40-year life.

Estimated reduction of interest income of $2.9 million for the two months ended February 28, 1994 and $26.4 million for the twelve months ended January 31, 1994 at Paramount's average interest rates in effect during the respective periods, due to the use of cash and cash equivalents and short-term investments for the acquisition.

Estimated income tax benefit of $(5.8) million for the two months ended February 28, 1994 and $(1.5) million for the twelve months ended January 31, 1994, based upon pro forma adjustments, along with an adjustment to provide for Macmillan Federal income taxes at the statutory rate.

(2) Other Businesses Acquired include the following pro forma adjustments for the twelve months ended January 31, 1994:

Decrease estimated combined annual amortization of intangible assets over a 40-year life and depreciation expense, based on a preliminary purchase price allocation analysis, of $(0.2) million.

Elimination of historical interest expense related to debt not acquired from, or prepaid upon acquisition of, the Other Businesses.

Estimated reduction to interest income, at Paramount's average interest rates in effect during the twelve-month period, of $5.0 million due to the use of cash and cash equivalents and short-term investments for the acquisitions.

Conform the Other Businesses' accounting policies related to the accrual of certain operating expenses to that of Paramount and to eliminate the effect of intercompany transactions between the Other Businesses and Paramount. The effect of these adjustments is to reduce operating expenses by $2.9 million.

Estimated income tax benefit of $(2.4) million, based upon pro forma adjustments, along with an adjustment to provide for Federal income taxes at the statutory rate.

                          BLOCKBUSTER, SUPER CLUB AND
                             SPELLING ENTERTAINMENT
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

     The historical financial statements of Blockbuster include the financial position and results of operations of WJB, with which Blockbuster merged in August 1993. This transaction has been accounted for under the pooling of interests method of accounting and, accordingly, all of Blockbuster's historical financial data has been restated as if the companies had operated as one entity since inception.

     The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 1993 presents the pro forma results of continuing operations of Blockbuster as if the acquisition of Super Club and the majority of the outstanding common stock of Spelling Entertainment had been consummated at January 1, 1993. The aforementioned unaudited pro forma statement of operations also contains pro forma adjustments for certain significant transactions which occurred during 1993 or 1994 in connection with the Offer and the Paramount Merger. These transactions include a $600 million and a $1.25 billion investment in Viacom, additional borrowings of $600 million and $1.25 billion, and the sale of 14,650,000 shares of Blockbuster Common Stock, and are reflected in the unaudited pro forma condensed consolidated statement of operations as if these transactions had been consummated as of January 1, 1993.

     Income from continuing operations per common and common equivalent share is based on the combined weighted average number of common shares and common share equivalents outstanding which include, where appropriate, the assumed exercise or conversion of warrants and options. In computing income from continuing operations per common and common equivalent share, Blockbuster utilizes the treasury stock method.

     The unaudited pro forma condensed consolidated statement of operations was prepared utilizing the accounting policies of the respective entities as outlined in their historical financial statements except as described in the accompanying notes. The unaudited pro forma condensed consolidated financial statement reflects Blockbuster's preliminary allocations of purchase prices which will be subject to further adjustments as Blockbuster finalizes the allocations of the purchase prices in accordance with generally accepted accounting principles. All of the aforementioned acquisitions, excluding WJB, were accounted for under the purchase method of accounting. The unaudited pro forma condensed consolidated statement of operations does not necessarily reflect actual results which would have occurred if the aforementioned acquisitions and certain significant transactions had taken place on the assumed dates, nor are they indicative of the results of future combined operations. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the respective historical statements of operations and notes thereto of Blockbuster, Super Club and Spelling Entertainment.

               BLOCKBUSTER, SUPER CLUB AND SPELLING ENTERTAINMENT
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1993
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                              SPELLING                      PRO FORMA
                                                            SUPER CLUB      ENTERTAINMENT                  ADJUSTMENTS
                                                           ELEVEN MONTHS    THREE MONTHS               --------------------
                                             BLOCKBUSTER  ENDED 11/20/93    ENDED 3/31/93   COMBINED     DEBIT     CREDIT
                                             -----------  ---------------  ---------------  ---------  ---------  ---------
Revenue:
  Rental revenue...........................   $ 1,285.4      $    58.7                      $ 1,344.1
  Product sales............................       658.1          254.6                          912.7
  Other revenue............................       283.5            3.4        $    51.5         338.4
                                             -----------       -------           ------     ---------  ---------  ---------
                                                2,227.0          316.7             51.5       2,595.2
Operating Costs and Expenses:
  Cost of product sales....................       430.2          185.8                          616.0
  Operating expenses.......................     1,195.5          119.3             38.0       1,352.8             $    20.5(c-g)
  Selling, general and administrative......       178.3           26.0              7.7         212.0
                                             -----------       -------           ------     ---------  ---------  ---------
Operating income (loss)....................       423.0          (14.4)             5.8         414.4                  20.5
Interest expense...........................       (33.8)          (2.6)            (2.5)        (38.9) $    60.3(a)      .5(h)
Interest income............................         6.8             .2               .2           7.2
Other income (expense), net................        (6.2)            .1              (.9)         (7.0)        .9(b)    24.2(i)
                                             -----------       -------           ------     ---------  ---------  ---------
Income (loss) before taxes.................       389.8          (16.7)             2.6         375.7       61.2       45.2
Provision for income taxes.................       146.2             .1              1.7         148.0                  13.1(j)
                                             -----------       -------           ------     ---------  ---------  ---------
Income (loss) from continuing operations...   $   243.6      $   (16.8)       $      .9     $   227.7  $    61.2  $    58.3
                                             -----------       -------           ------     ---------  ---------  ---------
                                             -----------       -------           ------     ---------  ---------  ---------
Weighted average common and common
equivalent shares outstanding..............       220.2
                                             -----------
                                             -----------
Income from continuing operations per
common and common equivalent share.........   $    1.11
                                             -----------
                                             -----------
Weighted average common and common
  equivalent shares outstanding-- assuming
full dilution..............................       221.5
                                             -----------
                                             -----------
Income from continuing operations per
  common and common equivalent
share--assuming full dilution..............   $    1.10
                                             -----------
                                             -----------
                                                PRO
                                               FORMA
                                             ---------
Revenue:
  Rental revenue...........................  $ 1,344.1
  Product sales............................      912.7
  Other revenue............................      338.4
                                             ---------
                                               2,595.2
Operating Costs and Expenses:
  Cost of product sales....................      616.0
  Operating expenses.......................    1,332.3
  Selling, general and administrative......      212.0
                                             ---------
Operating income (loss)....................      434.9
Interest expense...........................      (98.7)
Interest income............................        7.2
Other income (expense), net................       16.3
                                             ---------
Income (loss) before taxes.................      359.7
Provision for income taxes.................      134.9
                                             ---------
Income (loss) from continuing operations...  $   224.8
                                             ---------
                                             ---------
Weighted average common and common
equivalent shares outstanding..............      242.8
                                             ---------
                                             ---------
Income from continuing operations per
common and common equivalent share.........  $    0.93
                                             ---------
                                             ---------
Weighted average common and common
  equivalent shares outstanding-- assuming
full dilution..............................      244.0
                                             ---------
                                             ---------
Income from continuing operations per
  common and common equivalent
share--assuming full dilution..............  $    0.92
                                             ---------
                                             ---------

         The accompanying notes are an integral part of this statement.

                          BLOCKBUSTER, SUPER CLUB AND
                             SPELLING ENTERTAINMENT
              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS

      (a)  Represents additional interest expense resulting from Blockbuster's additional borrowings used to fund its investment in Viacom.
      (b)  Represents the recording of the minority interest resulting from Blockbuster's purchase of the majority of the outstanding common stock of Spelling Entertainment.
      (c)  Represents a net adjustment related to the elimination of the historical amortization of intangible assets and the recording of amortization, on a straight-line basis, on the intangible assets resulting from the preliminary purchase price allocations of the acquired entities. Intangible assets resulting from the purchase of Super Club and Spelling Entertainment are being amortized over a 40-year life which approximates the useful life.
      (d)  Represents a reduction to videocassette rental inventory amortization expense due to adjustments to the carrying value of Super Club's videocassette rental inventory as a result of the preliminary purchase price allocation and the assignment of remaining useful lives.
      (e)  Represents a reduction to property and equipment depreciation expense resulting from adjustments to the carrying value of Super Club's property and equipment as a result of the preliminary purchase price allocation and the assignment of remaining useful lives.
      (f)  Represents reductions to occupancy expense resulting from preliminary purchase price allocations which reflect the fair market value of certain lease liabilities related to Super Club.
      (g)  Represents reductions to amortization of film costs and program rights, depreciation and rent expenses resulting from preliminary purchase price allocations which reflect the fair market value of various assets and liabilities related to Spelling Entertainment.
      (h)  Represents the reduction in interest expense resulting from the revaluation of outstanding indebtedness of
           Spelling Entertainment by Blockbuster at current interest rates.
      (i)  Represents dividend income related to a portion of Blockbuster's investment in Viacom.
      (j)  Represents the incremental change in the combined entity's provision for income taxes as a result of the pre-tax earnings (loss) of Super Club and Spelling Entertainment and all pro forma adjustments as described above.

                      DESCRIPTION OF VIACOM CAPITAL STOCK


     The authorized capital stock of Viacom consists of 200 million shares of Viacom Class A Common Stock, one billion shares of Viacom Class B Common Stock and 200 million shares of preferred stock, par value $0.01 per share issuable in series. The following description of Viacom's capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the DGCL, Viacom's Restated Certificate of Incorporation, as amended (the "Viacom Restated Certificate of Incorporation"), the Certificate of Designations for the Series A Preferred Stock, the Certificate of Designations for the Series B Preferred Stock, the Form of Certificate of Designations for the Series C Preferred Stock, the Three-Year Warrant Agreement dated July 1, 1994 (the "Three-Year Warrant Agreement") between Viacom and Harris Trust and Savings Bank, as Warrant Agent, the Five-Year Warrant Agreement dated July 1, 1994 (the "Five-Year Warrant Agreement") between Viacom and Harris Trust and Savings Bank, as Warrant Agent and the Merger Agreement.


VIACOM CLASS A COMMON STOCK


     As of August 26, 1994, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, there were 53,451,525 shares of Viacom Class A Common Stock issued and outstanding. All outstanding shares of Viacom Class A Common Stock are fully paid and non-assessable. Shares of Viacom Class A Common Stock do not have conversion rights and are not redeemable.


VIACOM CLASS B COMMON STOCK


     Viacom Class B Common Stock has rights, privileges, limitations, restrictions and qualifications identical to Viacom Class A Common Stock except that shares of Viacom Class B Common Stock have no voting rights other than those required by law. As of August 26, 1994, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, there were 146,986,491 shares of Viacom Class B Common Stock issued and outstanding. All outstanding shares of Viacom Class B Common Stock are fully paid and non-assessable. Shares of Viacom Class B Common Stock do not have conversion rights and are not redeemable.


     VCRs evidence the right to receive Viacom Class B Common Stock:

     Number. As part of the Merger Consideration, each share of Blockbuster Common Stock issued and outstanding at the Effective Time, and shares of Blockbuster Common Stock subject to outstanding employee stock options and warrants (other than shares of Blockbuster Common Stock owned by Viacom or any direct or indirect wholly owned subsidiary of Viacom or of Blockbuster and other than shares of Blockbuster Common Stock held by stockholders who have demanded and perfected appraisal rights, if available, under the DGCL) will be converted into the right to receive, among other securities, up to an additional 0.13829 of a share of Viacom Class B Common Stock, with such right evidenced by one VCR.


     Trading/Listing. The VCRs will be certificated and trade separately from Viacom Common Stock. Viacom will file an application to list the shares of Viacom Common Stock and the VCRs to be issued in connection with the Merger on the AMEX, subject to stockholder approval of the Merger Agreement and official notice of issuance. The VCRs will be traded under the symbol "VIAVR".


     Maturity/Valuation Period. The VCRs mature on the first anniversary of the Effective Time (the "VCR Conversion Date"). In the 90 trading day period immediately preceding the VCR Conversion Date (the "VCR Valuation Period"), a value for Viacom Class B Common Stock (the "Class B Value") will be determined. The Class B Value will equal the average closing price on the AMEX (or such other exchange on which the Viacom Class B Common Stock is then listed) for one share of Viacom Class B Common Stock during the 30 consecutive trading days in the VCR Valuation Period which yield the
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
highest such average closing price. Certain trading days will not be included for this purpose, as described below under "--Determination of any Trading Period".

     Valuation of VCRs. Subject to the dilution protection described below, each VCR will represent the right to receive a fraction of one share of Viacom Class B Common Stock on the VCR Conversion Date, such fraction to be determined based upon the Class B Value, as set forth below:

     CLASS B VALUE                                           CONVERSION VALUE OF A VCR
- ---------------------------------------------------  -----------------------------------------
                                                     (EXPRESSED AS A FRACTION OF ONE SHARE OF
                                                           VIACOM CLASS B COMMON STOCK)
$0 to $35.99.......................................  0.13829
$36 to $40.........................................  30 - 0.32          - 0.08 - 0.60615
                                                     -------------
                                                     Class B Value
$40.01 to $47.99...................................  0.05929
$48 to $52.........................................  36 - 0.32          - 0.08 - 0.60615
                                                     -------------
                                                     Class B Value
$52.01 and above...................................  0 (Zero)

     The maximum conversion value of each VCR is 0.13829 of one share of Viacom Class B Common Stock. The minimum conversion value is zero.

     General Market Adjustment. The dollar amounts set forth in the above table under the caption entitled "Class B Value" will be reduced by a percentage equal to any percentage decline in excess of 25% in the Standard & Poor's 400 Index from the Effective Time until the VCR Conversion Date.

     Limitation on Conversion Value. Notwithstanding any conversion ratios described in the table above, if at any time during the period from the Effective Time until the VCR Conversion Date the average closing price for a share of Viacom Class B Common Stock on the AMEX (or such other exchange on which such shares are then listed) for any 30 consecutive trading days is:

          (a) above $40, then the maximum conversion value for each VCR will equal 0.05929 of one share of Viacom Class B Common Stock or

          (b) above $52, then the VCRs will have no value and will automatically terminate.


     Dilution Protection. The number of shares of Viacom Class B Common Stock represented by each VCR will be adjusted appropriately to reflect distributions or dividends paid in Viacom Class B Common Stock and combinations, splits or reclassifications of Viacom Class B Common Stock.


     Determination of any Trading Period. For the purposes of determining any period of consecutive trading days, trading days shall not be included if (i) with respect to a day during the first month following the Effective Time, fewer than 400,000 shares of Viacom Class B Common Stock trade on such day, (ii) with respect to a day during the second month following the Effective Time, fewer than 300,000 shares of Viacom Class B Common Stock trade on such day, (iii) with respect to a day during the third month following the Effective Time, fewer than 250,000 shares of Viacom Class B Common Stock trade on such day and (iv) with respect to a day from and after the first day of the fourth month following the Effective Time, fewer than 200,000 shares of Viacom Class B Common Stock trade on such day.

     Prohibition on Viacom or NAI trading. Neither Viacom, NAI nor any of their affiliates is permitted to trade in Viacom Class B Common Stock during the period from the Effective Time until the VCR Conversion Date, except for benefit plan purposes.

VIACOM THREE-YEAR WARRANTS

     Viacom issued an aggregate of up to 30,567,739 Viacom Three-Year Warrants in connection with the Paramount Merger. Each whole Viacom Three-Year Warrant entitles the holder thereof to purchase
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
one share of Viacom Class B Common Stock per whole Viacom Three-Year Warrant at any time prior to July 7, 1997 at a price of $60, payable in cash. The terms of the Viacom Three-Year Warrants include customary anti-dilution (with respect to stock splits, stock dividends, reverse stock splits or other similar subdivisions or combinations of stock) and other provisions. The foregoing summary of the terms of the Viacom Three-Year Warrants does not purport to be complete and is subject to and qualified in its entirety by reference to the Three-Year Warrant Agreement which has been filed with the Commission under the Exchange Act and is incorporated by reference herein. The Viacom Three-Year Warrants trade on the AMEX under the symbol "VIA.WS.C".

VIACOM FIVE-YEAR WARRANTS

     Viacom issued an aggregate of up to 18,340,643 Viacom Five-Year Warrants in connection with the Paramount Merger. Each whole Viacom Five-Year Warrant entitles the holder thereof to purchase one share of Viacom Class B Common Stock per whole Viacom Five-Year Warrant at any time prior to July 7, 1999 at a price of $70, payable in cash or, at Viacom's option, by exchanging either shares of Series C Cumulative Exchangeable Redeemable Preferred Stock, par value $.01 per share, of Viacom ("Series C Preferred Stock") with a liquidation preference equal to the exercise price (if Series C Preferred Stock has been issued upon the exchange of Viacom 8% Debentures) or the 5% subordinated debentures due 2014 of Viacom ("Viacom 5% Debentures") with a principal amount equal to the exercise price (if Viacom 5% Debentures have been issued upon the exchange of Series C Preferred Stock). The terms of the Viacom Five-Year Warrants include customary anti-dilution (with respect to stock splits, stock dividends, reverse stock splits or other similar subdivisions or combinations of stock) and other provisions. The foregoing summary of the terms of the Viacom Five-Year Warrants does not purport to be complete and is subject to and qualified in its entirety by reference to the Five-Year Warrant Agreement which has been filed with the Commission under the Exchange Act and is incorporated by reference herein. The Viacom Five-Year Warrants trade on the AMEX under the symbol "VIA.WS.E".

VOTING AND OTHER RIGHTS OF THE VIACOM COMMON STOCK

     Voting Rights. Under the Viacom Restated Certificate of Incorporation, except as noted below or otherwise required by Delaware law, the holders of the outstanding shares of Viacom Class A Common Stock vote together with the holders of the outstanding shares of all other classes of capital stock of Viacom entitled to vote, without regard to class. At the present time, however, there are no outstanding shares of any other class of capital stock of Viacom entitled to vote. Each holder of an outstanding share of Viacom Class A Common Stock is entitled to cast one vote for each such share registered in the name of such holder. The affirmative vote of the holders of a majority of the outstanding shares of Viacom Class A Common Stock is necessary to approve any consolidation or merger of Viacom with or into another corporation pursuant to which shares of Viacom Class A Common Stock would be converted into or exchanged for any securities or other consideration.


     A holder of an outstanding share of Viacom Class B Common Stock is not entitled, except as may be required by Delaware law, to vote on any question presented to the stockholders of Viacom, including both the election of directors and certain amendments to the Viacom Restated Certificate of Incorporation which might affect Viacom Class B Common Stock or the holders thereof. Under Delaware law and the Viacom Restated Certificate of Incorporation, holders of shares of Viacom Class B Common Stock are entitled to vote, as a class, only with respect to any proposed amendment to the Viacom Restated Certificate of Incorporation which would (i) increase or decrease the par value of a share of Viacom Class B Common Stock or (ii) alter or change the powers, preferences or special rights of the shares of Viacom Class B Common Stock so as to affect them adversely. Any future change in the number of authorized shares of Viacom Class B Common Stock or any consolidation or merger of Viacom with or into another corporation pursuant to which shares of Viacom Class B Common Stock would be converted into or exchanged for any securities or other consideration could be consummated with the
                                      120
approval of the holders of a majority of the outstanding shares of Viacom Class A Common Stock and without any action by the holders of shares of Viacom Class B Common Stock.

     Dividends. Subject to the rights and preferences of any outstanding preferred stock, dividends on Viacom Class A Common Stock and Viacom Class B Common Stock would be payable out of the funds of Viacom legally available therefor when, as and if declared by the Viacom Board. However, no dividend may be paid or set aside for payment and no distribution may be made on either class of Viacom Common Stock unless at the same time and in respect of the same declaration date and record date a ratable dividend is paid or set aside for payment or a distribution is made on the other class of Viacom Common Stock.

     Rights in Liquidation. In the event Viacom is liquidated, dissolved or wound up, whether voluntarily or involuntarily, the net assets of Viacom would be divided ratably among the holders of the then outstanding shares of Viacom Class A Common Stock and Viacom Class B Common Stock after payment or provision for payment of the full preferential amounts to which the holders of any series of preferred stock of Viacom then issued and outstanding would be entitled.

     Split, Subdivision or Combination. If Viacom splits, subdivides or combines the outstanding shares of Viacom Class A Common Stock or Viacom Class B Common Stock, the outstanding shares of the other class of Viacom Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Viacom Common Stock have been split, subdivided or combined.

     Preemptive Rights. Shares of Viacom Class A Common Stock and shares of Viacom Class B Common Stock do not entitle a holder to any preemptive rights enabling a holder to subscribe for or receive shares of stock of any class or any other securities convertible into shares of stock of any class of Viacom. The Viacom Board possesses the power to issue shares of authorized but unissued Viacom Class A Common Stock and Viacom Class B Common Stock without further stockholder action, subject, so long as shares of Viacom Class A Common Stock and Viacom Class B Common Stock are listed on the AMEX, to the requirements of such exchange. The number of authorized shares of Viacom Class A Common Stock and Viacom Class B Common Stock could be increased with the approval of the holders of a majority of the outstanding shares of Viacom Class A Common Stock and without any action by the holders of shares of Viacom Class B Common Stock.

     Trading Market. The outstanding shares of Viacom Class A Common Stock and Viacom Class B Common Stock are listed for trading on the AMEX. The Registrar and Transfer Agent for Viacom Common Stock is The Bank of New York.

     Alien Ownership. The Viacom Restated Certificate of Incorporation provides that Viacom may prohibit the ownership or voting of a percentage of its equity securities in order to ensure compliance with the requirements of the Communications Act.

VIACOM PREFERRED STOCK

     The Viacom Board, without further action by the stockholders, is authorized to issue up to 200 million shares of preferred stock in one or more series and to designate as to any such series the dividend rate, redemption prices and terms, preferences on liquidation or dissolution, rights in the event of a merger, consolidation, distribution or sale of assets, conversion rights, voting rights and any other powers, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions. The rights of the holders of Viacom Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Viacom Preferred Stock, the Series C Preferred Stock (if issued) and any preferred stock of Viacom that may be issued in the future. The Viacom Preferred Stock ranks senior to Viacom Common Stock with respect to dividends and distribution of assets upon liquidation or winding up. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of Viacom.

     Viacom has issued 24 million shares of Series A Preferred Stock to Blockbuster and 24 million shares of Series B Preferred Stock to NYNEX, both of which classes have identical rights and restrictions and rank equally as to dividends and distribution of assets upon liquidation. Upon consummation of the Merger, the Series A Preferred Stock owned by Blockbuster will cease to be outstanding. Pursuant to the Paramount Merger, Viacom reserved for issuance a new series of preferred stock, the Series C Preferred Stock. The Series C Preferred Stock can only be issued if the Merger is not consummated. See "--Series C Preferred Stock".

     Holders of shares of Viacom Preferred Stock will be entitled to receive cumulative cash dividends at the rate per annum of $1.25 per share of Series A Preferred Stock and $2.50 per share of Series B Preferred Stock, payable quarterly. So long as any shares of Viacom Preferred Stock are outstanding, Viacom may not (i) declare or pay any dividend or distribution on any junior stock of Viacom or (ii) redeem or set apart funds for the purchase or redemption of any junior stock unless all accrued and unpaid dividends with respect to the Viacom Preferred Stock have been paid or funds have been set apart for payment through the current dividend period.

     Shares of Viacom Preferred Stock may not be redeemed by Viacom prior to October 1, 1998, after which date such stock will be redeemable at Viacom's option for an aggregate redemption price of at least $100 million, at declining redemption prices annually until October 1, 2003. In the event of any liquidation, dissolution or winding up of Viacom, whether voluntary or involuntary, holders of shares of Viacom Preferred Stock will receive $25.00 per share of Series A Preferred Stock and $50.00 per share of Series B Preferred Stock plus an amount per share equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders.

     The holders of shares of Viacom Preferred Stock will have no voting rights, unless dividends payable on Series A Preferred Stock or Series B Preferred Stock fall in arrears for dividend periods totalling at least 360 days, in which case the number of directors of Viacom will be increased by two in respect of each such series and the holders of shares of each such series will have the right to elect two additional directors to the Viacom Board at Viacom's next annual meeting of stockholders and at each subsequent annual meeting until all such dividends have been paid in full.


     Changes to the Viacom Restated Certificate of Incorporation which adversely affect the rights of the holders of Series A Preferred Stock or Series B Preferred Stock require two-thirds approval of the outstanding shares of such series. The Certificate of Designation of the Series A Preferred Stock may not be amended without the consent of Blockbuster as long as Blockbuster remains the owner of all outstanding shares of such series. The Certificate of Designation of the Series B Preferred Stock may not be amended without the consent of NYNEX as long as NYNEX remains the owner of all outstanding shares of such series.


     Shares of Viacom Preferred Stock will be convertible at any time at the option of the holders thereof into shares of Viacom Class B Common Stock at a conversion price of $70 per share of Viacom Class B Common Stock (equivalent to a conversion rate of 0.3571 shares of Viacom Class B Common Stock for each share of Series A Preferred Stock and 0.7143 for each share of Series B Preferred Stock), subject to customary adjustments. Holders of Viacom Preferred Stock will have no preemptive rights with respect to any shares of Viacom Common Stock or any other Viacom securities convertible into or carrying rights or options to purchase any such shares.

SERIES C PREFERRED STOCK

     Pursuant to the Paramount Merger and the terms of the Viacom 8% Debentures, Viacom has reserved for issuance a new series of preferred stock, the Series C Preferred Stock. The holders of the Series C Preferred Stock, if issued, will have no preemptive rights with respect to any shares of Viacom
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
Common Stock or any other securities of Viacom convertible into or carrying rights or options to purchase any such shares.

     Issuance. The Viacom 8% Debentures, which were issued in the Paramount Merger, are exchangeable, at the option of Viacom, in whole but not in part, into the Series C Preferred Stock on or after the earlier of (i) January 1, 1995, but only if the Merger has not been consummated by such date and (ii) the acquisition by a third party of beneficial ownership of a majority of the then outstanding voting securities of Blockbuster, into the Series C Preferred Stock at the rate of one share of Series C Preferred Stock for each $50 in principal amount of Viacom 8% Debentures exchanged.

     Ranking. If issued, the Series C Preferred Stock will rank senior to the Viacom Common Stock with respect to dividends and upon liquidation or winding up. If issued, the Series C Preferred Stock would rank equally with the Series A Preferred Stock and the Series B Preferred Stock as to dividends and the distribution of assets upon liquidation or winding up.

     Dividends. Holders of shares of Series C Preferred Stock, if issued, would be entitled to receive, when, as and if declared by the Viacom Board, out of funds legally available for payment, cumulative cash dividends at the rate per annum of $2.50 per share until July 7, 2004, and at the rate per annum of $5.00 per share thereafter. At the time of the exchange of the Viacom 8% Debentures for the Series C Preferred Stock, all accrued and unpaid interest on the Viacom 8% Debentures will not be paid and instead dividends will accrue from the later of July 7, 1994 and the latest date through which interest has been paid on the Viacom 8% Debentures.

     So long as any shares of Series C Preferred Stock are outstanding Viacom may not (i) declare or pay any dividend or distribution on any junior stock of Viacom or (ii) redeem or set apart funds for the purchase or redemption of any junior stock unless all accrued and unpaid dividends with respect to the Series C Preferred Stock and any of the stock ranking on a parity with such stock as to dividends or upon liquidation ("Parity Stock") have been paid or funds have been set apart for payment thereon through the current dividend period with respect to the Series C Preferred Stock and any Parity Stock.

     Redemption. Shares of Series C Preferred Stock may not be redeemed by Viacom prior to July 7, 1999, after which date such shares will be redeemable at the option of Viacom, in whole or in part, at any time or from time to time, out of funds legally available therefor, at the redemption prices set forth below, plus in each case an amount equal to accrued and unpaid dividends, if any, to the redemption date, whether or not earned or declared.

                                                                                            REDEMPTION PRICE FOR
                         IF REDEEMED DURING THE 12-MONTH PERIOD                              SERIES C PREFERRED
                          BEGINNING ON THE DATE INDICATED BELOW                                     STOCK
- -----------------------------------------------------------------------------------------  -----------------------
July 7, 1999.............................................................................         $   52.50
July 7, 2000.............................................................................         $   52.00
July 7, 2001.............................................................................         $   51.50
July 7, 2002.............................................................................         $   51.00
July 7, 2003.............................................................................         $   50.50
July 7, 2004 and thereafter..............................................................         $   50.00

     Liquidation Preference. Holders of shares of Series C Preferred Stock, if issued, will be entitled to a liquidation preference of $50.00 per share. Shares of Series C Preferred Stock, if issued, would rank equally as to dividends and distribution of assets upon liquidation with shares of Series A Preferred Stock and Series B Preferred Stock.

     Voting Rights. The holders of shares of Series C Preferred Stock, if issued, will have no voting rights, unless dividends payable on Parity Stock fall in arrears for dividend periods totalling at least 360 days, in which case the number of directors of Viacom will be increased by two in respect of such series and the holders of shares of such series will have the right to elect two additional directors to the Viacom Board at Viacom's next annual meeting of stockholders and at each subsequent annual meeting until all such dividends have been paid in full.

     Changes to the Viacom Restated Certificate of Incorporation which adversely affect the rights of the holders of Series C Preferred Stock require two-thirds approval of the outstanding shares of such series.


     Exchangeability of Series C Preferred Stock. The Series C Preferred Stock, if issued, will be exchangeable in whole or in part, at the option of Viacom, for Viacom 5% Debentures on any scheduled dividend payment date beginning on or after July 7, 1997. Holders of Series C Preferred Stock so exchanged will be entitled to receive $50.00 principal amount of Viacom 5% Debentures for each share of Series C Preferred Stock held by such holders at the time of exchange plus an amount per share in cash equal to all accrued and unpaid dividends thereon to the date of exchange.

     If full cumulative dividends on the shares of Series C Preferred Stock to be exchanged have not been paid to the date of exchange, or funds set aside to provide for payment in full of the dividends, Viacom may not exchange the Series C Preferred Stock for the Viacom 5% Debentures.

     Listing. Viacom has agreed to use its reasonable best efforts to cause the shares of Series C Preferred Stock to be approved for listing on the AMEX prior to the issuance thereof.

                        COMPARISON OF STOCKHOLDER RIGHTS

     The following is a summary of material differences between the rights of holders of Viacom Common Stock and the rights of holders of Blockbuster Common Stock. As each of Viacom and Blockbuster is organized under the laws of Delaware, these differences arise principally from provisions of the charter and by-laws of each of Viacom and Blockbuster.


     The following summaries do not purport to be complete statements of the rights of Viacom stockholders under the Viacom Restated Certificate of Incorporation and Viacom's By-laws as compared with the rights of Blockbuster stockholders under Blockbuster's Certificate of Incorporation and Amended and Restated By-laws or a complete description of the specific provisions referred to herein. The identification of specific differences is not meant to indicate that other equal or more significant differences do not exist. These summaries are qualified in their entirety by reference to the DGCL and governing corporate instruments of Viacom and Blockbuster, to which stockholders are referred. The terms of Viacom's capital stock are described in greater detail under "Description of Viacom Capital Stock."


STOCKHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

     Powers and Rights of Viacom Class A Common Stock and Viacom Class B Common Stock. Except as otherwise described below, all issued and outstanding shares of Viacom Class A Common Stock and Viacom Class B Common Stock are identical and entitle the holders to the same rights and privileges. With respect to all matters upon which stockholders are entitled to vote, holders of outstanding shares of Viacom Class A Common Stock vote together with the holders of any other outstanding shares of capital stock of Viacom entitled to vote, without regard to class, and every holder of outstanding shares of Viacom Class A Common Stock is entitled to cast one vote in person or by proxy for each share of Viacom Class A Common Stock outstanding in such stockholder's name. EXCEPT AS OTHERWISE REQUIRED BY THE DGCL, THE HOLDERS OF OUTSTANDING SHARES OF VIACOM CLASS B COMMON STOCK ARE NOT ENTITLED TO VOTE UPON ANY QUESTIONS PRESENTED TO STOCKHOLDERS OF VIACOM.

     Blockbuster Common Stock is not divided into classes and entitles holders thereof to one vote for each share on each matter upon which stockholders have the right to vote.

     Certain Business Combinations. The Viacom Restated Certificate of Incorporation and Viacom's By-laws do not contain any supermajority voting provisions or any other provisions relating to the approval of business combinations and other transactions by holders of Viacom Class A Common Stock.

     Blockbuster's Certificate of Incorporation contains provisions that require approval of holders of 67% of the voting power of the outstanding shares of Blockbuster entitled to vote generally for specified transactions involving Blockbuster unless such transactions are approved by a majority of Blockbuster's disinterested directors at a meeting at which a quorum of disinterested directors is present. Such transactions include: (i) any merger or consolidation of Blockbuster or any subsidiary with any beneficial owner of 15% or more of the outstanding voting stock of Blockbuster (a "Substantial Stockholder"); (ii) the sale or disposition by Blockbuster of assets or securities having a value of $1,000,000 or more if a Substantial Stockholder is a party to the transaction;
(iii) the issuance or transfer of any securities of Blockbuster or any subsidiary to a Substantial Stockholder or affiliate thereof in exchange for cash, securities or other property having an aggregate fair market value of $1,000,000 or more; (iv) the adoption of any plan or proposal for the liquidation or dissolution of Blockbuster proposed by or on behalf of a Substantial Stockholder; or (v) any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect, directly or indirectly, of increasing a Substantial Stockholder's proportionate interest in the outstanding capital stock of Blockbuster. A similar 67% vote would be required to amend such provisions.

     Removal of Directors. Viacom's By-laws provide that any director may be removed with or without cause at any time by the affirmative vote of the holders of record of a majority of all the issued and outstanding stock entitled to vote for the election of directors at a special meeting of the stockholders called for that purpose. Viacom's By-laws also provide that any director may be removed for cause by the affirmative vote of a majority of the entire board of directors.

     Blockbuster's Amended and Restated By-laws provide that stockholders holding a majority of the issued and outstanding Blockbuster Common Stock entitled to vote may, at any time, terminate the term of office of all or any of the directors, with or without cause, by a vote at any annual or special meeting, or by written statement, signed by the holders of all of such stock, and filed with the Secretary or, in his absence, with any other officer. Such removal shall be effective immediately upon such stockholder action even if successors are not elected simultaneously, and the vacancies on the Board of Directors caused by such action shall be filled only by election by the stockholders.


     Amendments of Certificate of Incorporation. The Viacom Restated Certificate of Incorporation does not contain any supermajority voting provisions for the amendment thereof. Under the DGCL, unless otherwise specified in a corporation's certificate of incorporation, all amendments to such certificate of incorporation must be approved by the affirmative vote of holders of a majority of the shares of capital stock entitled to vote thereon, unless a class vote is required under the DGCL.


     Blockbuster's Certificate of Incorporation provides that the affirmative vote of the holders of at least 67% of the voting power of all the shares of Blockbuster entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal Section 6 thereof regarding business combinations (described above); provided that such 67% vote shall not be required for any amendment, repeal or adoption unanimously recommended by the Blockbuster Board if all of such directors are disinterested directors.

SPECIAL MEETINGS OF STOCKHOLDERS; STOCKHOLDER ACTION BY WRITTEN CONSENT

     Special Meetings. Viacom's By-laws provide that a special meeting of stockholders may be called by the affirmative vote of a majority of its Board of Directors, the Chairman of the Board, the Vice Chairman of the Board or the President and shall be called by the Chairman of the Board, the Vice Chairman of the Board, the President or Secretary at the request in writing of the holders of record of at least 50.1% of the aggregate voting power of all outstanding shares of capital stock of Viacom entitled to vote generally in the election of directors, acting together as a single class.

     Blockbuster's Amended and Restated By-laws provide that a special meeting of the stockholders of Blockbuster may be called at any time by the Chairman of the Board or the Board of Directors, and shall be called by the Chairman of the Board or the Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of the holders of not less than ten percent of all the stock issued, outstanding and entitled to vote at the meeting. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at special meetings shall be confined to the purposes stated in the notice of the meeting.

     Action by Written Consent. Viacom's By-laws provide that any action required to be taken at any annual or special meeting of stockholders of Viacom, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by stockholders representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of such action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

     Blockbuster's Amended and Restated By-laws provide that any action required to be taken at a meeting of the stockholders of Blockbuster may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

VIACOM CAPITAL STOCK

     Set forth below, as of July 31, 1994 (and without giving effect to the transactions contemplated by the Merger), is certain information concerning beneficial ownership of Viacom Common Stock by (i) each director of Viacom, (ii) each of the executive officers named below, (iii) all executive officers and directors of Viacom as a group, and (iv) holders of 5% or more of the outstanding Viacom Common Stock. The following table excludes shares of Viacom Class B Common Stock issuable upon conversion of the Viacom Preferred Stock.

                                 SHARES OF VIACOM COMMON STOCK BENEFICIALLY OWNED
                                                       TITLE OF CLASS
                                                         OF COMMON          NUMBER OF         OPTION    PERCENT OF
     NAME                                                  STOCK              SHARES         SHARES(1)     CLASS
- -----------------------------------------------------  --------------  --------------------  ---------  -----------
George S. Abrams.....................................     Class A                  --(2)        --          --
                                                          Class B                 200(2)         5,000      (6)
Frank J. Biondi, Jr..................................     Class A                 453(3)        24,000      (6)
                                                          Class B             178,361(3)(4)    204,000      (6)
Blockbuster..........................................     Class A                   0           --          (6)
                                                          Class B          22,727,273           --            25.2%
Philippe P. Dauman...................................     Class A               1,060(3)        --          (6)
                                                          Class B               8,365(3)        20,000      (6)
William C. Ferguson..................................     Class A                  --           --          (6)
                                                          Class B               3,000           --          (6)
H. Wayne Huizenga....................................        --                    --           --          --
Ken Miller...........................................     Class A                  --(2)        --          --
                                                          Class B                  --(2)         5,000         (6)
National Amusements, Inc.............................     Class A          45,547,214(5)        --            85.2%
                                                          Class B          46,565,414(5)        --            51.7%
Brent D. Redstone....................................        --                    --           --          --
Sumner M. Redstone...................................     Class A          45,547,294(5)        --            85.2%
                                                          Class B          46,565,494(5)        --            51.7%
Frederic V. Salerno..................................        --                    --           --          --
William Schwartz.....................................     Class A                  --(2)        --          --
                                                          Class B                  --(2)         5,000      (6)
Mark M. Weinstein....................................     Class A                 392(3)         7,500      (6)
                                                          Class B                 405(3)        62,500      (6)
All Directors and executive officers as a group other
  than Mr. Sumner Redstone (20 persons)..............     Class A              10,241(3)        54,590      (6)
                                                          Class B             199,188(3)       536,257      (6)

- ---------------

(1) Reflects shares of Viacom Class A Common Stock or Viacom Class B Common Stock subject to options to purchase such shares which on July 31, 1994 were unexercised but were exercisable within a period of 60 days from that date. These shares are excluded from the column headed "Number of Shares".
(2) Messrs. Abrams, Miller and Schwartz participate in a Deferred Compensation Plan in which their directors' fees are converted into stock units. As of July 1, 1994, Messrs. Abrams, Miller and Schwartz had been credited with 3,479, 3,194 and 3,197 Viacom Class A Common Stock units, respectively, and 3,669, 3,356 and 3,356 Viacom Class B Common Stock units, respectively.
(3) Includes shares held through Viacom International's 401(k) plan as of May 31, 1994.
(4) Includes 177,897 shares held as a result of the accelerated valuation and payment of Mr. Biondi's Long-Term Incentive Plan phantom shares in December 1992.
(5) Except for 80 shares of each class of Viacom Common Stock owned directly by Mr. Redstone, all shares are owned of record by NAI. Mr. Redstone is the Chairman and the controlling stockholder of NAI.
(6) Less than 1%.

BLOCKBUSTER CAPITAL STOCK

     Set forth below is certain information, as of July 31, 1994, concerning beneficial ownership of Blockbuster Common Stock by (i) each director of Blockbuster, (ii) each of the named executive officers and (iii) all executive officers and directors of Blockbuster as a group.

             SHARES OF BLOCKBUSTER COMMON STOCK BENEFICIALLY OWNED

                                                                                 NUMBER OF SHARES
                                                                                  OF BLOCKBUSTER
     NAME                                                                       COMMON STOCK(1)(2)    PERCENT(2)
- ------------------------------------------------------------------------------  -------------------  -------------
H. Wayne Huizenga.............................................................        16,254,938             6.3%
A. Clinton Allen, III.........................................................           143,400          (3)
Steven R. Berrard.............................................................           853,685          (3)
John W. Croghan...............................................................           442,638          (3)
Gregory K. Fairbanks..........................................................            63,571          (3)
Donald F. Flynn...............................................................         5,941,476             2.3
George D. Johnson, Jr.........................................................         2,065,745          (3)
John J. Melk..................................................................         6,915,276             2.7
Gerald W.B. Weber.............................................................           198,970          (3)
All directors and executive officers as a group, including persons named above
(18 persons)..................................................................        33,159,634            12.7

- ---------------
(1) Ownership of shares for Mr. Huizenga and for all directors and executive officers as a group includes 300,000 shares owned by certain grantor trusts of which Mr. Huizenga is the trustee and sole beneficiary. Ownership of shares for Mr. Melk and for all directors and executive officers as a group includes 6,460,942 shares owned by certain partnerships and corporations of which Mr. Melk holds majority interests and directs the voting of such shares. Ownership of shares for Mr. Johnson, Mr. Flynn, Mr. Melk and Mr. Weber and for all directors and executive officers as a group does not include 35,400 shares, 2,320 shares, 163,128 shares and 540 shares not held directly by Mr. Johnson, Mr. Flynn, Mr. Melk or Mr. Weber, respectively, but held by or for the benefit of their respective spouses, as to which they have neither investment power nor voting power. Mr. Johnson, Mr. Flynn, Mr. Melk and Mr. Weber disclaim any beneficial ownership of such shares. Ownership of shares shown for Mr. Johnson and for all directors and executive officers as a group includes 78,881 shares owned by a corporation of which Mr. Johnson owns a majority interest and 53,326 shares held by a corporation of which Mr. Johnson owns a one-third interest. Mr. Johnson disclaims beneficial ownership as to 35,196 of the shares held by such corporation of which he owns a one-third interest.
(2) The named directors and executive officers and all directors and executive officers as a group have sole voting and investment power over shares listed, except for 7,028,120 shares covered by certain warrants and stock options exercisable within 60 days of July 31, 1994 and except to the extent any such shares are subject to the Stockholders Stock Option Agreement or the Proxy Agreement. See "Certain Transactions Between Viacom and Blockbuster and With Their Stockholders". The numbers and percentages of shares owned by each director and executive officer and by all directors and executive officers as a group assume that such outstanding warrants and stock options had been exercised or converted as follows: Mr. Huizenga--4,617,452; Mr. Allen--90,000; Mr. Berrard-- 848,715; Mr.
    Croghan--260,000; Mr. Fairbanks--63,571; Mr. Flynn--20,000; Mr. Melk--
    316,411; Mr. Weber--198,970; and all directors and executive officers as a group (including such individuals)--7,028,120. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such warrants and stock options.
(3) Less than one percent.

   STOCKHOLDERS BENEFICIALLY OWNING MORE THAN 5% OF BLOCKBUSTER COMMON STOCK

     As of July 31, 1994, no one is known to own beneficially more than 5% of the outstanding Blockbuster Common Stock, except:

                                                                                 SHARES OF
BENEFICIAL OWNER OF MORE THAN 5%                                          BLOCKBUSTER COMMON STOCK     PERCENT
- -----------------------------------------------------------------------  --------------------------  -----------
Philips Electronics N.V.                                                            18,895,211              7.4%(a)
H. Wayne Huizenga                                                                   16,254,938              6.3%(b)
Viacom                                                                              55,816,077             22.0%(c)

- ---------------

(a) Includes 1,650,000 shares of Blockbuster Common Stock underlying warrants. The information regarding Philips' ownership of Blockbuster Common Stock is based upon information disclosed by Philips in its Statement on Schedule 13D, as amended, relating to its ownership of Blockbuster Common Stock.
(b) Includes 4,617,452 shares of Blockbuster Common Stock underlying options and warrants. Also includes 300,000 shares of Blockbuster Common Stock owned by certain grantor trusts of which Mr. Huizenga is the trustee and sole beneficiary.
(c) Represents shares of Blockbuster Common Stock currently subject to the Stockholders Stock Option Agreement and the Proxy Agreement, including 11,204,077 shares of Blockbuster Common Stock owned by Mr. Huizenga and 17,245,211 shares of Blockbuster Common Stock owned by Philips.

                                 OTHER MATTERS

ANTITRUST APPROVALS

     Under the HSR Act, certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and specified waiting period requirements have been satisfied. Viacom and Blockbuster each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on January 21, 1994. Certain other HSR filings were also made by Viacom on January 21, 1994 in respect of "secondary acquisitions" by Viacom of certain Blockbuster holdings that would be deemed to be secondarily acquired pursuant to the Merger. The waiting period for each of these filings expired at 11:59 p.m. on February 20, 1994. The expiration of the HSR Act waiting period does not preclude the Antitrust Division or the FTC from challenging the Merger on antitrust grounds.

     H. Wayne Huizenga and Viacom each filed Notification and Report forms in connection with the shares of Viacom Class A Common Stock Mr. Huizenga will receive as a result of the Merger. The waiting period applicable to these filings was terminated by the FTC and the DOJ on March 4, 1994. Additional filings under the HSR Act may also be required of certain significant stockholders of Blockbuster who will be receiving a "notifiable amount" of Viacom Class A Common Stock in exchange for their shares of Blockbuster Common Stock pursuant to the Merger. Any such additional filings will be made as required.

     State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Viacom and Blockbuster relating to the businesses in which Viacom, Blockbuster and their respective subsidiaries are engaged, Viacom and Blockbuster believe that the consummation of the Merger will not violate the antitrust laws.

     Competition Act of Canada and Investment Canada Act. Subject to certain exemptions, Canada's Competition Act requires prenotification to the Director of Investigation and Research (the "Director") of an acquisition of voting shares in a corporation that directly or through subsidiaries conducts an operating business in Canada where certain thresholds are met. On August 12, 1994, the Director issued an advance ruling certificate ("ARC") in respect of the Merger in which he stated that he will not challenge the implementation of the Merger. The issuance of the ARC relieves Viacom from the obligation to make the prenotification filing referred to above in respect of the Merger.

     The Investment Canada Act (the "ICA") requires that notice of the acquisition of "control" by "non-Canadians" (as defined in the ICA) be furnished to Investment Canada, a Canadian governmental agency (the "Agency"), and that certain of these investments to acquire control of a Canadian business be reviewed and approved by the Minister (as defined in the ICA) as investments that are "likely to be of net benefit" to Canada based upon criteria set forth in the ICA. Transactions which involve the acquisition of control of a "cultural business" will be subject to review and approval under the ICA. Some of Blockbuster's Canadian businesses are engaged primarily in "cultural businesses" as defined in the ICA so the acquisition is reviewable. An indirect acquisition of a corporation in Canada carrying on a Canadian business through the purchase of voting shares of a corporation incorporated outside of Canada may be implemented without prior approval but the application for review must be filed not later than 30 days after the acquisition. Where the Minister does not approve an acquisition, he shall issue to the investor a notice which will have the effect of precluding the completion of the acquisition or, if the acquisition has been implemented, requiring divestiture of the acquisition. Viacom intends to comply with the ICA which will not result in any delay in completion of the Merger.

     Foreign Approvals. In connection with the Merger, Viacom has made mandatory pre-acquisition notification filings with the relevant authorities in Germany and Austria. Viacom has been informed in writing by these authorities that neither will take action against the Merger. Accordingly, with Viacom having complied with the relevant pre-merger filing requirements in these jurisdictions, the laws of such jurisdictions do not prohibit the consummation of the Merger. Viacom and Blockbuster conduct operations in a number of foreign countries, some of which have voluntary merger notification systems. It is recognized that certain of such filings and certain of such approvals may not be made or obtained prior to the date of the Blockbuster Special Meeting, the Viacom Special Meeting or the Effective Time. In those countries in which filings or approvals are not as a matter of practice required to be made or obtained prior to the consummation of a merger transaction, the failure to obtain any such approvals is not anticipated to have a material effect on the Merger or on the combined company.

REGULATORY MATTERS

     Blockbuster currently holds an equity interest in NewLeaf Entertainment Corporation ("NewLeaf"), a development stage joint venture with International Business Machines Corporation. As discussed above in "The Companies--Viacom--Regulatory Matters," following the Merger, the combined company arguably could be considered an affiliate of an RHC for MFJ purposes. In addition, the proposed operations of NewLeaf could be determined to be within the scope of activities restricted under the MFJ. As a result, immediately prior to the Merger, Blockbuster intends to transfer its equity interest in NewLeaf to an affiliated entity of Viacom (which will be consolidated into the combined company for financial reporting purposes). The terms of such transfer shall provide that, should the MFJ restriction be modified or waived, such equity investment shall be retransferred to the combined company and any appreciation in the value of such interest will be for the benefit of the holders of Viacom Common Stock. Any transfer of Blockbuster's interest in NewLeaf is subject to the consent of NewLeaf and its stockholders other than Blockbuster.

STOCKHOLDER LITIGATION

     Seven putative class action complaints were filed by alleged Blockbuster stockholders in the Delaware Court of Chancery against Blockbuster, the members of its Board of Directors, Viacom and Sumner M. Redstone. By Order dated January 31, 1994, the seven actions were consolidated under the caption In re Blockbuster Entertainment Corp. Shareholders' Litigation, Consolidated Civil Action No. 13319. To Blockbuster's knowledge, the plaintiffs who initiated the Stockholder Litigation own of record, in the aggregate, substantially less than 1% of the outstanding shares of Blockbuster Common Stock as of March 14, 1994. On February 18, 1994, plaintiffs filed the Consolidated and Amended Class Action Complaint (the "Complaint"). The Complaint generally alleges that Blockbuster's directors have violated their fiduciary duties of loyalty and fair dealing by allegedly failing to ensure the maximization of stockholder value in the sale of control of Blockbuster, including the alleged failure to authorize and direct that a process designed to secure the best value available for Blockbuster stockholders be undertaken, and by implementing measures such as the Subscription Agreement which allegedly were designed solely to thwart or impede other competing transactions. Among other things, the plaintiffs seek to (i) preliminarily and permanently enjoin the purchase by Blockbuster of shares of Viacom Class B Common Stock pursuant to the Subscription Agreement; (ii) preliminarily and permanently enjoin the Merger or any anti-takeover devices designed to facilitate the Merger; (iii) require the Blockbuster directors to maximize stockholder value by exploring third party interest; and/or (iv) recover damages from the Blockbuster directors for their alleged breaches of fiduciary duty. The defendants believe that plaintiffs' allegations are without merit and intend to defend themselves vigorously.

     On February 28, 1994, plaintiffs filed motions in the Delaware Court of Chancery seeking expedited discovery, a temporary restraining order enjoining consummation of the Subscription Agreement and the scheduling of a preliminary injunction hearing. On March 1, 1994, Vice Chancellor Carolyn Berger issued an order denying plaintiffs' motions. Following issuance of the above-described order, plaintiffs filed a Motion for Clarification or, in the alternative, for Certification on Interlocutory Appeal, requesting that the Chancery Court clarify whether its order also refers to a hearing for a preliminary injunction. Plaintiffs requested that, if the order is limited to a hearing for a temporary restraining order, the Chancery Court schedule a hearing on plaintiffs' motion for a preliminary injunction. On March 2, 1994, plaintiffs informed the Chancery Court that they had decided not to seek an interlocutory appeal and indicated their understanding that the order precluded preliminary injunctive relief as to the Subscription Agreement.

     On March 7, 1994, the plaintiffs filed a motion for a preliminary injunction, seeking an order preliminarily enjoining the defendants from (i) taking any steps to effectuate or enforce the Merger Agreement, the Subscription Agreement and the Stockholders Stock Option Agreement; (ii) making any payment to Viacom of its fees and expenses pursuant to Section 8.05(b) of the Merger Agreement; and (iii) entering into any competing transaction with a party other than Viacom, which transaction includes a stock component unless adequate price protection for the stockholders of Blockbuster is provided. Plaintiffs have also moved for an injunction requiring the Blockbuster defendants to investigate all bona fide offers to acquire Blockbuster and to provide such bona fide offerors access to information concerning Blockbuster in order to facilitate such offers. No schedule has been set for a hearing on the motion.

     On March 10, 1994, Defendant Sumner Redstone filed a motion to dismiss the Complaint as to him, on the grounds of lack of personal jurisdiction, insufficiency of process, and insufficiency of service of process. Also on March 10, 1994, defendant Viacom filed a motion to dismiss the Complaint as to itself, for failure to state a claim against Viacom upon which relief can be granted. No schedule has been set for a hearing on these motions.

     On March 30, 1994, one of the shareholder plaintiffs, Kathleen Pessin, purported to withdraw from the consolidated action, and on April 8, 1994, filed a separate complaint in the Delaware Court of Chancery, styled Pessin v. Huizenga, et al., Civil Action No. 13456 (the "Pessin Complaint"), against Blockbuster, six members of its Board of Directors, former director Scott A. Beck, and Viacom. The Pessin Complaint generally alleges that Blockbuster's directors have violated their fiduciary duties of loyalty and fair dealing by purportedly engaging in certain transactions which allegedly constituted a waste of corporate assets and a usurpation of corporate opportunities. The Pessin Complaint also alleges that as a result of these transactions, the merger consideration to be obtained for Blockbuster's stockholders in the Merger has been unfairly lessened, in breach of the directors' fiduciary duties. The defendants believe that Ms. Pessin's allegations are without merit and intend to defend themselves vigorously.

     On June 6, 1994, Blockbuster and the six members of its Board of Directors named as defendants in the Pessin Complaint filed a motion to dismiss the Pessin Complaint on the following grounds: (i) failure to make a demand upon the Board of Directors; (ii) failure to allege specific facts which would excuse such a demand; and (iii) failure to state a claim upon which relief can be granted. Viacom also has filed a motion to dismiss the Pessin Complaint. No date has been set for a hearing on the motions.

                  DISSENTING STOCKHOLDERS' RIGHTS OF APPRAISAL

     Blockbuster. It is uncertain, and counsel to Blockbuster is unable to express a definite view, as to whether appraisal rights are available to holders of Blockbuster Common Stock in connection with the Merger. Although the VCRs evidence only the right to receive shares of Viacom Class B Common Stock under certain circumstances, the VCRs could be characterized as consideration other than shares of stock of Viacom. If the VCRs are considered to be "shares of stock" of Viacom under Section 262(b) of the DGCL, then the holders of Blockbuster Common Stock will not have appraisal rights. However, if the VCRs are not considered to be "shares of stock", then appraisal rights will be available to those stockholders of Blockbuster who demand and perfect appraisal rights in accordance with the requirements of Section 262 of the DGCL. Stockholders who wish to seek appraisal are advised to consult with their legal counsel regarding whether such appraisal rights would be available and how to demand and perfect such appraisal rights, if available. Regardless of the ultimate availability of appraisal rights, in order to exercise appraisal rights, dissenting stockholders must demand and perfect appraisal rights in accordance with the conditions established by Section 262 of the DGCL ("Section 262").

     SECTION 262 IS REPRINTED IN ITS ENTIRETY AS ANNEX VII TO THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW RELATING TO APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ANNEX VII. THIS DISCUSSION AND ANNEX VII SHOULD BE REVIEWED CAREFULLY BY ANY HOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS, IF AVAILABLE, OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO COMPLY WITH THE PROCEDURES SET FORTH HEREIN OR THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS, IF AVAILABLE.

     A record holder of shares of Blockbuster Common Stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the Effective Time, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the Merger Agreement nor consents thereto in writing may be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of Blockbuster Common Stock. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of Blockbuster Common Stock" are to the record holder or holders of shares of Blockbuster Common Stock. Except as set forth herein, stockholders of Blockbuster will not be entitled to appraisal rights in connection with the Merger. Stockholders of Viacom will have no appraisal rights in connection with the Merger.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the Blockbuster Special Meeting, not less than 20 days prior to the meeting, each constituent corporation must notify each of the holders of its stock for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section
262. This Proxy Statement/Prospectus shall constitute such notice to the record holders of Blockbuster Common Stock.

     Holders of shares of Blockbuster Common Stock who desire to exercise their appraisal rights must not vote in favor of the Merger Agreement or the Merger and must deliver a separate written demand for appraisal to Blockbuster prior to the vote by the stockholders of Blockbuster on the Merger Agreement and the Merger. A stockholder who signs and returns a proxy without expressly directing by checking the applicable boxes on the reverse side of the proxy card enclosed herewith that his or her shares of Blockbuster Common Stock be voted against the proposal or that an abstention be registered with respect to his or her shares of Blockbuster Common Stock in connection with the proposal will effectively have thereby waived his or her appraisal rights as to those shares of Blockbuster Common Stock because, in the absence of express contrary instructions, such shares of Blockbuster Common Stock will be voted in favor of the proposal. See "The Meetings--Voting of Proxies." Accordingly, a stockholder who desires to perfect appraisal rights with respect to any of his or her shares of Blockbuster Common Stock must, as one of the procedural steps involved in such perfection, either (i) refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to approve the Merger Agreement, or (ii) check either the "Against" or the "Abstain" box next to the proposal on such card or affirmatively vote in person against the proposal or register in person an abstention with respect thereto. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Blockbuster of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of the Blockbuster Common Stock. A person having a beneficial interest in shares of Blockbuster Common Stock that are held of record in the name of another person, such as a broker, fiduciary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect whatever appraisal rights are available. If the shares of Blockbuster Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, such demand must be executed by or for the record owner. If the shares of Blockbuster Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner.

     A record owner, such as a broker, fiduciary or other nominee, who holds shares of Blockbuster Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Blockbuster Common Stock outstanding in the name of such record owner.

     A stockholder who elects to exercise appraisal rights, if available, should mail or deliver his or her written demand to: Blockbuster Entertainment Corporation, One Blockbuster Plaza, Fort Lauderdale, Florida 33301-1860,
Attention: Thomas W. Hawkins, Secretary.

     The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of Blockbuster Common Stock owned, and that the stockholder is thereby demanding appraisal of his or her shares. A proxy or vote against the Merger Agreement will not by itself constitute such a demand. Within ten days after the Effective Time, the surviving corporation must provide notice of the Effective Time to all stockholders who have complied with
Section 262.

     Within 120 days after the Effective Time, either the surviving corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Viacom to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, Blockbuster stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in
Section 262. If appraisal rights are available, within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of Blockbuster Common Stock not voting in favor of the Merger Agreement and with respect to which demands for appraisal were received by Blockbuster and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

     If a petition for an appraisal is timely filed and assuming appraisal rights are available, at the hearing on such petition, the Delaware Court will determine which stockholders, if any, are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the

Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Blockbuster Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court is to take into account all relevant factors. In Weinberger v. UOP Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Holders of shares of Blockbuster Common Stock considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. Upon application of a dissenting stockholder of Blockbuster, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

     Any holder of shares of Blockbuster Common Stock who has duly demanded appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

     At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of shares of Blockbuster Common Stock will be entitled to receive the consideration offered pursuant to the Merger Agreement. Inasmuch as the surviving corporation has no obligation to file such a petition, and Viacom has no present intention to do so, any holder of shares of Blockbuster Common Stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to the surviving corporation a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except (i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the surviving corporation and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

       PROPOSAL TO AMEND THE BLOCKBUSTER 1991 NON-EMPLOYEE DIRECTOR PLAN

     In 1991, the Blockbuster Board adopted, and the Blockbuster stockholders ratified at the Blockbuster 1991 Annual Meeting, the Blockbuster 1991 Non-employee Director Stock Option Plan (the "1991 Non-employee Director Plan") under which 200,000 shares of Blockbuster Common Stock are currently authorized for issuance pursuant to the exercise of stock options granted thereunder. In January 1994, the Blockbuster Board amended the 1991 Non-employee Director Plan, subject to ratification by the stockholders of Blockbuster at the Blockbuster Special Meeting, to provide that, from and after the Merger, if a non-employee director shall cease to be a director of Blockbuster, the options granted under the 1991 Non-employee Director Plan will remain exercisable pursuant to their terms until the second anniversary of the Effective Time; provided, however, that in no event shall the existing maximum term of any option be extended (the "Extension Amendment").

     The 1991 Non-employee Director Plan was adopted to make service on the Blockbuster Board more attractive to present and future non-employee directors, since continued service of qualified non-employee directors is considered essential to the management, growth and financial success of Blockbuster. The Extension Amendment is being proposed to eliminate the forfeiture effect of the Merger on options granted under the 1991 Non-employee Director Plan. As currently drafted, the 1991 Non-employee Director Plan provides generally that termination of status as a director (other than for death or disability) will result in the expiration of options granted to such director. Pursuant to the Extension Amendment, the Merger will not penalize Blockbuster's non-employee directors who, as a consequence of the Merger, will no longer serve as directors of Blockbuster. The extension of exercisability will not, however, result in an extension of the underlying terms of the options.

     Under the 1991 Non-employee Director Plan, a non-employee director receives an initial automatic grant at the time of initial election or appointment to the Blockbuster Board for a number of shares determined by multiplying 10,000 by a percentage derived by dividing the number of days remaining in the calendar year of such initial election or appointment by the number of days in that calendar year. Commencing with the first business day of the calendar year 1992 and continuing in effect for the first business day of each subsequent calendar year, each individual who is at the time serving as a non-employee director receives a grant of 10,000 shares under the 1991 Non-employee Director Plan. As of December 31, 1993, four non-employee directors were eligible to participate in the 1991 Non-employee Director Plan.

     The exercise price per share under the 1991 Non-employee Director Plan will be the Closing Selling Price of the Blockbuster Common Stock as of the date of each automatic grant. The Closing Selling Price is the lesser of (i) the closing selling price per share on the date in question on the stock exchange upon which the Blockbuster Common Stock is listed, or if there is no reported closing selling price on such exchange on the last preceding date for which such quotation exists, or (ii) the average of the closing selling prices per share of Blockbuster Common Stock on such exchange for the ten trading days immediately preceding the date in question or such fewer number of days during such ten-day period for which a closing selling price quotation on such exchange exists. Each option under the 1991 Non-employee Director Plan has a term of ten years from the automatic grant date and will be immediately exercisable.

     The 1991 Non-employee Director Plan contains provisions regarding antidilution and business combinations.

     If the amendment to the 1991 Non-employee Director Plan is ratified at the Blockbuster Special Meeting and the Merger is consummated, options granted under the 1991 Non-employee Director Plan shall not terminate prior to the second anniversary of the Effective Time, if the optionee ceases to be a Board member prior to such time, other than by reason of death or disability; provided, however, that the maximum term of the option shall not be extended. In the event of the optionee's death or disability, the personal representative of each optionee or the optionee's estate, or the person inheriting the option will have three years after the date of the optionee's death or disability, to exercise the option in full, but under no circumstances may the option be exercised after the specified expiration date of the option term.

                                    EXPERTS

FINANCIAL STATEMENTS

     The financial statements incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K of Viacom for the year ended December 31, 1993, as amended by Form 10-K/A Amendment No. 1 dated May 2, 1994, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

     The financial statements incorporated in this Proxy Statement/Prospectus by reference to the Transition Report on Form 10-K of Paramount for the eleven months ended March 31, 1994, as amended by Form 10-K/A Amendment No. 1 dated July 29, 1994, and as further amended by Form 10-K/A Amendment No. 2 dated August 12, 1994, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

     The consolidated financial statements of Paramount incorporated by reference in this Proxy Statement/Prospectus at April 30, 1993 and at October 31, 1992, and for the six-month period ended April 30, 1993, and for each of the two years in the period ended October 31, 1992 included in its Transition Report on Form 10-K for the eleven months ended March 31, 1994, as amended by Form 10-K/A Amendment No. 1, and as further amended by Form 10-K/A Amendment No. 2, have been audited by Ernst & Young, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedules of Blockbuster Entertainment Corporation and subsidiaries as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993 incorporated by reference in this Proxy Statement/Prospectus have been audited by Arthur Andersen & Co., independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


     The consolidated financial statements of Super Club as of April 3, 1993, and for the fifty-two week period then ended, incorporated by reference in this Proxy Statement/Prospectus and included in Blockbuster's Current Report on Form 8-K dated November 5, 1993, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of depreciating certain new release copies of video rental cassettes.


LEGAL OPINIONS

     The legality of the Viacom Class A Common Stock, Viacom Class B Common Stock and the VCRs being offered hereby will be passed upon for Viacom by Shearman & Sterling, New York, New York. Skadden, Arps, Slate, Meagher & Flom, counsel to Blockbuster, and Shearman & Sterling, counsel to Viacom, will render certain opinions with respect to matters of Federal income tax law. See discussion under "The Merger--Certain Federal Income Tax Consequences."

                             STOCKHOLDER PROPOSALS

     Any Viacom stockholder who wishes to submit a proposal for presentation to the 1995 Annual Meeting of Stockholders must submit the proposal to Viacom, 1515 Broadway, New York, New York 10036, Attention: Secretary, not later than December 30, 1994, for inclusion, if appropriate, in Viacom's proxy statement and the form of proxy relating to the 1995 Annual Meeting.

     The date by which stockholder proposals must be received by Blockbuster for inclusion in the proxy statement for its 1995 Annual Meeting of Stockholders, if the Merger has not been consummated prior to the date the meeting is to be held, is November 30, 1994.

                                   By Order of the Board of Directors,
                                   VIACOM INC.


                                   PHILIPPE P. DAUMAN
                                   Secretary

                                   By Order of the Board of Directors,
                                   BLOCKBUSTER ENTERTAINMENT CORPORATION


                                   THOMAS W. HAWKINS
                                   Secretary

PRELIMINARY
COPIES                                                                  ANNEX I
CONFIDENTIAL, FOR USE OF
THE COMMISSION ONLY

                                MERGER AGREEMENT

                                                                [CONFORMED COPY]

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                                  VIACOM INC.
                                      AND
                     BLOCKBUSTER ENTERTAINMENT CORPORATION
                          DATED AS OF JANUARY 7, 1994

                               TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                -----------
                                                         ARTICLE I
                                                        THE MERGER
1.01       The Merger.........................................................................................           1
1.02       Closing............................................................................................           1
1.03       Effective Time.....................................................................................           2
1.04       Effect of the Merger...............................................................................           2
1.05       Certificate of Incorporation; By-Laws..............................................................           2
                                                        ARTICLE II
                                    CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
2.01       Conversion of Securities...........................................................................           2
2.02       Exchange of Certificates and Cash..................................................................           3
2.03       Stock Transfer Books...............................................................................           4
2.04       Stock Options......................................................................................           4
2.05       Dissenting Shares..................................................................................           5
                                                        ARTICLE III
                                       REPRESENTATIONS AND WARRANTIES OF BLOCKBUSTER
3.01       Organization and Qualification; Subsidiaries.......................................................           6
3.02       Certificate of Incorporation and By-Laws...........................................................           6
3.03       Capitalization.....................................................................................           7
3.04       Authority Relative to this Agreement...............................................................           7
3.05       No Conflict; Required Filings and Consents.........................................................           8
3.06       Compliance.........................................................................................           8
3.07       SEC Filings; Financial Statements..................................................................           8
3.08       Absence of Certain Changes or Events...............................................................           9
3.09       Absence of Litigation..............................................................................          10
3.10       Employee Benefit Plans.............................................................................          10
3.11       Trademarks, Patents and Copyrights.................................................................          11
3.12       Taxes..............................................................................................          11
3.13       Opinion of Financial Advisor.......................................................................          12
3.14       Vote Required......................................................................................          12
3.15       Brokers............................................................................................          12
                                                        ARTICLE IV
                                         REPRESENTATIONS AND WARRANTIES OF VIACOM
4.01       Organization and Qualification; Subsidiaries.......................................................          12
4.02       Certificate of Incorporation and By-Laws...........................................................          12
4.03       Capitalization.....................................................................................          13
4.04       Authority Relative to this Agreement...............................................................          13
4.05       No Conflict; Required Filings and Consents.........................................................          14
4.06       Compliance.........................................................................................          15
4.07       SEC Filings; Financial Statements..................................................................          15
4.08       Absence of Certain Changes or Events...............................................................          16
4.09       Absence of Litigation..............................................................................          16
4.10       Employee Benefit Plans.............................................................................          16
4.11       Trademarks, Patents and Copyrights.................................................................          17
4.12       Taxes..............................................................................................          17
4.13       Opinion of Financial Advisor.......................................................................          18
4.14       Vote Required......................................................................................          18
4.15       Brokers............................................................................................          18

                                                                                                                   PAGE
                                                                                                                -----------
                                                         ARTICLE V
                                         CONDUCT OF BUSINESSES PENDING THE MERGER
5.01       Conduct of Respective Businesses by Blockbuster and Viacom Pending the Merger......................          18
                                                        ARTICLE VI
                                                   ADDITIONAL COVENANTS
6.01       Access to Information; Confidentiality.............................................................          20
6.02       Directors' and Officers' Indemnification and Insurance.............................................          20
6.03       Notification of Certain Matters....................................................................          21
6.04       Tax Treatment......................................................................................          21
6.05       Registration Statement; Joint Proxy Statement......................................................          21
6.06       Stockholders' Meetings.............................................................................          22
6.07       Letters of Accountants.............................................................................          23
6.08       [Intentionally Deleted]............................................................................          23
6.09       Further Action; Reasonable Best Efforts............................................................          23
6.10       Debt Instruments...................................................................................          23
6.11       Public Announcements...............................................................................          24
6.12       Listing of Shares of Viacom Common Stock and VCRs..................................................          24
6.13       Affiliates of Blockbuster..........................................................................          24
6.14       Conveyance Taxes...................................................................................          24
6.15       Assumption of Debt and Leases......................................................................          24
6.16       Transactions with Significant Stockholder After the Effective Time.................................          25
                                                        ARTICLE VII
                                                    CLOSING CONDITIONS
7.01       Conditions to Obligations of Each Party to Effect the Merger.......................................          25
7.02       Additional Conditions to Obligations of Viacom.....................................................          26
7.03       Additional Conditions to Obligations of Blockbuster................................................          26
                                                       ARTICLE VIII
                                             TERMINATION, AMENDMENT AND WAIVER
8.01       Termination........................................................................................          27
8.02       Effect of Termination..............................................................................          28
8.03       Amendment..........................................................................................          29
8.04       Waiver.............................................................................................          29
8.05       Fees, Expenses and Other Payments..................................................................          29
                                                        ARTICLE IX
                                                    GENERAL PROVISIONS
9.01       Effectiveness of Representations, Warranties and Agreements........................................          29
9.02       Notices............................................................................................          30
9.03       Certain Definitions................................................................................          31
9.04       Headings...........................................................................................          31
9.05       Severability.......................................................................................          31
9.06       Entire Agreement...................................................................................          31
9.07       Assignment.........................................................................................          31
9.08       Parties in Interest................................................................................          32
9.09       Governing Law......................................................................................          32
9.10       Counterparts.......................................................................................          32

ANNEX A             VCRs Term Sheet
EXHIBIT 6.13        Form of Affiliate Letter

                             INDEX OF DEFINED TERMS

                                                                                                     SECTION
                                                                                               -------------------
affiliate....................................................................................  SECTION 9.03
Agreement....................................................................................  PREAMBLE
AMEX.........................................................................................  SECTION 2.02
beneficial owner.............................................................................  SECTION 9.03
Blockbuster..................................................................................  PREAMBLE
Blockbuster Common Stock.....................................................................  SECTION 2.01
Blockbuster Disclosure Schedule..............................................................  SECTION 3.03
Blockbuster Material Adverse Effect..........................................................  SECTION 3.01
Blockbuster 1992 Balance Sheet...............................................................  SECTION 3.12
Blockbuster Plans............................................................................  SECTION 3.10
Blockbuster Preferred Stock..................................................................  SECTION 3.03
Blockbuster SEC Reports......................................................................  SECTION 3.07
Blue Sky Laws................................................................................  SECTION 3.05
Blockbuster Stock Option.....................................................................  SECTION 3.03
Blockbuster Subsidiary.......................................................................  SECTION 3.01
business day.................................................................................  SECTION 9.03
Certificate of Merger........................................................................  SECTION 1.03
Certificates.................................................................................  SECTION 2.02
Class A Exchange Ratio.......................................................................  SECTION 2.01
Class B Exchange Ratio.......................................................................  SECTION 2.01
Code.........................................................................................  RECITALS
Communications Act...........................................................................  SECTION 3.05
Competing Transaction........................................................................  SECTION 8.01
Confidentiality Agreements...................................................................  SECTION 6.01
control......................................................................................  SECTION 9.03
Delaware Law.................................................................................  RECITALS
Dissenting Shares............................................................................  SECTION 2.05
Effective Time...............................................................................  SECTION 1.03
ERISA........................................................................................  SECTION 3.10
Exchange Act.................................................................................  SECTION 3.05
Exchange Agent...............................................................................  SECTION 2.02
Exchange Fund................................................................................  SECTION 2.02
Exchange Ratios..............................................................................  SECTION 2.01
FCC..........................................................................................  SECTION 6.09
Governmental Entity..........................................................................  SECTION 3.05
HSR Act......................................................................................  SECTION 3.05
IRS..........................................................................................  SECTION 3.10
Material Blockbuster Subsidiary..............................................................  SECTION 3.01
Material Viacom Subsidiary...................................................................  SECTION 4.01
Merger.......................................................................................  RECITALS
Merger Consideration.........................................................................  SECTION 2.02
Merrill Lynch................................................................................  SECTION 3.13

                                                                                                     SECTION
                                                                                               -------------------
Parent Voting Agreement......................................................................  RECITALS
Paramount....................................................................................  SECTION 5.01
Paramount Offer Documents....................................................................  SECTION 6.05
Proxy Statement..............................................................................  SECTION 6.05
Registration Statement.......................................................................  SECTION 6.05
Respective Representatives...................................................................  SECTION 6.01
SEC..........................................................................................  SECTION 3.01
Securities Act...............................................................................  SECTION 3.05
Smith Barney.................................................................................  SECTION 4.13
Spelling.....................................................................................  SECTION 3.07
Stockholders' Meetings.......................................................................  SECTION 6.06
subsidiary...................................................................................  SECTION 9.03
Surviving Corporation........................................................................  SECTION 1.01
VCRs.........................................................................................  SECTION 2.01
VCR Exchange Ratio...........................................................................  SECTION 2.01
Viacom.......................................................................................  PREAMBLE
Viacom Certificate Amendments................................................................  SECTION 4.04
Viacom Class A Common Stock..................................................................  RECITALS
Viacom Class B Common Stock..................................................................  SECTION 2.01
Viacom Common Stock..........................................................................  SECTION 2.01
Viacom Disclosure Schedule...................................................................  SECTION 4.03
Viacom International.........................................................................  SECTION 4.07
Viacom Material Adverse Effect...............................................................  SECTION 4.01
Viacom 1992 Balance Sheet....................................................................  SECTION 4.12
Viacom Plans.................................................................................  SECTION 4.10
Viacom Preferred Stock.......................................................................  SECTION 4.03
Viacom SEC Reports...........................................................................  SECTION 4.07
Viacom Subsidiary............................................................................  SECTION 4.01
Viacom Vote Matter...........................................................................  SECTION 4.04
WARN.........................................................................................  SECTION 3.10

     AGREEMENT AND PLAN OF MERGER, dated as of January 7, 1994 (this "Agreement"), between VIACOM INC., a Delaware corporation ("Viacom"), and BLOCKBUSTER ENTERTAINMENT CORPORATION, a Delaware corporation ("Blockbuster").

                                  WITNESSETH:

     WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), Blockbuster and Viacom will enter into a business combination transaction pursuant to which Blockbuster will merge with and into Viacom (the "Merger");

     WHEREAS, the Board of Directors of Blockbuster has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Blockbuster and is fair to, and in the best interests of, Blockbuster and the holders of Blockbuster Common Stock (as defined in Section 2.01(a)) and has approved and adopted this Agreement and has approved the Merger and the other transactions contemplated hereby and recommended approval and adoption of this Agreement and approval of the Merger by the stockholders of Blockbuster;

     WHEREAS, the Board of Directors of Viacom has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Viacom and is fair to, and in the best interests of, Viacom and its stockholders and has approved and adopted this Agreement and has approved the Merger and the other transactions contemplated hereby and recommended approval and adoption of this Agreement and approval of the Merger by the holders of the Class A Common Stock, par value $.01 per share, of Viacom (the "Viacom Class A Common Stock");

     WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, concurrently with the execution of this Agreement and as an inducement to Blockbuster to enter into this Agreement, National Amusements, Inc., a Maryland corporation and the majority stockholder of Viacom ("Parent"), and Blockbuster have entered into a Voting Agreement (the "Parent Voting Agreement") pursuant to which Parent shall, among other things, vote its shares of Viacom Class A Common Stock (as defined in Section 2.01(a)) in favor of the Merger and the other transactions contemplated by this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.03), Blockbuster shall be merged with and into Viacom. As a result of the Merger, the separate corporate existence of Blockbuster shall cease and Viacom shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.02. Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.01 and subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VII at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.03. Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing, or such later date or time as set forth therein, being the "Effective Time").

     SECTION 1.04. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Viacom and Blockbuster shall vest in the Surviving Corporation, and all debts, liabilities and duties of Viacom and Blockbuster shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.05. Certificate of Incorporation; By-Laws. At the Effective Time the Certificate of Incorporation and the By-Laws of Viacom, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and the By-Laws of the Surviving Corporation.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Viacom, Blockbuster or the holders of any of the following securities:

          (a) Each share of common stock, par value $.10 per share, of Blockbuster ("Blockbuster Common Stock"), issued and outstanding immediately prior to the Effective Time (other than any shares of Blockbuster Common Stock to be canceled pursuant to Section 2.01(b) and any Dissenting Shares (if applicable and as defined in Section 2.05)), shall be converted, subject to Section 2.02(d), into the right to receive (x) .08 of one share of Viacom Class A Common Stock (the "Class A Exchange Ratio"),
     (y) .60615 of one share of Class B Common Stock, par value $.01 per share ("Viacom Class B Common Stock", and together with the Viacom Class A Common Stock, the "Viacom Common Stock"), of Viacom (the "Class B Exchange Ratio") and (z) up to an additional .13829 of one share of Viacom Class B Common Stock, with such amount to be determined in accordance with, and the right to receive such shares to be evidenced by, one variable common right (a "VCR") issued by Viacom having the principal terms described in Annex A (the "VCR Exchange Ratio"; together with the Class A and Class B Exchange Ratios, the "Exchange Ratios"); provided, however, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of Viacom Common Stock or Blockbuster Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratios shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. All such shares of Blockbuster Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 2.02, certificates evidencing (i) such number of whole shares of Viacom Common Stock into which such Blockbuster Common Stock was converted in accordance with the Class A and Class B Exchange Ratios and (ii) such number of VCRs into which such Blockbuster Common Stock was converted in accordance with the VCR Exchange

     Ratio. The holders of such certificates previously evidencing such shares of Blockbuster Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Blockbuster Common Stock except as otherwise provided herein or by law. No fractional share of Viacom Common Stock shall be issued; and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(d).

          (b) Each share of Blockbuster Common Stock held in the treasury of Blockbuster and each share of Blockbuster Common Stock owned by Viacom or any direct or indirect wholly owned subsidiary of Viacom or of Blockbuster immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

     SECTION 2.02. Exchange of Certificates and Cash. (a) Exchange Agent. Viacom shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Viacom, which shall be reasonably satisfactory to Blockbuster (the "Exchange Agent"), for the benefit of the holders of shares of Blockbuster Common Stock (other than Dissenting Shares, if applicable), for exchange in accordance with this Article II, through the Exchange Agent, at the Effective Time, (i) certificates evidencing the shares of Viacom Common Stock and the VCRs issuable pursuant to Section 2.01 in exchange for outstanding shares of Blockbuster Common Stock and (ii) upon the request of the Exchange Agent, cash in an amount sufficient to make any cash payment due under Section 2.02(d) (such certificates for shares of Viacom Common Stock, together with any dividends or distributions with respect thereto, the VCRs and cash being hereafter collectively referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Viacom Common Stock and VCRs contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund to holders of shares of Blockbuster Common Stock. Except as contemplated by
Section 2.02(d) hereof, the Exchange Fund shall not be used for any other purpose. Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of Viacom.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Viacom will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Blockbuster Common Stock (other than Dissenting Shares, if applicable) (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Viacom may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Viacom Common Stock and the VCRs and cash (if any). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Viacom Common Stock and VCRs that such holder has the right to receive in accordance with the Exchange Ratios in respect of the shares of Blockbuster Common Stock formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to
Section 2.02(c) and (C) cash in lieu of fractional shares of Viacom Common Stock to which such holder is entitled pursuant to Section 2.02(d) (the shares of Viacom Common Stock, the VCRs and the dividends, distributions and cash described in clauses (A), (B) and (C) being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Blockbuster Common Stock that is not registered in the transfer records of Blockbuster, shares of Viacom Common Stock and VCRs may be issued and paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of Blockbuster Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

     (c) Distributions with Respect to Unexchanged Shares of Viacom Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Viacom Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Viacom Common Stock they are entitled to receive until the holder of such Certificate shall surrender such Certificate.

     (d) Fractional Shares. No fraction of a share of Viacom Common Stock shall be issued in the Merger. In lieu of any such fractional shares, each holder of Blockbuster Common Stock upon surrender of a Certificate for exchange pursuant to this Section 2.02 shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the per share closing price on the American Stock Exchange ("AMEX") of Viacom Class A Common Stock or Viacom Class B Common Stock, as the case may be, on the date of the Effective Time (or, if shares of Viacom Class A Common Stock or Viacom Class B Common Stock, as the case may be, do not trade on the AMEX on such date, the first date of trading of such Viacom Common Stock on the AMEX after the Effective Time) by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of Blockbuster Common Stock then held of record by such holder).

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Blockbuster Common Stock for six months after the Effective Time shall be delivered to Viacom, upon demand, and any holders of Blockbuster Common Stock who have not theretofore complied with this
Article II shall thereafter look only to Viacom for the Merger Consideration to which they are entitled pursuant to this Article II.

     (f) No Liability. Neither Viacom nor Blockbuster shall be liable to any holder of shares of Blockbuster Common Stock for any such shares of Viacom Common Stock (or dividends or distributions with respect thereto) or VCRs from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) Withholding Rights. Viacom or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Blockbuster Common Stock such amounts as Viacom or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Viacom or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Blockbuster Common Stock in respect of which such deduction and withholding was made by Viacom or the Exchange Agent.

     SECTION 2.03. Stock Transfer Books. At the Effective Time, the stock transfer books of Blockbuster shall be closed, and there shall be no further registration of transfers of shares of Blockbuster Common Stock thereafter on the records of Blockbuster. On or after the Effective Time, any Certificates presented to the Exchange Agent or Viacom for any reason shall be converted into the Merger Consideration.

     SECTION 2.04. Stock Options. At the Effective Time, Blockbuster's obligations with respect to each outstanding Blockbuster Stock Option (as defined in Section 3.03) to purchase shares of Blockbuster Common Stock, as amended in the manner described in the following sentence, shall be assumed by Viacom. The Blockbuster Stock Options so assumed by Viacom shall continue to have, and be subject to, the same terms and conditions as set forth in the stock option plans and agreements pursuant to which such Blockbuster Stock Options were issued as in effect immediately prior to the Effective Time, except that each such Blockbuster Stock Option shall be exercisable for (A) that number of whole shares of (i) Viacom Class A Common Stock equal to the product of the number of shares of Blockbuster Common Stock covered by such Blockbuster Stock Option immediately prior to the

Effective Time multiplied by the Class A Exchange Ratio and rounded up to the nearest whole number of shares of Viacom Class A Common Stock and (ii) Viacom Class B Common Stock equal to the product of the number of shares of Blockbuster Common Stock covered by such Blockbuster Stock Option immediately prior to the Effective Time multiplied by the Class B Exchange Ratio and rounded up to the nearest whole number of shares of Viacom Class B Common Stock and (B) that number of VCRs equal to the product of the number of shares of Blockbuster Common Stock covered by such Blockbuster Stock Option immediately prior to the Effective Time multiplied by the VCR Exchange Ratio. Each warrant held by employees or directors of Blockbuster shall be converted into a Viacom warrant on the same terms and conditions except that each such warrant shall be exercisable for (A) that number of whole shares of (i) Viacom Class A Common Stock equal to the product of the number of shares of Blockbuster Common Stock covered by such warrant immediately prior to the Effective Time multiplied by the Class A Exchange Ratio and rounded up to the nearest whole number of shares of Viacom Class A Common Stock and (ii) Viacom Class B Common Stock equal to the product of the number of shares of Blockbuster Common Stock covered by such warrant immediately prior to the Effective Time multiplied by the Class B Exchange Ratio and rounded up to the nearest whole number of shares of Viacom Class B Common Stock and (B) that number of VCRs equal to the product of the number of shares of Blockbuster Common Stock covered by such warrant immediately prior to the Effective Time multiplied by the VCR Exchange Ratio. Viacom shall
(i) reserve for issuance the number of shares of Viacom Common Stock that will become issuable upon the exercise of such Blockbuster Stock Options pursuant to this Section 2.04 and (ii) promptly after the Effective Time issue to each holder of an outstanding Blockbuster Stock Option a document evidencing the assumption by Viacom of Blockbuster's obligations with respect thereto under this Section 2.04. Nothing in this Section 2.04 shall affect the schedule of vesting with respect to the Blockbuster Stock Options to be assumed by Viacom as provided in this Section 2.04; provided, however, that Blockbuster and Viacom shall use their best efforts to secure from each of the executives previously identified by mutual agreement of Blockbuster and Viacom (the "Designated Executives"), as promptly as practicable following the execution of this Agreement, a waiver of (i) the accelerated vesting of Blockbuster Stock Options held by such Designated Executive (such waiver to lapse (and vesting of such Blockbuster Stock Option to occur if such option has not already vested in accordance with the applicable vesting schedule) upon the termination of such Designated Executive's employment with Blockbuster or Viacom for any reason) and
(ii) the triggering of the right of such Designated Executive to cause Blockbuster to acquire his Blockbuster Stock Options for cash, in each case resulting from the execution of this Agreement and the transactions contemplated hereby, in consideration for Blockbuster entering into an employment agreement acceptable to Blockbuster and Viacom with such Designated Executive. In addition to the adjustment provided by Section 2.04, effective as of the Effective Time, the terms of each Blockbuster Stock Option held by a Blockbuster employee who as of the date hereof is not subject to the reporting requirements of Section 16(a) of the Exchange Act, and, subject, at Blockbuster's discretion, to any stockholder approvals it determines are necessary, any non employee director, shall be amended to provide that, if such Blockbuster employee's employment is terminated without cause, or such directorship shall cease, such Blockbuster Stock Option shall not expire prior to the second anniversary of the Effective Time; provided, however, that in no event shall the maximum term of such Blockbuster Stock Option be extended.

     SECTION 2.05. Dissenting Shares. (a) If provided for under Delaware Law, notwithstanding any other provision of this Agreement to the contrary, shares of Blockbuster Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of Delaware Law and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Blockbuster Common Stock held by them in accordance with the provisions of such Section 262, except that all

Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Blockbuster Common Stock under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in Section 2.02, of the certificate or certificates that formerly evidenced such shares of Blockbuster Common Stock.

     (b) Blockbuster shall give Viacom (i) prompt notice of any demands for appraisal received by Blockbuster, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by Blockbuster and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. Blockbuster shall not, except with the prior written consent of Viacom, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF BLOCKBUSTER

     Blockbuster hereby represents and warrants to Viacom that:

     SECTION 3.01. Organization and Qualification; Subsidiaries. (a) Each of Blockbuster and each Material Blockbuster Subsidiary (as defined below) is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect (as defined below). Blockbuster and each Material Blockbuster Subsidiary are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect. The term "Blockbuster Material Adverse Effect" means any change or effect that is or would be materially adverse to the business, results of operations or financial condition of Blockbuster and the Blockbuster Subsidiaries, taken as a whole; provided that from and after the date on which the issuance and sale of shares of Viacom Class B Common Stock contemplated by the Subscription Agreement (the "Subscription Agreement") dated as of the date of this Agreement between Viacom and Blockbuster is consummated (the "Subscription Date"), the term "Blockbuster Material Adverse Effect", for purposes of Article III and Section 7.02(a) only, shall be changed to mean any change or effect that is or would be materially adverse to the financial condition of Blockbuster and the Blockbuster Subsidiaries, taken as a whole, excluding any changes or effects caused by changes in general economic conditions or changes generally affecting Blockbuster's industry.

     (b) Each subsidiary of Blockbuster (a "Blockbuster Subsidiary") that constitutes a Significant Subsidiary of Blockbuster within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC") is referred to herein as a "Material Blockbuster Subsidiary".

     SECTION 3.02. Certificate of Incorporation and By-Laws. Blockbuster has heretofore made available to Viacom a complete and correct copy of the Certificate of Incorporation and the By-Laws or equivalent organizational documents, each as amended to date, of Blockbuster and each Material Blockbuster Subsidiary. Such Certificates of Incorporation, By-Laws and equivalent organizational documents are in full force and effect. Neither Blockbuster nor any Material Blockbuster Subsidiary is in violation of any provision of its Certificate of Incorporation, By-Laws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect.

     SECTION 3.03. Capitalization. The authorized capital stock of Blockbuster consists of 300,000,000 shares of Blockbuster Common Stock and 500,000 shares of Preferred Stock, par value $1.00 per share ("Blockbuster Preferred Stock"). As of December 31, 1993, (i) 247,487,375 shares of Blockbuster Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) no shares were held in the treasury of Blockbuster, (iii) 18,564,443 shares were reserved for future issuance pursuant to outstanding employee stock options granted pursuant to Blockbuster's 1987 Stock Option Plan, as amended, 1989 Stock Option Plan, as amended, 1990 Stock Option Plan, as amended, 1991 Employee Director Stock Option Plan, 1991 Non-Employee Director Stock Option Plan and any other employee stock option plan or program (any employee or director stock option issued under any such plan being a "Blockbuster Stock Option") and (iv) 7,138,859 shares were reserved for future issuance pursuant to the terms of outstanding warrants to purchase shares of Blockbuster Common Stock. As of the date hereof, no shares of Blockbuster Preferred Stock are issued and outstanding. Except as set forth in Section 3.03 of the Disclosure Schedule previously delivered by Blockbuster to Viacom (the "Blockbuster Disclosure Schedule"), or except as set forth in this Section 3.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Blockbuster or any Material Blockbuster Subsidiary or obligating Blockbuster or any Material Blockbuster Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Blockbuster or any Material Blockbuster Subsidiary. All shares of Blockbuster Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section
3.03 of the Blockbuster Disclosure Schedule, there are no material outstanding contractual obligations of Blockbuster or any Blockbuster Subsidiary to repurchase, redeem or otherwise acquire any shares of Blockbuster Common Stock or any capital stock of any Material Blockbuster Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Blockbuster Subsidiary or any other person. Each outstanding share of capital stock of each Material Blockbuster Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Blockbuster or another Blockbuster Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Blockbuster's or such other Blockbuster Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     SECTION 3.04. Authority Relative to this Agreement. Blockbuster has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Blockbuster and the consummation by Blockbuster of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Blockbuster are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding shares of Blockbuster Common Stock and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Blockbuster and, assuming the due authorization, execution and delivery by Viacom, constitutes a legal, valid and binding obligation of Blockbuster, enforceable against Blockbuster in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Blockbuster has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of Delaware Law and Article 6 of Blockbuster's Certificate of Incorporation will not apply with respect to or as a result of the transactions contemplated herein or related hereto.

     SECTION 3.05. No Conflict; Required Filings and Consents. (a) Except as set forth in Section 3.05 of the Blockbuster Disclosure Schedule, the execution and delivery of this Agreement by Blockbuster do not, and the performance of the transactions contemplated herein by Blockbuster will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of Blockbuster or any Material Blockbuster Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Blockbuster or any Blockbuster Subsidiary or by which any property or asset of Blockbuster or any Blockbuster Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Blockbuster or any Blockbuster Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Blockbuster or any Blockbuster Subsidiary is a party or by which Blockbuster or any Blockbuster Subsidiary or any property or asset of Blockbuster or any Blockbuster Subsidiary is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Blockbuster from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Blockbuster do not, and the performance of this Agreement by Blockbuster will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), state securities or "blue sky" laws ("Blue Sky Laws") and state takeover laws, (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (C) applicable requirements of the Investment Canada Act of 1985 and the Competition Act (Canada), (D) filing and recordation of appropriate merger documents as required by Delaware Law and (E) any non-United States competition, antitrust and investment laws and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Blockbuster from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect.

     SECTION 3.06. Compliance. Except as set forth in Section 3.06 of the Blockbuster Disclosure Schedule, neither Blockbuster nor any Blockbuster Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree (including, without limitation, laws, rules and regulations relating to franchises) applicable to Blockbuster or any Blockbuster Subsidiary or by which any property or asset of Blockbuster or any Blockbuster Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Blockbuster or any Blockbuster Subsidiary is a party or by which Blockbuster or any Blockbuster Subsidiary or any property or asset of Blockbuster or any Blockbuster Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect.

     SECTION 3.07. SEC Filings; Financial Statements. (a) Blockbuster has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1990 and has heretofore made available to Viacom, in the form filed with the SEC (excluding any exhibits thereto), (i) its Annual Reports on Form 10-K for the years ended December 31, 1990, 1991 and 1992, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 30, 1993, June 30, 1993 and September 30, 1993, (iii) all proxy statements relating to Blockbuster's meetings of stockholders

(whether annual or special) held since January 1, 1991 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above and preliminary materials) filed by Blockbuster with the SEC since December 31, 1990 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "Blockbuster SEC Reports"). The Blockbuster SEC Reports and any forms, reports and other documents filed by Blockbuster with the SEC after the date of this Agreement (x) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of circumstances under which they were made, not misleading. No Material Blockbuster Subsidiary, except for Spelling Entertainment Group Inc., a Florida corporation ("Spelling"), is required to file any form, report or other document with the SEC.

     (b) Spelling has filed all forms, reports and documents required to be filed by it with the SEC since June 30, 1992 and Blockbuster has heretofore made available to Viacom, in the form filed with the SEC (excluding any exhibits thereto), (i) Spelling's Quarterly Reports on Form 10-Q for the periods ended June 30, 1993 and September 30, 1993, (ii) all proxy statements relating to Spelling's meetings of stockholders (whether annual or special) held since May 1, 1993 and (iii) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above and preliminary materials) filed by Spelling with the SEC since May 1, 1992 (the forms, reports and other documents referred to in clauses (i), (ii) and (iii) above being referred to herein, collectively, as the "Spelling SEC Reports"). The Spelling SEC Reports and any forms, reports and other documents filed by Spelling with the SEC after the date of this Agreement (x) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and
(y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Blockbuster SEC Reports and Spelling SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the financial position, results of operations and cash flows of Blockbuster and the consolidated Blockbuster Subsidiaries or Spelling and its subsidiaries, as the case may be, as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

     (d) Except as set forth in Section 3.07 of the Blockbuster Disclosure Schedule or except as and to the extent set forth in the Blockbuster SEC Reports filed with the SEC prior to the date of this Agreement, Blockbuster and the Blockbuster Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations which would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect.

     SECTION 3.08. Absence of Certain Changes or Events. Since December 31, 1992, except as set forth in Section 3.08 of the Blockbuster Disclosure Schedule, contemplated by this Agreement or disclosed in any Blockbuster SEC Report filed since December 31, 1992 and prior to the date of this Agreement, Blockbuster and the Blockbuster Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1992, there has not been (i) any Blockbuster Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of Blockbuster or any Blockbuster Subsidiary and having, individually or in the aggregate, a Blockbuster Material Adverse Effect,

(iii) any change by Blockbuster in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Blockbuster or any Blockbuster Subsidiary or any redemption, purchase or other acquisition of any of their respective securities other than (A) regular quarterly dividends on the shares of Blockbuster Common Stock not in excess of $0.025 per share, (B) regular quarterly dividends on the shares of the common stock of Spelling not in excess of $.020 per share, (C) dividends by a Blockbuster Subsidiary to Blockbuster and
(D) to fund pre-established dividend reinvestment plans or (v) other than as set forth in Section 3.03 and pursuant to the plans, programs or arrangements referred to in Section 3.10 and other than in the ordinary course of business consistent with past practice, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of Blockbuster or any Blockbuster Subsidiary.

     SECTION 3.09. Absence of Litigation. Except as set forth in Section 3.09 of the Blockbuster Disclosure Schedule or except as disclosed in the Blockbuster SEC Reports filed with the SEC prior to the date of this Agreement, there is no claim, action, proceeding or investigation pending or, to the best knowledge of Blockbuster, threatened against Blockbuster or any Blockbuster Subsidiary, or any property or asset of Blockbuster or any Blockbuster Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which, individually or in the aggregate, would have a Blockbuster Material Adverse Effect. Except as disclosed in the Blockbuster SEC Reports filed with the SEC prior to the date of this Agreement, neither Blockbuster nor any Blockbuster Subsidiary nor any property or asset of Blockbuster or any Blockbuster Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award which would have, individually or in the aggregate, a Blockbuster Material Adverse Effect.

     SECTION 3.10. Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements maintained or contributed to by Blockbuster or any Blockbuster Subsidiary for the benefit of any current or former employee, officer or director of Blockbuster or any Blockbuster Subsidiary (the "Blockbuster Plans"), except as set forth in Section 3.10 of the Blockbuster Disclosure Schedule or the Blockbuster SEC Reports and except as would not, individually or in the aggregate, have a Blockbuster Material Adverse
Effect: (i) each Blockbuster Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Blockbuster Plan; (ii) each Blockbuster Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (iii) neither Blockbuster nor any Blockbuster Subsidiary has incurred any direct or indirect liability under, arising out of or by operation of Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in connection with the termination of, or withdrawal from, any Blockbuster Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability; and (iv) Blockbuster and the Blockbuster Subsidiaries have not incurred any liability under, and have complied in all material respects with, the Worker Adjustment Retraining Notification Act ("WARN"), and no fact or event exists that could give rise to liability under such act. Except as set forth in
Section 3.10 of the Blockbuster Disclosure Schedule, none of the Blockbuster Plans currently maintained by or contributed to by Blockbuster nor any Plan maintained by any entity that together with Blockbuster or the Blockbuster Subsidiaries would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (a "Blockbuster Affiliate Plan") is subject to Title IV of ERISA. No Blockbuster Plan or Blockbuster Affiliate Plan has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived as of the most recently completed plan year of such plan.

     SECTION 3.11. Trademarks, Patents and Copyrights. Blockbuster and the Blockbuster Subsidiaries own, or possess adequate licenses or other valid rights to use, all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets, applications to register, and registrations for, the foregoing trademarks, service marks, know-how and other proprietary rights and information used in connection with the business of Blockbuster and the Blockbuster Subsidiaries as currently conducted, and no assertion or claim has been made in writing challenging the validity of any of the foregoing which, individually or in the aggregate, would have a Blockbuster Material Adverse Effect. To the best knowledge of Blockbuster, the conduct of the business of Blockbuster and the Blockbuster Subsidiaries as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, would have a Blockbuster Material Adverse Effect.

     SECTION 3.12. Taxes. Except as set forth in Section 3.12 of the Disclosure Schedule, Blockbuster and the Blockbuster Subsidiaries have timely filed all federal, state, local and foreign tax returns and reports required to be filed by them through the date hereof and shall timely file all returns and reports required on or before the Effective Time, except for such returns and reports the failure of which to file timely would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect. Such reports and returns are and will be true, correct and complete, except for such failures to be true, correct and complete as would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect. Blockbuster and the Blockbuster Subsidiaries have paid and discharged all federal, state, local and foreign taxes due from them, other than such taxes that are being contested in good faith by appropriate proceedings and are adequately reserved as shown in the audited consolidated balance sheet of Blockbuster dated December 31, 1992 (the "Blockbuster 1992 Balance Sheet") and its most recent quarterly financial statements, except for such failures to so pay and discharge which would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect. Neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best knowledge of Blockbuster, threatening to assert against Blockbuster or any Blockbuster Subsidiary any deficiency or material claim for additional taxes or interest thereon or penalties in connection therewith which, if such deficiencies or claims were finally resolved against Blockbuster and the Blockbuster Subsidiaries would, individually or in the aggregate, have a Blockbuster Material Adverse Effect. The accruals and reserves for taxes (including interest and penalties, if any, thereon) reflected in the Blockbuster 1992 Balance Sheet and the most recent quarterly financial statements are adequate in accordance with generally accepted accounting principles, except where the failure to be adequate would not have a Blockbuster Material Adverse Effect. Blockbuster and the Blockbuster Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all taxes required by law to be withheld or collected, except for such failures to have so withheld or collected and paid over or to be so holding for payment which would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect. There are no material liens for taxes upon the assets of Blockbuster or the Blockbuster Subsidiaries, other than liens for current taxes not yet due and payable and liens for taxes that are being contested in good faith by appropriate proceedings. Neither Blockbuster nor any Blockbuster Subsidiary has agreed to or is required to make any adjustment under
Section 481(a) of the Code. Neither Blockbuster nor any Blockbuster Subsidiary has made an election under Section 341(f) of the Code. For purposes of this
Section 3.12, where a determination of whether a failure by Blockbuster or a Blockbuster Subsidiary to comply with the representations herein has a Blockbuster Material Adverse Effect is necessary, such determination shall be made on an aggregate basis with all other failures within this Section 3.12.

     SECTION 3.13. Opinion of Financial Advisor. Blockbuster has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), dated January 7, 1994, to the effect that, as of such date, the Exhange Ratios, taken as a whole, are fair to the stockholders of Blockbuster from a financial point of view, a copy of which opinion has been delivered to Viacom.

     SECTION 3.14. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Blockbuster Common Stock is the only vote of the holders of any class or series of Blockbuster capital stock necessary to approve the Merger.

     SECTION 3.15. Brokers. No broker, finder or investment banker (other than Merrill Lynch) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated herein based upon arrangements made by or on behalf of Blockbuster. Blockbuster has heretofore furnished to Viacom a complete and correct copy of all agreements between Blockbuster and Merrill Lynch pursuant to which such firm would be entitled to any payment relating to the transactions contemplated herein.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF VIACOM

     Viacom hereby represents and warrants to Blockbuster that:

     SECTION 4.01. Organization and Qualification; Subsidiaries. (a) Each of Viacom and each Material Viacom Subsidiary (as defined below) is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Viacom Material Adverse Effect (as defined below). Viacom and each Material Viacom Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Viacom Material Adverse Effect. The term "Viacom Material Adverse Effect" means any change or effect that is or would be materially adverse to the business, results of operations or financial condition of Viacom and the Viacom Subsidiaries, taken as a whole; provided that from and after the Subscription Date, the term "Viacom Material Adverse Effect", for purposes of Article IV and
Section 7.03(a) only, shall be changed to mean any change or effect that is or would be materially adverse to the financial condition of Viacom and the Viacom Subsidiaries, taken as a whole, excluding any changes or effects caused by changes in general economic conditions or changes generally affecting Viacom's industry.

     (b) Each subsidiary of Viacom (a "Viacom Subsidiary") that constitutes a Significant Subsidiary of Viacom within the meaning of Rule 1-02 of Regulation S-X of the SEC is referred to herein as a "Material Viacom Subsidiary".

     SECTION 4.02. Certificate of Incorporation and By-Laws. Viacom has heretofore made available to Blockbuster a complete and correct copy of the Certificate of Incorporation and the By-Laws or equivalent organizational documents, each as amended to date, of Viacom and each Material Viacom Subsidiary. Such Certificates of Incorporation, By-Laws and equivalent organizational documents are in full force and effect. Neither Viacom nor any Material Viacom Subsidiary is in violation of any provision of its Certificate of Incorporation, By-Laws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, have a Viacom Material Adverse Effect.

     SECTION 4.03. Capitalization. The authorized capital stock of Viacom consists of 100,000,000 shares of Viacom Class A Common Stock, 150,000,000 shares of Viacom Class B Common Stock and 100,000,000 shares of Preferred Stock, par value $.01 per share ("Viacom Preferred Stock"), of which 24,000,000 shares have been designated Series A Preferred Stock (the "Series A Preferred Stock") and 24,000,000 shares have been designated Series B Preferred Stock (the "Series B Preferred Stock"). As of November 30, 1993, (i) 53,449,125 shares of Viacom Class A Common Stock and 67,345,982 shares of Viacom Class B Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) no shares were held in the treasury of Viacom, (iii) no shares were held by the Viacom Subsidiaries, and (iv) 224,610 shares of Viacom Class A Common Stock and 3,760,297 shares of Viacom Class B Common Stock were reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to Viacom's 1989 Long-Term Management Incentive Plan, the Viacom Inc. Stock Option Plan for Outside Directors and any other employee stock option plan or program. Since December 1, 1993 to the date of this Agreement, stock options were granted pursuant to which no shares of Viacom Class A Common Stock and no shares of Viacom Class B Common Stock are subject to issuance. As of the date hereof, 24,000,000 shares of Viacom Series A Preferred Stock and 24,000,000 shares of Viacom Series B Preferred Stock are issued and outstanding. Except as set forth in this Section 4.03 and as contemplated by this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Viacom or any Material Viacom Subsidiary or obligating Viacom or any Material Viacom Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Viacom or any Material Viacom Subsidiary, except for (i) options granted since November 30, 1993 in the ordinary course consistent with past practice, (ii) the reservation of 8,570,400 shares of Class B Common Stock for issuance upon conversion of shares of Viacom Series A Preferred Stock and (iii) the reservation of 17,140,800 shares of Class B Common Stock for issuance upon conversion of shares of Series B Preferred Stock. All shares of Viacom Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 4.03 of the Disclosure Schedule previously delivered by Viacom to Blockbuster (the "Viacom Disclosure Schedule"), there are no material outstanding contractual obligations of Viacom or any Viacom Subsidiary to repurchase, redeem or otherwise acquire any shares of Viacom Common Stock or any capital stock of any Material Viacom Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Viacom Subsidiary or any other person. Each outstanding share of capital stock of each Material Viacom Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Viacom or another Viacom Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Viacom's or such other Viacom Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. The VCRs to be issued pursuant to the Merger will be duly and validly authorized by Viacom and, when issued and delivered pursuant to the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable. The shares of Viacom Class B Common Stock (if any) issuable pursuant to the terms of the VCRs will be duly authorized, validly issued, fully paid and nonassessable. The VCRs constitute legal, valid and binding obligations of Viacom, enforceable against Viacom in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 4.04. Authority Relative to this Agreement. Viacom has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by Viacom and the consummation by Viacom of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action and the Parent Voting Agreement has been approved by the Viacom Board of Directors for purposes of
Section 203 of Delaware Law and no other corporate proceedings on the part of Viacom are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the approval by the holders of a majority of the then outstanding shares of Viacom Class A Common Stock of (i) this Agreement and the Merger and
(ii) to the extent necessary, the amendment to Viacom's Certificate of Incorporation necessary to increase (x) the shares of authorized Viacom Class B Common Stock to a number not less than the number sufficient to consummate the issuance of Shares of Viacom Class B Common Stock contemplated under this Agreement and (y) the size of the Board of Directors of Viacom to a number not less than 12 (collectively, the "Viacom Vote Matter"; and the amendments to Viacom's Certificate of Incorporation described in clauses (x) and (y) being, collectively, the "Viacom Certificate Amendments"), and the filing and recordation of the foregoing amendment to Viacom's Certificate of Incorporation and appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Viacom and, assuming the due authorization, execution and delivery by Blockbuster, constitutes a legal, valid and binding obligation of Viacom, enforceable against Viacom in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 4.05. No Conflict; Required Filings and Consents. (a) Except as set forth in Section 4.05 of the Viacom Disclosure Schedule, the execution and delivery of this Agreement by Viacom do not, and the performance of the transactions contemplated herein by Viacom will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of Viacom or any Material Viacom Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Viacom or any Viacom Subsidiary or by which any property or asset of Viacom or any Viacom Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Viacom or any Viacom Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Viacom or any Viacom Subsidiary is a party or by which Viacom or any Viacom Subsidiary or any property or asset of Viacom or any Viacom Subsidiary is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Viacom from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Viacom Material Adverse Effect.

     (b) The execution and delivery of this Agreement by Viacom do not, and the performance of this Agreement by Viacom will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for (A) applicable requirements, if any, of the Exchange Act, Securities Act, state securities or Blue Sky Laws and state takeover laws, (B) the pre-merger notification requirements of the HSR Act, (C) applicable requirements, if any, of the Communications Act, and of state and local governmental authorities, including state and local authorities granting franchises to operate cable systems, (D) applicable requirements of the Investment Canada Act of 1985 and the Competition Act (Canada), (E) filing and recordation of appropriate merger documents and the Viacom Certificate Amendments as required by Delaware Law and (F) any non-United States competition, antitrust and investment laws and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Viacom from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Viacom Material Adverse Effect.

     SECTION 4.06. Compliance. Neither Viacom nor any Viacom Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Viacom or any Viacom Subsidiary or by which any property or asset of Viacom or any Viacom Subsidiary is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Viacom or any Viacom Subsidiary is a party or by which Viacom or any Viacom Subsidiary or any property or asset of Viacom or any Viacom Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Viacom Material Adverse Effect.

     SECTION 4.07. SEC Filings; Financial Statements. (a) Viacom has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1990, and has heretofore made available to Blockbuster, in the form filed with the SEC (excluding any exhibits thereto), (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1990, 1991 and 1992, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1993, June 30, 1993 and September 30, 1993, (iii) all proxy statements relating to Viacom's meetings of stockholders (whether annual or special) held since January 1, 1991 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause
(ii) above and preliminary materials) filed by Viacom with the SEC since December 31, 1990 (the forms, reports and other documents referred to in clauses
(i), (ii), (iii), and (iv) above being referred to herein, collectively, as the "Viacom SEC Reports"). The Viacom SEC Reports and any other forms, reports and other documents filed by Viacom with the SEC after the date of this Agreement
(x) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Material Viacom Subsidiary (other than Viacom International Inc., a Delaware corporation ("Viacom International")) is required to file any form, report or other document with the SEC.

     (b) Viacom International has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1992 and Viacom has heretofore made available to Blockbuster, in the form filed with the SEC (excluding any exhibits thereto), (i) Viacom International's Annual Report on Form 10-K for the year ended December 31, 1992, (ii) Viacom International's Quarterly Reports on Form 10-Q for the periods ended March 31, 1993, June 30, 1993 and September 30, 1993, (iii) all proxy statements relating to Viacom International's meetings of stockholders (whether annual or special) held since January 1, 1993 and (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause
(ii) above and preliminary materials) filed by Viacom International with the SEC since December 31, 1992 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "Viacom International SEC Reports"). The Viacom International SEC Reports and any forms, reports and other documents filed by Viacom International with the SEC after the date of this Agreement (x) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Viacom SEC Reports and the Viacom International SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and cash flows of Viacom and the consolidated Viacom Subsidiaries or Viacom International or the subsidiaries of Viacom International, as the case may be, as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

     (d) Except as and to the extent set forth in the Viacom SEC Reports filed with the SEC prior to the date of this Agreement, Viacom and the Viacom Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than liabilities and obligations which would not, individually or in the aggregate, have a Viacom Material Adverse Effect.

     SECTION 4.08. Absence of Certain Changes or Events. Since December 31, 1992, except as contemplated by this Agreement, as set forth in Section 4.08 of the Disclosure Schedule or disclosed in any Viacom SEC Report filed since December 31, 1992 and prior to the date of this Agreement, Viacom and the Viacom Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1992 there has not been (i) any Viacom Material Adverse Effect, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of Viacom or any Viacom Subsidiary and having, individually or in the aggregate, a Viacom Material Adverse Effect, (iii) any change by Viacom in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Viacom or any Viacom Subsidiary or any redemption, purchase or other acquisition of any of their respective securities other than dividends by a Viacom Subsidiary to Viacom or (v) other than as set forth in Section 4.03 and pursuant to the plans, programs or arrangements referred to in Section 4.10, other than in the ordinary course of business consistent with past practice, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of Viacom or any Viacom Subsidiary, except for the establishment of the Viacom Inc. Stock Option Plan for Outside Directors and the grant of options to purchase an aggregate of 25,000 shares thereunder.

     SECTION 4.09. Absence of Litigation. Except as disclosed in the Viacom SEC Reports filed with the SEC prior to the date of this Agreement, there is no claim, action, proceeding or investigation pending or, to the best knowledge of Viacom, threatened against Viacom or any Viacom Subsidiary, or any property or asset of Viacom or any Viacom Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which, individually or in the aggregate, would have a Viacom Material Adverse Effect. Except as disclosed in the Viacom SEC Reports filed with the SEC prior to the date of this Agreement, neither Viacom nor any Viacom Subsidiary nor any property or asset of Viacom or any Viacom Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award which would have, individually or in the aggregate, a Viacom Material Adverse Effect.

     SECTION 4.10. Employee Benefit Plans. With respect to all the employee benefit plans, programs and arrangements maintained or contributed to by Viacom or any Viacom Subsidiary for the benefit of any current or former employee, officer or director of Viacom or any Viacom Subsidiary (the "Viacom Plans"), except as set forth in Section 4.10 of the Viacom Disclosure Schedule or the Viacom SEC Reports and except as would not, individually or in the aggregate, have a Viacom Material Adverse Effect: (i) none of the Viacom Plans is a multiemployer plan within the meaning of ERISA; (ii) none of the Viacom Plans promises or provides retiree medical or life insurance benefits to any person;
(iii) each Viacom Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Viacom Plan; (iv) each Viacom Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; (v) neither Viacom nor any Viacom Subsidiary has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Viacom Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability; and (vi) Viacom and the Viacom Subsidiaries have not incurred any liability under, and have complied in all respects with, WARN, and no fact or event exists that could give rise to liability under such act. Except as set forth in Section 4.10 of the Viacom Disclosure Schedule or the Viacom SEC Reports, the aggregate accumulated benefit obligations of each Viacom Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Viacom Plan) do not exceed the fair market value of the assets of such Viacom Plan (as of the date of such valuation).

     SECTION 4.11. Trademarks, Patents and Copyrights. Viacom and the Viacom Subsidiaries own, or possess adequate licenses or other valid rights to use, all material patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, service mark rights, trade secrets, applications to register, and registrations for, the foregoing trademarks, service marks, know-how and other proprietary rights and information used in connection with the business of Viacom and the Viacom Subsidiaries as currently conducted, and no assertion or claim has been made in writing challenging the validity of any of the foregoing which, individually or in the aggregate, would have a Viacom Material Adverse Effect. To the best knowledge of Viacom, the conduct of the business of Viacom and the Viacom Subsidiaries as currently conducted does not conflict in any way with any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark or copyright of any third party that, individually or in the aggregate, would have a Viacom Material Adverse Effect.

     SECTION 4.12. Taxes. Viacom and the Viacom Subsidiaries have timely filed all federal, state, local and foreign tax returns and reports required to be filed by them through the date hereof and shall timely file all returns and reports required on or before the Effective Time, except for such returns and reports the failure of which to file timely would not, individually or in the aggregate, have a Viacom Material Adverse Effect. Such reports and returns are and will be true, correct and complete, except for such failures to be true, correct and complete as would not, individually or in the aggregate, have a Viacom Material Adverse Effect. Viacom and the Viacom Subsidiaries have paid and discharged all federal, state, local and foreign taxes due from them, other than such taxes that are being contested in good faith by appropriate proceedings and are adequately reserved as shown in the audited consolidated balance sheet of Viacom dated December 31, 1992 (the "Viacom 1992 Balance Sheet") and its most recent quarterly financial statements, except for such failures to so pay and discharge which would not, individually or in the aggregate, have a Viacom Material Adverse Effect. Neither the IRS nor any other taxing authority or agency, domestic or foreign, is now asserting or, to the best knowledge of Viacom, threatening to assert against Viacom or any Viacom Subsidiary any deficiency or material claim for additional taxes or interest thereon or penalties in connection therewith which, if such deficiencies or claims were finally resolved against Viacom and the Viacom Subsidiaries, would, individually or in the aggregate, have a Viacom Material Adverse Effect. The accruals and reserves for taxes (including interest and penalties, if any, thereon) reflected in the Viacom 1992 Balance Sheet and the most recent quarterly financial statements are adequate in accordance with generally accepted accounting principles, except where the failure to be adequate would not have a Viacom Material Adverse Effect. Viacom and the Viacom Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities or are properly holding for such payment all taxes required by law to be withheld or collected, except for such failures to have so withheld or collected and paid over or to be so holding for payment which would not, individually or in the aggregate, have a Viacom Material Adverse Effect. There are no material liens for taxes upon the assets of Viacom or the Viacom Subsidiaries, other than liens for current taxes not yet due and payable and liens for taxes that are being contested in good faith by appropriate proceedings. Neither Viacom nor any Viacom Subsidiary has agreed to or is required to make any adjustment under
Section 481(a) of the Code. Neither Viacom nor any Viacom Subsidiary has made an election under Section 341(f) of the Code. For purposes of this Section 4.12, where a determination of whether a failure by Viacom or a Viacom Subsidiary to comply with the representations herein has a Viacom Material Adverse Effect is necessary, such determination shall be made on an aggregate basis with all other failures within this Section 4.12.

     SECTION 4.13. Opinion of Financial Advisor. Viacom has received the opinion of Smith Barney Shearson Inc. ("Smith Barney"), dated January 6, 1994, to the effect that, as of such date, the Merger is fair to the stockholders of Viacom from a financial point of view, a copy of which opinion has been delivered to Blockbuster.

     SECTION 4.14. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Viacom Class A Common Stock is the only vote of the holders of any class or series of Viacom capital stock necessary to approve the Viacom Vote Matter.

     SECTION 4.15. Brokers. No broker, finder or investment banker (other than Smith Barney) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated herein based upon arrangements made by or on behalf of Viacom. Viacom has heretofore furnished to Blockbuster a complete and correct copy of all agreements between Viacom and Smith Barney pursuant to which such firm would be entitled to any payment relating to the transactions contemplated herein.

                                   ARTICLE V

                    CONDUCT OF BUSINESSES PENDING THE MERGER

     SECTION 5.01. Conduct of Respective Businesses by Blockbuster and Viacom Pending the Merger. Each of Blockbuster and Viacom covenants and agrees that, between the date of this Agreement and the Effective Time, unless the other party shall have consented in writing (such consent not to be unreasonably withheld), the businesses of each of Blockbuster and Viacom and their respective subsidiaries shall, in all material respects, be conducted in, and each of Blockbuster and Viacom and their respective subsidiaries shall not take any material action except in, the ordinary course of business, consistent with past practice; and each of Blockbuster and Viacom shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its and its subsidiaries' current officers, employees and consultants and to preserve its and its subsidiaries' relationships with customers, suppliers and other persons with which it or any of its subsidiaries has significant business relations. By way of amplification and not limitation, except (i) as contemplated by this Agreement, (ii) for any actions taken by Viacom relating to the proposed acquisition by Viacom of Paramount Communications Inc., a Delaware corporation ("Paramount"), (iii) for any actions taken by Blockbuster in its capacity as the controlling stockholder of Spelling that are necessary due to the applicable fiduciary duties to Spelling and the other stockholders of Spelling, as determined by Blockbuster in good faith after consultation with and based upon the advice of independent legal counsel (who may be Blockbuster's regularly engaged independent legal counsel) or (iv) as set forth on Section 5.01 of the Blockbuster Disclosure Schedule or Section 5.01 of the Viacom Disclosure Schedule, neither Viacom nor Blockbuster nor any of their respective subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or agree to do, any of the following without the prior written consent of the other (provided that the following restrictions shall not apply to any subsidiaries which Blockbuster or Viacom, as the case may be, do not control):

          (a) amend or otherwise change the Certificate of Incorporation or By-Laws of Viacom or Blockbuster (except, with respect to Viacom, the Viacom Certificate Amendments);

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of it or any of its subsidiaries, or any options (other than the grant of options in the ordinary course of business consistent with past practice to employees who are not executive officers of Blockbuster or Viacom or the grant of options previously disclosed by Blockbuster to Viacom prior to the date of this Agreement), warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of it or any of its subsidiaries (other than the issuance of shares of capital stock in connection with (A) any dividend reinvestment plan or by any Blockbuster Plan with an employee stock fund or employee stock ownership plan feature, consistent with applicable securities laws,
     (B) the exercise of options, warrants or other similar rights outstanding as of the date of this Agreement and in accordance with the terms of such options, warrants or rights in effect on the date of this Agreement, (C) otherwise permitted to be granted pursuant to this Agreement or (D) any acquisition by Blockbuster permitted by paragraph (e)(i) of this Section 5.01) or (ii) any assets of it or any of its subsidiaries, except for sales in the ordinary course of business or which, individually, do not exceed $10,000,000 or which, in the aggregate, do not exceed $25,000,000;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock except, (i) in the case of Blockbuster, the regular quarterly dividend payable on or about April 1, 1994 in an amount not to exceed $.025 per share of Blockbuster Common Stock, (ii) in the case of Blockbuster, other regular quarterly dividends in amounts not in excess of $.025 per share per quarter and payable consistent with past practice,
     (iii) in the case of Spelling, regular quarterly dividends of $.020 per share per quarter and payable consistent with past practice and (iv) dividends declared and paid by a subsidiary of either Blockbuster (other than Spelling) or Viacom (each such dividend to be declared and paid in the ordinary course of business consistent with past practice);

          (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock other than acquisitions by a dividend reinvestment plan or by any Blockbuster Plan with an employee stock fund or employee stock ownership plan feature, consistent with applicable securities laws;

          (e) (i) acquire (for cash or shares of stock) (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any assets, except for such acquisitions which, individually, do not exceed $10,000,000 or which, in the aggregate, do not exceed $25,000,000; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except (A) indebtedness incurred by Viacom in connection with the proposed acquisition by Viacom of Paramount and in connection with this Agreement and the transactions contemplated hereby,
     (B) indebtedness incurred by Blockbuster in connection with the performance of its obligations under the Subscription Agreement, (C) the refinancing of existing indebtedness, (D) in connection with this Agreement and the transactions contemplated hereby, borrowings under commercial paper programs in the ordinary course of business, (E) borrowings under existing bank lines of credit in the ordinary course of business, (F) in the case of Blockbuster, indebtedness resulting from the issuance of debt securities registered pursuant to the Registration Statement on Form S-3, registration number 33-56154, or (G) indebtedness which, in the aggregate, does not exceed $25,000,000; or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this
     Section 5.01(e);

          (f) increase the compensation payable or to become payable to its executive officers or employees, except for increases in the ordinary course of business in accordance with past practice, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director or executive officer of it or any of its subsidiaries, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, executive officer or employee; or

          (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

     SECTION 6.01. Access to Information; Confidentiality. (a) From the date hereof to the Effective Time, each of Blockbuster and Viacom shall (and shall cause its subsidiaries and officers, directors, employees, auditors and agents
to) afford the officers, employees and agents of the other party (the "Respective Representatives") reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records, and shall furnish such Respective Representatives with all financial, operating and other data and information as may be reasonably requested.

     (b) All information obtained by Blockbuster or Viacom pursuant to this
Section 6.01 shall be kept confidential in accordance with the confidentiality agreement, dated July 1, 1993 (the "Confidentiality Agreement"), between Blockbuster and Viacom.

     (c) No investigation pursuant to this Section 6.01 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     SECTION 6.02. Directors' and Officers' Indemnification and Insurance. (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of Viacom on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of Blockbuster in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

     (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of Blockbuster (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Surviving Corporation (which approval shall not unreasonably be withheld), or otherwise in connection with any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such person is or was a director or officer of Blockbuster and arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the full extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware Law).

     (c) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective
Time) after the Effective Time (i) the Indemnified Parties may retain Blockbuster's regularly engaged independent legal counsel or other independent legal counsel satisfactory to them, provided that such other counsel shall be reasonably acceptable to the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Surviving Corporation will use its reasonable best efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 6.02 upon learning of any such Claim shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 6.02, except to the extent such failure materially prejudices the Surviving Corporation's position with respect to such claim), and shall deliver to the Surviving Corporation the undertaking contemplated by
Section 145(e) of Delaware Law. The Indemnified Parties as a group may retain no more than one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event such additional counsel as may be required may be retained by the Indemnified Parties.

     (d) For a period of three years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Blockbuster (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of Blockbuster) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.02(d) more than an amount equal to 200% of current annual premiums paid by Blockbuster for such insurance (which premiums Blockbuster represents and warrants to be $756,000 in the aggregate).

     (e) This Section 6.02 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

     SECTION 6.03. Notification of Certain Matters. Blockbuster shall give prompt notice to Viacom, and Viacom shall give prompt notice to Blockbuster, of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of Blockbuster or Viacom, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 6.04. Tax Treatment. Each of Blockbuster and Viacom will use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 7.02(c) and 7.03(c).

     SECTION 6.05. Registration Statement; Joint Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, (i) Viacom and Blockbuster shall prepare and file with the SEC a joint proxy statement relating to the meetings of Blockbuster's stockholders and holders of Viacom Class A Common Stock to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement") and (ii) Viacom shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Viacom Common Stock and the VCRs to be issued to the stockholders of Blockbuster pursuant to the Merger. Each of Blockbuster and Viacom shall use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Viacom Common Stock and VCRs pursuant to the Merger. Each of Blockbuster and Viacom shall furnish all information concerning itself to the other as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, each of Viacom and Blockbuster shall mail the Proxy Statement to its respective stockholders. The Proxy Statement shall include the recommendation of the Board of Directors of each of Viacom and Blockbuster in favor of the Merger, unless otherwise necessary due to the applicable fiduciary duties of the respective directors of Viacom and Blockbuster, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be such party's regularly engaged independent legal counsel).

     (b) The information supplied by Viacom for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Viacom and Blockbuster, (iii) the time of each of the Stockholders' Meetings (as defined in Section 6.06), and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Viacom or any of the Viacom Subsidiaries, or their respective officers or directors, should be discovered by Viacom which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Viacom shall promptly inform Blockbuster.

     (c) The information supplied by Blockbuster for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Blockbuster and Viacom, (iii) the time of each of the Stockholders' Meetings, and (iv) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to Blockbuster or any of the Blockbuster Subsidiaries, or their respective officers or directors, should be discovered by Blockbuster which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Blockbuster shall promptly inform Viacom.

     (d) Viacom represents and warrants to Blockbuster that the information supplied by and relating to Viacom for inclusion in the Paramount Offer Documents (as defined below) will not, at the time the Paramount Offer Documents are filed with the SEC or are first published, sent or given to stockholders of Paramount, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Paramount Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     (e) Blockbuster represents and warrants to Viacom that the information supplied by and relating to Blockbuster for inclusion in the Paramount Offer Documents will not, at the time the Paramount Offer Documents are filed with the SEC or are first published, sent or given to stockholders of Paramount, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

     (f) For the purposes of this Section 6.05, the term "Paramount Offer Documents" shall mean the Tender Offer Statement on Schedule 14D-1 relating to the tender offer by Viacom for shares of common stock of Paramount, the offer to purchase incorporated by reference therein and forms of the related letter of transmittal and any related summary advertisement, together with all supplements and amendments to the foregoing.

     SECTION 6.06. Stockholders' Meetings. Blockbuster shall call and hold a meeting of its stockholders and Viacom shall call and hold a meeting of the holders of the Viacom Class A Common Stock

(collectively, the "Stockholders' Meetings") as promptly as practicable for the purpose of voting upon the approval, in the case of Blockbuster, of the Merger and, in the case of Viacom, of the Viacom Vote Matter, and Viacom and Blockbuster shall use their reasonable best efforts to hold the Stockholders' Meetings on the same day and as soon as practicable after the date on which the Registration Statement becomes effective. Blockbuster shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Merger, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law to obtain such approvals, unless otherwise necessary under the applicable fiduciary duties of the respective directors of Blockbuster, as determined by such directors in good faith after consultation with and based upon the advice of independent legal counsel (who may be such party's regularly engaged independent legal counsel).

     SECTION 6.07. Letters of Accountants. (a) Blockbuster shall use its reasonable best efforts to cause to be delivered to Viacom "comfort" letters of Arthur Andersen, Blockbuster's independent public accountants, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Viacom, in form and substance reasonably satisfactory to Viacom and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     (b) Viacom shall use its reasonable best efforts to cause to be delivered to Blockbuster "comfort" letters of Price Waterhouse, Viacom's independent public accountants, dated the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to Blockbuster, in form and substance reasonably satisfactory to Blockbuster and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement.

     SECTION 6.08. [Intentionally Deleted]

     SECTION 6.09. Further Action; Reasonable Best Efforts. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions under the HSR Act with respect to the transactions contemplated herein, (ii) make promptly filings with or applications to the Federal Communications Commission (the "FCC") with respect to the transactions contemplated herein, if required and (iii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Viacom and Blockbuster and their respective subsidiaries as are necessary for the consummation of the transactions contemplated herein. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

     (b) Each party shall use its best efforts not to take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

     SECTION 6.10. Debt Instruments. Prior to or at the Effective Time, Blockbuster and each Blockbuster Subsidiary shall use its reasonable best efforts to prevent the occurrence, as a result of the Merger and the other transactions contemplated by this Agreement, of a change in control or any event which constitutes a default (or an event which with notice or lapse of time or both would become a default) under any debt instrument of Blockbuster or any Blockbuster Subsidiary, including, without limitation, debt securities registered under the Securities Act.

     SECTION 6.11. Public Announcements. Viacom and Blockbuster shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or any listing agreement with a national securities exchange to which Viacom or Blockbuster is a party if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

     SECTION 6.12. Listing of Shares of Viacom Common Stock and VCRs. Viacom shall use its reasonable best efforts to cause the shares of Viacom Common Stock and the VCRs to be issued in the Merger to be approved for listing on the AMEX prior to the Effective Time.

     SECTION 6.13. Affiliates of Blockbuster. (a) Within 30 days after the date of this Agreement, (a) Blockbuster shall deliver to Viacom a letter identifying all persons who may be deemed affiliates of Blockbuster under Rule 145 of the Securities Act ("Rule 145"), including, without limitation, all directors and executive officers of Blockbuster and (b) Blockbuster shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws. Blockbuster shall use its reasonable best efforts to obtain as soon as practicable from any person who may be deemed to have become an affiliate of Blockbuster after Blockbuster's delivery of the letter referred to above and prior to the Effective Time, a written agreement substantially in the form of Exhibit 6.13.

     (b) If any stockholder of Blockbuster who is identified by Blockbuster as an affiliate of Blockbuster in accordance with paragraph (a) of this Section
6.13 reasonably determines that such stockholder will not be eligible to sell all of the shares (the "Stockholder Shares") of Viacom Common Stock received by such stockholder in the Merger pursuant to Rule 145(d)(1) in the three month period immediately following the Effective Time, Viacom agrees, if requested by such stockholder, to either, at Viacom's option, (i) take such actions reasonably necessary to register the Stockholder Shares for resale pursuant to the Registration Statement or (ii) promptly after the Effective Time, register the Stockholder Shares pursuant to a registration statement on Form S-3. Viacom shall maintain the effectiveness of any such registration statement (subject to Viacom's right to convert to a Form S-3 registration from the Registration Statement at any time) until such time as Viacom reasonably determines that such stockholder will be eligible to sell all of the Stockholder Shares then owned by the Stockholder pursuant to Rule 145(d)(1) in the three month period immediately following the termination of the effectiveness of the applicable registration statement. Viacom's obligations contained in this paragraph (b) shall terminate on the second anniversary of the Effective Time.

     SECTION 6.14. Conveyance Taxes. Viacom and Blockbuster shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

     SECTION 6.15. Assumption of Debt and Leases. With respect to debt issued by Blockbuster under indentures qualified under the Trust Indenture Act of 1939 ("Indentures"), Viacom shall execute and deliver to the trustees, under the respective Indentures, Supplemental Indentures, in form satisfactory to the respective trustees, expressly assuming the obligations of Blockbuster with respect to the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all debt securities issued by Blockbuster under the respective Indentures and the due and punctual performance of all the terms, covenants and conditions of the respective Indentures to be kept or performed by Blockbuster, and shall deliver such Supplemental Indentures to the respective trustees under the Indenture. Viacom shall similarly deliver instruments of assumption to the holders of any debt obligations of, holders of warrants of, and the lessors of any real property to, Blockbuster, which debt obligations, warrants or leases expressly require such assumption in order for the Merger to comply with the debt instrument, warrant or lease.

     SECTION 6.16. Transactions with Significant Stockholder After the Effective Time. From and after the Effective Time and until the tenth anniversary of the Effective Time, the Surviving Corporation shall not enter into any agreement with any stockholder (the "Significant Stockholder") who beneficially owns more than 35% of the then outstanding securities entitled to vote at a meeting of the stockholders of Viacom that would constitute a Rule 13e-3 (as such rule is in effect today) transaction under the Exchange Act with respect to any class of common stock of Viacom (any such transaction being a "Going Private Transaction"), unless Viacom provides in any agreement pursuant to which such Going Private Transaction shall be effected that, as a condition to the consummation of such Going Private Transaction, (a) the holders of a majority of the shares not beneficially owned by the Significant Stockholder that are voted and present (whether in person or by proxy) at the meeting of stockholders called to vote on such Going Private Transaction shall have voted in favor thereof and (b) a special committee (the "Special Committee") of the Board of Directors of Viacom comprised solely of the independent directors of Viacom shall have (i) approved the terms and conditions of the Going Private Transaction and shall have recommended that the stockholders vote in favor thereof and (ii) received from its financial advisor a written opinion addressed to the Special Committee, for inclusion in the proxy statement to be delivered to the stockholders, and dated the date thereof, substantially to the effect that the consideration to be received by the stockholders (other than the majority stockholder) in the Going Private Transaction is fair to them from a financial point of view. Notwithstanding anything to the contrary in this
Section 6.16, the restrictions contained in this Section 6.16 shall not apply to any Significant Stockholder if there exists another stockholder who beneficially owns a greater percentage of outstanding securities entitled to vote at the meeting than the Significant Stockholder.

                                  ARTICLE VII

                               CLOSING CONDITIONS

     SECTION 7.01. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Viacom or Blockbuster, threatened by the SEC.

          (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Blockbuster and the Viacom Vote Matter shall have been approved and adopted by the requisite vote of the holders of Viacom Class A Common Stock.

          (c) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

          (d) HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

          (e) Approvals. Other than the filing of merger documents in accordance with Delaware Law, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by Viacom and Blockbuster prior to the consummation of the Merger and the transactions contemplated hereunder shall have been obtained from, and made with, all required Governmental Entities except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not have a material adverse effect, at or after the Effective Time, on the financial condition (as existing immediately prior to the consummation of the Merger) of (i) Blockbuster and the Blockbuster Subsidiaries, taken as a whole, or
     (ii) Viacom and the Viacom Subsidiaries, taken as a whole.

     SECTION 7.02. Additional Conditions to Obligations of Viacom. The obligations of Viacom to effect the Merger and the transactions contemplated herein are also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Blockbuster contained in this Agreement (including, without limitation, Section 6.05), without giving effect to any notification to Viacom delivered pursuant to Section 6.03, shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except
     (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a Blockbuster Material Adverse Effect. Viacom shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Blockbuster to such effect.

          (b) Agreement and Covenants. Blockbuster shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Viacom shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Blockbuster to that effect.

          (c) Tax Opinion. Viacom shall have received the opinion of Shearman & Sterling, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of Viacom and Blockbuster, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of
     Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of representation letters from each of Viacom, Blockbuster, and certain stockholders of Blockbuster. The specific provisions of each such representation letter shall be in form and substance satisfactory to each of Shearman & Sterling and Skadden, Arps, Slate, Meagher & Flom, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

     SECTION 7.03. Additional Conditions to Obligations of Blockbuster. The obligation of Blockbuster to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Viacom contained in this Agreement (including, without limitation, Section 6.05), without giving effect to any notification made by Viacom to Blockbuster pursuant to Section 6.03, shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except (i) for changes specifically permitted by this Agreement and
     (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, except in any case for such failures to be true and correct that would not, individually or in the aggregate, have a Viacom Material Adverse Effect. Blockbuster shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Viacom to such effect.

          (b) Agreements and Covenants. Viacom shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Blockbuster shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Viacom to that effect.

          (c) Tax Opinion. Blockbuster shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom, dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of Viacom and Blockbuster, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of representation letters from each of Viacom, Blockbuster, and certain stockholders of Blockbuster. The specific provisions of each such representation letter shall be in form and substance satisfactory to each of Shearman & Sterling and Skadden, Arps, Slate, Meagher & Flom, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

          (d) Amendments to Viacom's Certificate of Incorporation. Viacom shall have filed with the Secretary of State of the State of Delaware a Certificate of Amendment to Viacom's Certificate of Incorporation pursuant to which the Viacom Certificate Amendments shall have become effective.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of Blockbuster or the approval by the stockholders of Viacom of the issuance of the shares of Viacom Common Stock in accordance with Article II:

          (a) by mutual consent of Blockbuster and Viacom;

          (b) by Viacom, upon a breach of any representation, warranty, covenant or agreement on the part of Blockbuster set forth in this Agreement, or if any representation or warranty of Blockbuster shall have become untrue, in either case such that the conditions set forth in Section 7.02(a) or
     Section 7.02(b), as the case may be, would be incapable of being satisfied by September 30, 1994 (or as otherwise extended); provided that, in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(b);

          (c) by Blockbuster, upon a breach of any representation, warranty, covenant or agreement on the part of Viacom set forth in this Agreement, or if any representation or warranty of Viacom shall have become untrue, in either case such that the conditions set forth in Section 7.03(a) or
     Section 7.03(b), as the case may be, would be incapable of being satisfied by September 30, 1994 (or as otherwise extended); provided that, in any case, a wilful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(c);

          (d) by either Viacom or Blockbuster, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

          (e) by either Viacom or Blockbuster, if the Merger shall not have been consummated before September 30, 1994; provided, however, that this Agreement may be extended by written notice of either Viacom or Blockbuster to a date not later than November 30, 1994, if the Merger shall not have been consummated as a direct result of Viacom or Blockbuster having failed, by September 30, 1994, to receive all required regulatory approvals or consents with respect to the Merger;

          (f) by either Viacom or Blockbuster, if this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Blockbuster or, with respect to Blockbuster only, Viacom at the Stockholders' Meetings;

          (g) by Viacom, if (i) the Board of Directors of Blockbuster shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Viacom or shall have resolved to do any of the foregoing; (ii) the Board of Directors of Blockbuster shall have recommended to the shareholders of Blockbuster a Competing Transaction (as defined below); (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Blockbuster is commenced, and the Board of Directors of Blockbuster recommends that the stockholders of Blockbuster tender their shares in such tender or exchange offer; or (iv) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 25% of the then outstanding shares of capital stock of Blockbuster; and

          (h) by Blockbuster, if the Board of Directors of Blockbuster (x) fails to make or withdraws or modifies its recommendation referred to in Section 6.05(a) if there exists at such time a tender offer or exchange offer or a proposal by a third party to acquire Blockbuster pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction or (y) recommends to Blockbuster's stockholders approval or acceptance of any of the foregoing, in each case only if the Board of Directors of Blockbuster, after consultation with and based upon the advice of independent legal counsel (who may be such party's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board of Directors of Blockbuster to comply with its fiduciary duties to stockholders under applicable law.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement. For purposes of this Agreement, "Competing Transaction" shall mean any of the following (other than the transactions contemplated under the Agreement) involving a party hereto or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of such party and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of such party or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownebship or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then outstanding shares of capital stock of such party; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     SECTION 8.02. Effect of Termination. Except as provided in Section 8.05 or
Section 9.01, in the event of the termination of this Agreement pursuant to
Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of Blockbuster or Viacom or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the wilful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of Blockbuster or Viacom, no amendment, which under applicable law may not be made without the approval of the stockholders of Blockbuster or Viacom, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.04. Waiver. At any time prior to the Effective Time, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.05. Fees, Expenses and Other Payments. (a) Subject to paragraph
(b) of this Section 8.05, all out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses"); provided, however, that all costs and expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement shall be borne equally by Blockbuster and Viacom.

     (b) Blockbuster agrees that if this Agreement shall be terminated pursuant to (i) Section 8.01(b); (ii) Section 8.01(f) because this Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of Blockbuster at the meeting of stockholders of Blockbuster called to vote thereon and at the time of such meeting there shall exist a Competing Transaction; or (iii) Section 8.01(g)(i), (ii) or (iii) or Section 8.01(h) and at the time of such termination there shall exist a Competing Transaction and the terms of such Competing Transaction provide that Blockbuster's stockholders shall receive consideration having a higher per share value than the consideration per share payable to Blockbuster's stockholders under this Agreement then in any such event Blockbuster shall pay to Viacom an amount equal to Viacom's Expenses; provided, however, that in no event shall Blockbuster be obligated to pay any of Viacom's Expenses exceeding $50,000,000. For purposes of this Section 8.05(b), the per share value of the consideration payable to the Blockbuster stockholders under this Agreement and under the terms of the Competing Transaction shall be the blended weighted average price per share determined as of the close of business on the business day prior to the date this Agreement is terminated.

     (c) Any payment required to be made pursuant to Section 8.05(b) shall be made as promptly as practicable but not later than five business days after the delivery by Viacom to Blockbuster of a statement setting forth any of Viacom's Expenses in reasonable detail and shall be made by wire transfer of immediately available funds to an account designated by Viacom.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     SECTION 9.01. Effectiveness of Representations, Warranties and Agreements. (a) Except as set forth in Section 9.01(b), the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

     (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article VIII; except that the agreements set forth in Articles I, II and IX and Sections 6.02 and 6.16 shall survive the Effective Time and those set forth in Sections 6.01(b), 8.02 and 8.05 and Article IX hereof shall survive termination.

     (c) Notwithstanding anything to the contrary in this Agreement, no action taken by Viacom in connection with the acquisition of Paramount, or effect thereof, shall cause any breach of a representation, warranty or covenant under this Agreement.

     SECTION 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile numbers specified below:

      (a)  If to Viacom:

           Viacom Inc.
           1515 Broadway
           New York, New York 10036

           Attention: Senior Vice President,
                       General Counsel and Secretary

           Facsimile No.: (212) 258-6134


           with a copy to:

           Shearman & Sterling
           599 Lexington Avenue
           New York, NY 10022

           Attention: Stephen R. Volk, Esq.

           Facsimile No.: (212) 848-7179


      (b)  If to Blockbuster:

           Blockbuster Entertainment Corporation
           One Blockbuster Plaza
           Fort Lauderdale, Florida 33301-1860

           Attention: Vice President,
                       General Counsel and Secretary

           Facsimile No.: (305) 852-3939


           with a copy to:

           Skadden, Arps, Slate, Meagher & Flom
           919 Third Avenue
           New York, New York 10022

           Attention: Roger S. Aaron, Esq.

           Facsimile No.: (212) 735-2001

     SECTION 9.03. Certain Definitions. For purposes of this Agreement, the term:

          (a) "affiliate" means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "beneficial owner", with respect to any shares of Blockbuster Common Stock, means, unless otherwise defined herein, a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates, or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

          (c) "business day" means any day other than a day on which (i) banks in the State of New York are authorized or obligated to be closed or (ii) the New York Stock Exchange is closed;

          (d) "control" (including the terms "controlled", "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise; and

          (e) "subsidiary" or "subsidiaries" of Blockbuster, Viacom, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Blockbuster, Viacom, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 9.06. Entire Agreement. This Agreement (together with the Exhibit, the Blockbuster Disclosure Schedule, the Viacom Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 9.07. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than the provisions of Sections 6.02 and 6.16), is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.09. Governing Law. Except to the extent that Delaware Law is mandatorily applicable to the Merger and the rights of the stockholders of Blockbuster and Viacom, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     SECTION 9.10. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Viacom and Blockbuster have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          VIACOM INC.

                                          By: /s/ SUMNER M. REDSTONE
                                              ..................................

                                              Name: Sumner M. Redstone
                                            Title: Chairman of the Board

ATTEST:

By:       /s/ PHILIPPE P. DAUMAN
    ..................................

    Name: Philippe P. Dauman
    Title: Senior Vice President,
        General Counsel and Secretary

                                          BLOCKBUSTER ENTERTAINMENT CORPORATION

                                          By:    /s/ H. WAYNE HUIZENGA
                                              ..................................

                                              Name: H. Wayne Huizenga
                                            Title: Chairman of the Board and
                                                Chief Executive Officer

ATTEST:

By:         /s/ THOMAS W. HAWKINS
    ..................................

    Name: Thomas W. Hawkins
    Title: Vice President, General
    Counsel and Secretary

                                                                         ANNEX A

                        VARIABLE COMMON RIGHTS ("VCRS")
                                   TERM SHEET

     ISSUER:                                                          VIACOM INC.
     -------                                                          -----------
No. of VCRs to be issued:...........  One VCR per Blockbuster Share issued and outstanding at the time of the
                                        Merger, including Blockbuster Shares subject to outstanding employee stock options.
Maturity:...........................  First anniversary of Merger.
Trading/Listing:....................  VCRs will be certificated and trade separately from Viacom Common Shares.
                                        Viacom will use best efforts to list VCRs on AMEX or such other exchange on which its shares are then listed.
Payout:.............................  In the ninety trading day period immediately preceding Maturity (the
                                        "Valuation Period"), a value for Viacom B Common Shares ("B Share Value")
                                        will be determined. The B Share Value will equal the average closing price on the AMEX (or such other exchange on which such shares are then listed) for a Viacom B Common Share during any 30 consecutive trading days in the Valuation Period which yield the highest such average closing price.
                                      Subject to the dilution protection mentioned below, each VCR will represent a fraction of one Viacom B Common Share, such fraction to be determined based upon the B Share Value, as set forth below:
B Share Value.......................  Value of VCR*
$0 to $35.99........................  .13829

$36 to $40..........................       30 -.32       - .08 - .60615
                                        -------------
                                        B Share Value

$40.01 to $47.99....................  .05929

$48 to $52..........................       36 -.32       - .08 - .60615
                                        -------------
                                        B Share Value

$52.01 and above....................  0
Maximum Payout:.....................  .13829 of one Viacom B Common Share.
Minimum Payout:.....................  0
General Market Adjustment:..........  The dollar amounts set forth in the table above under "B Share Value" will be reduced by a percentage equal to any percentage decline in excess of
                                        25% in the S&P 400 Index from the Merger to Maturity.
Limitation on Payout:...............  Notwithstanding the table above, if at any time during the period from the
                                        Merger to Maturity the average closing price for a Viacom B Common Share on AMEX (or such other exchange on which such shares are then listed) for any 30 consecutive trading days is:
                                      (a) above $40, then the maximum payout, if any, for each VCR will equal
                                        .05929 of one Viacom B Common Share; or

- ---------------
* Expressed as a fraction of one Viacom B Common Share

                                      (b) above $52, then the VCRs will have no value and will automatically terminate.
Dilution Protection.................  The number of Viacom B Shares represented by each VCR will be adjusted to appropriately reflect any distribution or dividend paid in Viacom B
                                        Shares and any combination, split or reclassification of Viacom B Shares.
Determination of Trading Period.....  For purposes of determining any period of consecutive trading days, trading days shall not be included if, (i) during the first month following the
                                        Effective Time, fewer than 400,000 shares of Viacom B Shares trade, (ii)
                                        during the second month following the Effective Time, fewer than 300,000 shares of Viacom B Shares trade, (iii) during the third month following the Effective Time, fewer than 250,000 shares of Viacom B Shares trade and (iv) from and after the first day of the fourth month following the
                                        Effective Time, fewer than 200,000 shares of Viacom B Shares trade.
                                      Neither Viacom Inc., National Amusements Inc. nor any of their affiliates shall trade in Viacom B Shares during the period from the Merger to
                                        Maturity, except for benefit plan purposes.

                                                                    EXHIBIT 6.13

                            FORM OF AFFILIATE LETTER

Viacom Inc.
1515 Broadway
New York, NY 10036

Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Blockbuster Entertainment Corporation, a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of January 7, 1994 (the "Agreement"), between Viacom Inc., a Delaware corporation ("Viacom"), and the Company, the Company will be merged with and into Viacom (the "Merger").

     As a result of the Merger, I may receive (A) shares of (i) Class A Common Stock, par value $.01 per share, of Viacom (the "Viacom Class A Common Stock") and (ii) Class B Common Stock, par value $.01 per share, of Viacom (the "Viacom Class B Common Stock"; and, together with the Viacom Class A Common Stock, the "Viacom Common Stock") and (B) VCRs (as defined in the Agreement) (the VCRs, together with the Viacom Common Stock, being the "Viacom Securities"). I would receive such Viacom Securities in exchange for, respectively, shares (or options for shares) owned by me of common stock, par value $.10 per share, of the Company (the "Company Common Stock").

     I represent, warrant and covenant to Viacom that in the event I receive any Viacom Securities as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of the Viacom Securities in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Viacom Common Stock to the extent I felt necessary, with my counsel or counsel for the Company.

          C. I have been advised that the issuance of Viacom Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an affiliate of the Company and (b) the distribution by me of the Viacom Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Viacom Securities issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Viacom, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that Viacom is under no obligation to register the sale, transfer or other disposition of the Viacom Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Merger.

          E. I also understand that there will be placed on the certificates for the Viacom Securities issued to me, or any substitutions therefor, a legend stating in substance:

        "THE [SHARES] [RIGHTS] REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE [SHARES] [RIGHTS] REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED
                           , 1994 BETWEEN THE REGISTERED HOLDER HEREOF AND VIACOM INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF VIACOM INC."

          F. I also understand that unless a sale or transfer is made in conformity with the provisions of Rule 145, or pursuant to a registration statement, Viacom reserves the right to put the following legend on the certificates issued to my transferee:

        "THE [SHARES] [RIGHTS] REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE [SHARES] [RIGHTS] HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

     It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Viacom a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably satisfactory to Viacom in form and substance reasonably satisfactory to Viacom, to the effect that such legend is not required for purposes of the Act.

     Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,

                                          ......................................

                                          Name:

Accepted this   day of
             , 1994, by
VIACOM INC.
By ...................................

   Name:
    Title:

                                                                [CONFORMED COPY]

                                   AMENDMENT

     THIS AMENDMENT is made and entered into this 15th day of June, 1994 by and between VIACOM INC., a Delaware corporation ("Viacom"), and BLOCKBUSTER ENTERTAINMENT CORPORATION, a Delaware corporation ("Blockbuster").

                                   RECITALS:

     A. Viacom and Blockbuster entered into that certain Agreement and Plan of Merger, dated as of January 7, 1994 (the "Merger Agreement"), between Viacom and Blockbuster. Unless otherwise defined herein, the terms defined in the Merger Agreement shall be used herein as therein defined.

     B. The parties desire to make certain amendments to Sections 5.01(b)(ii) and (e)(i) of the Merger Agreement.

     C. The parties desire to enter into this Amendment.

                                   AGREEMENT:

     For and in consideration of the foregoing Recitals, the mutual covenants set forth below and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. The parties hereby each agree to amend Section 5.01 of the Merger Agreement by deleting the phrase "$10,000,000, or which, in the aggregate, do not exceed $25,000,000" in each of Subsections 5.01(b)(ii) and 5.01(e)(i) and replacing it with "$50,000,000 individually or in the aggregate".

     2. Except as specifically referenced herein, no other provision of the Merger Agreement shall be affected by this Amendment.

     3. This Amendment shall become effective as of the date first above written when a counterpart of this Amendment shall have been executed by each of the parties hereto. This Amendment may be executed and delivered (including by facsimile transmission) in any number of counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment.

     4. The terms "this agreement", "hereof", "herein" or words of like import contained in the Merger Agreement shall be deemed to refer to the Merger Agreement as amended hereby.

     5. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     IN WITNESS WHEREOF, Viacom and Blockbuster have executed this Amendment as of the date first written above.

                                          VIACOM INC.

                                          By: /s/ FRANK J.BIONDI

                                          Title: President and Chief Executive
                                                 Officer

                                          BLOCKBUSTER ENTERTAINMENT
                                          CORPORATION

                                          By: /s/ H. WAYNE HUIZENGA

                                          Title: Chairman

PRELIMINARY
COPIES                                                                 ANNEX II
CONFIDENTIAL, FOR USE OF
THE COMMISSION ONLY

                                VOTING AGREEMENT

                                                                [CONFORMED COPY]

                                VOTING AGREEMENT

     VOTING AGREEMENT, dated as of January 7, 1994 (this "Agreement"), between NATIONAL AMUSEMENTS, INC., a Maryland corporation (the "Stockholder"), and BLOCKBUSTER ENTERTAINMENT CORPORATION, a Delaware corporation ("Blockbuster").

     WHEREAS, Viacom Inc., a Delaware corporation ("Viacom"), and Blockbuster propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, that Blockbuster will merge with Viacom pursuant to the merger contemplated by the Merger Agreement (the "Merger");

     WHEREAS, as of the date hereof, the Stockholder owns (i) 45,547,214 shares of Class A Common Stock, par value $.01 per share, of Viacom ("Viacom Class B Common Stock") and (ii) 46,565,414 shares of Class B Common Stock, par value $.01 per share, of Viacom ("Viacom Class B Common Stock"; together with the Viacom Class A Common Stock, the "Viacom Common Stock"); and

     WHEREAS, as a condition to the willingness of Blockbuster to enter into the Merger Agreement, Blockbuster has required that the Stockholder agree, and in order to induce Blockbuster to enter into the Merger Agreement, the Stockholder has agreed, to enter into this Agreement with respect to all the shares of Viacom Class A Common Stock now owned and which may hereafter be acquired by the Stockholder (the "Shares").

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                VOTING OF SHARES

     SECTION 1.01. Voting Agreement. The Stockholder hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of Viacom, however called, and in any action by consent of the stockholders of Viacom, the Stockholder shall vote the Shares: (a) in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement, including, but not limited to, the amendments to the Certificate of Incorporation of Viacom contemplated thereby, and (b) against any proposal for any recapitalization, merger, sale of assets or other business combination between Viacom and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Viacom under the Merger Agreement or which could result in any of the conditions to Viacom's obligations under the Merger Agreement not being fulfilled. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

     The Stockholder hereby represents and warrants to Blockbuster as follows:

     SECTION 2.01. Authority Relative to This Agreement. The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Stockholder, and no other corporate proceedings on the part of the Stockholder are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Blockbuster, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

     SECTION 2.02. No Conflict. (a) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder shall not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of the Stockholder, (ii) conflict with or violate any law, rule, regulation, order, judgement or decree applicable to the Stockholder or by which the Shares are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Shares are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by the Stockholder of its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity (as such term is defined in the Merger Agreement) except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of its obligations under this Agreement.

     SECTION 2.03. Title to the Shares. As of the date hereof, the Stockholder is the record and beneficial owner of 45,547,214 shares of Viacom Class A Common Stock. Other than 46,565,414 shares of Viacom Class B Common Stock of which the Stockholder is the record and beneficial owner, such Shares are all the securities of Viacom owned, either of record or beneficially, by the Stockholder. The Shares are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Stockholder's voting rights, charges and other encumbrances of any nature whatsoever. The Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares.

                                  ARTICLE III

                         COVENANTS OF THE STOCKHOLDERS

     SECTION 3.01. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except as contemplated by this Agreement, the Merger Agreement and the Voting Agreement, dated as of September 12, 1993, as amended, between the Stockholder and Paramount Communication Inc., the Stockholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares which is inconsistent with this Agreement.

     SECTION 3.02. Transfer of Title. The Stockholder hereby covenants and agrees that the Stockholder shall not transfer record or beneficial ownership of any of the Shares unless the transferee agrees in writing to be bound by the terms and conditions of this Agreement.

                                   ARTICLE IV

                                 MISCELLANEOUS

     SECTION 4.01. Termination. This Agreement shall terminate upon the termination of the Merger Agreement.

     SECTION 4.02. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 4.03. Entire Agreement. This Agreement constitutes the entire agreement between Blockbuster and the Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Blockbuster and the Stockholder with respect to the subject matter hereof.

     SECTION 4.04. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 4.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable or being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     SECTION 4.06. Governing Law. Except to the extent that the General Corporation Law of the State of Delaware is mandatorily applicable to the rights of the stockholders of Viacom, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     IN WITNESS WHEREOF, the Stockholder and Blockbuster have caused this Agreement to be duly executed on the date hereof.

                                          NATIONAL AMUSEMENTS, INC.

                                          By: /s/ SUMNER M. REDSTONE
                                              ..................................

                                              Name: Sumner M. Redstone
                                            Title: Chairman of the Board,
                                                    President and Chief
                                                    Executive Officer

                                          BLOCKBUSTER ENTERTAINMENT CORPORATION

                                          By: /s/ H. WAYNE HUIZENGA
                                              ..................................

                                              Name: H. Wayne Huizenga
                                            Title: Chairman of the Board and
                                                    Chief Executive Officer

PRELIMINARY
COPIES                                                                ANNEX III
CONFIDENTIAL, FOR USE OF
THE COMMISSION ONLY

                      STOCKHOLDERS STOCK OPTION AGREEMENT

                                                                [CONFORMED COPY]

                              AMENDED AND RESTATED
                      STOCKHOLDERS STOCK OPTION AGREEMENT

     AMENDED AND RESTATED STOCKHOLDERS STOCK OPTION AGREEMENT, dated as of January 7, 1994, among VIACOM INC., a Delaware corporation ("Viacom"), and each other person and entity listed on the signature pages hereof (each, a "Stockholder").

     WHEREAS, as of the date hereof each Stockholder owns (either beneficially or of record) the number of shares of common stock, par value $0.10 per share ("Blockbuster Common Stock"), of Blockbuster Entertainment Corporation, a Delaware corporation ("Blockbuster"), set forth opposite such Stockholder's name on Exhibit A hereto (all such shares and any shares hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the "Shares");

     WHEREAS, Viacom and Blockbuster propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides, upon the terms and subject to the conditions thereof, for the merger of Blockbuster with and into Viacom (the "Merger"); and

     WHEREAS, as a condition to the willingness of Viacom to enter into the Merger Agreement, Viacom has requested that each Stockholder agree, and, in order to induce Viacom to enter into the Merger Agreement, each Stockholder has agreed, severally and not jointly, to grant Viacom options to purchase such Stockholder's Shares;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE OPTIONS

     SECTION 1.01. Grant of Options. Each Stockholder hereby grants to Viacom an irrevocable option (each, an "Option") to purchase such Stockholder's Shares at a price per Share equal to $30.125 (the "Purchase Price"). Each Option shall expire if not exercised prior to the close of business on the 120th day following termination of the Merger Agreement. Each Option shall also expire if the Merger Agreement is terminated pursuant to Section 8.01(c) thereof.

     SECTION 1.02. Exercise of Options. Provided that (a) to the extent necessary, any applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act") with respect to the exercise of an Option shall have expired or been terminated and (b) no preliminary or permanent injunction or other order, decree or ruling issued by any court or governmental or regulatory authority, domestic or foreign, of competent jurisdiction prohibiting the exercise of an Option or the delivery of Shares shall be in effect, Viacom may exercise any or all of the Options at any time following termination of the Merger Agreement (other than a termination pursuant to Section 8.01(c) thereof) until the expiration of such Options, provided that at the time of exercise of the Options there exists a Competing Transaction (as defined in the Merger Agreement) with respect to Blockbuster. In the event that Viacom wishes to exercise an Option, Viacom shall give written notice (the date of such notice being herein called the "Notice Date"), to the Stockholder who granted such Option specifying a place and date (not later than ten Business Days (as defined below) and not earlier than three Business Days following the Notice Date) for closing such purchase (the "Closing"). For the purposes of this
                                     III-1

Agreement, the term "Business Day" shall mean a Saturday, a Sunday or a day on which banks are not required or authorized by law or executive order to be closed in the City of New York.

     SECTION 1.03. Payment for and Delivery of Certificates. At the Closing, (a) Viacom shall pay the aggregate Purchase Price for the Shares being purchased from each Stockholder by wire transfer in immediately available funds of the total amount of the Purchase Price for such Shares to an account designated by such Stockholder by written notice to Viacom, and (b) each Stockholder whose Shares are being purchased shall deliver to Viacom a certificate or certificates evidencing such Stockholder's Shares, and such Stockholder agrees that such Shares shall be transferred free and clear of all liens. All such certificates shall be duly endorsed in blank, or with appropriate stock powers, duly executed in blank, attached thereto, in proper form for transfer, with the signature of such Stockholder thereon guaranteed, and with all applicable taxes paid or provided for.

                                   ARTICLE II

                       REPRESENTATIONS AND WARRANTIES OF
                                THE STOCKHOLDERS

     Each Stockholder, severally and not jointly, hereby represents and warrants to Viacom as follows:

     SECTION 2.01. Due Organization, etc. Such Stockholder (if it is a corporation, partnership or other legal entity) is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Such Stockholder has full power and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and, assuming its due authorization, execution and delivery by Viacom, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 2.02. No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or similar organizational document of such Stockholder (in the case of a Stockholder that is a corporation, partnership or other legal entity), (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which it or any of its properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of such Stockholder or (if such Stockholder purports to be a corporation) any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by such Stockholder of its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or
                                     III-2
foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of its obligations under this Agreement.

     SECTION 2.03. Title to Shares. At the Closing such Stockholder will deliver good and valid title to its Shares free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, other than pursuant to this Agreement. Subject to Permitted Liens (as defined below), which will be eliminated prior to or at the Closing, such Stockholder has full right, power and authority to sell, transfer and deliver its Shares pursuant to this Agreement. Upon delivery of such Shares and payment of the Purchase Price therefor as contemplated herein, Viacom will receive good and valid title to such Shares, free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction or encumbrance of any kind.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF VIACOM

     Viacom hereby represents and warrants to each Stockholder as follows:

     SECTION 3.01. Due Organization, etc. Viacom is a corporation duly organized and validly existing under the laws of the State of Delaware. Viacom has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Viacom have been duly authorized by all necessary corporate action on the part of Viacom. This Agreement has been duly executed and delivered by Viacom and, assuming its due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of Viacom, enforceable against Viacom in accordance with its terms.

     SECTION 3.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Viacom do not, and the performance of this Agreement by Viacom will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Viacom, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Viacom or by which Viacom or any of its properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Viacom pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Viacom is a party or by which it or any of its properties is bound or affected, except for any such breaches, defaults or other occurrences that would not cause or create a material risk of non-performance or delayed performance by Viacom of its obligations under this Agreement.

     (b) The execution and delivery of this Agreement by Viacom do not, and the performance of this Agreement by Viacom will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Viacom of its obligations under this Agreement.

     SECTION 3.03. Investment Intent. The purchase of Shares from any Stockholder pursuant to this Agreement is for the account of Viacom for the purpose of investment and not with a view to or for sale
                                     III-3
in connection with any distribution thereof within the meaning of the Securities Act, and the rules and regulations promulgated thereunder.

                                   ARTICLE IV

                         TRANSFER AND VOTING OF SHARES

     SECTION 4.01. Transfer of Shares. During the term of the Options, and except as otherwise provided herein, each Stockholder shall not (a) sell, pledge (other than Permitted Liens (as defined below)) or otherwise dispose of any of its Shares, (b) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Blockbuster Common Stock (other than, in the case of John J. Melk and Donald F. Flynn, the Amended and Restated Proxy Agreement, dated as of January 7, 1994, among Viacom and each other person and entity listed on the signature pages thereof). Exercise of rights or remedies pursuant to bona fide pledges of Shares to banks or other financial institutions ("Permitted Liens") are not restricted by this Agreement; provided that in the case of Permitted Liens granted after the date of this Agreement, such Shares continue to be subject to the Options.

     SECTION 4.02. Voting of Shares; Further Assurances. (a) Each Stockholder, by this Agreement, with respect to those Shares that it owns of record, does hereby constitute and appoint Viacom, or any nominee of Viacom, with full power of substitution, during and for the term of the Option granted by such Stockholder hereunder (or, following termination of the Merger Agreement, during such periods as the Options are exercisable), as its true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such Shares as its proxy, at every annual, special or adjourned meeting of the stockholders of Blockbuster (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to Blockbuster that the law of the State of Delaware may permit or require) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Blockbuster and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Blockbuster under the Merger Agreement or which could result in any of the conditions to Blockbuster's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Each Stockholder further agrees to cause the Shares owned by it beneficially to be voted in accordance with the foregoing. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

     (b) If Viacom shall exercise any Option in accordance with the terms of this Agreement, and without additional consideration, the Stockholder who granted such Option shall execute and deliver further transfers, assignments, endorsements, consents and other instruments as Viacom may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement, including the transfer of any and all of such Stockholder's Shares to Viacom and the release of any and all liens, claims and encumbrances covering such Shares.

     (c) Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Viacom the power to carry out the provisions of this Agreement.

                                     III-4

                                   ARTICLE V

                               GENERAL PROVISIONS

     SECTION 5.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

          (a) If to Viacom:

              Viacom Inc.
              1515 Broadway
              New York, New York 10036
              Attention: Senior Vice President,
              General Counsel and Secretary
              Telecopier No.: 212-258-6134

              with a copy to:

              Shearman & Sterling
              599 Lexington Avenue
              New York, NY 10022
              Attention: Stephen R. Volk, Esq.
              Telecopier No.: (212) 848-7179

          (b) If to a Stockholder, to the address set forth below such Stockholder's name on the signature pages hereof.

              with a copy to:

              Blockbuster Entertainment Corporation
              One Blockbuster Plaza
              Fort Lauderdale, Florida 33301
              Attention: Vice President, General
              Counsel and Secretary
              Telecopier No.: 305-832-3929

     SECTION 5.02. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 5.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 5.04. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

                                     III-5

     SECTION 5.05. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 5.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 5.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 5.08. Governing Law. Except to the extent that Delaware Law is mandatorily applicable to the rights of the stockholders of Blockbuster, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed entirely within that state.

     SECTION 5.09. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                                     III-6

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          VIACOM INC.

                                          By:        /s/ SUMNER M. REDSTONE
                                              ..................................

                                              Name: Sumner M. Redstone
                                            Title: Chairman of the Board

                                                      /s/ H. WAYNE HUIZENGA
                                              ..................................

                                              H. Wayne Huizenga
                                            c/o Blockbuster Entertainment
                                            Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                                      /s/ STEVEN R. BERRARD
                                              ..................................

                                              Steven R. Berrard
                                            c/o Blockbuster Entertainment
                                            Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                                          /s/ JOHN J. MELK
                                              ..................................

                                              John J. Melk
                                            c/o Blockbuster Entertainment
                                            Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                                       /s/ DONALD F. FLYNN
                                              ..................................

                                              Donald F. Flynn
                                            c/o Blockbuster Entertainment
                                            Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                                      /s/ G. HARRY HUIZENGA
                                              ..................................

                                              G. Harry Huizenga
                                            for G. Harry Huizenga
                                            and Jean Huizenga
                                            c/o Blockbuster Entertainment
                                            Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                     III-7

                                                                       EXHIBIT A

                              LIST OF STOCKHOLDERS

                                                                                           NUMBER OF SHARES OF
NAME OF STOCKHOLDER                                                                      BLOCKBUSTER COMMON STOCK
- -------------------                                                                     --------------------------
H. Wayne Huizenga.....................................................................            10,905,885
Steven R. Berrard.....................................................................                 4,970
John J. Melk..........................................................................             1,547,058
Donald F. Flynn.......................................................................             1,547,057
Harry and Jean Huizenga...............................................................             1,572,241

                                     III-8

PRELIMINARY
COPIES                                                                ANNEX IV
CONFIDENTIAL, FOR USE OF
THE COMMISSION ONLY

                                PROXY AGREEMENT

                                                                [CONFORMED COPY]

                      AMENDED AND RESTATED PROXY AGREEMENT

     AMENDED AND RESTATED PROXY AGREEMENT, dated as of January 7, 1994, among VIACOM INC., a Delaware corporation ("Viacom"), and each other person and entity listed on the signature pages hereof (each, a "Stockholder").

     WHEREAS, as of the date hereof each Stockholder owns (either beneficially or of record) the number of shares of common stock, par value $0.10 per share ("Blockbuster Common Stock"), of Blockbuster Entertainment Corporation, a Delaware corporation ("Blockbuster"), set forth opposite such Stockholder's name on Exhibit A hereto (all such shares and any shares hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the "Shares");

     WHEREAS, Viacom and Blockbuster propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the "Merger Agreement"), which provides, upon the terms and subject to the conditions thereof, for the merger of Blockbuster with and into Viacom (the "Merger"); and

     WHEREAS, as a condition to the willingness of Viacom to enter into the Merger Agreement, Viacom has requested that each Stockholder agree, and, in order to induce Viacom to enter into the Merger Agreement, each Stockholder has agreed, severally and not jointly, to grant Viacom proxies to vote such Stockholder's Shares;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                       REPRESENTATIONS AND WARRANTIES OF
                                THE STOCKHOLDERS

     Each Stockholder, severally and not jointly, hereby represents and warrants to Viacom as follows:

     SECTION 1.01. Due Organization, etc. Such Stockholder (if it is a corporation, partnership or other legal entity) is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization. Such Stockholder has full power and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and, assuming its due authorization, execution and delivery by Viacom, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 1.02. Title to Shares. Such Stockholder is the record or beneficial owner of its Shares free and clear of any proxy or voting restriction other than pursuant to this Agreement.

                                   ARTICLE II

                         TRANSFER AND VOTING OF SHARES

     SECTION 2.01. Transfer of Shares. During the Proxy Term (as defined below), and except as otherwise provided herein, each Stockholder shall not (a) sell, pledge (other than Permitted Liens (as defined below)) or otherwise dispose of any of its Shares, (b) deposit its Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy with respect thereto or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer or other disposition of any Blockbuster Common Stock (other than, in the case of John J. Melk and Donald F. Flynn, the Amended and Restated Stockholders Stock Option Agreement, dated as of January 7, 1994, among Viacom and each other person and entity listed on the signature pages thereof). Exercise of rights or remedies pursuant to bona fide pledges of Shares to banks or other financial institutions ("Permitted Liens") are not restricted by this Agreement. Viacom acknowledges that 575,000 of the Shares owned by Dean L. Buntrock are subject to a pre-existing option and related pledge agreement granted to an unrelated third party.

     SECTION 2.02. Voting of Shares; Further Assurances. (a) Each Stockholder, by this Agreement, with respect to those Shares that it owns of record, does hereby constitute and appoint Viacom, or any nominee of Viacom, with full power of substitution, during and for the Proxy Term, as its true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such Shares as its proxy, at every annual, special or adjourned meeting of the stockholders of Blockbuster (including the right to sign its name (as stockholder) to any consent, certificate or other document relating to Blockbuster that the law of the State of Delaware may permit or require) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Blockbuster and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Blockbuster under the Merger Agreement or which could result in any of the conditions to Blockbuster's obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Each Stockholder further agrees to cause the Shares owned by it beneficially to be voted in accordance with the foregoing.

     (b) For the purposes of this Agreement, "Proxy Term" shall mean the period from the execution of this Agreement until the termination of the Merger Agreement, and following termination of the Merger Agreement (other than a termination pursuant to Section 8.01(c) thereof), during such time as a Competing Transaction (as defined in the Merger Agreement) exists with respect to Blockbuster; provided that in no event shall the Proxy Term extend beyond the close of business on the 120th day following termination of the Merger Agreement.

     (c) Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Viacom the power to carry out the provisions of this Agreement.

                                  ARTICLE III

                               GENERAL PROVISIONS

     SECTION 3.01. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 3.02. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 3.03. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 3.04. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 3.05. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     SECTION 3.06. Governing Law. Except to the extent that Delaware Law is mandatorily applicable to the rights of the stockholders of Blockbuster, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and to be performed entirely within that state.

     SECTION 3.07. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                          VIACOM INC.

                                          By: /s/ SUMNER M. REDSTONE
                                              ..................................

                                              Name: Sumner M. Redstone
                                            Title: Chairman of the Board

                                          PHILIPS ELECTRONICS N.V.

                                          By: /s/ D.G. EUSTACE
                                              ..................................

                                              Name: D.G. Eustace
                                            Title: Executive Vice President
                                            Groenewoudseweg 1
                                            5621 BA
                                            Eindhoven, The Netherlands

                                          WESTBURY (BERMUDA) LTD.

                                          By: /s/ JAMES WATT
                                              ..................................

                                              Name: James Watt
                                            Title: Vice President
                                            Victoria Hall
                                            11 Victoria Street
                                            P.O. Box HM 1065
                                            Hamilton HM EX
                                            Bermuda

                                              /s/ JOHN J. MELK
                                              ..................................

                                              John J. Melk
                                            c/o Blockbuster Entertainment
                                              Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                              /s/ DONALD F. FLYNN
                                              ..................................

                                              Donald F. Flynn
                                            c/o Blockbuster Entertainment
                                              Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                              /s/ GEORGE D. JOHNSON, JR.
                                              ..................................

                                              George D. Johnson, Jr.
                                            c/o Blockbuster Entertainment
                                              Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                               /s/ SCOTT A. BECK
                                              ..................................

                                              Scott A. Beck
                                            c/o Blockbuster Entertainment
                                              Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                              /s/ HARRIS W. HUDSON
                                              ..................................

                                              Harris W. Hudson
                                            529 Bontana Avenue
                                            Fort Lauderdale, FL 33301

                                              /s/ BONNIE J. HUDSON
                                              ..................................

                                              Bonnie J. Hudson
                                            529 Bontana Avenue
                                            Fort Lauderdale, FL 33301

                                              /s/ PETER HUIZENGA
                                              ..................................

                                              Peter Huizenga Trustee,
                                            Peter H. Huizenga Sr.
                                            Testamentary Trust
                                            c/o Blockbuster Entertainment
                                              Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                              /s/ PETER HUIZENGA
                                              ..................................

                                              Peter Huizenga
                                            c/o Blockbuster Entertainment
                                              Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                              /s/ PETER HUIZENGA
                                              ..................................

                                              Peter Huizenga Trustee,
                                            Elizabeth I. Huizenga Trust
                                            c/o Blockbuster Entertainment
                                              Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                              /s/ PETER HUIZENGA
                                              ..................................

                                              Peter Huizenga Trustee,
                                            Betsy Huizenga Trust
                                            c/o Blockbuster Entertainment
                                              Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                              /s/ PETER HUIZENGA
                                              ..................................

                                              Peter Huizenga Trustee,
                                            Greta Huizenga Trust
                                            c/o Blockbuster Entertainment
                                              Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                             /s/ HEIDI HUIZENGA
                                              ..................................

                                              Heidi Huizenga Trustee,
                                            Peter Huizenga Jr. Trust
                                            c/o Blockbuster Entertainment
                                              Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                              /s/ HEIDI HUIZENGA
                                              ..................................

                                              Heidi Huizenga Trustee,
                                            Timothy Huizenga Trust
                                            c/o Blockbuster Entertainment
                                              Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                              /s/ DEAN L. BUNTROCK
                                              ..................................

                                              Dean L. Buntrock
                                            c/o Blockbuster Entertainment
                                              Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                              /s/ ROSEMARIE BUNTROCK
                                              ..................................

                                              Rosemarie Buntrock
                                            c/o Blockbuster Entertainment
                                              Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                              /s/ ROSEMARIE BUNTROCK
                                              ..................................

                                              Rosemarie Buntrock Trustee,
                                            Buntrock Family Video Trust
                                            c/o Blockbuster Entertainment
                                              Corporation
                                            One Blockbuster Plaza
                                            Fort Lauderdale, FL 33301

                                                                       EXHIBIT A

                              LIST OF STOCKHOLDERS

                                                                                           NUMBER OF SHARES OF
NAME OF STOCKHOLDERS                                                                     BLOCKBUSTER COMMON STOCK
- --------------------                                                                    --------------------------
Philips Electronics N.V...............................................................            17,245,211
Westbury (Bermuda) Inc................................................................             1,400,000
John J. Melk..........................................................................             5,217,196
Donald F. Flynn.......................................................................             4,398,119
George D. Johnson, Jr.................................................................             2,827,465
Scott A. Beck.........................................................................             3,290,819
Harris W. Hudson and Bonnie J. Hudson.................................................               821,388
Peter Huizenga, as trustee for Peter H. Huizenga Sr. Testamentary Trust...............             1,771,296
Peter Huizenga........................................................................               431,390
Peter Huizenga, as trustee for Elizabeth I. Huizenga Trust............................                50,000
Peter Huizenga, as trustee for Betsy Huizenga Trust...................................                20,800
Peter Huizenga, as trustee for Greta Huizenga Trust...................................                20,800
Heidi Huizenga, as trustee for Peter Huizenga Jr. Trust...............................                20,800
Heidi Huizenga, as trustee for Timothy Huizenga Trust.................................                20,800
Dean L. Buntrock......................................................................             1,993,984
Rosemarie Buntrock....................................................................               382,150
Rosemarie Buntrock, as trustee for Buntrock Family Video Trust........................               355,506

PRELIMINARY
COPIES                                                                 ANNEX V
CONFIDENTIAL, FOR USE OF
THE COMMISSION ONLY

                     OPINION OF SMITH BARNEY SHEARSON INC.

SMITH BARNEY SHEARSON

January 6, 1994
The Board of Directors
Viacom Inc.
1515 Broadway
New York, New York 10036

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to Viacom Inc. ("Viacom") and its stockholders, of (i) the Per Share Consideration (as defined hereunder) to be paid by Viacom pursuant to the terms and subject to the conditions set forth in the draft Agreement and Plan of Merger, dated January 6, 1994 (the "Merger Agreement"), by and between Blockbuster Entertainment Corporation ("Blockbuster") and Viacom, and (ii) the $1,250,000,015 of proceeds to be received by Viacom from Blockbuster through the sale of 22,727,273 shares of Class B Common Stock, par value $0.01 per share ("Class B Common Stock") pursuant to the draft Subscription Agreement, dated January 6, 1994, between Viacom and Blockbuster (the "Subscription Agreement"). As more fully described in the Merger Agreement, and subject to the terms and conditions set forth therein, (i) Blockbuster and Viacom will enter into a business combination transaction pursuant to which Blockbuster shall be merged with and into Viacom (the "Merger"), and (ii) each share of common stock, par value $0.10 per share, of Blockbuster ("Blockbuster Common Stock"), issued and outstanding at the effective time of the Merger and subject to adjustment as specified in the Merger Agreement, will be converted into the right to receive
(a) 0.0800 of one share of Class A Common Stock, par value $.01 per share of Viacom ("Class A Common Stock") (the "Class A Exchange Ratio"), (b) 0.60615 of one share of Class B Common Stock (the "Class B Exchange Ratio") (the Class B Common Stock together with the Class A Common Stock, the "Viacom Common Stock"), and (c) 1.000 variable contingent rights (a "VCR") issued by Viacom which, as more fully described in the Merger Agreement, provides for up to a maximum of
0.13829 shares of Class B Common Stock to be issued subsequent to the consummation of the Merger for each VCR held (the "VCR Exchange Ratio") (the VCR Exchange Ratio, together with the Class A Exchange Ratio and Class B Exchange Ratio, the "Exchange Ratio"). The total number of shares of Class A Common Stock and Class B Common Stock to be received per share of Blockbuster Common Stock pursuant to the Exchange Ratio hereinafter are collectively referred to as the "Per Share Consideration".

     We understand further that Viacom intends to increase the price of its currently outstanding tender offer (the "Offer") for shares of common stock par value $1.00 per share ("Paramount Common

Stock"), of Paramount Communications Inc. ("Paramount"), to $105 per share and that, if the Offer is consummated, Viacom intends to effect a merger of Paramount with and into Viacom or, alternatively, a merger of a new subsidiary of Viacom with and into Paramount (the "Paramount Merger"), with each share of Paramount Common Stock outstanding as of the effective time of such merger being converted into the right to receive (a) 0.93065 shares of Class B Common Stock and (b) 0.30408 shares of a new series of 5.00% Convertible Exchangeable Preferred Stock, par value $.01 per share with a liquidation value of $50.00, of Viacom containing the principal terms described in the Offer to Purchase, dated October 25, 1993, relating to the Offer, as amended and supplemented by the Supplement thereto, dated November 8, 1993, and the Second Supplement thereto, to be filed with the Securities and Exchange Commission on January 7, 1994 (the "Offer to Purchase").

     In arriving at our opinion, we have (i) reviewed the Merger Agreement and Subscription Agreement in the form presented to the Board of Directors of Viacom; (ii) revised the Offer to Purchase; (iii) met with certain senior officers of Viacom, Blockbuster and Paramount to discuss the business, operations, assets, financial condition and prospects of their respective companies; (iv) examined certain publicly available business and financial information relating to Viacom, Blockbuster and Paramount, and certain financial forecasts and other data for Viacom, Blockbuster and Paramount, and certain financial forecasts and other data for Viacom and Blockbuster which were provided to us by the senior management of Viacom, Blockbuster and Paramount, respectively, which are not publicly available; (v) taken into account certain long-term strategic benefits of the Merger and the Paramount Merger, both operational and financial, that were described to us by Viacom, Blockbuster and Paramount senior management; and (vi) reviewed the financial terms of the Merger as set forth in the Merger Agreement and the Paramount Merger as set forth in the Offer to Purchase in relation to, among other things, current and historical market prices and trading volumes of Viacom Common Stock, Blockbuster Common Stock and Paramount Common Stock; the earnings and book value per share of each of Viacom, Blockbuster and Paramount; and the capitalization and financial condition of each of Viacom, Blockbuster and Paramount. We have also considered, to the extent publicly available, the financial terms of certain other business combination transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies that we considered relevant in evaluating Viacom, Blockbuster and Paramount. We have also evaluated the pro forma financial impact of the Merger and the Paramount Merger on Viacom. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed necessary in arriving at our opinion.

     In arriving at our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise discussed with us. With respect to financial forecasts and other information provided to or otherwise discussed with us prepared by the senior managements of Viacom, Blockbuster and Paramount with respect to the expected future financial performance of Viacom, Blockbuster and Paramount, we assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective senior managements of Viacom, Blockbuster and Paramount. We express no opinion as to what the value of the Viacom Common Stock or the VCR will be when issued to Blockbuster stockholders pursuant to the Merger or the price at which the Viacom Common Stock or the VCR will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Viacom, Blockbuster or Paramount nor have we made any physical inspection of the properties or assets of Viacom, Blockbuster or Paramount. Our opinion herein is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

     Smith Barney Shearson Inc. has acted as financial advisor to Viacom in connection with this transaction and will receive a fee for such services. In the ordinary course of our business, we may actively trade the equity or debt securities of Viacom or Blockbuster for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Our advisory services and the opinion expressed herein are provided solely for the use of Viacom's Board of Directors in evaluating the Merger and are not on behalf of, and are not intended to confer rights or remedies upon, Blockbuster, any stockholder of Viacom or Blockbuster or any person other than Viacom's Board of Directors. It is understood that this opinion letter is for the information of the Board of Directors of Viacom only and, without our prior written consent, is not to be quoted or referred to, in whole or in part, in connection with the offering or sale of securities, nor shall this letter be used for any other purpose, other than in connection with the Joint Proxy Statement/Prospectus of Viacom and Blockbuster relating to the Merger and the Registration Statement of which such Proxy Statement/Prospectus forms a part.

     Based upon and subject to the foregoing, our experience as investment bankers and other factors we deemed relevant, we are of the opinion that, as of the date hereof, whether or not the Paramount Merger is consummated, (i) the Per Share Consideration payable by Viacom to Blockbuster and (ii) the consideration to be received by Viacom for shares of its Class B Common Stock pursuant to the Subscription Agreement are fair, from a financial point of view, to Viacom and its stockholders.

Very truly yours,

 /s/ SMITH BARNEY SHEARSON INC.
...............................

SMITH BARNEY SHEARSON INC.

PRELIMINARY
COPIES                                                                ANNEX VI
CONFIDENTIAL, FOR USE OF
THE COMMISSION ONLY

         OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                                                 Investment Banking Group

                                                 World Financial Center
                                                 North Tower
                                                 New York, New York 10281-1330

[Logo] Merrill Lynch

                                                                 August 23, 1994

The Board of Directors
Blockbuster Entertainment Corporation
One Blockbuster Plaza
200 South Andrews Avenue
Fort Lauderdale, FL 33301

Dear Members of the Board:

     Blockbuster Entertainment Corporation (the "Company") and Viacom Inc. ("Viacom") have entered into an agreement, dated as of January 7, 1994 (the "Merger Agreement"), pursuant to which, among other things, the Company will be merged with and into Viacom in a transaction (the "Merger") in which each outstanding share (other than any shares of Company Stock referred to below owned by the Company as treasury stock or by Viacom or any direct or indirect wholly-owned subsidiary of Viacom or of the Company, all of which will be canceled, and other than any shares of Company Stock held by stockholders who properly exercise and perfect stockholder appraisal rights, if any, under the General Corporation Law of the State of Delaware) of the Company's common stock, par value $.10 per share (the "Company Stock"), will be converted into the right to receive (i) 0.08 of one share of Class A Common Stock, par value $.01 per share, of Viacom (the "Viacom Class A Common Stock"), (ii) 0.60615 of one share of Class B Common Stock, par value $.01 per share, of Viacom (the "Viacom Class B Common Stock" and, together with the Viacom Class A Common Stock, the "Viacom Common Stock"), and (iii) up to an additional 0.13829 of one share of Viacom Class B Common Stock, with such amount to be determined in accordance with, and the right to receive such shares to be evidenced by, one variable common right (individually, a "Variable Common Right", and collectively, the "Variable Common Rights") issued by Viacom and having the terms described in the Merger Agreement. The ratios at which the Company Stock are converted into Viacom Common Stock and the Variable Common Rights, in accordance with the Merger Agreement, are referred to herein collectively as the "Conversion Ratio". Consummation of the Merger will be subject to the terms and conditions set forth in the Merger Agreement. We understand that it is intended that the Company and Viacom will recognize no gain or loss for federal income tax purposes as a result of the Merger.

     We understand that Viacom acquired all of the outstanding shares of common stock of Paramount Communications Inc. ("Paramount"), par value $1.00 per share (the "Paramount Common Stock"), by means of a cash tender offer by Viacom followed by a second-step merger of Paramount and Viacom (the "Paramount Merger"). All references to Viacom herein relating to a circumstance or event existing or occurring after the consummation of the Paramount Merger include references to Paramount.

     You have asked us whether, in our opinion, the proposed Conversion Ratio contemplated by the Merger Agreement is fair to the holders of the Company Stock (other than Viacom and its affiliates) from a financial point of view.

     In arriving at the opinion set forth below, we have, among other things:

         (1) Reviewed the Merger Agreement, the Amended and Restated Stockholders Stock Option Agreement dated as of January 7, 1994 among Viacom and each other person and entity a signatory thereto, the Amended and Restated Proxy Agreement dated as of January 7, 1994 among Viacom and each other person and entity a signatory thereto, the Voting Agreement dated as of January 7, 1994 between National Amusements, Inc. and Blockbuster and the Subscription Agreement dated as of January 7, 1994 between Blockbuster and Viacom;

         (2) Reviewed (a) the Company's Annual Reports, Forms 10-K and related financial information for the three years ended December 31, 1993 and the Company's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1994 and June 30, 1994; (b) Viacom's Annual Reports, Forms 10-K and related financial information for the three years ended December 31, 1993 and Viacom's Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1994 and June 30, 1994; (c) Paramount's Annual Reports, Forms 10-K and related financial information for the two years ended October 31, 1992, the Transition Reports on Form 10-K for the six-month period ended April 30, 1993, as amended, and the eleven-month period ended March 31, 1994, as amended, and the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994; (d) the preliminary joint proxy statement/prospectus on Schedule 14A of Viacom and Blockbuster as filed with the Securities and Exchange Commission on August 19, 1994 and the joint proxy statement/prospectus on
             Schedule 14A of Viacom and Paramount dated May 25, 1994; and (e) certain other filings with the Securities and Exchange Commission made by the Company, Viacom and Paramount, including proxy statements, Forms 8-K and registration statements, during the last three years;

         (3) Reviewed certain information, including financial forecasts relating to the business, earnings, cash flows, assets and prospects of the Company furnished to us by the Company and adjusted by us, based on information provided by the Company, for transactions that occurred subsequent to the date of such information and of Viacom furnished to us by Viacom and adjusted by us, based on information provided by Viacom;

         (4) Conducted discussions with members of senior management of the Company and Viacom concerning their respective businesses, prospects and strategic objectives as well as the strategic implications and operating efficiencies and possible synergies that might be realized following consummation of the Merger;

         (5) Reviewed the historical market prices and trading activity for Company Stock and Viacom Class B Common Stock and compared them with the Standard & Poor's 500 Index and selected other indices;

         (6) Compared the results of operations of the Company and Viacom with those of certain companies which we deemed to be similar in certain respects to the Company and Viacom, respectively;

         (7) Reviewed the financial terms of certain business combinations involving companies in lines of business which we deemed to be similar in certain respects to the Company and in other industries generally;

         (8) Analyzed the relative valuation of Company Stock, Viacom Common Stock and the blended value of the Viacom Common Stock and Variable Common Rights (including the theoretical trading value of the Variable Common Rights) to be received by the holders of the Company Stock in the Merger using various valuation methodologies which we deemed appropriate;

         (9) Analyzed the pro forma effect of the Merger on the combined company's coverage and leverage ratios following consummation of the Merger;

        (10) Analyzed the economic interests of the Company's stockholders in the combined company and the relative contributions of the respective parties' financial performance, including the relative contribution to revenues and earnings before interest, taxes, depreciation and amortization as well as the relative contribution of implied market capitalization, of the Company and Viacom to the combined company following consummation of the Merger; and

        (11) Reviewed such other financial studies and performed such other investigations and analyses and took into account such other matters as we deemed necessary or appropriate.

     In preparing our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and Viacom and assumed that financial forecasts and estimates of operating efficiencies and potential synergies reflected the best currently available estimates and judgments of the managements of the Company and Viacom as to the expected future financial performance of their respective companies. We have not independently verified such information or assumptions, conducted a physical inspection of the properties or facilities of the Company or Viacom, or undertaken any independent appraisal or evaluation of the assets or liabilities of the Company or Viacom. Our opinion is based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof. We express no opinion as to what the value of the Viacom Common Stock or the Variable Common Rights actually will be when issued to the holders of the Company Stock upon consummation of the Merger.

     In connection with the preparation of this opinion, we have not been authorized by the Company or its Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. In addition, since the announcement of the execution of the Merger Agreement, no entity has contacted us to indicate an interest in acquiring or merging with the Company.

     We have, in the past, provided investment banking and financial advisory services to the Company, Viacom and Paramount and have received fees for the rendering of such services. We have acted as financial advisor to the Company's Board of Directors in connection with the Merger and will receive a fee for our services upon consummation of the Merger.

     This opinion has been prepared for the confidential use of the Company's Board of Directors and may not be reproduced, summarized, described or referred to without Merrill Lynch's prior written consent.

     On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the Conversion Ratio contemplated by the Merger Agreement is fair to the holders of the Company Stock (other than Viacom and its affiliates) from a financial point of view.

                                          Very truly yours,


                                          MERRILL LYNCH, PIERCE, FENNER &
                                            SMITH, INCORPORATED

                                          By:  /s/ JAMES K. MASON
                                              ..................................

                                           Managing Director
                                            Investment Banking Group

PRELIMINARY
COPIES                                                               ANNEX VII
CONFIDENTIAL, FOR USE OF
THE COMMISSION ONLY

                           EXCERPT FROM THE DELAWARE
                            GENERAL CORPORATION LAW
                         RELATING TO DISSENTERS' RIGHTS

                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Sec. 262. Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to 228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251, 252, 254, 257, 258, 263 or 264 of this
Chapter:

          (1) Provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this Chapter.

          (2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this Section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this Chapter to accept for such stock anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;
     (iii) cash in lieu of fractional shares of the corporations described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i), (ii) and (iii) of this subsection.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this Chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this Section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and
(e), shall apply as nearly as is practicable.

                                     VII-1

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this Chapter, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this Section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with the provisions of subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the
                                     VII-2
time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this Section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder
                                     VII-3
without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation into which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                     VII-4

PRELIMINARY
COPIES                                                              ANNEX VIII
CONFIDENTIAL, FOR USE OF
THE COMMISSION ONLY

                         FORM OF CERTIFICATE OF MERGER

                             CERTIFICATE OF MERGER
                                    MERGING
                     BLOCKBUSTER ENTERTAINMENT CORPORATION
                                 WITH AND INTO
                                  VIACOM INC.
                         PURSUANT TO SECTION 251 OF THE
                        DELAWARE GENERAL CORPORATION LAW

     The undersigned, being the [Title] of Viacom Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("Viacom"), DOES HEREBY CERTIFY AS FOLLOWS:

     FIRST: That the name of and the state of incorporation of each of the constituent corporations in the merger is as follows:

                                                                              STATE OF
     NAME                                                                   INCORPORATION
     ----                                                                   -------------
Blockbuster Entertainment Corporation ................................           Delaware
Viacom Inc. ..........................................................           Delaware

     SECOND: That an Agreement and Plan of Merger dated as of January 7, 1994, as amended as of June 15, 1994 (the "Merger Agreement"), between Blockbuster Entertainment Corporation ("Blockbuster") and Viacom has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware.

     THIRD: That Viacom shall be the surviving corporation (the "Surviving Corporation").

     FOURTH: The certificate of incorporation of Viacom will be the certificate of incorporation of the Surviving Corporation.

     FIFTH: That an executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

                                 1515 Broadway
                            New York, New York 10036

     SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, on request, and without cost, to any stockholder of any constituent corporation.

     IN WITNESS WHEREOF, Viacom has caused this Certificate of Merger to be
signed by             , its [Title of Officer], and attested by             ,
its [Assistant] Secretary, this      day of [           ], 19  .

                                          VIACOM INC.

                                          By:
                                              ..................................

                                              Title:

ATTEST:

 .....................................

        [Assistant] Secretary

                                     VIII-1

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify such persons against expenses (including attorneys' fees) in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper. To the extent such person has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for in, or granted pursuant to, Section 145 is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 145 also provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the statute.


     Article VI of the Viacom Restated Certificate of Incorporation provides for indemnification of the directors, officers, employees and agents of Viacom to the full extent currently permitted by the DGCL.



     In addition, the Viacom Restated Certificate of Incorporation, as permitted by Section 102(b) of the DGCL, limits directors' liability to Viacom and its stockholders by eliminating liability in damages for breach of fiduciary duty.
Article VII of the Viacom Restated Certificate of Incorporation provides that neither Viacom nor its stockholders may recover damages from Viacom's directors for breach of their fiduciary duties in the performance of their duties as directors of Viacom. As limited by Section 102(b), this provision cannot, however, have the effect of indemnifying any director of Viacom in the case of liability (i) for a breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transactions for which the director derived an improper personal benefit.


                                   PART II-1

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

      2.1  --Agreement and Plan of Merger dated as of January 7, 1994, as amended as of June 15, 1994, between Viacom Inc. and Blockbuster Entertainment Corporation (included as Annex I to the
             Joint Proxy Statement/Prospectus)
      2.2  --Voting Agreement dated as of January 7, 1994 between National Amusements, Inc. and
             Blockbuster Entertainment Corporation (included as Annex II to the Joint Proxy
             Statement/Prospectus)
      2.3  --Amended and Restated Stockholders Stock Option Agreement dated as of January 7, 1994 among
             Viacom Inc. and each person listed on the signature pages thereto (included as Annex III to the Joint Proxy Statement/Prospectus)
      2.4  --Amended and Restated Proxy Agreement dated as of January 7, 1994 among Viacom Inc. and each person listed on the signature pages thereto (included as Annex IV to the Joint Proxy
             Statement/Prospectus)
      3.1  --Restated Certificate of Incorporation of Viacom Inc. as filed with the Secretary of State of the State of Delaware on May 21, 1992 (incorporated by reference to Exhibit 3(a) to the
             Annual Report on Form 10-K for fiscal year ended December 31, 1992, as amended by Form 10-K/A
             Amendment No. 1 dated November 29, 1993 and as further amended by Form 10-K/A Amendment No. 2 dated December 9, 1993, File No. 1-9553)
      3.2  --Amendment to Restated Certificate of Incorporation of Viacom Inc. as filed with the Secretary of State of the State of Delaware on July 7, 1994.
      3.3  --Form of Certificate of Merger merging Blockbuster Entertainment Corporation with and into
             Viacom Inc. (included as Annex VIII to the Joint Proxy Statement/Prospectus)
      3.4  --By-laws of Viacom Inc. (incorporated by reference to Exhibit 3.3 to the Registration
             Statement on Form S-4 filed by Viacom Inc., File No. 33-13812)
      4.1  --Specimen Certificate representing the Viacom Inc. Class A Voting Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 filed by Viacom Inc.,
             File No. 33-13812)
      4.2  --Specimen Certificate representing the Viacom Inc. Class B Non-Voting Common Stock
             (incorporated by reference to Exhibit 4(a) to the Quarterly Report on Form 10-Q of Viacom
             Inc., for the quarter ended June 30, 1993, File No. 1-9553)
      4.3  --Form of certificate representing the Variable Common Rights of Viacom Inc.
      5    --Opinion of Shearman & Sterling as to the legality of the securities being registered
      8.1  --Opinion of Shearman & Sterling as to tax matters described in the Joint Proxy
             Statement/Prospectus
      8.2  --Opinion of Skadden, Arps, Slate, Meagher & Flom as to tax matters described in the Joint
             Proxy Statement/Prospectus
     10.1  --Stock Purchase Agreement dated as of October 4, 1993 between Viacom Inc. and NYNEX
             Corporation, as amended as of November 19, 1993 (incorporated by reference to Exhibit 10(t)
             to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 1993, as amended by Form 10-K/A Amendment No. 1 dated May 2, 1994 (File No. 1-9553))
     10.2  --Amended and Restated Stock Purchase Agreement dated as of October 21, 1993 between Viacom
             Inc. and Blockbuster Entertainment Corporation (incorporated by reference to Exhibit 10(u) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 1993, as amended by Form 10-K/A Amendment No. 1 dated May 2, 1994 (File No. 1-9553))
     10.3  --Subscription Agreement dated as of January 7, 1994 between Viacom Inc. and Blockbuster
             Entertainment Corporation (incorporated by reference to Exhibit 99(c)(8) to Viacom Inc.
             Schedule 14D-1 Tender Offer Statement (Amendment No. 20) dated January 7, 1994)

                                   PART II-2

     10.4  --Credit Agreement, dated as of July 1, 1994, among Viacom Inc.; the Bank parties thereto; The
             Bank of New York ("BNY"), Citibank N.A. ("Citibank"), Morgan Guaranty Trust Company of New
             York and Bank of America NT&SA, as Managing Agents; BNY, as Documentation Agent; Citibank, as
             Administrative Agent; JP Morgan Securities Inc., as Syndication Agent; and the Agents and Co-
             Agents named therein (incorporated by reference to Exhibit 4.1 of the Current Report on Form
             8-K of Viacom Inc. dated July 22, 1994)
     10.5  --Agreement and Plan of Merger dated as of August 27, 1994 among Viacom Inc., Paramount
             Communications Realty Corporation, ITT Corporation, Rainbow Garden Corporation and MSG
             Holdings, L.P.
     23.1  --Consent of Price Waterhouse LLP as to financial statements of Viacom Inc.
     23.2  --Consent of Arthur Andersen & Co. as to financial statements of Blockbuster Entertainment
             Corporation
     23.3  --Consent of Price Waterhouse LLP as to financial statements of Paramount Communications Inc.
     23.4  --Consent of Ernst & Young LLP as to financial statements of Paramount Communications Inc.
     23.5  --Consent of KPMG Peat Marwick LLP as to financial information of Super Club Retail
             Entertainment Corporation
     23.6  --Consent of Shearman & Sterling (contained in Exhibits 5 and 8.1)
     23.7  --Consent of Skadden, Arps, Slate, Meagher & Flom (contained in Exhibit 8.2)
     23.8  --Consent of Smith Barney Inc.
     23.9  --Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
    23.10  --Consents of Steven R. Berrard and George D. Johnson, Jr. to be named as a director of
             Viacom Inc. in the  Joint Proxy Statement/Prospectus
     24    --Powers of Attorney
     99.1  --Opinion of Smith Barney Shearson Inc. dated January 6, 1994 (included as Annex V to the Joint
             Proxy Statement/Prospectus)
     99.2  --Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated dated August 23, 1994 (included as Annex VI to the Joint Proxy Statement/Prospectus)
     99.3  --Form of Proxy for Viacom Inc.
     99.4  --Form of Proxy for Blockbuster Entertainment Corporation
     99.5  --Form of Chairman's Letter to the stockholders of Blockbuster Entertainment Corporation
     99.6  --Form of Notice of Special Meeting of Stockholders to the stockholders of Blockbuster
             Entertainment Corporation
     99.7  --Form of Chairman's Letter to the stockholders of Viacom Inc.
     99.8  --Form of Notice of Special Meeting of Stockholders to the stockholders of Viacom Inc.


     (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) or (c) of this Form.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                                   PART II-3

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and in the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   PART II-4

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 29, 1994.


                                          VIACOM INC.

                                          By: /s/ PHILIPPE P. DAUMAN

                                          Name: Philippe P. Dauman
                                             Title: Executive Vice President,
                                             General Counsel,
                                                Chief Administrative Officer and
                                             Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on August 29, 1994.



                     SIGNATURE                                        TITLE
- ---------------------------------------------------  ---------------------------------------
                        *                            Director
...................................................
                 George S. Abrams
                        *                            President, Chief Executive Officer and
...................................................    Director (Principal Executive
               Frank J. Biondi, Jr.                    Officer)
        /s/ PHILIPPE P. DAUMAN                       Director
...................................................
                Philippe P. Dauman
                        *                            Director
...................................................
                William C. Ferguson
                        *                            Director
...................................................
                 H. Wayne Huizenga
                        *                            Director
...................................................
                    Ken Miller
                        *                            Director
...................................................
                 Brent D. Redstone
                        *                            Director
...................................................
                Sumner M. Redstone
                        *                            Director
...................................................
               Frederick V. Salerno
                        *                            Director
...................................................
                 William Schwartz
       /s/ GEORGE S. SMITH, JR.                      Senior Vice President and Chief
...................................................    Financial Officer (Principal
               George S. Smith, Jr.                    Financial Officer)
          /s/ KEVIN C. LAVAN                         Senior Vice President, Controller and
...................................................    Chief Accounting Officer (Principal
                  Kevin C. Lavan                       Accounting Officer)
*By:       /s/ PHILIPPE P. DAUMAN                                                             August 29, 1994
...................................................
Attorney-in-fact under Powers of Attorney filed as
     Exhibit 24 to this Registration Statement


                                   PART II-5

                               INDEX TO EXHIBITS

EXHIBIT
   NO.                                               DESCRIPTION                                             PAGE NO.
- ---------  -----------------------------------------------------------------------------------------------  -----------
     2.1   --Agreement and Plan of Merger dated as of January 7, 1994, as amended as of June 15, 1994, between Viacom Inc. and Blockbuster Entertainment Corporation (included as Annex I to the
             Joint Proxy Statement/Prospectus)
     2.2   --Voting Agreement dated as of January 7, 1994 between National Amusements, Inc. and
             Blockbuster Entertainment Corporation (included as Annex II to the Joint Proxy
             Statement/Prospectus)
     2.3   --Amended and Restated Stockholders Stock Option Agreement dated as of January 7, 1994 among
             Viacom Inc. and each person listed on the signature pages thereto (included as Annex III to the Joint Proxy Statement/Prospectus)
     2.4   --Amended and Restated Proxy Agreement dated as of January 7, 1994 among Viacom Inc. and each person listed on the signature pages thereto (included as Annex IV to the Joint Proxy
             Statement/Prospectus)
     3.1   --Restated Certificate of Incorporation of Viacom Inc. as filed with the Secretary of State of the State of Delaware on May 21, 1992 (incorporated by reference to Exhibit 3(a) to the
             Annual Report on Form 10-K for fiscal year ended December 31, 1992, as amended by Form 10-K/A
             Amendment No. 1 dated November 29, 1993 and as further amended by Form 10-K/A Amendment No. 2 dated December 9, 1993, File No. 1-9553)
     3.2   --Amendment to Restated Certificate of Incorporation of Viacom Inc. as filed with the Secretary of State of the State of Delaware on July 7, 1994.
     3.3   --Form of Certificate of Merger merging Blockbuster Entertainment Corporation with and into
             Viacom Inc. (included as Annex VIII to the Joint Proxy Statement/Prospectus)
     3.4   --By-laws of Viacom Inc. (incorporated by reference to Exhibit 3.3 to the Registration
             Statement on Form S-4 filed by Viacom Inc., File No. 33-13812)
     4.1   --Specimen Certificate representing the Viacom Inc. Class A Voting Common Stock (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 filed by Viacom Inc.,
             File No. 33-13812)
     4.2   --Specimen Certificate representing the Viacom Inc. Class B Non-Voting Common Stock
             (incorporated by reference to Exhibit 4(a) to the Quarterly Report on Form 10-Q of Viacom
             Inc., for the quarter ended June 30, 1993, File No. 1-9553)
     4.3   --Form of certificate representing the Variable Common Rights of Viacom Inc.
     5     --Opinion of Shearman & Sterling as to the legality of the securities being registered
     8.1   --Opinion of Shearman & Sterling as to tax matters described in the Joint Proxy
             Statement/Prospectus
     8.2   --Opinion of Skadden, Arps, Slate, Meagher & Flom as to tax matters described in the Joint
             Proxy Statement/Prospectus
    10.1   --Stock Purchase Agreement dated as of October 4, 1993 between Viacom Inc. and NYNEX
             Corporation, as amended as of November 19, 1993 (incorporated by reference to Exhibit 10(t)
             to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 1993, as amended by Form 10-K/A Amendment No. 1 dated May 2, 1994 (File No. 1-9553))
    10.2   --Amended and Restated Stock Purchase Agreement dated as of October 21, 1993 between Viacom
             Inc. and Blockbuster Entertainment Corporation (incorporated by reference to Exhibit 10(u) to the Annual Report on Form 10-K of Viacom Inc. for the fiscal year ended December 31, 1993, as amended by Form 10-K/A Amendment No. 1 dated May 2, 1994 (File No. 1-9553))
    10.3   --Subscription Agreement dated as of January 7, 1994 between Viacom Inc. and Blockbuster
             Entertainment Corporation (incorporated by reference to Exhibit 99(c)(8) to Viacom Inc.
             Schedule 14D-1 Tender Offer Statement (Amendment No. 20) dated January 7, 1994)

EXHIBIT
   NO.                                               DESCRIPTION                                             PAGE NO.
- ---------  -----------------------------------------------------------------------------------------------  -----------
    10.4   --Credit Agreement, dated as of July 1, 1994, among Viacom Inc.; the Bank parties thereto; The
             Bank of New York ("BNY"), Citibank N.A. ("Citibank"), Morgan Guaranty Trust Company of New
             York and Bank of America NT&SA, as Managing Agents; BNY, as Documentation Agent; Citibank, as
             Administrative Agent; JP Morgan Securities Inc., as Syndication Agent; and the Agents and Co-
             Agents named therein (incorporated by reference to Exhibit 4.1 of the Current Report on Form
             8-K of Viacom Inc. dated July 22, 1994)
    10.5   --Agreement and Plan of Merger dated as of August 27, 1994 among Viacom Inc., Paramount
             Communications Realty Corporation, ITT Corporation, Rainbow Garden Corporation and MSG
             Holdings, L.P.
    23.1   --Consent of Price Waterhouse LLP as to financial statements of Viacom Inc.
    23.2   --Consent of Arthur Andersen & Co. as to financial statements of Blockbuster Entertainment
             Corporation
    23.3   --Consent of Price Waterhouse LLP as to financial statements of Paramount Communications Inc.
    23.4   --Consent of Ernst & Young LLP as to financial statements of Paramount Communications Inc.
    23.5   --Consent of KPMG Peat Marwick LLP as to financial information of Super Club Retail
             Entertainment Corporation
    23.6   --Consent of Shearman & Sterling (contained in Exhibits 5 and 8.1)
    23.7   --Consent of Skadden, Arps, Slate, Meagher & Flom (contained in Exhibit 8.2)
    23.8   --Consent of Smith Barney Inc.
    23.9   --Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
    23.10  --Consents of Steven R. Berrard and George D. Johnson, Jr. to be named as a director of
             Viacom Inc. in the Joint Proxy Statement/Prospectus
    24     --Powers of Attorney
    99.1   --Opinion of Smith Barney Shearson Inc. dated January 6, 1994 (included as Annex V to the Joint
             Proxy Statement/Prospectus)
    99.2   --Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated dated August 23, 1994 (included as Annex VI to the Joint Proxy Statement/Prospectus)
    99.3   --Form of Proxy for Viacom Inc.
    99.4   --Form of Proxy for Blockbuster Entertainment Corporation
    99.5   --Form of Chairman's Letter to the stockholders of Blockbuster Entertainment Corporation
    99.6   --Form of Notice of Special Meeting of Stockholders to the stockholders of Blockbuster
             Entertainment Corporation
    99.7   --Form of Chairman's Letter to the stockholders of Viacom Inc.
    99.8   --Form of Notice of Special Meeting of Stockholders to the stockholders of Viacom Inc.